EXHIBIT 99.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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DISCLOSURE STATEMENT FOR THE SIXTH AMENDED JOINT
PLAN OF AFFILIATED DEBTORS PURSUANT TO
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

-and-

RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Debtors
and Debtors in Possession

Dated:   October 6, 2010

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1 The Debtors in these chapter 11 cases along with the last four digits of each Debtor’s federal tax identification number are: (i) Washington Mutual, Inc. (3725); and (ii) WMI Investment Corp. (5395).  The Debtors’ principal offices are located at 925 Fourth Avenue, Suite 2500, Seattle, Washington 98104.

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I.	INTRODUCTION			1
	A.	Background		1
	B.	Overview of Litigation Among the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate		2
		1.	The D.C. Action	3
		2.	The JPMC Adversary	4
		3.	The Turnover Action	7
	C.	The Global Settlement		7
		1.	Treatment of The Disputed Accounts	10
		2.	Allocation of the Tax Refunds	10
		3.	Transfer of Assets to JPMC	11
		4.	Additional Consideration to WMI	12
		5.	Transfer of Assets to the Debtors	14
		6.	JPMC Claims	14
		7.	Additional Consideration to the FDIC	14
		8.	Settlement with the Releasing REIT Trust Holders	14
		9.	Releases	15
		10.	WMB Notes and Distributions	16
	D.	JPMC Reservation of Rights		17
	E.	Opposition to the Global Settlement Agreement		18
	F.	Plan-Related Discovery and Examiner’s Investigation		18
II.	OVERVIEW OF THE PLAN			19
	A.	Chapter 11 Overview		19
	B.	Significant Features of the Plan		19
		1.	Reorganization	19
		2.	The Rights Offering	20
		3.	Interests in the Liquidating Trust	21
		4.	Creditor Cash	21
		5.	Summary of Classification and Treatment Under the Plan	22
III.	INTRODUCTION TO DISCLOSURE STATEMENT			35
	A.	Holders of Claims Entitled to Vote		36
	B.	Voting Procedures		37

i

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	C.	Confirmation Hearing		38
IV.	OVERVIEW OF THE DEBTORS’ OPERATIONS AND CHAPTER 11 CASES			38
	A.	The Debtors’ Corporate History And Organizational Structure		38
	B.	The Debtors’ Capital Structure And Significant Prepetition Indebtedness		39
		1.	Overview	39
		2.	Senior Notes	39
		3.	Subordinated Notes	41
		4.	Guarantees of Commercial Capital Bank, Inc. Securities	41
		5.	Junior Subordinated Debentures	42
		6.	Preferred Stock	43
		7.	Common Stock	45
	C.	Significant Events Leading To Commencement Of The Chapter 11 Cases		45
	D.	The Chapter 11 Cases		46
		1.	“First-Day” Orders	46
		2.	Appointment of the Creditors’ Committee	46
		3.	Appointment of the Equity Committee	46
		4.	Retention of Professionals	46
		5.	Schedules/Bar Date	47
		6.	Exclusivity	47
		7.	Vendor Stipulation/Executory Contracts and Unexpired Leases	48
		8.	Litigation with the FDIC and JPMC	49
		9.	The Global Settlement	52
		10.	WMB Notes Claims	52
		11.	The Equity Committee Actions	53
		12.	Motion to Convert to a Chapter 7 Liquidation or, in the Alternative, to Appoint a Trustee	54
		13.	The Trust Preferred Securities’ Adversary Proceeding	55
		14.	Other Material Litigation.	55
		15.	Government Investigations and Hearings	69
		16.	Employee Benefits	69
		17.	Non-Debtor Subsidiaries	74
		18.	Other Assets	76

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		19.	Tax Claims and Refunds	77
		20.	Intellectual Property	79
		21.	Insurance	80
V.	SUMMARY OF THE PLAN			81
	A.	Provisions For Payment Of Administrative Expense Claims And Priority Tax Claims Under The Plan		81
		1.	Administrative Expense Claims	81
		2.	Professional Compensation and Reimbursement Claims	82
		3.	Priority Tax Claims	82
		4.	Statutory Fees	83
	B.	Classification Of Claims And Equity Interests Under The Plan		83
		1.	Priority Non-Tax Claims (Class 1)	83
		2.	Senior Notes Claims (Class 2)	84
		3.	Senior Subordinated Notes Claims (Class 3)	86
		4.	WMI Medical Plan Claims (Class 4)	88
		5.	JPMC Rabbi Trust/Policy Claims (Class 5)	88
		6.	Other Benefit Plan Claims (Class 6)	88
		7.	Qualified Plan Claims (Class 7)	89
		8.	WMB Vendor Claims (Class 8)	89
		9.	Visa Claims (Class 9)	89
		10.	Bond Claims (Class 10)	89
		11.	WMI Vendor Claims (Class 11)	90
		12.	General Unsecured Claims (Class 12)	90
		13.	Convenience Claims (Class 13)	92
		14.	CCB-1 Guarantees Claims (Class 14)	92
		15.	CCB-2 Guarantees Claims (Class 15)	94
		16.	PIERS Claims (Class 16)	96
		17.	WMB Notes Claims (Class 17)	98
		18.	Subordinated Claims (Class 18)	100
		19.	REIT Series (Class 19)	101
		20.	Preferred Equity Interests (Class 20)	102
		21.	Dime Warrants (Class 21)	102

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	22.	Common Equity Interests (Class 22)	102
C.	Provision For Treatment Of Disputed Claims		103
	1.	Objections to Claims; Prosecution of Disputed Claims	103
	2.	Estimation of Claims	103
	3.	Payments and Distributions on Disputed Claims	103
D.	Liquidating Trust		104
	1.	Execution of the Liquidating Trust Agreement	104
	2.	Purpose of the Liquidating Trust	104
	3.	Liquidating Trust Assets	104
	4.	Administration of the Liquidating Trust	105
	5.	The Liquidating Trustee	105
	6.	Role of the Liquidating Trustee	105
	7.	Liquidating Trustee’s Tax Power for Debtors	106
	8.	Transferability of Liquidating Trust Interests	106
	9.	Cash	107
	10.	Distribution of Liquidating Trust Assets	107
	11.	Costs and Expenses of the Liquidating Trust	107
	12.	Compensation of the Liquidating Trustee	107
	13.	Retention of Professionals/Employees by the Liquidating Trustee	107
	14.	Federal Income Tax Treatment of the Liquidating Trust	108
	15.	Indemnification of Liquidating Trustee	110
	16.	Privileges and Obligation to Respond to Ongoing Investigations	110
E.	Prosecution And Extinguishment Of Claims Held By The Debtors		111
	1.	Prosecution of Claims	111
F.	Plan Provisions Governing Distributions		112
	1.	Time and Manner of Distributions	112
	2.	Timeliness of Payments	113
	3.	Distributions by the Disbursing Agent	113
	4.	Manner of Payment under the Plan	113
	5.	Delivery of Distributions	113
	6.	Undeliverable Distribution	114

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	7.	Withholding and Reporting Requirements	114
	8.	Time Bar to Cash Payments	114
	9.	Distributions After Effective Date	115
	10.	Setoffs	115
	11.	Allocation of Plan Distributions Between Principal and Interest	115
	12.	Certain Trustee Fees and Expenses	115
	13.	Distribution Record Date	116
G.	Means Of Implementation Of The Plan		116
	1.	Incorporation and Enforcement of the Global Settlement Agreement	116
	2.	Intercompany Claims	116
	3.	Merger/Dissolution/Consolidation	116
	4.	Cancellation of Existing Securities and Agreements	117
	5.	Claims of Subordination	117
	6.	Surrender of Instruments	117
	7.	Issuance of Reorganized Common Stock and Additional Common Stock	118
	8.	Exemption from Securities Laws	118
	9.	Hart-Scott-Rodino Compliance	118
	10.	Fractional Stock or Other Distributions	118
	11.	Contractual Subordination Rights	118
	12.	Stock Election Notice Date	119
H.	Rights Offering		119
	1.	Issuance of Subscription Rights	119
	2.	Subscription Period	120
	3.	Subscription Purchase Price	120
	4.	Value of Subscription Rights	120
	5.	Exercise of Subscription Rights	120
	6.	General Procedures Governing Exercise of Subscription Rights	121
	7.	Oversubscription	121
	8.	Distribution of the Additional Common Stock	121
	9.	No Interest	121
	10.	Disputes/Defects Regarding Exercise of Subscription Rights	122

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	11.	Return of Unused Funds	122
	12.	Creditors’ Committee And Equity Committee	122
I.	Executory Contracts And Unexpired Leases		123
	1.	Rejection or Assumption of Remaining Executory Contracts and Unexpired Leases	123
	2.	Approval of Rejection or Assumption of Executory Contracts and Unexpired Leases	123
	3.	Inclusiveness	123
	4.	Cure of Defaults	124
	5.	Rejection Damage Claims	124
	6.	Indemnification and Reimbursement Obligations	124
	7.	Termination of Benefit Plans	124
	8.	Termination of Vendor Stipulation	125
J.	Rights and Powers of Disbursing Agent		125
	1.	Exculpation	125
	2.	Powers of the Disbursing Agent	125
	3.	Fees and Expenses Incurred From and After the Effective Date	125
K.	Conditions Precedent to Effective Date of the Plan		126
	1.	Conditions Precedent to Confirmation of the Plan	126
	2.	Waiver of Conditions Precedent to Confirmation	127
L.	Conditions Precedent to Effective Date of the Plan		127
	1.	Conditions Precedent to Effective Date of the Plan	127
	2.	Waiver of Conditions Precedent	127
M.	Retention of Jurisdiction		127
N.	Modification, Revocation, or Withdrawal of the Plan		129
	1.	Modification of Plan	129
	2.	Revocation or Withdrawal	130
	3.	Amendment of Plan Documents	130
	4.	No Admission of Liability	130
O.	Corporate Governance and Management of the Reorganized Debtors		130
	1.	Corporate Action	130
	2.	Reincorporation	131

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		3.	Amendment of Articles of Incorporation and By-Laws	131
		4.	Directors of the Reorganized Debtors	131
		5.	Officers of the Reorganized Debtors	132
		6.	Registration Rights Agreement	132
	P.	Miscellaneous Provisions		132
		1.	Title to Assets	132
		2.	Discharge and Release of Claims and Termination of Equity Interests	132
		3.	Injunction on Claims	133
		4.	Integral to Plan	134
		5.	Released Claims	134
		6.	Releases by the Debtors	135
		7.	Releases by Holders of Claims and Equity Interests	135
		8.	Injunction Related to Releases	136
		9.	Exculpation	137
		10.	Bar Order	137
		11.	Deemed Consent	137
		12.	No Waiver	138
		13.	Supplemental Injunction	138
		14.	Term of Existing Injunctions or Stays	139
		15.	Payment of Statutory Fees	139
		16.	Post-Effective Date Fees and Expenses	139
		17.	Exemption from Transfer Taxes	139
		18.	Withdrawal of Equity Committee Proceedings	139
		19.	Payment of Fees and Expenses of Certain Creditors	140
		20.	Severability	140
		21.	Governing Law	140
		22.	Closing of Cases	141
VI.	FINANCIAL INFORMATION AND PROJECTIONS			141
	A.	Projected Financial Information		141
	B.	Assumptions To Financial Projections		146
		1.	Projections	146

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		2.	Key Assumptions	146
VII.	CONSEQUENCES UNDER THE FEDERAL SECURITIES LAWS			150
	A.	New Securities and Rights Offering		150
	B.	Transfer Restrictions Under the Securities Laws		151
	C.	Listing and Potential SEC Reporting		152
	D.	Transfer Restrictions under New Certificate of Incorporation of Reorganized WMI		152
VIII.	CERTAIN FACTORS TO BE CONSIDERED			153
	A.	Certain Bankruptcy Law Considerations		153
		1.	Risk of Non-Confirmation of the Plan	153
		2.	Non-Consensual Confirmation	153
		3.	Risk of Non-Occurrence of the Effective Date	153
		4.	Conversion into Chapter 7 Cases	153
	B.	Additional Factors To Be Considered		153
		1.	The Debtors Have No Duty to Update	153
		2.	No Representations Outside This Disclosure Statement Are Authorized	154
		3.	Claims Could Be More Than Projected	154
		4.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	154
		5.	No Legal or Tax Advice is Provided to You By This Disclosure Statement	154
		6.	No Admission Made	154
		7.	Certain Tax Consequences	154
		8.	Debtors Could Withdraw Plan	155
		9.	Ability to Transfer Reorganized Common Stock and Additional Common Stock	155
IX.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			155
	A.	Consequences to the Debtors		156
		1.	Cancellation of Debt	157
		2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes.	158
		3.	Alternative Minimum Tax	160
		4.	Transfer of Liquidating Trust Assets to the Liquidating Trust	160
		5.	Allowed Convenience Claims	161

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		6.	Allowed Unsecured Claims	162
		7.	Preferred Equity Interests and REIT Series	165
		8.	Tax Treatment of Subscription Rights	166
		9.	Disposition of Reorganized Common Stock and Additional Common Stock	167
		10.	Classification of the Liquidating Trust	168
		11.	General Tax Reporting by the Liquidating Trust and Beneficiaries	168
		12.	Tax Reporting for Assets Allocable to Disputed Claims	170
X.	VOTING PROCEDURES			171
	A.	Holders of Claims Entitled To Vote		171
	B.	Voting Deadlines		172
	C.	Voting Procedures		172
		1.	Acceptance by a Class	173
		2.	Withdrawal or Change of Vote	173
XI.	CONFIRMATION OF THE PLAN			173
	A.	The Confirmation Hearing		173
	B.	Objections To Confirmation		174
	C.	Requirements For Confirmation Of The Plan		174
		1.	Requirements of Section 1129(a) of the Bankruptcy Code	174
		2.	Requirements of Section 1129(b) of the Bankruptcy Code	177
XII.	ALTERNATIVES TO THE PLAN			178
	A.	Liquidation Under Chapter 7		178
	B.	Alternative Chapter 11 Plans		178
XIII.	CONCLUSION			180

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”)2  IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE SIXTH AMENDED JOINT PLAN OF WASHINGTON MUTUAL, INC. AND WMI INVESTMENT CORP. AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).

HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE, AS WELL AS NON-FILING WMB SENIOR NOTE HOLDERS ENTITLED TO MAKE CERTAIN ELECTIONS UNDER THE PLAN,  ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN OR MAKING ANY ELECTION WITH RESPECT THERETO, AND WHERE POSSIBLE, CONSULT WITH COUNSEL OR OTHER ADVISORS, PRIOR TO VOTING OR ELECTING.  ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN ARTICLE VIII OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  A COPY OF THE PLAN IS ANNEXED HERETO AS EXHIBIT A.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN WILL GOVERN.

AS DISCUSSED HEREIN, THE BANKRUPTCY COURT APPOINTED JOSHUA R. HOCHBERG AS EXAMINER TO CONDUCT AN INVESTIGATION AND PREPARE A REPORT REGARDING (A) THE CLAIMS AND ASSETS THAT MAY BE PROPERTY OF THE DEBTORS’ ESTATES THAT ARE PROPOSED TO BE CONVEYED, RELEASED OR OTHERWISE COMPROMISED AND SETTLED UNDER THE PLAN AND THE GLOBAL SETTLEMENT AGREEMENT, INCLUDING ALL RELEASED CLAIMS, AS DEFINED IN THE GLOBAL SETTLEMENT AGREEMENT, AND THE CLAIMS AND DEFENSES OF THIRD PARTIES THERETO AND (B) SUCH OTHER CLAIMS, ASSETS AND CAUSES OF ACTION WHICH SHALL BE RETAINED BY THE DEBTORS AND/OR THE PROCEEDS THEREOF, IF ANY, DISTRIBUTED TO CREDITORS AND/OR EQUITY INTEREST HOLDERS PURSUANT TO THE PLAN, AND THE CLAIMS AND DEFENSES OF THIRD PARTIES THERETO.  THE REPORT IS DUE TO BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN NOVEMBER 1, 2010.  THE DEBTORS WILL MAKE THE REPORT, WITH THE EXCEPTION OF ANY CONFIDENTIAL INFORMATION CONTAINED THEREIN, PUBLICLY AVAILABLE AT WWW.KCCLLC.NET/WAMU PRIOR TO THE DEADLINE TO VOTE ON THE PLAN.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH OTHER NON-BANKRUPTCY LAW.

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2 Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan (as defined below).

CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING PROJECTIONS AND FORECASTS, BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PERSONS FOR ANY OTHER PURPOSE OTHER THAN BY HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE FOR THE PURPOSE OF DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, OR BY NON-FILING WMB SENIOR NOTE HOLDERS ENTITLED TO MAKE CERTAIN ELECTIONS UNDER THE PLAN FOR THE PURPOSE OF DETERMINING WHETHER TO MAKE SUCH ELECTIONS, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR LEGAL EFFECTS OF THE PLAN ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

IRS CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS AND NON-FILING WMB SENIOR NOTE HOLDERS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS OR NON-FILING WMB SENIOR NOTE HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE TAX CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS AND NON-FILING WMB SENIOR NOTE HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

DISCLOSURE STATEMENT FOR THE SIXTH AMENDED JOINT
PLAN OF AFFILIATED DEBTORS PURSUANT TO
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

On September 26, 2008 (the “Petition Date”), Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (“WMI Investment,” together with WMI, the “Debtors”) each commenced with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a voluntary case pursuant to chapter 11 of the Bankruptcy Code.

The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances and rejections with respect to the Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of Bankruptcy Code, dated October 6, 2010 (as it has and may be further revised, the “Plan”).  The Plan and the Global Settlement Agreement on which the Plan is premised (a copy of which is attached to the Plan and described below) contemplate that funds in excess of approximately $7 billion will be available for distribution to the Debtors’ creditors on account of their claims, as well as to certain holders of senior indebtedness of Washington Mutual Bank (“WMB”), as set forth herein.

Unless otherwise defined herein, capitalized terms used, but not defined, herein shall have the same meanings ascribed to them in the Plan.  Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

1.           The Plan – Exhibit A

2.
Order of the Bankruptcy Court, dated October 20, 2010 (the “Disclosure Statement Order”), approving, among other things, this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (attached hereto without exhibits) – Exhibit B

3.	The Debtors’ Liquidation Analysis – Exhibit C

4.	Analysis of Enterprise Valuation of Reorganized Debtors and Value of the Rights Offering – Exhibit D

5.	Order Directing the Appointment of an Examiner – Exhibit E

6.	Plan Support Agreement – Exhibit F

All exhibits to the Disclosure Statement are incorporated into and are part of this Disclosure Statement as if set forth in full herein.

I.  INTRODUCTION

A.  Background.

WMI, a holding company incorporated in the State of Washington, is the direct parent of WMI Investment, a Delaware corporation, which, as of the Petition Date, held a variety of securities and investments.

Prior to the Petition Date, WMI was a savings and loan holding company that owned WMB and indirectly WMB’s subsidiaries, including Washington Mutual Bank fsb (“FSB”).  As of the Petition Date, WMI also had several non-banking, non-debtor subsidiaries (the “Non-Debtor Subsidiaries”).  Like all savings and loan holding companies, prior to the Petition Date, WMI was subject to regulation by the Office of Thrift Supervision (the “OTS”).  WMB and FSB, in turn, like all depository institutions with federal thrift charters, were subject to regulation and examination by the OTS.  In addition, WMI’s banking and non-banking subsidiaries were overseen by various federal and state authorities, including the Federal Deposit Insurance Corporation (“FDIC”).

On September 25, 2008, the OTS, by order number 2008-36, closed WMB, appointed the FDIC, as receiver for WMB (the “FDIC Receiver”) and advised that the FDIC Receiver was immediately taking possession of WMB’s assets (the “Receivership”).  Immediately after its appointment as receiver, the FDIC Receiver sold substantially all the assets of WMB, including the stock of FSB, to JPMorgan Chase Bank, National Association (“JPMC”) pursuant to that certain Purchase and Assumption Agreement, Whole Bank, effective September 25, 2008 (the “Purchase and Assumption Agreement”) (publicly available at http://www.fdic.gov/about/freedom/popular.html) in exchange for payment of $1.88 billion and the assumption of all of WMB’s deposit liabilities, including those deposit liabilities owed to the Debtors.  Shortly thereafter, JPMC assumed all of FSB’s deposit liabilities by merging FSB with its own banking operations.

B.  Overview of Litigation Among the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate.

In the wake of the seizure and sale of WMB’s assets, a multitude of disputes arose among the Debtors, JPMC, the FDIC Receiver, and the FDIC, in its corporate capacity (“FDIC Corporate”), with each asserting claims for billions of dollars against one or more of the others in various forums each of the parties contended had jurisdiction over the issues, including the Receivership and multiple litigations in the Bankruptcy Court and various federal district courts.

In many instances, the parties have taken completely opposing positions regarding (i) the appropriate forum to adjudicate the disputes, (ii) ownership of various assets as of the date of the Receivership and, accordingly, whether such assets either were transferred to JPMC pursuant to the Purchase and Assumption Agreement or were retained by WMI or WMI Investment, and (iii) the validity and extent of the numerous claims the parties have asserted against each other for various prepetition and pre-Receivership transactions and obligations.

The most significant disputes between the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate relate to (i) in excess of $4 billion of the Debtors’ funds on deposit in accounts now held by JPMC (the “Disputed Accounts”) and (ii) approximately $5.5 to $5.8 billion in tax refunds, including interest through a projected future date of receipt and net of tax payments estimated to be owed to certain taxing authorities (the “Tax Refunds”) that the Debtors believe are owed to WMI, as the common parent of a consolidated or combined tax group, whichever the case may be, for federal and state income tax purposes, comprised of WMI and WMB, among other subsidiaries (the “Tax Group”).  JPMC asserts that it is entitled to certain portions of the Tax Refunds.  In addition, the parties dispute, among other things, ownership of and responsibility for certain Trust Preferred Securities (as defined herein), certain employee benefit plans and trusts created to fund employee-related obligations, certain intellectual property and contractual rights, shares in Visa Inc., and the proceeds of certain litigation and insurance policies (each, as described herein).

In the twenty-four months since the date of the Receivership, myriad constituents, including and in addition to the Debtors, JPMC, the FDIC Receiver, FDIC Corporate, the official committee of unsecured creditors appointed in the Debtors’ chapter 11 cases (the “Creditors’ Committee”), and certain holders of funded indebtedness of WMB (collectively, the “Bank Bondholders”) — certain of whom have asserted significant claims against the Debtors — have filed tens of thousands of pages of pleadings calling upon multiple tribunals, in multiple jurisdictions to determine the validity of their claims.  Specifically, the claims of the Debtors, JPMC, FDIC Receiver, and FDIC Corporate are the subject of three lawsuits, namely the D.C. Action, the JPMC Adversary Proceeding, and the Turnover Action (each as defined below), in which the Creditors’ Committee and the Bank Bondholders have either intervened or seek to intervene, in addition to myriad disputes in the Bankruptcy Court.  A summary of each of the D.C. Action, the JPMC Adversary Proceeding, and the Turnover Action, and certain of the significant disputes therein, are set forth below:

1.  The D.C. Action.

In the Receivership, the FDIC Receiver established December 30, 2008 as the deadline to file claims against the Receivership.  On that date, the Debtors, on their own behalf and on behalf of each of WMI’s direct and indirect non-banking subsidiaries, filed a proof of claim against the FDIC Receiver.  The Debtors’ proof of claim requested, among other things, compensation for the Debtors’ equity interest in WMB, recognition of WMI’s ownership interest in WMI’s assets claimed by the FDIC, allowance of a protective claim for payment of the Debtors’ deposits, payment of amounts owed to WMI by WMB, and the avoidance of certain transfers made by WMI to WMB as a preference or fraudulent transfer, which were transferred or claimed by the FDIC and/or JPMC, and for other money owed by WMB.  On January 23, 2009, the FDIC Receiver summarily disallowed the Debtors’ claims in their entirety and notified the Debtors that any challenge to the disallowance of their claims should be made by commencing a lawsuit pursuant to 12 U.S.C. § 1821(d)(6)(A), within sixty (60) days of the notice of disallowance.

Consistent therewith, on March 20, 2009, the Debtors filed a complaint in the United States District Court for the District of Columbia (the “D.C. District Court”) against the FDIC Receiver and FDIC Corporate (the “D.C. Action”).  The Debtors’ complaint alleged, among other things, that the FDIC Receiver sold WMB’s assets for less than they were worth, and as a result, the FDIC Receiver breached its statutory duty under the Federal Deposit Insurance Act to maximize the net present value of WMB’s assets.  The Debtors’ complaint further alleged that the FDIC Receiver’s failure to compensate the Debtors for what they would have received in a straight liquidation constitute (i) a taking of the Debtors’ property without just compensation in violation of the Fifth Amendment of the U.S. Constitution and (ii) a conversion of the Debtors’ property in violation of the Federal Tort Claims Act.  The D.C. District Court granted motions filed by JPMC and the Bank Bondholders to intervene in the D.C. Action.  The Creditors’ Committee also moved to intervene in the D.C. Action.

By motions, dated June 11, 2009 and June 15, 2009, the FDIC Receiver and FDIC Corporate, respectively, filed motions to dismiss the D.C. Action, which motions were opposed by the Debtors.  The FDIC Receiver also filed counterclaims against the Debtors, alleging, among other things, that WMI, with the intent to hinder, delay or defraud the creditors of WMB, (i) failed to maintain the appropriate capital levels of WMB pursuant to applicable capital and liquidity requirements, and that it overstated WMB’s capital level in violation of applicable statutory and regulatory obligations, and (ii) made distributions to WMB’s stockholders (i.e., WMI) that were unlawful under applicable state law and/or gave rise to fraudulent transfer liability, to the extent that WMB was insolvent at the time of such distributions, which distributions aggregate over $15 billion.

The Debtors opposed the motions of the FDIC Receiver and FDIC Corporate to dismiss and thereafter moved to (i) dismiss the FDIC Receiver’s counterclaims and (ii) stay the remainder of the D.C. Action, in its entirety, in favor of the pending adversary proceedings in the Bankruptcy Court, described below (the “Debtors’ Motion to Stay/Dismiss”).  The FDIC Receiver, FDIC Corporate and JPMC opposed the Debtors’ Motion to Stay/Dismiss.  On January 7, 2010, the D.C. District Court granted the Debtors’ Motion to Stay/Dismiss to the extent that it sought to stay the D.C. Action, but denied the Debtors’ Motion to Stay/Dismiss, without prejudice, to the extent that it sought to dismiss the FDIC Receiver’s counterclaims.  By the same order, the D.C. District Court denied the FDIC Receiver’s and FDIC Corporate’s motions to dismiss WMI’s complaint in the D.C. Action.

2.  The JPMC Adversary.

On March 24, 2009, JPMC commenced litigation against the Debtors in the Bankruptcy Court by filing a complaint against the Debtors and the FDIC seeking, among other things, a declaratory judgment with respect to the ownership of certain disputed assets and interests that JPMC contends it acquired pursuant to the Purchase and Assumption Agreement, including, among others, the funds on deposit in the Disputed Accounts, the right to the Tax Refunds (including a $234 million tax refund received by WMI on or about September 30, 2008), the Trust Preferred Securities, certain litigation proceeds, assets of the trusts supporting deferred compensation arrangements covering current and former employees of WMB, equity interests in Visa Inc., certain intellectual property and certain contractual rights.

On May 29, 2009, the Debtors filed an answer to JPMC’s complaint and asserted various counterclaims against JPMC, claiming ownership rights over certain disputed assets and seeking avoidance of certain prepetition transfers of assets to WMB and, subsequently to JPMC.  JPMC moved, primarily on jurisdictional grounds, to dismiss the counterclaims asserted by the Debtors against JPMC, which motion was opposed by the Debtors, and denied by the Bankruptcy Court.  On September 18, 2009, JPMC sought leave to appeal the Bankruptcy Court’s ruling, which was opposed by the Debtors, and that putative appeal is pending.  JPMC has since filed an answer to the Debtors’ counterclaims.

The Bankruptcy Court has permitted the Bank Bondholders, Creditors’ Committee, and the statutory committee of equity security holders appointed in the Debtors’ chapter 11 cases to intervene in the JPMC Adversary Proceeding and in the Turnover Action (defined below).

a.  The Tax Refunds Dispute.

As indicated, among the many disputes in the JPMC Adversary Proceeding and the D.C. Action are the competing claims of the Debtors, JPMC, the FDIC Receiver, and others, to anticipated federal and state Tax Refunds in the approximate amount of $5.5 to $5.8 billion.  Each of the Debtors, JPMC, and the FDIC Receiver assert an ownership interest in all or a significant portion of the Tax Refunds.

The Debtors believe that WMI is entitled to substantial Tax Refunds arising from the resolution of certain tax matters.  In addition, as discussed further below in Section IV.D.19, as of December 31, 2008, the Tax Group incurred substantial net operating losses (“NOLs”) for federal income tax purposes.  The NOLs are valuable assets as they can be carried back against the federal taxable income of the Tax Group for prior years, allowing the Tax Group to reduce any federal income tax liabilities determined to be owing and to recover federal income taxes paid in those earlier years.  Prior to enactment of the Worker, Homeownership, and Business Assistance Act (the “Act”) on November 9, 2009, corporate taxpayers could generally carry back NOLs only to the two preceding taxable years.  The

Act permits corporate taxpayers, subject to certain limitations, a one-time election to extend the NOL carryback period from two years to up to five years (with the fifth year limited to half of that year’s taxable income).  As permitted, WMI filed refund claims based on a five-year carryback of the Tax Group’s 2008 NOL.  As noted above, WMI believes that the Tax Group is entitled to federal and state refunds, net of tax payments estimated to be owed to taxing authorities, of approximately $5.5 to $5.8 billion, including interest through a projected future date of receipt.  The amount of the estimated Tax Refunds are subject to change and may vary due to, among other factors, the outcome of negotiations and litigation with the taxing authorities and the actual date on which such refunds are received.

The primary basis for the dispute relating to the Tax Refunds is that certain Tax Sharing Agreement, dated as of August 31, 1999 (the “Tax Sharing Agreement”), among WMI, WMB, FSB and certain other direct and indirect subsidiaries of WMI and WMB in the Tax Group.  Historically, based on the Tax Sharing Agreement, each such subsidiary made tax-related payments to WMI, computed on a separate company basis, in respect of the income tax liabilities of such member and its subsidiaries, and WMI paid taxes due and owing by the Tax Group to the applicable taxing authorities.  In the pending litigations, the parties thereto have taken competing positions with respect to, among other things, the application and interpretation of the Tax Sharing Agreement in the context of the Debtors’ chapter 11 cases.

The FDIC Receiver and JPMC have taken the position that WMI, as the filer of tax returns and payer of tax on behalf of the Tax Group is merely an agent for the other members of the Tax Group and that each separate entity in the group retains ownership over that portion of any tax refunds, credits, or favorable tax attributes that can be attributed to its own operations or that of its subsidiaries.  The FDIC Receiver and JPMC assert that all or substantially all of the Tax Refunds are attributed to WMB or its subsidiaries, and accordingly, that the Tax Refunds are the property of WMB (or of JPMC, which purchased certain assets, and assumed certain liabilities, of WMB) and not property of the Debtors’ estates.

Conversely, the Debtors believe that the Tax Sharing Agreement and the reimbursement methodology therein established a debtor-creditor relationship and accordingly, that all Tax Refunds related to taxes that WMI paid for the Tax Group belong to WMI, regardless of which entity’s operating income, losses and/or other tax attributes the Tax Refunds could be attributed to.  The Debtors acknowledge, however, that the FDIC Receiver as a creditor under the Tax Sharing Agreement (and/or JPMC, as purchaser of certain assets of WMB) would have a substantial net claim against WMI’s estate relating to the Tax Refunds pursuant to the Tax Sharing Agreement.

b.  The Trust Preferred Securities.

An additional dispute among the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate centers on the ownership of certain trust preferred securities (the “Trust Preferred Securities”), with a liquidation preference of approximately $4 billion.  The Trust Preferred Securities are discussed in greater detail in Section IV.B.6.c hereof.

The Trust Preferred Securities were subject to a conditional exchange (the “Conditional Exchange”) feature whereby they would be transferred to WMI and the prior holders would receive, in exchange, depositary shares, each representing 1/1,000th of a share of a related series of preferred stock of WMI, upon the occurrence of one or more certain exchange events, including, among other things:  (i) the undercapitalization of WMB under OTS’ “prompt correction action” regulations, (ii) WMB being placed into receivership, or (iii) the OTS, in its sole discretion, directing the exchange in anticipation of WMB becoming “undercapitalized” or the OTS taking supervisory action limiting the payment of dividends by

WMB (each, an “Exchange Event”).  The FDIC has alleged that WMI had a written commitment to the OTS that, upon the occurrence of the Conditional Exchange, WMI would automatically contribute the Trust Preferred Securities to WMB (the “Downstream Undertaking”).

On September 26, 2008, in accordance with the terms governing the Trust Preferred Securities and as directed in a letter from the OTS, dated September 25, 2008, WMI issued a press release stating that an Exchange Event had occurred and that the Trust Preferred Securities would be exchanged for depositary shares, each representing 1/1,000th of a share of a related series of WMI’s preferred stock, as applicable, of Perpetual Non-Cumulative Fixed or Fixed-to-Floating Rate Preferred Stock (as the case may be) in Series I, J, L, M and N (collectively, the “REIT Series”) — none of which were outstanding prior to September 25, 2008.  At the direction of the OTS, on September 25, 2008, employees of WMI and WMB executed an Assignment Agreement which purported to assign the right, title and interest in the Trust Preferred Securities to WMB as of that date (the “Assignment Agreement”).

The Debtors assert, first, that the purported transfer of the Trust Preferred Securities to WMB pursuant to the Assignment Agreement was not effective because the Trust Preferred Securities were never registered in WMB or JPMC’s name and thus were never delivered.  Accordingly, the Debtors assert that WMI retained ownership of the Trust Preferred Securities because they were never transferred to either WMB or JPMC.  In addition, WMI asserts that even if the transfer of the Trust Preferred Securities to WMB was valid, it was (i) a fraudulent transfer pursuant to sections 544 and 548 of the Bankruptcy Code if and to the extent that (a) WMI did not receive reasonably equivalent value in exchange for the transfer, (b) WMI and WMB were insolvent, undercapitalized or unable to pay debts when due at the time of the purported transfer, and/or (ii) a voidable preference pursuant to sections 544 and 547 of the Bankruptcy Code (a) to the extent that WMI was insolvent at the time of the purported transfer and (b) because the Trust Preferred Securities, in that case, would have been transferred to WMB on account of an alleged antecedent debt (namely, the Downstream Undertaking).  The Debtors asserted that JPMC was liable to WMI’s estate as an initial or subsequent transferee of the Trust Preferred Securities because JPMC knew or should have known of the financial conditions of both WMI and WMB at the time of the transfer and thus was not a good faith purchaser.  Accordingly, the Debtors have asserted that they may recover the Trust Preferred Securities from the FDIC Receiver or JPMC because the transfer, if it did occur, was an avoidable fraudulent transfer or preference.

The FDIC Receiver and JPMC, in turn, assert that WMB or JPMC are the true beneficial owners of the Trust Preferred Securities, and also that the Downstream Undertaking constitutes a “commitment” within the meaning of sections 365(o) and 507(a)(9) of the Bankruptcy Code such that WMI’s obligations under the Downstream Undertaking give rise to cure obligations or a priority claim.  The Debtors have opposed JPMC’s and the FDIC Receiver’s claims with respect to the Trust Preferred Securities.

On July 6, 2010, certain holders of Trust Preferred Securities (the “TPS Plaintiffs” or the “TPS Consortium”) commenced an adversary proceeding (the “TPS Action”) against JPMC, WMI, WMPF, Washington Mutual Preferred Funding (Cayman) I Ltd., Washington Mutual Preferred Funding Trust I, Washington Mutual Preferred Funding Trust II, Washington Mutual Preferred Funding Trust III and Washington Mutual Preferred Funding Trust IV seeking, among other relief, a declaratory judgment that (i) the Conditional Exchange was never, and cannot now be, consummated, (ii) neither WMI nor JPMC has any right, title or interest in the Trust Preferred Securities, (iii) the Trust Preferred Securities and any claim thereto do not constitute property of WMI’s estate, and (iv) the Trust Preferred Securities remain with investors who held such securities immediately prior to 8:00 a.m. on September 26, 2008 or to any subsequent transferees of the Trust Preferred Securities, other than in connection with the

Conditional Exchange.  WMI and the other defendants named in the TPS Action dispute the TPS Consortium’s allegations.

3.  The Turnover Action.

On April 27, 2009, the Debtors commenced litigation against JPMC by filing a complaint against JPMC in the Bankruptcy Court, seeking turnover of approximately $4 billion of the Debtors’ funds in the Disputed Accounts (the “Turnover Action”).  The Debtors believe that the funds in the Disputed Accounts are property of their estates.  Conversely, JPMC believes that the funds in the Disputed Accounts may be the property of JPMC.  These funds are the subject of heated dispute between the Debtors, JPMC, the FDIC Receiver and FDIC Corporate.  The parties have asserted claims and defenses regarding such accounts in the litigations pending among them.  JPMC has placed an administrative freeze on the funds in the Disputed Accounts pending resolution of the Turnover Action and JPMC has asserted that the funds on deposit in the Disputed Accounts may be capital contributions rather than deposit liabilities.  In the event the funds in the Disputed Accounts are determined to be deposit liabilities of JPMC or the FDIC Receiver, which the Debtors believe is the correct outcome, JPMC and the FDIC Receiver have asserted setoff rights and other claims against such funds.

In the Debtors’ chapter 11 cases, the FDIC Receiver filed a motion seeking relief from the automatic stay imposed by section 362 of the Bankruptcy Code to permit the FDIC Receiver to exercise its purported contractual right, pursuant to the Purchase and Assumption Agreement, to direct JPMC to transfer the funds on deposit in the Disputed Accounts to the FDIC Receiver (the Bankruptcy Court permitted the FDIC Receiver to intervene in the Turnover Action as a defendant) (the “FDIC Stay Relief Motion”).  The FDIC Receiver argued that stay relief was necessary to protect its right to set off the funds in the Disputed Accounts against its claims against the Debtors.  The Debtors have vigorously opposed the FDIC Stay Relief Motion.

JPMC filed a motion to dismiss the Turnover Action, or, in the alternative to consolidate the Turnover Action with the JPMC Adversary Proceeding, which motion was opposed by the Debtors and denied by the Bankruptcy Court.

On May 19, 2009, the Debtors filed a motion for summary judgment in the Turnover Action, which motion was contested by JPMC, the FDIC Receiver and the Bank Bondholders (as intervenors in the Turnover Action).  The briefs in opposition to the Debtors’ summary judgment motion, filed by JPMC, the FDIC Receiver, and the Bank Bondholders, totaled over 2,000 pages inclusive of all exhibits, declarations and affidavits.  The Debtors’ summary judgment motion and the oppositions thereto were considered at a hearing before the Bankruptcy Court on October 22, 2009, and the matter is sub judice.

C.  The Global Settlement

On March 26, 2010, the Debtors filed a proposed plan of reorganization under chapter 11 of the Bankruptcy Code, which was subsequently amended.  Most recently, on October 6, 2010, the Debtors filed the Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code.  As originally filed, the Debtors’ plan of reorganization embodied a proposed global settlement agreement which proposed a compromise and settlement of the numerous disputes among the Debtors, JPMC, the FDIC Receiver, and the FDIC Corporate, including, among others, the treatment of the Disputed Accounts, the division of the Tax Refunds, and the ownership of the Trust Preferred Securities.  The global settlement agreement, as proposed on March 26, 2010, was consistent with the terms agreed upon and read into the record at a hearing before the Bankruptcy Court on March 12, 2010 and the basis of a request by the FDIC Receiver, JPMC, and the Debtors to request a stay of certain appellate proceedings pending before the United States District Court for the District of Delaware.  As of March 26, 2010, the material provisions of the proposed global settlement agreement had been agreed to by WMI, JPMC and certain significant creditor groups, but the FDIC Receiver and FDIC Corporate had not agreed to all provisions contained therein. Thereafter, the FDIC’s board of directors disapproved the proposed global settlement agreement.  Notwithstanding this determination, the FDIC Receiver and the FDIC Corporate continued negotiating in an effort to resolve material open issues and reach a definitive agreement.

Ongoing negotiations resulted in the execution of that certain Settlement Agreement, dated May 21, 2010, by and among (i) WMI, (ii) WMI Investment, (iii) JPMC, collectively with those of JPMC’s affiliates that have filed proofs of claim against the Debtors and the Debtors’ chapter 11 estates or that are former subsidiaries of WMB acquired by JPMC pursuant to the Purchase and Assumption Agreement (collectively, the “JPMC Entities”), (iv) the FDIC Receiver and FDIC Corporate, (v) Appaloosa Management L.P. (“Appaloosa”), on behalf of Appaloosa Investment L.P. I, Palomino Fund Ltd., Thoroughbred Fund, L.P., and Thoroughbred Master Ltd. (collectively, and with Appaloosa, the “Appaloosa Parties”), (vi) Centerbridge Partners, L.P. (“Centerbridge”), on behalf of Centerbridge Credit Advisors, LLC and Centerbridge Special Credit Advisors, LLC (collectively, and with Centerbridge, the “Centerbridge Parties”), (vii) Owl Creek Asset Management, L.P. (“Owl Creek”), on behalf of Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Fund, Ltd., Owl Creek Socially Responsible Investment Fund, Ltd., Owl Creek Asia I, L.P., Owl Creek Asia II, L.P., and Owl Creek Asia Master Fund, Ltd. (collectively, and with Owl Creek, the “Owl Creek Parties”), (viii) Aurelius Capital Management, LP (“Aurelius”), on behalf of Aurelius Capital Partners, LP and Aurelius Investment, LLC and other managed fund entities (collectively, and with Aurelius, the “Aurelius Parties”) (Appaloosa, Centerbridge, the Owl Creek Parties and Aurelius, collectively, the “Settlement Note Holders”) and (ix) the Creditors’ Committee (the “Initial Agreement”).  The FDIC Receiver and FDIC Corporate executed the Initial Agreement with the approval of the FDIC’s board of directors.  The Initial Agreement was filed with the Bankruptcy Court on May 12, 2010.

By order, dated July 28, 2010, the Bankruptcy Court approved the appointment by the United States Trustee for the District of Delaware (the “U.S. Trustee”) of Joshua R. Hochberg as an examiner (the “Examiner”) to investigate and to prepare a report regarding the claims and actions being compromised and settled and the assets being transferred pursuant to the terms and provisions of the Global Settlement Agreement.  As of the date hereof, the Examiner’s final report is due no later than November 1, 2010.

Since the execution of the Initial Agreement, the parties thereto agreed to modify the Initial Agreement to address certain changed circumstances, including, without limitation, (1) the appointment of the Examiner and the passage of time associated with delivery of the Examiner’s final report and (2) a subsequent agreement in connection with WMB Notes Claims.  Accordingly, on October 6, 2010, the parties to the Initial Agreement executed that certain Amended and Restated Settlement Agreement (as amended and restated, and as may be further amended, the “Global Settlement Agreement”).  The Debtors’ decision to enter into the Global Settlement Agreement, and the terms thereof, are the result of the Debtors’ determination, after numerous months of litigation and careful analysis of the merits of their claims and the claims asserted against them by JPMC, the FDIC Receiver, and FDIC Corporate, among others, that, because of the substantial expense of litigating the issues associated with their claims, the length of time necessary to resolve each of the issues presented in the pending litigation, the complexity and uncertainty involved and the corresponding disruption to their ability to make distributions to their creditors, it is in their best interests, and the best interests of their stakeholders, to resolve their disputes with JPMC, the FDIC Receiver, and FDIC Corporate, and related matters on the terms set forth therein.  Among other things, the Global Settlement Agreement settles disputes regarding the treatment of the Disputed Accounts, the division of the Tax Refunds and the ownership of the Trust Preferred Securities.

Contemporaneously herewith, the Debtors have filed the Plan, which is premised upon the Bankruptcy Court’s approval of the Global Settlement Agreement.  A copy of the Global Settlement Agreement is attached to the Plan.  As discussed further herein and in the Plan, pursuant to sections 363, 365, 1123(a)(5) and 1123(b)(3) of the Bankruptcy Code and Rule 9019 of the Federal Bankruptcy Rules (the “Bankruptcy Rules”), the Plan incorporates, and is expressly conditioned upon the approval and effectiveness of, the sale of the Debtors’ rights and interests in certain of the Plan Contribution Assets (as set forth in the Global Settlement Agreement) free and clear of all liens, claims and encumbrances, and the compromises, settlements and releases of claims embodied in the Global Settlement Agreement, and is subject to the occurrence of the effective date of that agreement.

Pursuant to the terms of the Global Settlement Agreement, the Debtors, JPMC, the FDIC Receiver and FDIC Corporate, the Settlement Note Holders and the Creditors’ Committee have agreed to compromise, settle and release, as to the parties thereto, certain issues in dispute including, but not limited to, the issues disputed in (i) the D.C. Action, (ii) the JPMC Adversary Proceeding, (iii) the Turnover Action, (iv) the discovery authorized by the Bankruptcy Court and conducted by the Debtors pursuant to Bankruptcy Rule 2004 to facilitate the Debtors’ inquiry into the existence of potential additional claims and causes of action of the Debtors and the Debtors’ chapter 11 estates against JPMC, (v) the proof of claim filed by the Debtors and each of WMI’s direct and indirect non-banking subsidiaries with the FDIC Receiver, (vi) proofs of claim filed by the JPMC Entities against the Debtors and the Debtors’ estates (the “JPMC Claims”), (vii) the motions by the FDIC Receiver and JPMC to stay or dismiss the Turnover Action and the JPMC Adversary Proceeding in favor of proceedings before the United States District Court for the District of Columbia in the D.C. Action and the appeals therefrom, (viii) the proof of claim filed by the FDIC against the Debtors and the Debtors’ estates in an unliquidated amount (the “FDIC Claim”), (ix) the asserted transfer of the Trust Preferred Securities and the consequent issuance of the REIT Series, and (x) certain other disputed assets and liabilities.

The Global Settlement Agreement proposes a resolution of the parties’ disputes and the concomitant risks and incurrence of litigation-related expenses.  The Debtors, in the exercise of their business judgment, have determined that the benefits of settling with the JPMC Entities, the FDIC Receiver, FDIC Corporate, and the other parties to the Global Settlement Agreement far outweigh any gains likely to be achieved by continuing litigation with such parties, particularly in light of the expense of litigation and the risks and uncertainties associated therewith.

The Global Settlement Agreement is in the best interests of the estates because it will result in the repayment to the Debtors of cash from JPMC in excess of approximately $4 billion, representing nearly all of the funds in the Disputed Accounts.  Pursuant to the Plan and the Global Settlement Agreement, such funds will be available for distribution to holders of allowed claims against the Debtors’ estates rather than being tied up in risky, uncertain litigation or subject to the asserted setoff rights of JPMC or the FDIC Receiver.  In addition, pursuant to the Global Settlement Agreement, the parties thereto have agreed to a favorable allocation of the Tax Refunds, the ownership of which has been disputed by the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate.  As the Tax Refunds become available, the Debtors’ estates will receive their share of such Tax Refunds.  The Debtors currently estimate that their share of the total estimated Tax Refunds of $5.5 to $5.8 billion will be approximately $2.49 to $2.55 billion, inclusive of any distribution that may be payable on account of WMB Senior Notes Claims (as described below and in the Plan).

In addition to other valuable assets to be received by the Debtors pursuant to the Global Settlement Agreement, consummation of the transactions contemplated therein also will result in the elimination of significant liabilities and claims against the Debtors which, to the extent allowed, would otherwise result in a pro rata decrease in any distributions to the Debtors’ other stakeholders.  In light of this substantial consideration and the immediate relief from uncertain, expensive and protracted litigation, the Debtors believe that the Global Settlement Agreement is fair, reasonable, and in the best interests of the Debtors and their estates and creditors.  The following describes certain of the principal provisions of the Global Settlement Agreement, including the resolution of disputes relating to the Disputed Accounts and the Tax Refunds, as well as JPMC’s agreement to assume significant liabilities and claims asserted against the Debtors’ estates.3

1.  Treatment of The Disputed Accounts.

In partial consideration for the assets sold pursuant to the Global Settlement Agreement and the releases and other benefits provided to the Released Parties pursuant to the Plan, the JPMC Entities, the FDIC Receiver and FDIC Corporate will (i) waive any and all claims, rights and liabilities with respect to the WMI Accounts (as defined in the Global Settlement Agreement) and the Disputed Accounts, and (ii) take such actions, if any, as may be reasonably requested by WMI, including, without limitation, filing with the Bankruptcy Court such notices or pleadings setting forth the waiver of any and all interests in the WMI Accounts and the Disputed Accounts.  The FDIC Receiver and FDIC Corporate will waive and release any and all interest in and any and all rights to seize or set off against the WMI Accounts and the Disputed Accounts and any funds contained therein in accordance with Section 9.5 of the Purchase and Assumption Agreement including, without limitation, by withdrawing with prejudice the FDIC Stay Relief Motion.  JPMC will pay to WMI or such other of the WMI Entities as WMI will designate, the amounts contained in the Disputed Accounts and the WMI Accounts as of the effective date of the Global Settlement Agreement, net of eighty percent (80%) of the amounts received by WMI during the period from the Petition Date up to and including the date of the Global Settlement Agreement attributable to refunds of taxes deposited in the Disputed Accounts and the WMI Accounts (including the interest component of any such refunds and interest, if any, earned thereon), free and clear of all liens, Claims, interests and encumbrances of any Person.

In addition, JPMC, as successor to WMB, will (i) release any security interest in or lien upon that certain administrative account, having a balance, as of the Petition Date, in the approximate amount of $52.6 million (the “Admin Account”) and the monies contained therein and (ii) release and otherwise transfer the Admin Account and the funds contained therein in accordance with the direction of WMI.

2.  Allocation of the Tax Refunds.

Pursuant to the Global Settlement Agreement, the parties thereto have agreed to share the expected net Tax Refunds, in the approximate amount of $5.5 to $5.8 billion, as follows:

a.  The First Portion.  The amount of net Tax Refunds (including state and local income taxes) that are received, and would have been receivable absent the Act’s extension of the federal NOL carryback period will be allocated as follows:  20% of such refunds allocated to the Debtors and the remaining 80% of such refunds to JPMC.  The Debtors currently estimate that the First Portion of the Tax

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3 To the extent that there is a discrepancy between the summary of the Global Settlement Agreement contained herein and the Global Settlement Agreement, the terms of the Global Settlement Agreement shall control.

Refunds will be approximately $2.7 to $3.0 billion, approximately $540 to $600 million of which would be allocated to the Debtors’ estates.

b.  The Second Portion.  Any additional net Tax Refunds, attributable to the Act, will be allocated as follows:  69.643% of such refunds will be allocated to WMI and 30.357% of such refunds will be allocated to the FDIC Receiver.  Pursuant to the terms of the Plan, a certain portion of WMI’s share of such refunds will be distributed to certain holders of WMB Senior Notes (the Senior Global Notes issued by WMB pursuant to the WMB Global Note Program).  Specifically, and as set forth below and in the Plan, (i) each holder of WMB Senior Notes that timely filed a proof of claim against the Debtors arising from or relating to such holder’s WMB Senior Notes (such claim, a “WMB Senior Notes Claim”) that elects, on its Ballot, to grant the releases provided in the Plan (including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s WMB Senior Notes (including, without limitation, any Claim on account of WMB Senior Notes or WMB Subordinated Notes that such holder may have that is determined pursuant to a Final Order (as defined in the Plan) to be subordinated in accordance with section 510(b) of the Bankruptcy Code)) and (ii) each holder of WMB Senior Notes that did not timely file a proof of claim (such holders, the “Non-Filing WMB Senior Note Holders”) that elects, on the Non-Filing WMB Senior Note Holders Election Form (as defined in the Plan) to grant such releases (such holders, the “Accepting Non-Filing Senior Note Holders”) will receive its Pro Rata Share (as defined in the Plan and described in more detail below) of BB Liquidating Trust Interests (as defined in the Plan) (which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335 million)).  The Claim of any holder of a WMB Senior Notes Claim that elects, on its Ballot, not to grant the releases provided in the Plan will not be deemed allowed, and the Debtors, the Liquidating Trustee, and all parties in interest shall reserve and maintain all of their respective rights to dispute such WMB Senior Notes Claim on any ground.

The Debtors currently estimate that the Second Portion of the Tax Refunds will be approximately $2.8 billion, approximately $1.95 billion of which would be allocated to the Debtors’ estates, including any distribution that may be payable to those holders of WMB Senior Notes that elect to grant the releases provided in the Plan.

The majority of the claimed federal income Tax Refunds already have been received.  Pursuant to the Global Settlement Agreement, Tax Refunds received generally will be held in escrow pending the final determination of all Tax Refunds and tax liabilities relating to the Tax Group for all applicable tax periods, unless WMI, JPMC and/or the FDIC Receiver, as applicable, otherwise agree to a prior release from escrow (such consent not to be unreasonably withheld or delayed).  Fifty percent, however, of any portion of a Tax Refund that represents interest and fifty percent of any earnings on Tax Refunds held in escrow will be released from escrow on a current basis, pursuant to the allocation set forth in the Global Settlement Agreement.

3.  Transfer of Assets to JPMC.

Pursuant to the Global Settlement Agreement, WMI, WMI Investment, Ahmanson Obligation Company (“AOC”), H.S. Loan Corporation (“HSLC”), WAMU 1031 Exchange (“WAMU 1031”), WM Mortgage Reinsurance Company, Inc. (“WMMRC”), WM Citation Holdings, LLC (“WMCH”), WMI Rainier LLC (“WMI Rainier”) and Washington Mutual Capital Trust 2001 (“WMCT 2001” and collectively with WMI, WMI Investment, AOC, HSLC, WAMU 1031, WMMRC, WMCH, and WMI Rainier, the “WMI Entities”), the FDIC Receiver and the Receivership, will sell, transfer, and assign (or cause to be sold, transferred or assigned) to the JPMC Entities, and the JPMC Entities will acquire, pursuant to the Plan and sections 363 and 365 of the Bankruptcy Code, free and clear of all liens, Claims and encumbrances, or otherwise waive and relinquish any and all right, title and interest any of the WMI Entities, the FDIC Receiver and the Receivership may have in the following assets, each of which is described in detail herein:  (i) the Trust Preferred Securities, (ii) the Washington Mutual, Inc. Flexible Benefits Plan (the “Medical Plan”) and any checks made out to or received by WMI or otherwise for the benefit of the Medical Plan including pharmacy rebates in connection with contracts associated with the Medical Plan which includes uncashed checks in an amount equal to the pharmacy rebates received by the WMI Entities from and after the Petition Date currently estimated to be approximately $775,000, (iii) those certain JPMC Rabbi Trusts, set forth in the Global Settlement Agreement and the Plan, and certain JPMC Policies (i.e., BOLI/COLI policies and the proceeds thereof), as identified in the Global Settlement Agreement and as defined in the Plan, (iv) the two defined benefit plans sponsored by WMI, the WaMu Pension Plan (the “WaMu Pension Plan”) and the Retirement Income Plan for the Salaried Employees of Lakeview Savings Bank (the “Lakeview Pension Plan” and, together, the “Pension Plans”) and all of WMI’s interest in the assets contained in any Pension Plan-related trusts or assets that are otherwise associated with such plans (subject to the correction and satisfaction of certain potential defects and remediation obligations, as set forth in the Global Settlement Agreement), (v) the proceeds of litigation commenced by Anchor Savings Bank FSB, described herein, (vi) the Visa Shares and the VISA Strategic Agreement (as defined in the Global Settlement Agreement), (vii) certain intellectual property identified in the Global Settlement Agreement and as described below, (viii) WMI Investment’s indirect membership interest in a portfolio holding company, JPMC Wind Investment Portfolio LLC, which owns an equity interest in certain wind investment projects, discussed below, (ix) certain bonds issued by certain insurance or bonding companies on behalf of WMB and FSB, pursuant to that certain general agreement of indemnity, dated as of June 14, 1999, executed and delivered by WMI, and (x) certain Tax Refunds (as discussed herein and as set forth in Section 2.4 of the Global Settlement Agreement), in each case, free and clear of all liens, claims, interests and encumbrances, except for any claim that is an Allowed JPMC Assumed Liability.

4.  Additional Consideration to WMI.

As additional consideration for the asset sale and compromise and settlement embodied in the Global Settlement Agreement, and as further consideration for the releases and other benefits provided to JPMC pursuant to the Plan, the parties have agreed that:

a.  JPMC will pay WMI $25 million for WMI’s 3.147 million Class B shares of Visa Inc., WMI will retain all dividends with respect thereto received prior to the effective date of the Global Settlement Agreement, and JPMC will assume liabilities of the WMI Entities relating to that certain “Interchange” litigation, as set forth in the Global Settlement Agreement, and as described below.

b.  JPMC will pay all obligations of WMB, WMB’s subsidiaries or JPMC under certain intercompany notes identified in the Global Settlement Agreement, and will forgive certain obligations of the WMI Entities, which will be deemed to be fully discharged and cancelled.  Specifically, pursuant to the Global Settlement Agreement, (i) JPMC will assume all obligations of WMB, WMB’s subsidiaries or JPMC to subsidiaries of WMI pursuant to certain intercompany notes, resulting in a net amount of approximately $180 million of principal and interest which will be paid by JPMC to WMI, and (ii) JPMC, the FDIC Receiver and WMI will waive all remaining intercompany claims, resulting in a net amount of approximately $9 million of WMI receivables that WMI has agreed to waive.  In addition, pursuant to the Global Settlement Agreement, each of JPMC and the FDIC Receiver will waive their claims against WMI, which total approximately $274 million, regarding certain disputed liabilities related to the funding of the WaMu Pension Plan.

c.  As set forth in more detail in the Global Settlement Agreement, JPMC will cause its affiliates to continue providing loan servicing with respect to certain mortgage loans owned by the Debtors or their affiliates and the remittal of checks and payments received in connection therewith.

d.  As set forth in the Global Settlement Agreement, JPMC will assume any and all liabilities and obligations of the WMI Entities (other than WMI Rainier LLC) for remediation or clean-up costs and expenses (and excluding tort and tort-related liabilities, if any), in excess of applicable and available insurance, arising from or relating to that certain litigation styled California Dept. of Toxic Substances Control, et al. v. American Honda Motor Co., Inc., et al., No. CV05-7746 CAS (JWJ), currently pending in the United States District Court for the Central District of California (the “BKK Litigation”), and certain agreements related thereto (the “BKK Liabilities”).  JPMC will pay or fund the payment of BKK Liabilities to the extent such liabilities are not covered by applicable insurance policies.  The Debtors have agreed to object to any proofs of claim filed against their chapter 11 estates relating to the BKK Litigation and related agreements, and to the extent such proofs of claim are not withdrawn, with prejudice, JPMC, in addition to its assumption of the BKK Liabilities, will defend the Debtors against and reimburse the Debtors for any distribution which the Debtors become obligated to make on account of remediation or clean-up costs and expenses contained in such proofs of claim and not otherwise covered by the BKK-Related Policies (as defined in the Global Settlement Agreement) and/or reimbursed by the BKK-Related Carriers (as defined in the Global Settlement Agreement).  Likewise, JPMC has agreed to indemnify the WMI Entities, other than WMI Rainier, for the BKK Liabilities to the extent that such liabilities are not covered by applicable insurance policies.  Nothing in the Plan or the Confirmation Order is intended to, nor shall it, release any non-Debtor or non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by CDTSC or the BKK Group relating to the BKK Site that is the subject of the BKK Litigation.

e.  JPMC will assume the JPMC Assumed Liabilities (as defined the Plan), namely certain liabilities in connection with the assets it receives pursuant to the Global Settlement Agreement and, on or after the Effective Date of the Plan, JPMC will pay or fund the payment of certain Allowed claims arising from or relating to such liabilities (defined as Allowed JPMC Assumed Liability Claims in the Plan).

f.  Pursuant to the Global Settlement Agreement, JPMC has agreed to pay or otherwise satisfy any proofs of claim filed against the Debtors by vendors with respect to services, software licenses, or goods provided to WMB and its subsidiaries (whether prior or subsequent to JPMC’s acquisition of the assets of WMB) pursuant to contracts between WMB and/or one or more of its subsidiaries and such vendors (to the extent such portion of any such Claim becomes an Allowed Claim and to the extent payable, in whole or in part, by the Debtors).  In addition, JPMC will pay to WMI $50 million, which funds will be deposited into an escrow account to be used by the Debtors for the satisfaction of claims against WMI by vendors with respect to services, software licenses or goods asserted to have been provided by the counterparties to or for the benefit of WMB or its subsidiaries prior to the Petition Date pursuant to agreements between WMI and such vendors to the extent such portion of any such Claim becomes an Allowed Claim and to the extent payable, in whole or in part, by the Debtors (the “Vendor Escrow”).  To the extent that any funds remain in escrow following (1) the payment or satisfaction of all WMI Vendor Claims (including, without limitation, the withdrawal, with prejudice, of all related proofs of claim) and (2) the payment of all fees and expenses associated with such escrow, such excess funds will be distributed equally to WMI and JPMC.  The Debtors reviewed all WMI Vendor Claims and estimate that the aggregate amount of all WMI Vendor Claims will be less than $50 million.

5.  Transfer of Assets to the Debtors.

The Global Settlement Agreement further provides that the JPMC Entities will sell, transfer, and assign to the WMI Entities, and the WMI Entities will acquire, pursuant to the Plan and sections 363 and 365 of the Bankruptcy Code, any and all right, title and interest any of the JPMC Entities may have in (i) certain rabbi trusts and certain BOLI-COLI policies and the proceeds thereof, identified in the Global Settlement Agreement, (ii) the stock of H.S. Loan Corporation, 98.67% of which is owned by WMI and 1.33% of which is owned by WMB, (iii) the WMI Intellectual Property (as defined in the Global Settlement Agreement and the Plan), and (iv) certain Tax Refunds, as set forth herein and in Section 2.4 of the Global Settlement Agreement, in each case, free and clear of all liens, claims, interests and encumbrances of any entity.  In addition, pursuant to the Global Settlement Agreement, the JPMC Entities, the FDIC Receiver and FDIC Corporate (as applicable) will be deemed to have waived and released any and all rights and claims relating to any claims or causes of action associated with the American Savings Litigation, including rights and claims to the Registry Funds and the American Savings Escrow (discussed below).

6.  JPMC Claims.

As noted, the JPMC Entities filed over 40 proofs of claim against the Debtors’ chapter 11 estates.  In large part, JPMC’s proofs of claim are filed in unliquidated amounts.  The JPMC Allowed Unsecured Claim will be deemed an allowed claim against WMI and will be classified with and treated in the same manner as other Allowed General Unsecured Claims under the Plan, including, without limitation, with respect to distributions pursuant to the Plan; provided, however, that, in partial consideration for the releases and other benefits provided to JPMC pursuant to the Plan and the Global Settlement Agreement, JPMC will waive any distribution JPMC otherwise would be entitled to receive on account of the JPMC Allowed Unsecured Claim.

7.  Additional Consideration to the FDIC.

Except as provided above in connection with the allocation of the second portion of the federal income tax refunds attributable to the Worker Homeownership, and Business Assistance Act of 2009 (previously defined as the “Act”) and as set forth in Section 2.4 of the Global Settlement Agreement and the Plan, the FDIC Receiver will not be entitled to receive distributions on account of its proof of claim filed against the Debtors (previously defined as the “FDIC Claim”) or otherwise.  In further consideration for the satisfaction, settlement, release and discharge of, and in exchange for, the FDIC Claim, the FDIC Receiver, FDIC Corporate and the Receivership will receive the releases set forth in the Global Settlement Agreement and the Plan.

8.  Settlement with the Releasing REIT Trust Holders.

The Plan defines a “Releasing REIT Trust Holder” as a holder of REIT Series that (i) votes to accept the Plan, (ii) does not otherwise interpose an objection to confirmation of the Plan as it relates to the REIT Series or the Trust Preferred Securities, (iii) acknowledges that JPMC or its designee is the sole legal, equitable and beneficial owner of the Trust Preferred Securities for all purposes and that such REIT Trust Holder has no legal, equitable or beneficial interest in the Trust Preferred Securities, and (iv) executes and delivers the release of claims against the “Releasees,” as set forth in Section 2.24 of the Global Settlement Agreement and as incorporated into the Ballots distributed to holders of REIT Series; provided, however, that, in the event that Class 19 (the class of REIT Series Claims) votes to accept the Plan in accordance with section 1126 of the Bankruptcy Code, “Releasing REIT Trust Holder” will be deemed to include each and every holder of the REIT Series and each holder of the REIT Series shall be deemed to have executed and delivered the release of claims set forth in Section 2.24 of the Global Settlement Agreement, and shall receive the requisite payment or distribution from JPMC in accordance with the provisions of Section 2.24 of the Global Settlement Agreement and the Plan.

Pursuant to the Global Settlement Agreement and in consideration for the releases by the holders of the REIT Series of any and all claims against the Debtors and JPMC arising out of, related to, or resulting from, among other things, the issuance or assignment of the Trust Preferred Securities or any commitment, disclosure or non-disclosure with respect thereto, the declaration of any Exchange Event, the assignment of the Trust Preferred Securities subsequent thereto, and any and all claims in any way related to the Trust Preferred Securities or the REIT Series, pursuant to the Plan, JPMC will pay, or transfer to the Disbursing Agent for payment to each Releasing REIT Trust Holder cash in an amount equal to $1,250.00 (calculated by dividing $50 million by the number of issued and outstanding shares of REIT Series) times the number of shares of REIT Series held by such Releasing REIT Trust Holder on the Voting Record Date; provided, however, that, at the election of JPMC, the amount payable to Releasing REIT Trust Holders pursuant to Section 2.24 of the Global Settlement Agreement may be paid in shares of common stock of JPMC, having an aggregate value equal to the amount of cash to be paid pursuant to Section 2.24 of the Global Settlement Agreement, valued at the average trading price during the thirty (30) day period immediately preceding the Effective Date.  Each Releasing REIT Trust Holder shall receive from JPMC, or from the Disbursing Agent on behalf of JPMC, $1,250.00 in cash or stock for every $1,000,000.00 in principal amount outstanding of Trust Preferred Securities related to the REIT Series shares they hold on the Voting Record Date.

9.  Releases.

The Releases in the Plan are (i) essential to the success of the Debtors’ reorganization, (ii) based on a critical financial contribution of the Released Parties, (iii) necessary to make the Plan feasible, and (iv) fair to creditors.  The Releases are integral to obtaining the value provided in the Global Settlement Agreement, that will be deliverable pursuant to the Plan, and thus constitute an essential component of the compromises reached among the parties to the Global Settlement Agreement, and an essential component of the Plan.  Pursuant to the Plan, and except as otherwise expressly provided therein, the Confirmation Order, or the Global Settlement Agreement, for good and valuable consideration, the Debtors, the Creditors’ Committee and all creditors and equity interest holders of the Debtors, will be deemed to have released, among others, the JPMC Entities, the FDIC Receiver, FDIC Corporate, and the Receivership from any and all claims, in connection with or related to any of the Debtors, the Reorganized Debtors, or claims or interests for which such party is receiving a distribution pursuant to the Plan, all as more fully described in the Plan and the Global Settlement Agreement; provided, however, that neither the Plan or the Global Settlement Agreement intend to release claims that the FDIC Receiver, the FDIC Corporate, the Receivership or the JPMC Entities are entitled to assert against each other or any defenses thereto pursuant to the Purchase and Assumption Agreement; and, provided, further, that nothing in the Plan or the Confirmation Order is intended to, nor shall it, release any non-Debtor or non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by CDTSC or the BKK Group relating to the BKK Site that is the subject of the BKK Litigation; and provided, further, that, except as otherwise provided in the Plan, to the extent that a creditor or equity interest holder holds claims or equity interests in more than one class, a release by such creditor or equity interest holder with respect to one claim or interest shall not be deemed a release with respect to all other claims or interests held by such entity, unless such entity grants or is deemed to have granted releases with respect to such additional claims or equity interests.  Holders of Claims and Equity Interests may elect not to grant the Releases in the Plan by checking an “opt out” on their respective Ballots and, as a result, not receive any distributions under the Plan.  However, because the Plan and Global Settlement Agreement are conditioned upon the Releases, and, as such, the Releases are essential for the successful reorganization of the Debtors, the Debtors will seek at the Confirmation Hearing to bind and enforce the Releases against any parties who opt out, and to deliver to all such parties the distributions they otherwise would be entitled to receive under the Plan.

10.  WMB Notes and Distributions.

Pursuant to the terms of the Plan and that certain Plan Support Agreement, dated as of October 6, 2010, (the “Plan Support Agreement,” a copy of which is attached hereto as Exhibit F), by and among the Debtors and certain holders of WMB Senior Notes that are signatories thereto (collectively, the “Settlement WMB Senior Note Holders”), holders of WMB Senior Notes Claims are divided into two groups:  (1) holders of “WMB Senior Notes Claims” and (ii) “Non-Filing WMB Senior Note Holders.”

“WMB Senior Notes Claims” are Unsecured Claims arising from or relating to WMB Senior Notes with respect to which a proof of Claim was filed against the Debtors by the Bar Date (March 31, 2009).  Pursuant to the Plan, each Entity who holds a WMB Senior Notes Claim as of the Bar Date is entitled to vote to accept or reject the Plan and such Entity’s Claim shall be deemed allowed, for voting purposes only, in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010.  Such Entity may also elect, on its Ballot, whether to grant the releases provided in the Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holders’ WMB Senior Notes (including, without limitation, any Claim on account of WMB Senior Notes or WMB Subordinated Notes that such holder may have that is determined pursuant to a Final Order (as defined in the Plan) to be subordinated in accordance with section 510(b) of the Bankruptcy Code).  To the extent that a WMB Senior Notes Claim holder makes such election, such Claim will be deemed allowed against the Debtors as an Allowed WMB Senior Notes Claim in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010,4 and such holder shall receive its Pro Rata Share5 of BB Liquidating Trust Interests, which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335 million).6  The claim of any holder of a WMB Senior Notes Claim that elects not to grant the releases provided in the Plan will not be

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4 Notwithstanding the foregoing, the amount that is deemed allowed against the Debtors as an Allowed WMB Senior Notes Claim will be only for purposes of voting and calculating each holder’s “Pro Rata Share” of BB Liquidating Trust Interests, and will not in any way increase the amount to be distributed to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders in excess of Three Hundred Thirty-Five Million Dollars ($335 million).

5 The Plan provides that, with respect to the distribution of BB Liquidating Trust Interests to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, “Pro Rata Share” means the proportion that an Allowed WMB Senior Notes Claim or the aggregate face amount of WMB Senior Notes, plus interest accrued to the Petition Date, held by an Accepting Non-Filing WMB Senior Note Holder bears to the aggregate of (i) all Allowed WMB Senior Notes Claims and (ii) the aggregate face amount of WMB Senior Notes, plus interest accrued to the Petition Date, held by all Accepting Non-Filing WMB Senior Note Holders.

6 The Debtors may seek to have the WMB Notes Claims of the Settlement WMB Senior Note Holders estimated, for purposes of voting or allowance, in an amount not less than $335 million and, pursuant to the Plan Support Agreement, the Settlement WMB Senior Note Holders have agreed to support and not otherwise oppose such relief.

deemed allowed, and the Debtors, the Liquidating Trustee, and all parties in interest shall reserve and maintain all of their respective rights to dispute such WMB Senior Notes Claim on any ground.

“Non-Filing WMB Senior Note Holder” is defined in the Plan as a holder of a WMB Senior Note who did not file a proof of Claim against the Debtors as of the Bar Date.  Pursuant to the Plan, each Non-Filing WMB Senior Note Holder is not entitled to vote on the Plan, but shall receive a Non-Filing WMB Senior Note Holders Election Form on which to indicate whether it elects to grant the releases in the Plan (as provided therein and as further described above).  To the extent that a holder makes such election, it is deemed to be an “Accepting Non-Filing WMB Senior Note Holder” and is entitled to receive its Pro Rata Share of BB Liquidating Trust Interests, as described above, based upon the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010.

The Plan further provides that the first Ten Million Dollars ($10 million) of any distribution on account of the BB Liquidating Trust Interests will be used to pay the legal fees and expenses of the Settlement WMB Senior Note Holders incurred in connection with the Chapter 11 Cases.

For the avoidance of doubt, all of the $335 million allocated for payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing Senior Note Holders, as provided in the Plan and discussed in more detail below, will be paid either to counsel to or to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, and none of the foregoing amounts will revert either to the Debtors or the Reorganized Debtors, or be payable to creditors in any other Class under the Plan.  In addition, the Debtors intend to record book entries on account of the BB Liquidating Trust Interests (rather than actually issuing certificates) and anticipate that funds on account of the BB Liquidating Trust Interests will be available for distribution as soon as the relevant parties have consensually released the funds pursuant to Section 2.4 of the Global Settlement Agreement, projected to be shortly after the Effective Date; provided, however, that, to the extent any of the WMB Senior Notes Claims are Disputed Claims as of the Effective Date, the Debtors shall reserve BB Liquidating Trust Interests and related funds on account of such Disputed Claims, and funds in such reserve shall be released upon final resolution of all such Disputed Claims (the “Final Distribution”).  WMB Senior Notes will remain in the election account or will remain blocked, as the case may be, until the earlier of (a) the Final Distribution, or (b) the receipt by the Liquidating Trustee from the holder of such notes of such holder’s identity, tax information, and the specifics of their holdings, to the extent the Liquidating Trustee deems appropriate.

Because they are derivative in nature of the claims and causes of action asserted by the FDIC Receiver, FDIC Corporate and the Receivership in the FDIC Claim and the D.C. Action and the claims and causes of action that have been or may be asserted by the FDIC Receiver, FDIC Corporate and the Receivership against the Debtors and their estates, and in consideration for the distribution to be made to the FDIC Receiver pursuant to the Global Settlement Agreement, on the effective date, all WMB Subordinated Notes Claims, to the extent that they are not Section 510(b) Subordinated WMB Notes Claims (as defined in the Plan), shall be deemed disallowed, and holders thereof shall not receive any distribution from the Debtors.

D.  JPMC Reservation of Rights.

The Global Settlement Agreement described in this Disclosure Statement has been incorporated into and made part of the Plan in order to resolve the outstanding substantive, procedural and jurisdictional disputes among the parties thereto.  In the event this Disclosure Statement is not approved in a form acceptable to JPMC, or the Global Settlement Agreement is not approved and the Plan is not confirmed by the Bankruptcy Court, and either the Global Settlement Agreement or the Plan does not become effective, JPMC has reserved all of its rights with respect to all of the disputes among the parties, including, without limitation, the right to dispute any of the statements and characterizations contained in this Disclosure Statement.  Without limiting the generality of the foregoing, JPMC has advised the Debtors that absent (i) approval of the Global Settlement Agreement, (ii) confirmation of the Plan, and (iii) the occurrence of the Effective Date, JPMC (a) continues to object to the jurisdiction of the Bankruptcy Court to hear and determine claims or matters relating to the Receivership, whether in the pending litigations or otherwise, and (b) reserves all rights to disagree with or otherwise dispute any of the facts or characterizations as set forth by the Debtors in this Disclosure Statement or otherwise.

E.  Opposition to the Global Settlement Agreement.

In various court pleadings, the official committee of equity security holders in these chapter 11 cases (the “Equity Committee”) has expressed opposition to the Global Settlement Agreement and the Plan.  Certain additional parties, including numerous holders of WMI’s common stock, have expressed opposition to the Global Settlement Agreement and the Plan.  Certain holders of WMB Notes Claims also initially expressed opposition to the Global Settlement Agreement and the Plan.  Subsequently, as stated above, certain holders of WMB Senior Notes Claims, namely, the Settlement WMB Senior Note Holders, agreed to enter into the Plan Support Agreement with the Debtors.  As previously stated, pursuant to the Plan Support Agreement, the Settlement WMB Senior Note Holders have agreed, in exchange for the treatment and distributions to be provided pursuant to the Plan to holders of Allowed WMB Senior Notes Claims and to Accepting Non-Filing Senior Note Holders, to limit their ability to sell or otherwise transfer their note holdings and related claims, to support confirmation of the Plan, and to provide certain releases, as set forth more fully in the Plan Support Agreement.

The Equity Committee has also objected to this Disclosure Statement on the grounds that it does not include an analysis of (i) the Debtors’ potential claims and causes of action against JPMC, the FDIC, directors and officers, and the Settling Noteholders; (ii) the value the Debtors ascribe to the consideration they are receiving pursuant to the Global Settlement Agreement; and (iii) the value of assets to be transferred to JPMC pursuant to the Global Settlement Agreement and the value of liabilities being assumed by JPMC.  The Debtors believe that the disclosures contained herein relating to the Global Settlement Agreement are sufficiently comprehensive and appropriate under the circumstances.

F.  Plan-Related Discovery and Examiner’s Investigation.

The Debtors have provided access to a document depository and have agreed to provide witnesses for deposition to certain parties that expressed an intention to object to confirmation of the Plan, including, among others, the Equity Committee, certain holders of Senior Notes, certain holders of WMB Notes Claims, and certain holders of Trust Preferred Securities.  Any potential objector who the parties to the Global Settlement Agreement or the Court determine is properly entitled to access the depository will be granted access upon the execution by such objector of a confidentiality agreement that was so ordered by the Bankruptcy Court on July 2, 2010.  At the time of this filing, many parties have already executed confidentiality agreements and have been granted access to the document depository.  In addition to documents produced pursuant to the Rule 2004 Inquiry (for which the Debtors were able to obtain the consent of the producing party), the document depository contains documents related to the Plan, the Global Settlement Agreement and the claims and assets affected thereby.

As discussed in more detail below, in the interest of cooperation and providing guidance to the Bankruptcy Court and parties in interest with respect to the Debtors’ assessment of the Plan and the Global Settlement Agreement, the Debtors consented to, and the Bankruptcy Court directed, the appointment by the U.S. Trustee of Joshua R. Hochberg, Esq. as Examiner, on the terms set forth in the order directing the appointment of the Examiner, a copy of which is annexed hereto as Exhibit E, to conduct an investigation of and prepare a report regarding (a) the claims and assets that may be property of the Debtors’ estates that are proposed to be conveyed, released or otherwise compromised and settled under the Plan and the Global Settlement Agreement, including all Released Claims, as defined in the Global Settlement Agreement, and the claims and defenses of third parties thereto and (b) such other claims, assets and causes of action which shall be retained by the Debtors and/or the proceeds thereof, if any, distributed to creditors and/or equity interest holders pursuant to the Plan, and the claims and defenses of third parties thereto.  The Examiner has been given access to the above-described document depository as well as additional documents, and is conducting interviews of, among others, the Debtors and certain of the parties to the Global Settlement Agreement.  The Examiner’s report is due to be filed with the Bankruptcy Court no later than November 1, 2010.  The Debtors will make the report, with the exception of any confidential information contained therein, publicly available at www.kccllc.net/wamu prior to the deadline to vote on the Plan.

II.  OVERVIEW OF THE PLAN

A.  Chapter 11 Overview.

Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization.  Asset sales, stock sales, and other disposition efforts, however, can also be conducted during a chapter 11 case or pursuant to a chapter 11 plan.  Under chapter 11, a company endeavors to restructure its finances such that it maximizes recovery to its creditors.  Formulation of a chapter 11 plan is the primary purpose of a chapter 11 case.  A chapter 11 plan sets forth and governs the treatment and rights to be afforded to creditors and stockholders with respect to their claims against and equity interests in the debtor.  According to section 1125 of the Bankruptcy Code, acceptances of a chapter 11 plan may be solicited only after a written disclosure statement has been provided to each creditor or stockholder who is entitled to vote on the plan.  This Disclosure Statement is presented by the Debtors to holders of claims against and equity interests in the Debtors to satisfy the disclosure requirements contained in section 1125 of the Bankruptcy Code.

B.  Significant Features of the Plan.

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is annexed hereto as Exhibit A.  For a more detailed description of the terms and provisions of the Plan, see Article V below.

1.  Reorganization.

Subject to the provisions of the Plan with respect to a Retention/Sale Transaction (as defined below), the Plan contemplates the reorganization of the Debtors pursuant to chapter 11 of the Bankruptcy Code, with the Reorganized Debtors retaining, among other assets, (a) equity interests in WMI Investment and WMMRC, debtor and non-debtor subsidiaries of WMI, respectively, and (b) cash received on account of the offering of Subscription Rights (i.e., each, the right to subscribe for one share of Additional Common Stock at the Subscription Purchase Price (each as defined in the Plan) on the terms and subject to the conditions set forth in the Plan, which right will be nontransferable) to certain holders of Allowed PIERS Claims, as described in the Plan (the “Rights Offering”).

Pursuant to the Plan, with the consent of the Creditors’ Committee and, provided that the Settlement Note Holders do not sell, transfer, pledge, hypothecate, or assign their Settlement Note

Holdings (as defined in the Global Settlement Agreement) below the threshold amounts set forth in Section 5.4(a) of the Global Settlement Agreement, the Settlement Note Holders, the Debtors may determine (a) to (i) retain the issued and outstanding equity interests of WMMRC and (ii) contribute such equity interests to the Liquidating Trust, with all dividends resulting therefrom, including, without limitation, from the liquidation of the assets of WMMRC, to be distributed in accordance with the provisions of Article XXXII of the Plan, or (b) to sell all or a portion of the equity interests in WMMRC or substantially all of the assets of WMMRC pursuant to one or more transactions, (as defined in the Plan, the “Retention/Sale Transaction”).

Pursuant to the Plan, subject to the provisions of Section 32.1(a) thereof with respect to a Retention/Sale Transaction, on the effective date of the Plan, Reorganized WMI will issue one hundred forty-five million (145,000,000) shares of duly authorized common stock, with no par value; provided, however, that a de minimis amount of the Reorganized Common Stock will be designated by the board of directors of Reorganized WMI as stated capital (defined in the Plan as Reorganized Common Stock).  Pursuant to the Plan, each holder of an Allowed Senior Notes Claim, Allowed Senior Subordinated Notes Claim, Allowed General Unsecured Claim, Allowed CCB-1 Guarantees Claim, and Allowed CCB-2 Guarantees Claim, as described herein and in the Plan, will be entitled to receive, on account of their Claim, their pro rata share of Creditor Cash and Liquidating Trust Interests.  In addition, subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, pursuant to the Plan, with certain limitations, each holder of an Allowed Senior Notes Claim, Allowed Senior Subordinated Notes Claim, Allowed General Unsecured Claim, Allowed CCB-1 Guarantees Claim, and Allowed CCB-2 Guarantees Claim will be provided with the right to elect to receive Reorganized Common Stock (subject to adjustment based upon the amount of Reorganized Common Stock elected by such holders and subject to dilution on account of the Rights Offering) in lieu of Creditor Cash or cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan.  In addition, each holder of an Allowed PIERS Claim will be entitled to receive on account of their Claim their pro rata share of Creditor Cash, Liquidating Trust Interests, and Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims); provided, however, that each holder of an Allowed PIERS Claim will be provided with the right to elect to receive additional Creditor Cash, Cash on account of Liquidating Trust Interests, or Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims and subject to dilution on account of the Rights Offering), as the case may be, in lieu of Reorganized Common Stock, Creditor Cash or Cash on account of Liquidating Trust Interests.

2.  The Rights Offering.

The Plan contemplates a Rights Offering, pursuant to which certain holders of Allowed PIERS Claims related to PIERS Preferred Securities, subject to the terms set forth in the Plan and as described herein, will receive Subscription Rights entitling, but not obligating, eligible holders to purchase Additional Common Stock, i.e., one hundred million (100,000,000) additional shares of duly authorized common stock of Reorganized WMI to be issued on the Effective Date of the Plan or as soon thereafter as is practicable pursuant to a Rights Offering, with no par value; provided, however, that a de minimis amount of the Additional Common Stock will be designated by the board of directors of Reorganized WMI as stated capital; provided, further, however, that, in the event a Retention/Sale Transaction has occurred, or an agreement for a Retention/Sale Transaction has been entered into and has not been terminated, prior to the satisfaction of the conditions for the distributions of Additional Common

Stock set forth in the Plan, the Additional Common Stock will not be issued.  For more detailed information regarding the Rights Offering, see Section V.H, as well as the Plan.

3.  Interests in the Liquidating Trust.

The Plan provides for the establishment of a Liquidating Trust (as defined in the Plan) to make distributions to certain creditors on account of their Allowed Claims and certain holders of equity interests.  The assets of the Liquidating Trust will consist of all of the Debtors’ assets, except (i) Cash to be distributed by the Reorganized Debtors as Disbursing Agent to holders of allowed administrative expense and priority claims pursuant to the Bankruptcy Code, Allowed Convenience Claims, Allowed WMI Vendor Claims, Trustee Claims (each as defined in the Plan), and the fees and expenses owed to certain noteholders’ professionals pursuant to the Plan, the Reorganized Debtors’ fees and expenses incurred in connection with initial distributions made by the Reorganized Debtors as Disbursing Agent (as defined in the Plan), and Creditor Cash (as defined in the Plan) held by the Reorganized Debtors on the effective date of the Plan, (ii) the equity interests in WMI Investment (all of the assets of which will be contributed to the Liquidating Trust), WMMRC (subject to the provisions of the Plan with respect to a Retention/Sale Transaction), and WMB, and (iii) cash received on account of the Rights Offering.

Pursuant to the Plan, and as described below in Section V.B.3, Liquidating Trust Beneficiaries, as defined in the Plan (i.e., specifically, (i) the holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, Allowed WMB Senior Notes Claims, (ii) Accepting Non-Filing WMB Senior Note Holders, and (iii) in certain circumstances, Allowed Subordinated Claims, Preferred Equity Interests and REIT Series, to the extent such holders receive Liquidating Trust Interests under the Plan) will receive beneficial interests in the Liquidating Trust on account of their Claims and equity interests.

4.  Creditor Cash.

Pursuant to the Plan, in addition to interests in the Liquidating Trust, certain claimants will also be entitled to receive on account of their Allowed Claims their pro rata share of Creditor Cash (as defined in the Plan), i.e., excess cash, if any, to be distributed in accordance with the Plan over cash (a) reasonably determined by the Disbursing Agent as necessary to satisfy Allowed Administrative Expense Claims, Allowed Priority Tax Claims (to the extent necessary), Allowed Priority Non-Tax Claims, Allowed Convenience Claims, Trustee Claims (each as defined in the Plan), fees and expenses owed to certain creditors’ professionals pursuant to the Plan, and fees and expenses of the Disbursing Agent, (b) necessary to fund the Liquidating Trust in accordance with the terms of the Plan, (c) necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims, (d) necessary to make pro rata distributions to holders of Allowed Administrative Expense Claims that have not yet been filed or Allowed as of the Effective Date, and (e) such other amounts reasonably determined by the Disbursing Agent (in consultation with the Liquidating Trustee) as necessary to fund the ongoing operations of the Liquidating Trust during the period from the Effective Date of the Plan up to and including such later date as the Disbursing Agent shall reasonably determine; provided, however, that the $50 million of cash payable by JPMC to WMI pursuant to the terms of the Global Settlement Agreement into an escrow account administered by WMI to be used in connection with satisfaction of Allowed WMI Vendor Claims is included in Creditor Cash but only to the extent of WMI’s share of cash remaining in such escrow after payment of Allowed WMI Vendor Claims.

5.  Summary of Classification and Treatment Under the Plan.

The following table summarizes the classification and treatment of Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, other Claims, and Interests under the Plan.

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7
--	Administrative Expense Claims	No	No
Payment in full, in Cash, or in accordance with such other terms as may be agreed upon by the holder of an Administrative Expense Claim and the Disbursing Agent; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by the Disbursing Agent in the ordinary course of business in accordance with the terms and subject to the conditions of any agreement governing, instrument evidencing, or other document relating to such transactions; and provided, further, that, if any such ordinary course expense is not billed, or a request for payment is not made, within ninety (90) days after the Effective Date, such ordinary course expense shall be barred and the holder thereof shall not be entitled to a distribution pursuant to the Plan.

100%
--	Professional Compensation and Reimbursement Claims	No	No
Payment in full, in Cash, in the amounts allowed by the Bankruptcy Court (i) on or as soon as reasonably practicable following the later to occur of (a) the Effective Date of the Plan and (b) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (ii) upon such other terms no more favorable to the claimant than as may be mutually agreed upon between such claimant and the Disbursing Agent; provided, however, that, except as provided in the Plan, each professional must file its application for final allowance of compensation for professional services rendered and reimbursement of expenses on or prior to the Administrative Claim Bar Date.

100%
--	Priority Tax Claims	No	No	At the option and discretion of the Debtors, payment shall be made (i) in full, in Cash, on or as soon as reasonably practicable following the later to occur of (a) the Effective Date of the Plan and (b) the date on which such claim becomes an Allowed Claim, (ii) in accordance with section 1129(a)(9)(C) of the	100%

____________________
7 The Estimated Percentage Recovery relates to Allowed Claims (as such term is defined in the Plan).

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

Bankruptcy Code, in full, in Cash, in equal quarterly installments commencing on the first (1st) Business Day following the Effective Date of the Plan and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable non-bankruptcy rate, subject to the sole option of the Disbursing Agent to prepay the entire amount of the Allowed Priority Tax Claim, or (iii) by mutual agreement of the holder of such Allowed Priority Tax Claim and the Disbursing Agent.

1	Priority Non-Tax Claims	No	No	Payment in full, in Cash.	100%
2	Senior Notes Claims	Yes	Yes
Shall receive, subject to the lien or priority rights of the Senior Notes Indenture Trustee, Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Senior Notes Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim (defined in the Plan as a Claim against the Debtors for interest accrued in respect of an outstanding obligation or liability that is the subject of an Allowed Claim during the period from the Petition Date up to and including the date of final payment in full of such Allowed Claim, calculated at the contract rate set forth in any agreement related to such Allowed Claim or, if no such rate or contract exists, at the federal judgment rate, provided that interest shall continue to accrue only on the then outstanding and unpaid obligation or liability, including any Postpetition Interest Claim thereon, that is the subject of an Allowed Claim).

In addition, in accordance with the Subordination Model attached to the Plan, each holder of an Allowed Senior Notes Claim shall be entitled to receive on account of such Allowed Senior Notes Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim, redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.  To the extent that the Subordination Model conflicts with the subordination provisions in the applicable indentures, the contractual subordination provisions of such indentures shall
					100%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

govern and shall be enforced.

Each holder of an Allowed Senior Notes Claim will be provided the right to elect to receive Reorganized Common Stock (subject to adjustment based upon the amount of Reorganized Common Stock elected by holders of Allowed General Unsecured Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, subject to the lien or priority rights of the Senior Notes Indenture Trustee, provided, however, that (a) each holder of an Allowed Senior Notes Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed Senior Notes Claims and Allowed General Unsecured Claims; (b) if all Allowed Senior Notes Claims and Postpetition Interest Claims on account of Allowed Senior Notes Claims are paid in full, in Cash on the Effective Date, then holders of Allowed Senior Notes Claims who elected to receive Reorganized Common Stock shall not receive such stock and their election rights shall automatically be deemed cancelled; and (c) to the extent that all Allowed Senior Notes Claims and/or Postpetition Interest Claims on account of Allowed Senior Notes Claims are not paid in full, in Cash on the Effective Date, then holders of Allowed Senior Notes Claims who elected to receive Reorganized Common Stock shall only be entitled to receive Reorganized Common Stock with an aggregate value equal to any unpaid portion of their Allowed Senior Notes Claims and Postpetition Interest Claims in accordance with the Subordination Model attached to the Plan; provided, however, that each holder of an Allowed Senior Notes Claim may only receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of (i) all Allowed Senior Notes Claims and Allowed General Unsecured Claims plus (ii) if such stock is being distributed on account of Postpetition Interest Claims, all Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Postpetition Interest Claims in respect of Allowed Senior Notes Claims, and Postpetition Interest Claims in respect of Allowed Senior Subordinated Notes Claims.  To the extent a holder of an Allowed Senior Notes Claim receives Reorganized Common Stock, such holder’s

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed Senior Notes Claim is the same, regardless of whether a holder receives Reorganized Common Stock.

3	Senior Subordinated Notes Claims	Yes	Yes
Shall receive, subject to the lien or priority rights of the Senior Subordinated Notes Indenture Trustee, Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Senior Subordinated Notes Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, any distribution to holders of Allowed Senior Subordinated Notes Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock (to the extent elected pursuant to the Plan), shall be redistributed, subject to Bankruptcy Rule 3021 and subject to any lien or priority rights of the Senior Subordinated Notes Indenture Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Plan (except to the extent that the Subordination Model conflicts with the subordination provisions in the applicable indentures, in which case the indentures shall control).

In addition, in accordance with the Subordination Model (except to the extent that it conflicts with the subordination provisions in the applicable indentures, in which case the indentures shall control), each holder of an Allowed Senior Subordinated Notes Claim shall be entitled to receive on account of such Allowed Senior Subordinated Notes Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim, redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.

Each holder of an Allowed Senior Subordinated Notes Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims
100%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

and Allowed General Unsecured Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the Senior Subordinated Notes Indenture Trustee; provided, however, that each holder of an Allowed Senior Subordinated Notes Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed Senior Subordinated Notes Claims.  To the extent a holder of an Allowed Senior Subordinated Notes Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed Senior Subordinated Notes Claim is the same, regardless of whether a holder receives Reorganized Common Stock.

4	WMI Medical Plan Claims	No	No	JPMC to pay or fund the payment of such Claims.	100%
5	JPMC Rabbi Trust/Policy Claims	No	No	JPMC to pay or fund the payment of such Claims. This Class does not include Claims related to certain WMI Policies or to the WMI Rabbi Trust, as each is defined in the Global Settlement Agreement and identified on exhibits thereto, including Claims that may be related to the H.F. Ahmanson Rabbi Trust.	100%
6	Other Benefit Plan Claims	No	No	JPMC to pay or fund the payment of such Claims.	100%
7	Qualified Plan Claims	No	No	JPMC to pay or fund the payment of such Claims.	100%
8	WMB Vendor Claims	No	No	JPMC to pay or otherwise satisfy the payment of such Claims.	100%
9	Visa Claims	No	No	JPMC to pay or fund the payment of such Claims.	100%
10	Bond Claims	No	No	JPMC to pay or fund the payment of such Claims.	100%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7
11	WMI Vendor Claims	No	No	Entitled to receive payment in Cash from the Vendor Escrow.	100%
12	General Unsecured Claims	Yes	Yes
Shall receive Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed General Unsecured Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, pursuant to the terms of the Global Settlement Agreement and as partial consideration for the releases set forth in the Plan, JPMC shall be deemed to have waived its right to receive any distribution on account of the JPMC Allowed Unsecured Claim, including the right to elect to receive Reorganized Common Stock.

Each holder of an Allowed General Unsecured Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (subject to adjustment based upon the amount of Reorganized Common Stock elected by holders of Allowed Senior Notes Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan; provided, however, that each holder of an Allowed General Unsecured Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed Senior Notes Claims and Allowed General Unsecured Claims.  To the extent a holder of an Allowed General Unsecured Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed General Unsecured Claim is the same, regardless of whether a holder receives Reorganized Common Stock.

					100%
13	Convenience Claims	No	No	Payment in full, in Cash.	100%
14	CCB-1 Guarantees Claims	Yes	Yes	Shall receive, subject to the lien or priority rights of the CCB-1 Trustee, Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed CCB-1	100%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

Guarantees Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, any distribution to holders of Allowed CCB-1 Guarantees Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock shall be redistributed, subject to Bankruptcy Rule 3021 and subject to the lien or priority rights of the CCB-1 Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Plan (except to the extent that the Subordination Model conflicts with the subordination provisions in the applicable indentures, in which case the indentures shall control).

In addition, in accordance with the Subordination Model (except to the extent that the Subordination Model conflicts with the subordination provisions of the applicable indentures, in which case the indentures shall control), each holder of an Allowed CCB-1 Guarantees Claim shall be entitled to receive on account of such Allowed CCB-1 Guarantees Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim, redistributions of Creditor Cash, cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.

Each holder of an Allowed CCB-1 Guarantees Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, and Allowed Senior Subordinated Notes Claims, subject to adjustment based upon the number of shares elected by holders of Allowed CCB-2 Guarantees Claims, and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the CCB-1 Trustee; provided, however, that each holder of an Allowed CCB-1 Guarantees Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

Claims.  To the extent a holder of an Allowed CCB-1 Guarantees Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed CCB-1 Guarantees Claim is the same, regardless of whether a holder receives Reorganized Common Stock.

15	CCB-2 Guarantees Claims	Yes	Yes
Shall receive, subject to the lien or priority rights of the CCB-2 Trustees, Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed CCB-2 Guarantees Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, any distribution to holders of Allowed CCB-2 Guarantees Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock (to the extent elected pursuant to the Plan) shall be redistributed, subject to Bankruptcy Rule 3021 and subject to the lien or priority rights of the CCB-2 Trustees, in accordance with the priorities set forth in the Subordination Model attached to the Plan (except to the extent that the Subordination Model conflicts with the subordination provisions in the applicable indentures, in which case the indentures shall control).

In addition, in accordance with the Subordination Model (except to the extent that the Subordination Model conflicts with the subordination provisions in the applicable indentures, in which case the indentures shall control), each holder of an Allowed CCB-2 Guarantees Claim shall be entitled to receive on account of such Allowed CCB-2 Guarantees Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim, redistributions of Creditor Cash and Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.

Each holder of an Allowed CCB-2 Guarantees Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common

100%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, and Allowed Senior Subordinated Notes Claims, subject to adjustment based upon the number of shares of Reorganized Common Stock elected by holders of Allowed CCB-1 Guarantees Claims, and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the CCB-2 Trustees; provided, however, that each holder of an Allowed CCB-2 Guarantees Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims.  To the extent a holder of an Allowed CCB-2 Guarantees Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed CCB-2 Guarantees Claim is the same, regardless of whether a holder receives Reorganized Common Stock.

16	PIERS Claims	Yes	Yes
Shall receive, subject to the lien or priority rights of the PIERS Trustee, Pro Rata Share of (i) Reorganized Common Stock (to the extent remaining after distributions to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claim, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims and subject to dilution on account of the Rights Offering), (ii) Creditor Cash and (iii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed PIERS Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, the contractual subordination and subrogation rights of entities who hold PIERS Preferred Securities shall be preserved and enforced; and provided, further that any distribution to holders of Allowed PIERS Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized

73%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

Common Stock, shall be redistributed, subject to Bankruptcy Rule 3021 and subject to the lien or priority rights of the PIERS Trustee, in accordance with the Subordination Model attached to the Plan (except to the extent that the Subordination Model conflicts with the subordination and subrogation provisions in the applicable indentures, in which case the indentures shall control).

Each holder of an Allowed PIERS Claim will be provided the right to elect to receive additional Creditor Cash, cash on account of Liquidating Trust Interests or Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Reorganized Common Stock, Creditor Cash or cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the lien or priority rights of the PIERS Trustee; provided, however, that, to the extent that there is an imbalance between the amount of Creditor Cash or cash on account of Liquidating Trust Interests, as the case may be, and the number of Reorganized Common Stock shares elected by holders of Allowed PIERS Claims, either the Creditor Cash, cash on account of the Liquidating Trust Interests or Reorganized Common Stock shares elected shall be reduced, on a Pro Rata basis, to each holder to eliminate such imbalance.  The ultimate recovery percentage for each holder of an Allowed PIERS Claim shall be the same, regardless of whether a holder elects to receive more or less Reorganized Common Stock.

In addition, each holder of an Allowed PIERS Claims shall receive Subscription Rights entitling such holder to purchase shares of Additional Common Stock pursuant to the terms of the Plan and as described below in Sections V.B.16 and V.H.

17A	WMB Senior Notes Claims	Yes	Yes
Class 17A consists of WMB Senior Notes Claims.  Commencing on the Effective Date, each holder of an Allowed WMB Senior Notes Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed WMB Senior Notes Claim, such holder’s Pro

0 – 100%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

Rata Share (as defined in the Plan) of BB Liquidating Trust Interests (which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335 million)); provided, however, that, notwithstanding the foregoing, the Settlement WMB Senior Note Holders (as defined in the Plan) shall have first priority to recover Cash distributions made on account of the BB Liquidating Trust Interests up to an aggregate amount of Ten Million Dollars ($10 million), to compensate such holders and other WMB Senior Note Holders for the legal fees and expenses they incurred in connection with the Chapter 11 Cases.  Each holder of a WMB Senior Notes Claim shall have the option of checking the box on the Class 17A Ballot labeled “Grant Plan Section 43.6 Release” and, by checking such box:  (i) such holder’s WMB Senior Notes Claim shall be deemed an Allowed WMB Senior Notes Claim in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010; (ii) the Debtors, the Liquidating Trustee, and all other parties in interest shall be deemed to have waived and released any and all objections, defenses, rights to setoff or recoupment, and rights to subordinate or recharacterize with respect to such Allowed WMB Senior Notes Claim; and (iii) the holder of such Allowed WMB Senior Notes Claim shall consent to provide on its behalf and with respect to its Allowed WMB Senior Notes Claim the releases provided for in the Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s Allowed WMB Senior Notes Claim, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s Allowed WMB Senior Notes Claim (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have); provided, however, that the foregoing is not intended, nor shall it be construed, to release (i) the Debtors from their obligations pursuant to the Plan and (ii) the FDIC Receiver or the Receivership with respect to distributions to be made from the Receivership on account of WMB Senior Notes.  In the event the holder of a WMB Senior Notes Claim does not check the box

Treatment Under the Plan

on the Class 17A Ballot labeled “Grant Plan Section 43.6 Release,” the Debtors, the Liquidating Trustee, and all parties in interest shall reserve and maintain all of their respective rights to dispute such WMB Senior Notes Claim, including, without limitation, on the basis that the Debtors have no liability with respect thereto, the Claim is subject to other defenses, setoff, or recoupment, and/or the Claim is subject to equitable or mandatory subordination pursuant to section 510 of the Bankruptcy Code; provided, however, that, to the extent that such WMB Senior Notes Claim eventually is determined pursuant to a Final Order of the Bankruptcy Court to be an Allowed Claim, (i) such Claim shall be deemed an Allowed WMB Senior Notes Claim, (ii) the holder of such Allowed WMB Senior Notes Claim shall be entitled to receive its Pro Rata Share of the BB Liquidating Trust Interests, and (iii) such holder shall be deemed to have consented to the releases provided in the Plan.  The FDIC Receiver acknowledges that amounts distributed to the holders of Allowed WMB Senior Notes Claims under the Plan shall not be credited against or otherwise reduce their claims against the Receivership; and provided, further, that no holder of a WMB Senior Note shall be entitled to receive more from the Receivership than the amount owed with respect to such WMB Senior Note.

The Plan also provides for a distribution of BB Liquidating Trust Interests to be made, on the terms and subject to the conditions set forth in more detail herein and in the Plan, to Accepting Non-Filing WMB Senior Note Holders (i.e., those Non-Filing WMB Senior Note Holders that elect, by submitting a Non-Filing WMB Senior Note Holders Election Form, to grant the releases provided in the Plan).

For the avoidance of doubt, all of the $335 million allocated for payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing Senior Note Holders, as provided in the Plan, will be paid either to counsel to or to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, and none of the foregoing amounts will revert either to the Debtors or the Reorganized Debtors, or be payable to creditors in any other Class under the Plan.

17B	WMB Subordinated Notes Claims	Yes	No	On the Effective Date, and in consideration for the distribution to be made to the FDIC Receiver pursuant	0%

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7

to the Global Settlement Agreement, all WMB Subordinated Notes Claims, to the extent that they are not Section 510(b) Subordinated WMB Notes Claims, shall be deemed disallowed, and holders thereof shall not receive any distribution from the Debtors.

18	Subordinated Claims	Yes	Yes
In the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims (in each case, other than Subordinated Claims) are paid in full, the Liquidating Trust Interests will be redistributed, and holders of Allowed Subordinated Claims shall be entitled to receive their Pro Rata Share of Liquidating Trust Interests, in an aggregate amount equal to each holder’s Allowed Subordinated Claim and Postpetition Interest Claim.

0 – 100%
19	REIT Series	Yes	Yes
In the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), the Liquidating Trust Interests shall be redistributed, and holders of the REIT Series shall be entitled to receive their Pro Rata Share of Liquidating Trust Interests, to be shared pari passu with holders of Preferred Equity Interests.  In addition, and separate from the distribution to be provided to holders of the REIT Series from the Debtors, pursuant to the Global Settlement Agreement and in exchange for the releases set forth in the Global Settlement Agreement and the Plan, on the Effective Date, JPMC shall pay, or transfer to the Disbursing Agent for payment to, each Releasing REIT Trust Holder (as defined in the Plan) cash in an amount equal to $1,250.00 times the number of shares of REIT Series held by such Releasing REIT Trust Holder on the Voting Record Date; provided, however, that, at the election of JPMC, the amount payable to Releasing REIT Trust Holders may be paid in shares of common stock of JPMC having an aggregate value equal to the amount of cash to be paid pursuant to Section 2.24 of the Global Settlement Agreement, valued at the average trading price during the thirty (30) day period immediately preceding the Effective Date.8

0 – 1%

_________________________
8 Each Releasing REIT Trust Holder shall receive from JPMC, or from the Disbursing Agent on behalf of JPMC, $1,250.00 in cash or stock for every $1,000,000.00 in principal amount outstanding of Trust Preferred Securities related to the REIT Series shares they hold on the Voting Record Date.

Class	Class Description	Impaired	Entitled to Vote	Treatment Under the Plan	Estimated Percentage Recovery7
20	Preferred Equity Interests	Yes	Yes
In the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), the Liquidating Trust Interests shall be redistributed, and holders of Preferred Equity Interests shall be entitled to receive their Pro Rata Share of Liquidating Trust Interests, to be shared pari passu with holders of the REIT Series.

					0 – 1%
21	Dime Warrants	Yes	No	No distribution.	0%
22	Common Equity Interests	Yes	No	No distribution.	0%

III.  INTRODUCTION TO DISCLOSURE STATEMENT

The purpose of this Disclosure Statement is to provide holders of claims against and equity interests in the Debtors with adequate information regarding (1) the Debtors’ history, businesses, and these chapter 11 cases, (2) the Plan and alternatives to the Plan, (3) the rights of holders of claims and equity interests pursuant to the Plan, and (4) other information necessary to enable holders of claims and equity interests to make an informed judgment as to whether to vote to accept or reject the Plan.

On October 20, 2010, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order approving this Disclosure Statement, in accordance with section 1125 of the Bankruptcy Code, as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of holders of Claims against and Interests in the Debtors to make an informed judgment in voting to accept or reject the Plan.  However, the Bankruptcy Court has not passed on the merits of the Plan.  No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code.  In voting on the Plan, holders of claims against or interests in the Debtors should not rely on any information relating to the Debtors, other than the information contained in this Disclosure Statement, the Plan, and all exhibits hereto and thereto.

By order, dated July 28, 2010, a copy of which is annexed hereto as Exhibit E, the Bankruptcy Court approved the appointment of Joshua R. Hochberg as the Examiner to conduct an investigation and prepare a report.  Pursuant to the order, the Examiner will investigate (a) the claims and assets that may be property of the Debtors’ estates that are proposed to be conveyed, released or otherwise compromised and settled under the Plan and the Global Settlement Agreement, including all Released Claims, as defined in the Global Settlement Agreement, and the claims and defenses of third parties thereto and (b) such other claims, assets and causes of action which shall be retained by the Debtors and/or the proceeds thereof, if any, distributed to creditors and/or equity interest holders pursuant to the Plan, and the claims and defenses of third parties thereto.  The Examiner’s report is due to be filed with the Bankruptcy Court no later than November 1, 2010.  The Debtors will make the report, with the exception of any confidential information contained therein, publicly available at www.kccllc.net/wamu prior to the deadline to vote on the Plan.

THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR EQUITY INTEREST.  THE DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW.  THE DESCRIPTION OF THE PLAN IS A SUMMARY ONLY, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN, AND IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS AND PROVISIONS OF THE PLAN ARE CONTROLLING.  HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN’S PROVISIONS.

A.  Holders of Claims Entitled to Vote.

Pursuant to provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are “impaired” and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject a proposed plan.  Classes of claims in which the holders of claims are unimpaired under a plan, and each holder of a claim or interest of such class, are conclusively presumed to have accepted the plan, and solicitation of acceptances from the holders of claims of such class is not required.  For a detailed description of the treatment of Claims and Equity Interests under the Plan, refer to Article V.

Claims in Class 1 (Priority Non-Tax Claims), Class 4 (WMI Medical Plan Claims), Class 5 (JPMC Rabbi Trust/Policy Claims), Class 6 (Other Benefit Plan Claims), Class 7 (Qualified Plan Claims), Class 8 (WMB Vendor Claims), Class 9 (Visa Claims), Class 10 (Bond Claims), Class 11 (WMI Vendor Claims), and Class 13 (Convenience Claims) are unimpaired and holders thereof are conclusively presumed to have accepted the Plan.

Claims in Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims),  Class 12 (General Unsecured Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS Claims), Class 17A (WMB Senior Notes Claims), Class 18 (Subordinated Claims), Class 19 (REIT Series), and Class 20 (Preferred Equity Interests), are impaired and, to the extent Claims in such Classes are Allowed, the holders of such Claims will receive distributions under the Plan.  As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan.

Holders of Claims or Interests in Class 17B (WMB Subordinated Notes Claims), Class 21 (Dime Warrants), and Class 22 (Common Equity Interests) are not entitled to receive any distributions pursuant to the Plan and are deemed to have rejected the Plan.

THE RECORD DATE FOR DETERMINING THE HOLDERS OF CERTAIN CLAIMS THAT MAY VOTE ON THE PLAN IS October 18, 2010 (the “Voting Record Date”); provided, however, that, for the purposes of determining whether an entity or individual is a holder of a WMB Senior Notes Claim entitled to vote on the Plan only, the Voting Record Date for WMB Senior Notes Claims is March 31, 2009 (the “Bar Date”).  Holders of WMB Senior Notes Claims as of the Bar Date are entitled to vote on the Sixth Amended Plan, to the extent they continue to hold WMB Senior Notes as of October 25, 2010.  Holders of WMB Senior Notes who did not timely file a proof of Claim (Non-Filing WMB Senior Note Holders) are not entitled to vote.  The proofs of claim related to WMB Senior Notes Claims, the holders of which are entitled to vote on the Plan to the extent that they continue to hold WMB Senior Notes, are listed on Exhibit “B” to the Global Settlement Agreement.

BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO THOSE HOLDERS OF CLAIMS IN CLASSES 2, 3, 12, 14, 15, 16, 17, 18, 19, and 20 BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS THAT MAY VOTE TO ACCEPT OR REJECT THE PLAN.  If you are the holder of a Claim in one of these Classes and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you are a party in interest and have any questions concerning this Disclosure Statement, any Exhibits hereto, the Plan or the voting procedures in respect thereof, please contact:

Washington Mutual Ballot Processing
c/o Kurtzman Carson Consultants
2335 Alaska Avenue
El Segundo, California 90245
(888) 830-4644

THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE PLAN.

B.  Voting Procedures.

If you are entitled to vote on the Plan, accompanying this Disclosure Statement is a ballot (“Ballot”) for casting your vote(s) on the Plan and a pre-addressed envelope to return the Ballot.

After carefully reviewing this Disclosure Statement and the Exhibits hereto, including the Plan, please indicate your vote with respect to the Plan on the enclosed Ballot and return it in the envelope provided.  Voting procedures and requirements are explained in greater detail elsewhere in this Disclosure Statement and on the Ballot.  PLEASE VOTE AND RETURN YOUR BALLOT TO:

Washington Mutual Ballot Processing
c/o Kurtzman Carson Consultants
2335 Alaska Avenue
El Segundo, California 90245

TO BE COUNTED, BALLOTS MUST BE RECEIVED BY NO LATER THAN 4:00 P.M. (PACIFIC TIME) ON NOVEMBER 15, 2010.  ANY EXECUTED BALLOTS WHICH ARE TIMELY RECEIVED BUT WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

NOTE THAT THE EXAMINER’S REPORT IS DUE TO BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN NOVEMBER 1, 2010.  THE DEBTORS WILL MAKE THE REPORT, WITH THE EXCEPTION OF ANY CONFIDENTIAL INFORMATION CONTAINED THEREIN, PUBLICLY AVAILABLE AT WWW.KCCLLC.NET/WAMU PRIOR TO THE DEADLINE TO VOTE ON THE PLAN.

If you must return your Ballot to your bank, broker, agent, or nominee, then you must return your Ballot to such bank, broker, agent, or nominee in sufficient time for them to process your Ballot and return it to the above address before the deadline.  Your Ballot will not be counted if received after this deadline.

DO NOT RETURN YOUR SECURITIES OR ANY OTHER DOCUMENTS WITH YOUR BALLOT.

It is important that Creditors exercise their right to vote to accept or reject the Plan.  Even if you do not vote to accept the Plan, you may be bound by it, if it is accepted by the requisite holders of Claims.  Refer to Section V.P. for further information.  The amount and number of votes required for confirmation of the Plan are computed on the basis of the total amount of Claims actually voting to accept or reject the Plan.

Your Claims may be classified in multiple classes, in which case you will receive a separate Ballot for each class of Claim.  For detailed voting instructions and the names and addresses of the persons you may contact if you have questions regarding the voting procedures, refer to your Ballot or to Section I.C. for further information.

The Debtors believe that prompt confirmation and implementation of the Plan is in the best interests of the Debtors, all holders of Claims and Equity Interests, and the Debtors’ chapter 11 estates.

C.  Confirmation Hearing.

In accordance with the Disclosure Statement Order and section 1128 of the Bankruptcy Code, the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) will be held on December 1, 2010 at 2:00 p.m. (Eastern Time) before the Honorable Mary F. Walrath, United States Bankruptcy Court, 824 North Market Street, Fifth Floor, Wilmington, Delaware 19801.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before November 19, 2010 at 4:00 p.m. (Eastern Time).  The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

IV.  OVERVIEW OF THE DEBTORS’ OPERATIONS AND CHAPTER 11 CASES

A.  The Debtors’ Corporate History And Organizational Structure.

WMI is a holding company incorporated in the State of Washington and headquartered at 925 Fourth Avenue, Suite 2500, Seattle, Washington 98104.  WMI is the direct parent of WMI Investment, a Delaware corporation, which, as of the Petition Date, held a variety of securities and investments.

Prior to the Petition Date, WMI was a savings and loan holding company that owned WMB and such bank’s subsidiaries, including FSB.  WMB primarily provided banking services to consumers and small businesses in major U.S. markets.  WMI was the largest savings and loan holding company and WMB and all of its subsidiaries was the seventh largest U.S.-based bank.  As of the Petition Date, WMI also had several Non-Debtor Subsidiaries.  Like all savings and loan holding companies, prior to the Petition Date, WMI was subject to regulation by the OTS.  WMB and FSB, in turn, like all depository institutions with federal thrift charters, were subject to regulation and examination by the OTS.  In addition, WMI’s banking and non-banking subsidiaries were overseen by various federal and state authorities, including the FDIC.

On September 25, 2008, the OTS, by order number 2008-36, closed WMB, appointed the FDIC Receiver, as receiver for WMB and advised that the FDIC Receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of FSB, to JPMC pursuant to that certain Purchase and Assumption Agreement in exchange for payment of $1.88 billion and the assumption of all of WMB’s deposit liabilities, including those deposit liabilities owed to the Debtors.  Shortly thereafter, JPMC assumed all of FSB’s deposit liabilities by merging FSB with its own banking operations.

Prior to the Receivership, WMI’s securities were registered with the United States Securities and Exchange Commission (the “SEC”) and were traded on the New York Stock Exchange (NYSE) under the symbol “WM.”  Accordingly, WMI was subject to the informational disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and filed annual, quarterly and current reports and other information with the SEC.  WMI has adopted so-called “modified Exchange Act reporting” under the SEC Staff’s Legal Bulletin No. 2 and, accordingly, no longer files Form 10-Q and 10-K reports.  Instead, WMI files its monthly operating reports (the “MORs”) with the Bankruptcy Court and furnishes the MORs to the SEC under cover of Form 8-K.  WMI also files 8-K reports as necessary to report “line items” and material developments concerning WMI and WMI’s chapter 11 case.

B.  The Debtors’ Capital Structure And Significant Prepetition Indebtedness.

1.  Overview.

As of the Petition Date, WMI had, among other indebtedness, outstanding principal unsecured indebtedness totaling approximately $6.45 billion, with $4.1 billion attributable to nine issuances of senior unsecured notes (the “Senior Notes”), $1.6 billion attributable to three issuances of senior subordinated unsecured notes (the “Subordinated Notes”), and $765 million attributable to junior subordinated unsecured debentures (the “Junior Subordinated Debentures”) issued in connection with certain trust preferred equity redeemable securities.  As of the Petition Date, WMI also had preferred and common stock issued and outstanding, as described below.

2.  Senior Notes.

All nine issuances of the Senior Notes, described below, were issued pursuant to that certain Senior Debt Securities Indenture, dated as of August 10, 1999, as supplemented and amended by that certain First Supplemental Indenture and that certain Second Supplemental Indenture, dated as of August 1, 2002 and November 20, 2002, respectively (collectively, the “Senior Indenture”).  The Senior Notes rank equally with all other unsecured and unsubordinated indebtedness of WMI.

By order, dated December 17, 2009, the Bankruptcy Court approved that certain stipulation and agreement, dated November 17, 2009, between the Debtors and the Bank of New York Mellon Trust Company, N.A. (“The Bank of New York”), as successor indenture trustee (the “Senior Notes Indenture Trustee”) under the Senior Indenture (the “Senior Indenture Stipulation”), pursuant to which the proof of claim filed by the Senior Notes Indenture Trustee, on behalf of itself and holders of debt issued by WMI pursuant to the Senior Indenture, was allowed in the following amounts:

Notes Issuance	Maturity Date	Issued Amount	Allowed Principal	Allowed Accrued Interest9	Allowed Total Amount
4.00% Fixed Rate Senior Notes	January 15, 2009	$1,000,000,000.00	$804,984,292.60	$6,351,912.45	$811,336,205.05
Floating Rate Senior Notes	August 24, 2009	$500,000,000.00	$358,645,000.00	$911,252.44	$359,556,252.44
4.20% Fixed Rate Senior Notes	January 15, 2010	$600,000,000.00	$504,220,132.10	$4,178,270.72	$508,398,402.82
Floating Rate Senior Notes	January 15, 2010	$250,000,000.00	$175,500,000.00	$1,099,878.10	$176,599,878.10
5.50% Fixed Rate Senior Notes	August 24, 2011	$400,000,000.00	$361,181,452.96	$1,766,795.55	$362,948,248.51
5.0% Fixed Rate Senior Notes	March 22, 2012	$400,000,000.00	$374,791,867.96	$208,722.22	$375,000,590.18
Floating Rate Senior Notes	March 22, 2012	$450,000,000.00	$363,350,000.00	$141,454.17	$363,491,454.17
Floating Rate Senior Notes	September 17, 2012	$500,000,000.00	$446,815,000.00	$359,267.16	$447,174,267.16
5.25% Fixed Rate Senior Notes	September 15, 2017	$750,000,000.00	$726,744,896.63	$1,171,426.67	$727,916,323.30
$4,132,421,621.73

Pursuant to the Senior Indenture Stipulation, the Senior Notes Indenture Trustee was also permitted and directed to file an additional proof of claim against WMI (the “Remaining Senior Indenture Trustee Claim”) on account of its claims (i) as indenture trustee pursuant to that certain indenture, dated May 1, 1999, between WMB, as successor to Providian Financial Corporation, and The Bank of New York, with respect to 2.75% Convertible Cash to Accreting Senior Notes due March 15, 2016 (the “Providian Notes”), as supplemented on various dates (the “Providian Indenture”), for amounts that may be due and owing pursuant to the Providian Indenture (the “Providian Notes Claim”), (ii) as Property Trustee under that certain Amended and Restated Declaration of Trust, dated April 30, 2001, between WMI and The Bank of New York, with respect to the Junior Subordinated Debentures (defined below) (the “Junior Subordinated Debentures Claim”), and (iii) for the continuing accrual of interest and various other unliquidated amounts allegedly due and owing under the Senior Indenture for both the pre- and postpetition periods (including, but not limited to, the fees and expenses of the Senior Notes Indenture Trustee and its professionals).  The Senior Notes Indenture Trustee and the Debtors reserved all rights with respect to this Remaining Senior Indenture Trustee Claim, except with respect to any objections based on timeliness, which were waived with prejudice.

_________________________
9 Interest is calculated as of the Petition Date.

3.  Subordinated Notes.

All three issuances of the Subordinated Notes, described below, were issued pursuant to that certain Subordinated Debt Securities Indenture, dated as of April 4, 2000, as supplemented and amended by that certain First Supplemental Indenture and that certain Second Supplemental Indenture, dated as of August 1, 2002 and March 16, 2004, respectively (collectively, the “Subordinated Indenture”).  The Subordinated Notes are contractually subordinated in right of payment to the prior payment in full of all senior indebtedness, including the Senior Notes.

By order dated December 17, 2009, the Bankruptcy Court approved that certain stipulation and agreement, dated November 17, 2009, between the Debtors and Law Debenture Trust Company of New York, as successor indenture trustee (the “Subordinated Notes Indenture Trustee”) under the Subordinated Indenture (the “Subordinated Indenture Stipulation”), pursuant to which the proof of claim filed by the Subordinated Notes Indenture Trustee, on behalf of itself and holders of debt issued by WMI pursuant to the Subordinated Indenture, was reduced and allowed solely in the following amounts:

Notes Issuance	Maturity Date	Issued Amount	Allowed Principal	Allowed Accrued Interest10	Allowed Total Amount
8.25% Subordinated Notes	April 1, 2010	$500,000,000.00	$451,870,530.25	$18,133,500.00	$470,004,030.25
4.625% Subordinated Notes	April 1, 2014	$750,000,000.00	$729,187,229.50	$16,449,467.71	$745,636,697.21
7.250% Subordinated Notes	November 1, 2017	$500,000,000.00	$437,962,198.47	$12,862,043.75	$450,824,242.22
$1,666,464,969.68

Pursuant to the Subordinated Indenture Stipulation, the Subordinated Notes Indenture Trustee was deemed to have filed an additional proof of claim against WMI (the “Remaining Subordinated Indenture Trustee Claim”) on account of its claims for the continuing accrual of interest and various other unliquidated amounts allegedly due and owing under the Subordinated Indenture for both the pre- and postpetition periods, including, but not limited to, the fees and expenses of the Subordinated Notes Indenture Trustee and its professionals and the Subordinated Notes Indenture Trustee and the Debtors reserved all rights with respect to this Remaining Subordinated Indenture Trustee Claim, except with respect to any objections based on timeliness, which were waived with prejudice.

4.  Guarantees of Commercial Capital Bank, Inc. Securities.

                      Pursuant to certain Guarantee Agreements, each dated as of November 1, 2007, WMI guaranteed (the “CCB Guarantees”) the payment of the obligations and liabilities under certain agreements and approximately $68 million principal amount of junior subordinated deferrable interest debentures acquired by HFC Capital Trust I, CCB Capital Trust IV, CCB Capital Trust V, CCB Capital Trust VI, CCB Capital Trust VII, CCB Capital Trust VIII, and CCB Capital Trust IX (collectively, the

_________________________
10 Interest is calculated as of the Petition Date.

“CCB Securities”), which obligations were assumed by WMB when WMB acquired the assets of New American Capital, Inc. (“NACI”) in November 2007.  Specifically, in November 2007, NACI merged with and into Mercer Acquisition LLC, a wholly-owned subsidiary of WMB, and Mercer Acquisition LLC subsequently distributed all of its assets, and assigned all of its liabilities, to WMB.  Thereafter, WMB became the primary obligor on the CCB Securities.  WMI anticipates that claims relating to the full outstanding amount of the CCB Guarantees will be allowed as claims against its estate.

5.  Junior Subordinated Debentures.

                      In accordance with the Amended and Restated Declaration of Trust, dated as of April 30, 2001, WMI, as sponsor, established WMCT 2001 to issue Trust Preferred Income Equity Redeemable SecuritiesSM (“Preferred Securities” or “PIERS”) to investors.  The proceeds from such issuance, together with the proceeds of the related issuance of common securities of WMCT 2001 (the “Common Securities”), were invested by WMCT 2001 in junior subordinated deferrable interest debentures issued by WMI (the “Junior Subordinated Debentures”), pursuant to that certain Indenture, dated as of April 30, 2001, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 2001, each of which is between WMI and The Bank of New York.  In the second quarter of 2001, WMCT 2001 issued 23 million Preferred Securities, with a total face value of $1.15 billion, 711,300 Common Securities to WMI, with a face value of approximately $0.4 billion, and acquired approximately $1.19 billion of 5.38% Junior Subordinated Debentures, due in 2041.  Each Preferred Security consisted of a preferred security having a stated liquidation amount of $50, and a current yield of 5.38%, and a warrant to purchase 1.2081 shares of common stock of WMI at any time prior to the close of business on May 3, 2041.  The Preferred Securities and Common Securities were issued at an initial purchase price of $32.33, reflecting an original issue discount of $17.67.  The Common Securities are junior in right of payment to the prior payment in full of the Preferred Securities.

The Junior Subordinated Debentures are subordinated in right of payment to the prior payment in full of all senior indebtedness, as defined in the indenture governing the Junior Subordinated Debentures.  The Preferred Securities issued by WMCT 2001 were guaranteed by WMI to the extent WMCT 2001 fails to satisfy its obligations to holders of the Preferred Securities.  The Debtors believe that claims asserted by holders of the Preferred Securities against WMI are duplicative of the claim asserted by the Junior Subordinated Debentures Trustee.

Wells Fargo Bank, National Association as (a) successor indenture trustee for the Junior Subordinated Debentures and (b) successor Guarantee Trustee under that certain Guarantee Agreement, dated as of April 30, 2001 (the “Junior Subordinated Debentures Trustee”), timely filed a proof of claim against WMI for obligations relating to, among other things, the Preferred Securities, the Common Securities, and the Junior Subordinated Debentures and WMI’s guarantee of such obligations.  On December 18, 2009, the Debtors objected to the proof of claim on the grounds that the amounts asserted in the proof of claim did not account for the original issue discount with which the Preferred Securities, Common Securities, and the Junior Subordinated Debentures were issued.  By order dated, January 28, 2010, the Bankruptcy Court reduced and allowed the Junior Subordinated Debentures Trustee’s claim with respect to the Junior Subordinated Debentures in the aggregate amount of $789,353,506.50, as follows:

Notes Issuance	Maturity Date	Allowed Principal	Allowed Accrued Interest11	Allowed Total Amount
Preferred Securities	May 1, 2041	$756,230,623.24	$9,443,576.39	$765,674,199.63
Common Securities12	May 1, 2041	$23,387,254.01	$292,052.86	$23,679,306.87
$789,353,506.50

6.  Preferred Stock.

a.  Series K Preferred Stock.

On September 18, 2006, WMI issued 20,000,000 depositary shares of its Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, with no par value (the “Series K Preferred Stock”).  Ownership of the Series K Preferred Stock is held in the form of depositary shares, each of which represents a 1/40,000th ownership interest in one share of the Series K Preferred Stock.  The Series K Preferred Stock dividend rate is adjustable each quarter and is calculated at the 3-month LIBOR plus 70 basis points.  The Series K Preferred Stock ranks senior to common shares both as to dividend and liquidation preferences, in parity to all series of preferred stock and junior to all senior and subordinated indebtedness of WMI.  Except under limited circumstances, the Series K Preferred Stock does not have voting rights.  As of the Petition Date, 500 shares of Series K Preferred Stock were issued and outstanding.  The number of outstanding shares of Series K Preferred Stock has not changed since the Petition Date.

b.  Series R Preferred Stock.

On December 17, 2007, WMI issued 3,000,000 shares of its 7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock (the “Series R Preferred Stock”).  The Series R Preferred Stock ranks senior to common shares both as to dividend and liquidation preferences, in parity to all series of preferred stock and junior to all senior and subordinated indebtedness of WMI.  Except under limited circumstances, the Series R Preferred Stock does not have voting rights.  Pursuant to its terms, each share of Series R Preferred Stock is convertible to a certain number of shares of WMI’s common stock, plus cash in lieu of fractional shares, subject to anti-dilution adjustments.  As of the Petition Date, 3,000,000 shares of Series R Preferred Stock were issued and outstanding.  The number of outstanding shares of Series R Preferred Stock has not changed since the Petition Date.

c.  Series I, J, L, M and N Preferred Stock.

In February of 2006, Washington Mutual Preferred Funding LLC (“WMPF”) was formed to issue securities qualifying for regulatory capital under applicable banking rules and regulations.  The only assets of WMPF were indirect interests in various residential mortgage and home equity loans and other permitted investments.  In 2006 and 2007, WMPF issued approximately $4,000,000,000 liquidation preference value of perpetual fixed and fixed-to-floating rate preferred securities (representing 40,000

_________________________
11 Interest is calculated as of the Petition Date.

12 These securities are owned by WMI.

shares) which were acquired by various issuer trusts which issued the Trust Preferred Securities in a like amount to investors.  Specifically, the Trust Preferred Securities include those certain (i) Washington Mutual Preferred Funding (Cayman) I Ltd. 7.25% Perpetual Non-Cumulative Preferred Securities, Series A-1, (ii) Washington Mutual Preferred (Cayman) I Ltd. 7.25% Perpetual Non-Cumulative Preferred Securities, Series A-2, (iii) Washington Mutual Preferred Funding Trust I Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities, (iv) Washington Mutual Preferred Funding Trust II Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities, (v) Washington Mutual Preferred Funding Trust III Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities, and (vi) Washington Mutual Preferred Funding Trust IV Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities.

On September 26, 2008, pursuant to a letter from the OTS, dated September 25, 2008, WMI issued a press release stating that it had exchanged the Trust Preferred Securities issued by WMPF for 4,000,000 depositary shares, each representing 1/1,000th of a share of a related class of WMI’s preferred stock, as applicable, of Perpetual Non-Cumulative Fixed and Fixed-to-Floating Rate Preferred Stock in Series I, J, L, M and N13 (previously defined as the REIT Series) – none of which were outstanding prior to September 25, 2008.  At the direction of the OTS, on September 25, 2008, employees of WMI and WMB executed an Assignment Agreement, which purported to assign the right, title, and interest in the Trust Preferred Securities to WMB as of that date.

The Trust Preferred Securities were subject to a conditional exchange feature whereby they would be transferred to WMI and the prior holders would receive, in exchange, the REIT Series, upon the occurrence of an “Exchange Event,” defined as, among other things:  (i) the undercapitalization of WMB under OTS’ “prompt correction action” regulations, (ii) WMB being placed into receivership, or (iii) the OTS, in its sole discretion, directing the exchange in anticipation of WMB becoming “undercapitalized” or the OTS taking supervisory action limiting the payment of dividends by WMB.

Pursuant to the Global Settlement Agreement, and as more fully set forth therein (a) JPMC or its designee will be deemed to be the sole legal, equitable and beneficial owner of the Trust Preferred Securities, (b) the WMI Entities will be deemed to have sold, transferred, and assigned any and all right, title and interest the WMI Entities may have or may ever have had in the Trust Preferred Securities, (c) any obligation of WMI to transfer the Trust Preferred Securities to WMB, including in accordance with that certain Assignment Agreement will be deemed to have been fully satisfied by the contribution to WMB of the Trust Preferred Securities as of September 25, 2008 and thereafter sold and transferred to JPMC in accordance with the Purchase and Assumption Agreement, and (d) all claims against the Debtors, the WMI Entities, the JPMC Acquisition Entities, the FDIC Receiver, or FDIC Corporate with respect to the Trust Preferred Securities will be released and withdrawn, with prejudice.  Please refer to the Global Settlement Agreement for a complete description of the proposed resolution of disputes relating to the Trust Preferred Securities.

Since the Petition Date, WMI has not made any distributions on or in relation to the Trust Preferred Securities or paid any dividends on account of any class of WMI’s equity securities, including preferred stock relating to the Trust Preferred Securities.

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13 As previously stated, the Trust Preferred Securities had a liquidation preference of $4 billion.  Thus, every $1,000 of principal amount of REIT Series is equal to one (1) depositary share.  Every $1,000,000 of principal amount of REIT Series is equal to one (1) share of WMI’s preferred stock.

7.  Common Stock.

WMI has authorized 3,000,000,000 shares of common stock.  As of the close of business on September 26, 2008, WMI had 1,704,958,913 shares of common stock outstanding.  Prepetition, WMI’s common stock was traded on the New York Stock Exchange under the symbol “WM.”

C.  Significant Events Leading To Commencement Of The Chapter 11 Cases

As extensively reported in the financial press, in mid-2007, the United States residential mortgage market began to experience significant disruptions.  These conditions worsened throughout 2007 and 2008, expanding into the broader U.S. credit markets and resulting in greater volatility, less liquidity, widening of credit spreads, significantly depressed volumes in most equity markets, declining asset values, slowed growth in major economies, and declining business and consumer confidence.

In this context, WMI, as the holding company for WMB, a significant originator of residential mortgages, reported decreased earnings and revenue.  Throughout 2007 and the first half of 2008, however, WMI had been able to weather the storm in large part due to WMI’s completion, in April 2008, of a significant recapitalization, which resulted in a $7.2 billion capital infusion (the “Capital Raise”) by several institutional investors (the “Institutional Investors”) including TPG Capital L.P. (the “TPG Investors”).  Pursuant to this transaction, WMI issued 822,857 shares of common stock and 19,928 shares of newly authorized Series T Contingent Convertible Perpetual Non-Cumulative Preferred Stock to the TPG Investors and 175,500,000 shares of common stock and 36,642 shares of newly authorized Series S Contingent Convertible Perpetual Non-Cumulative Preferred Stock to the Institutional Investors, other than the TPG Investors, at $8.75 per share.  Both series of preferred stock were convertible into common stock of WMI and were subsequently converted into WMI common stock prior to the Petition Date.  Upon conversion, the TPG Investors received 227.5 million shares of WMI common stock; the other Institutional Investors received 418.8 million shares of WMI common stock.

In mid-2008, WMB struggled to retain its retail deposit base and attract new deposits.  During this time, Moody’s Investor Service, Standard & Poor’s and Fitch Ratings downgraded the credit ratings assigned to the unsecured, long-term indebtedness of each of WMI and WMB, feeding the speculation that began to circulate in the market that WMI’s and WMB’s operations and capital positions were unstable.  As a result, WMB experienced significant deposit withdrawals of more than $16.7 billion, amounting to more than $2 billion per banking business day, in the ten days immediately prior to the Receivership.

In the midst of these downgrades, the OTS lowered WMB’s supervisory rating of overall condition – commonly referred to as a CAMELS14 rating – rendering WMB ineligible to receive primary credit from the Federal Reserve Bank’s Discount Window.  WMB was, however, able to receive secondary credit from the Discount Window of the Federal Reserve Bank of San Francisco after it had lost its primary creditor status, and was able to maintain borrowings up to the time of its seizure by the FDIC upon modified and more restricted borrowing terms.

During this ongoing process, WMI endeavored to pursue a merger or sale transaction with another financial institution and considered other strategic alternatives intended to increase WMI’s capital and liquidity levels.  On September 25, 2008, while WMI was pursuing these alternatives, the

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14 The components of a bank’s condition that factor into its CAMELS rating include: (C) Capital Adequacy; (A) Asset Quality; (M) Management; (E) Earnings; (L) Liquidity; and (S) Sensitivity to market risk (since 1997).

OTS appointed the FDIC as receiver for WMB and advised that the receiver was immediately taking possession of WMB’s assets.  The receiver sold substantially all assets of WMB to JPMC pursuant to the Purchase and Assumption Agreement dated the same day.  On the day following the Bank Receivership, the Debtors filed these chapter 11 cases to preserve their assets and maximize the value of their estates for the benefit of their creditors.

D.  The Chapter 11 Cases.

1.  “First-Day” Orders.

Due to the limited nature of WMI’s operations, few first-day motions were filed on the Petition Date.  The Bankruptcy Court did, however, enter orders authorizing, among other things, (i) the joint administration of the Debtors’ chapter 11 cases; (ii) an extension of time to file the Debtors’ schedules of assets and liabilities and statements of financial affairs; (iii) the waiver of the requirement to file a list of creditors; and (iv) maintenance by the Debtors of their existing bank accounts and business forms.

2.  Appointment of the Creditors’ Committee.

Section 1102 of the Bankruptcy Code requires that as soon as practicable after the commencement of a chapter 11 case, the United States Trustee shall appoint an official committee of unsecured creditors.  On October 15, 2008, the U.S. Trustee appointed the following members to form the Creditors’ Committee:  The Bank of New York Mellon Trust Company, N.A., Law Debenture Trust Company of New York, Wells Fargo Bank, N.A., and Wilmington Trust Company.15

The Creditors’ Committee retained Pepper Hamilton LLP and Akin Gump Strauss Hauer & Feld LLP as co-counsel.  The Creditors’ Committee also retained FTI Consulting, Inc. as its financial advisors.

3.  Appointment of the Equity Committee.

On January 11, 2010, the U.S. Trustee formed the Equity Committee.  Immediately thereafter, the Debtors filed a motion to disband the Equity Committee, which motion was denied by the Bankruptcy Court by order, dated February 17, 2010.  The Equity Committee originally retained Venable LLP and Benesch, Friedlander, Coplan & Aronoff LLP (“Benesch”) as its counsel.  The Equity Committee also retained Peter J. Solomon Company as its financial advisor.  On March 4, 2010, Benesch withdrew as Delaware counsel to the Equity Committee.  The Bankruptcy Court entered an order authorizing the retention of Ashby & Geddes, P.A. as Delaware counsel to the Equity Committee on April 8, 2010.  The Equity Committee also retained Susman Godfrey LLP as its lead counsel, replacing Venable LLP.  As of the date hereof, three of the original seven members of the Equity Committee have resigned.

4.  Retention of Professionals.

On October 30, 2008 and November 6, 2009, the Bankruptcy Court authorized the Debtors to retain Richards, Layton & Finger, P.A. and Weil, Gotshal & Manges LLP as their attorneys, effective as of the Petition Date.  The Bankruptcy Court also authorized the Debtors to employ and retain,

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15 Verizon Services Corp. was originally appointed to, but is no longer a member of, the Creditors’ Committee.

among others, the following firms:  (a) Davis Wright Tremaine LLP, as special counsel; (b) Elliott Greenleaf, as special litigation counsel and conflicts counsel; (c) Gibson, Dunn & Crutcher LLP, as special tax counsel; (d) John W. Wolfe, P.S., as special counsel; (e) Miller & Chevalier Chartered, as special tax counsel; (f) Bingham McCutchen LLP, as successor in interest to McKee Nelson LLP, as special tax counsel; (g) Perkins Coie LLP, as special counsel; (h) Quinn Emanuel Urquhart & Sullivan, LLP, as special litigation counsel and conflicts counsel; (i) Shearman & Sterling LLP, as special tax counsel; (j) Silverstein & Pomerantz LLP, as special tax counsel; and (k) Simpson, Thacher & Bartlett LLP, as special counsel.

The Bankruptcy Court has also authorized the Debtors to employ and retain (a) Alvarez & Marsal North America, LLC, as restructuring advisors to the Debtors; (b) CP Energy Group, LLC, as investment banker; (c) Domain Assets, LLC d.b.a. Consor Intellectual Asset Management, as intellectual property consultants; (d) Grant Thornton LLP, as tax advisors; (e) Kurtzman Carson Consultants LLC, as claims and noticing agent; (f) PricewaterhouseCoopers LLP, as special accountants; and (g) Blackstone Advisory Partners, L.P. (“Blackstone”), as financial advisor.

In addition, the Bankruptcy Court authorized the Debtors to employ professionals utilized in the ordinary course of business, including Arnold & Porter LLP, as litigation counsel; Corporate Counsel Solutions PLLC, to provide information technology and other general contract related legal services; Goodwin Procter LLP, as litigation counsel; Milliman USA, Inc., as reinsurance advisor; The Law Firm of David H. Zielke, PS, as structured finance advisor; Howard IP Law Group, PC, as legal specialist in patent matters; the public relations services of Joele Frank, Wilkinson Brimmer Katcher; Bass, Berry & Sims PLC, as Tennessee tax counsel; and Budsberg Law Group, PLLC, as Washington state counsel.

5.  Schedules/Bar Date.

On December 19, 2008, the Debtors filed with the Bankruptcy Court their schedules of assets and liabilities (the “Schedules”) and statements of financial affairs (the “SOFAs”).  On January 27, 2009 and February 24, 2009, WMI filed with the Bankruptcy Court its first and second, respectively, amended Schedules.  On January 14, 2010, WMI filed with the Bankruptcy Court further amendments to its SOFAs.  By order, dated January 30, 2009, the Bankruptcy Court established March 31, 2009 as the deadline for filing proofs of claim against the Debtors.  Over 3,700 proofs of claim have been filed against the Debtors in these chapter 11 cases.

6.  Exclusivity.

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to file a plan of reorganization (“Plan Period”).  In addition, section 1121(c)(3) of the Bankruptcy Code provides that if the debtor files a plan within the Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan (the “Solicitation Period” and together with the Plan Period, the “Exclusive Periods”).  Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend or increase the Exclusive Periods.

The Debtors’ Plan Period and Solicitation Period initially were set to expire on January 24, 2009 and March 25, 2009, respectively.  On January 20, 2009, the Debtors filed a motion to extend the Exclusive Periods, citing a multitude of factors, including:  (i) the size and complexity of the Debtors’ chapter 11 cases; (ii) the unresolved contingencies at issue; and (iii) the need to reconcile the numerous claims filed in these cases.  By order, dated February 16, 2009, pursuant to section 1121(d) of the

Bankruptcy Code, the Bankruptcy Court granted the Debtors an extension of the Plan Period and Solicitation Period through and including April 24, 2009 and June 23, 2009, respectively.

On April 22, 2009, the Debtors filed a second motion to extend the Exclusive Periods and, by order, dated May 19, 2009, the Bankruptcy Court granted the Debtors a further extension of the Plan Period and Solicitation Period through and including July 23, 2009 and September 21, 2009, respectively.  On July 22, 2009, the Debtors filed a third motion to extend the Exclusive Periods and, by order, dated August 21, 2009, the Bankruptcy Court granted the Debtors an extension of the Plan Period and Solicitation Period through and including October 21, 2009 and December 21, 2009, respectively.  On October 19, 2009, the Debtors filed a fourth motion to extend the Exclusive Periods and, by order dated November 20, 2009, the Bankruptcy Court granted the Debtors an extension of the Plan Period and Solicitation Period through and including January 19, 2010 and March 22, 2010, respectively.  Finally, on January 15, 2010, the Debtors filed a fifth motion to extend the Exclusive Periods, and by order dated February 9, 2010, the Bankruptcy Court extended the Plan Period and the Solicitation Period through and including March 26, 2010 and May 26, 2010, respectively.

On March 26, 2010, the Debtors filed the Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code and accompanying Disclosure Statement, which were subsequently amended on May 16, 2010, May 21, 2010, June 2, 2010, June 14, 2010, July 1, 2010 and October 6, 2010.

7.  Vendor Stipulation/Executory Contracts and Unexpired Leases.

Section 365 of the Bankruptcy Code grants a debtor the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases.  If an executory contract or unexpired lease is rejected, the counterparty to the agreement may file a claim for damages incurred by reason of the rejection.  Such claim is a general unsecured claim against a debtor’s estate.

Prior to the Petition Date, WMI was party to numerous contracts, many of which were for the benefit of WMB.  As a result of the Receivership, WMI determined that many of these contracts were no longer needed.  However, to assist JPMC with the integration of WMB’s business and to mitigate potential administrative claim exposure against the Debtors’ estates, the Debtors and JPMC entered into a stipulation regarding certain vendor contracts (the “Vendor Stipulation”), which was approved by the Bankruptcy Court by order dated October 16, 2008.  Pursuant to the Vendor Stipulation, the Debtors and JPMC agreed that, among other things, (i) JPMC was authorized to negotiate new agreements with WMI’s vendors, (ii) JPMC would pay such vendors for goods and services provided after the Petition Date, and (iii) the Debtors would cooperate with JPMC to ensure continued performance by the vendors.  In addition, JPMC is required to give WMI notice twenty (20) days prior to the date it no longer wishes to avail itself of the benefits of certain vendor contracts, after which JPMC is relieved of the related liability.  In most instances, upon the Debtors’ receipt of such notice from JPMC, the identified contracts were rejected.  Pursuant to the Global Settlement Agreement, on the effective date of the Global Settlement Agreement, the Vendor Stipulation will be terminated and deemed of no further force and effect.

On March 25, 2009, the Bankruptcy Court entered an order establishing procedures for the rejection of executory contracts and unexpired leases.  The approved procedures permit the Debtors to reject an executory contract on 10 days notice, without the additional expense to the Debtors’ estates and the attendant delay that would result if the Debtors were required to proceed by separate motion and hearing for every executory contract and unexpired lease they determined to reject.  Pursuant to these  procedures, the Debtors have rejected numerous unnecessary and economically burdensome contracts.

In addition, to date, outside of the context of the Vendor Stipulation and contracts assigned in conjunction with a sale or settlement, by order dated February 16, 2009, the Bankruptcy Court authorized the Debtors to (i) assume one unexpired lease of nonresidential real property and (ii) assume and assign to JPMC two unexpired leases of nonresidential real property.

8.  Litigation with the FDIC and JPMC.

a.  The D.C. Action.

As discussed above, on December 30, 2008, the Debtors, on their own behalf, and on behalf of each of WMI’s direct and indirect non-banking subsidiaries filed a proof of claim against the FDIC Receiver in connection with WMB’s receivership, asserting claims on behalf of the Debtors’ chapter 11 estates (the “Debtors’ Claims”).  The Debtors’ proof of claim requested, among other things, compensation for the Debtors’ equity interest in WMB, recognition of ownership interests in WMI’s assets claimed by the FDIC, allowance of a protective claim for payment of the Debtors’ deposits, payments of amounts owed to WMI by WMB and the avoidance of certain transfers made by WMI to WMB as a preference or fraudulent transfer, which were transferred or claimed by the FDIC and/or JPMC, and for other money owed by WMB.  By letter, dated January 23, 2009, the FDIC notified the Debtors that the FDIC had disallowed the Debtors’ proof of claim in its entirety.  The FDIC’s letter also notified the Debtors of their right pursuant to 12 U.S.C. § 1821(d)(6)(A) to challenge the disallowance of their claim by commencing a lawsuit within sixty (60) days of the notice of disallowance.

Consistent therewith, on March 20, 2009, the Debtors filed a complaint in the D.C. District Court (Case No. 09-cv-00533 (RMC)), as required pursuant to 12 U.S.C. § 1821, against the FDIC Receiver and FDIC Corporate.  In addition to appealing the disallowance of their proof of claim, the Debtors’ complaint alleged, among other things, that the FDIC sold WMB’s assets for less than they were worth, and as a result, the FDIC breached its statutory duty under the Federal Deposit Insurance Act to maximize the net present value of WMB’s assets.  The Debtors’ complaint further alleged that the FDIC’s failure to compensate the Debtors for what they would have received in a straight liquidation constitutes (i) a taking of the Debtors’ property without just compensation in violation of the Fifth Amendment of the U.S. Constitution and (ii) a conversion of the Debtors’ property in violation of the Federal Tort Claims Act.

By motions, dated June 11, 2009 and June 15, 2009, the FDIC Receiver and FDIC Corporate, respectively, filed motions to dismiss the D.C. Action, which motions were opposed by the Debtors.  Contemporaneously with their motions to dismiss, the FDIC filed an answer to the Debtors’ complaint, as amended, and counterclaims against the Debtors.  The Debtors opposed the FDIC’s motions to dismiss and thereafter, by motion dated July 27, 2009, moved to dismiss the amended counterclaims asserted by the FDIC and to stay the remainder of the D.C. Action, in its entirety, in favor of the pending adversary proceedings in the Bankruptcy Court (previously defined as, the “Debtors’ Motion to Stay/Dismiss”).  The FDIC and JPMC both opposed the Debtors’ Motion to Stay/Dismiss.  On January 7, 2010, the District Court granted the Debtors’ Motion to Stay/Dismiss in part and denied all of the pending motions to dismiss.  Accordingly, the D.C. Action is stayed in its entirety pending outcome of the adversary proceedings pending in the Bankruptcy Court.

JPMC and certain Bank Bondholders were permitted to intervene in the D.C. Action.  The Creditors’ Committee also filed a motion to intervene which was opposed by the FDIC, JPMC and the Bank Bondholders.  The Bankruptcy Court has not yet ruled on the Creditors’ Committee’s proposed intervention.

b.  The JPMC Adversary Proceedings.

As described above, during the course of the chapter 11 cases, the Debtors have engaged in extensive litigation with JPMC.  All such litigation relates to or arises from JPMC’s purchase of WMB’s assets.

(i)  The JPMC Adversary Proceeding.  On March 24, 2009, JPMC commenced the JPMC Adversary Proceeding against the Debtors and the FDIC, styled JPMorgan Chase Bank, N.A. v. Washington Mutual, Inc., et al., Adversary Pro. No. 09-50551(MFW), in the Bankruptcy Court seeking a declaratory judgment with respect to the ownership of certain disputed assets.  Those assets and interests include, among others, the Trust Preferred Securities, the right to certain Tax Refunds, the Disputed Accounts, certain judgment awards arising from the Goodwill Litigation (as described below), assets of the trusts supporting deferred compensation arrangements covering current and former employees of WMB, equity interests in Visa Inc., certain intellectual property and certain contractual rights.

On May 29, 2009, the Debtors filed an answer to JPMC’s complaint and asserted various counterclaims against JPMC claiming ownership rights over disputed assets and seeking avoidance of certain prepetition transfers of assets to WMB and, subsequently to JPMC.  JPMC moved to dismiss the counterclaims asserted by the Debtors against JPMC, which motion was opposed by the Debtors, and denied by the Bankruptcy Court by order dated September 14, 2009.  On September 18, 2009, JPMC sought leave to appeal the Bankruptcy Court’s ruling, which was opposed by the Debtors, and that putative appeal is pending.  JPMC has since filed an answer to the Debtors’ counterclaims on September 21, 2009.

The Debtors estimate that certain of their claims and the claims asserted against them in the JPMC Adversary Proceeding could take at least one year, and as much as four years, to fully litigate, depending upon the circumstances and whether the parties to the litigation pursued any appeals.

(ii)  Turnover Action.  On April 27, 2009, the Debtors commenced the Turnover Action against JPMC, styled Washington Mutual, Inc. et al. v. JPMorgan Chase Bank, N.A., Adversary Pro. No. 09-50934(MFW), in the Bankruptcy Court to recover approximately $4 billion that WMI and WMI Investment had on deposit at WMB and FSB (i.e., the Disputed Accounts), including an Admin Account, which are now held by JPMC, after assuming all of the deposit liabilities of WMB and FSB.

JPMC filed a motion to dismiss the Turnover Action, or, in the alternative to consolidate the Turnover Action with the JPMC Adversary Proceeding, which motion was opposed by the Debtors.  The FDIC and JPMC also filed motions to stay the Turnover Action and the JPMC Adversary Proceeding, asserting that the claims must be resolved by the D.C. District Court.  At a hearing held before the Bankruptcy Court on June 24, 2009, both of JPMC’s motions and the FDIC’s motion were denied.  Orders were entered to this effect on July 6, 2009.  Both JPMC and the FDIC have sought leave to appeal the orders denying their motions to dismiss or stay the JPMC Adversary Proceeding and the Turnover Action, which were opposed by the Debtors.  JPMC filed counterclaims, as amended, in the Turnover Action on or about August 10, 2009.  The Debtors moved to dismiss those counterclaims, which motion is still pending.

By order dated August 28, 2009, the Bankruptcy Court permitted the Bank Bondholders to intervene in the JPMC Adversary Proceeding and the Turnover Action.

The parties completed briefing on the Debtors’ motion for summary judgment in the Turnover Action, which motion and the oppositions thereto – filed by the FDIC Receiver, JPMC, and the

Bank Bondholders – were considered at a hearing before the Bankruptcy Court on October 22, 2009.  The Bankruptcy Court’s decision with respect to the Debtors’ summary judgment motion remains sub judice, although the Bankruptcy Court has indicated it is prepared to rule.

c.  FDIC Motion for Relief from Stay.

On November 4, 2009, the FDIC Receiver filed a motion for relief from the automatic stay to permit the FDIC Receiver to exercise its purported contractual right under the Purchase and Assumption Agreement to direct JPMC to return the Deposits to the FDIC Receiver.  The Debtors have opposed such relief.

d.  The American National Action and the Debtors’ 2004 Examination Requests.

On or about February 16, 2009, various insurance company plaintiffs, including American National Insurance Company, filed suit in the 122nd District Court of Galveston County, Texas, in the case captioned American Nat’l Ins. Co., et al. v. JPMC Chase & Co., et al. (Case No. 09-CV-0199) (the “American National Action”).  In their complaint, the plaintiffs asserted various causes of action against JPMC in connection with its acquisition of WMB’s assets.  Specifically, the plaintiffs asserted that there was a premeditated plan by JPMC designed to damage WMB and FSB, and thereby enable JPMC to acquire WMI’s banking operations at a “fire sale” price.  The causes of action asserted by the plaintiffs include various theories of business tort and tortious interference.  JPMC has disputed and contested these allegations.  Subsequent to the filing of the American National Action, JPMC and the FDIC Receiver, an intervening defendant, removed the action to the United States District Court for the Southern District of Texas (Case No. 09-00044).  Upon the motion of the FDIC Receiver, by order, dated September 9, 2009, the United States District Court for the Southern District of Texas then transferred the American National Action to the D.C. District Court (Case No. 09-cv-01743 (RMC)).  On April 13, 2010, the D.C. District Court entered an order granting motions to dismiss filed by JPMC and the FDIC Receiver, and stating that (i) the FDIC Receiver was a necessary party to that lawsuit but that (ii) the plaintiffs failed to pursue their claims against the FDIC Receiver administratively through the exclusive receivership claims process, such that the plaintiffs’ claims were barred by the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”).  On May 10, 2010, the plaintiffs filed a motion to alter or amend the April 13, 2010 judgment and requested leave to file an amended complaint.  On June 4, 2010, each of the FDIC and JPMC filed oppositions to plaintiffs’ motion and, on July 19, 2010, the D.C. District Court entered an order denying plaintiffs’ motion, which order the plaintiffs have appealed.

In connection with the American National Action, on May 1, 2009, the Debtors filed a motion (the “2004 Motion”), pursuant to Bankruptcy Rule 2004, seeking entry of an order directing the examination of JPMC.  JPMC opposed the 2004 Motion.  By Opinion and Order, dated June 24, 2009, the Bankruptcy Court granted the 2004 Motion.  JPMC’s subsequently-filed motion for reconsideration of this Court’s Opinion and Order was denied.  Thereafter, JPMC began producing documents to the Debtors for their review.

As a result of the review of certain of the documents produced by JPMC, the Debtors determined that additional fact investigation was necessary.  On December 14, 2009, the Debtors filed a motion, pursuant to Bankruptcy Rule 2004, seeking court authority to conduct additional examinations of witnesses and request the production of documents from various third-parties (the “Third Party 2004 Motion”), including, among others, the FDIC, the OTS, the U.S. Department of the Treasury, and former U.S. Treasury secretary Henry M. Paulson, Jr.  The Third Party 2004 Motion was denied by the Bankruptcy Court.  Certain third parties, however, have agreed to provide documents responsive to the Debtors’ requests on a consensual basis.

9.  The Global Settlement.

As noted above, the Plan incorporates, and is expressly conditioned upon the effectiveness of the Global Settlement Agreement which proposes to compromise and settle certain issues in dispute among the parties thereto.

Pursuant to the terms of the Global Settlement Agreement, the Debtors, JPMC, the FDIC Receiver, FDIC Corporate, the Settlement Note Holders and the Creditors’ Committee have agreed to compromise, settle and release, as to the parties thereto, certain issues in dispute among such parties including, but not limited to the issues disputed in (i) the D.C. Action, (ii) the JPMC Adversary Proceeding, (iii) the Turnover Action, (iv) the 2004 Motion, (v) the proof of claim filed by the Debtors and each of WMI’s direct and indirect non-banking subsidiaries with the FDIC Receiver, (vi) the JPMC Claims, (viii) the FDIC Claim, (ix) the transfer of the Trust Preferred Securities and the consequent issuance of the REIT Series, and (x) certain other disputed assets and liabilities.  The Global Settlement Agreement is incorporated into this Disclosure Statement by reference as if fully set forth herein.

Pursuant to the Global Settlement Agreement, WMI, the FDIC Receiver and the FDIC Corporate will use their best efforts to seek rulings from the D.C. District Court, the Bankruptcy Court, or the relevant appellate court (a) enjoining the plaintiffs in the American National Action and any other plaintiffs who have brought or may in the future bring such claims from taking any action inconsistent with the Debtors’ and the FDIC Receiver’s ownership and exclusive control over such claims and causes of action, including, without limitation, prosecution of the American National Action and (b) enjoining any other person from instituting or prosecuting any claims on behalf of WMI, WMB or the Receivership.  On the effective date of the Global Settlement Agreement, or as soon thereafter as is practicable following entry of an order of the D.C. District Court and/or the Bankruptcy Court or an appellate court consistent with clauses (a) and (b) above, solely to the extent that a final non-appealable judgment has not been entered previously against the plaintiffs in the American National Litigation as of such date, WMI, the FDIC Receiver, and FDIC Corporate will take any and all actions reasonably requested by WMI, the FDIC Receiver, and FDIC Corporate or JPMC to dismiss, with prejudice, the American National Litigation.

10.  WMB Notes Claims.

Holders of WMB Notes Claims filed claims against the Debtors in their chapter 11 cases seeking payment of allegedly outstanding amounts due on such notes and asserting claims for, among other things, (a) corporate veil-piercing, alter ego and similar principles, (b) substantive consolidation, (c) improper claim to purported deposits, (d) undercapitalization of, failure to support, and looting of the bank, (e) misrepresentations and omissions under the applicable securities laws, (f) conditional exchange of the Trust Preferred Securities, (g) tax refunds and losses, (h) mismanagement and breach of fiduciary and other duties, (i) claim for goodwill litigation award, and (j) fraudulent transfer.  Such claims are reflected on Exhibit “B” to the Global Settlement Agreement and, as asserted, aggregate approximately $4 billion.16  Certain holders of WMB Notes Claims assert that their claims are entitled to administrative priority or secured status.  On January 22, 2010, as subsequently corrected, the Debtors filed an objection to certain WMB Notes Claims on the grounds that, inter alia, the holders of such claims lack standing to assert such claims against the Debtors and that the asserted claims are otherwise insufficient as a matter of

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16 The Debtors believe that certain of the proofs of claim identified on Exhibit “B” to the Global Settlement Agreement may be duplicative.  The Debtors have not included those claims that appear to be duplicative in their estimate of the total amount of such claims.

law.  The Creditors’ Committee subsequently filed a joinder to the Debtors’ objection.  On March 5, 2010, the holders of certain WMB Notes Claims filed responses to the Debtors’ objections.  The Debtors’ reply brief was filed on March 26, 2010.  On April 6, 2010, the Bankruptcy Court conducted an initial hearing to consider the Debtors’ objection.  At this hearing, the Bankruptcy Court did not dismiss the WMB Notes Claims based on standing.  The parties are now engaged in discovery with respect to this issue.

Certain of the holders of WMB Senior Notes Claims – the Settlement WMB Senior Note Holders – engaged in discussions with the Debtors to resolve this dispute.  These discussions resulted in certain revisions to the Plan as well as entry into the Plan Support Agreement.  Specifically, pursuant to the Plan, in consideration for the releases to be granted by holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders of, among other things, all direct and derivative claims arising from or related to such holders’ WMB Senior Notes, as well as any misrepresentation or other similar claims for damages arising from the purchase or sale of such holders’ WMB Senior Notes (including, without limitation, any claim that is determined pursuant to a Final Order (as defined in the Plan) to be subordinated in accordance with section 510(b) of the Bankruptcy Code), the Debtors have agreed to provide such holders with those certain BB Liquidating Trust Interests, which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335 million).  Pursuant to the Plan Support Agreement, the Settlement WMB Senior Note Holders have agreed, in exchange for the treatment and distributions to be provided pursuant to the Plan to holders of Allowed WMB Senior Notes Claims and to Accepting Non-Filing Senior Note Holders, to limit their ability to sell or otherwise transfer their note holdings and related claims, to support confirmation of the Plan, and to provide certain releases, as set forth more fully in the Plan Support Agreement.

11.  The Equity Committee Actions.

On March 3, 2010, the Equity Committee commenced an action in the Bankruptcy Court, styled Official Committee of Equity Security Holders v. WMI, et al., Adv. Pro. No. 10-50731 (MFW), seeking to compel WMI to convene and hold an annual shareholders’ meeting for the nomination and election of its board of directors under Washington law.  On March 11, 2010, the Equity Committee filed a motion for summary judgment, seeking an order requiring WMI to convene and hold such a meeting.  In the alternative, the Equity Committee sought relief from the automatic stay to seek such relief in Washington state court.  The Debtors opposed the Equity Committee’s motion.  At a hearing before the Bankruptcy Court on April 21, 2010, the Bankruptcy Court determined that the automatic stay was not applicable, but did not consider the Equity Committee’s summary judgment motion.

On April 26, 2010, plaintiffs Michael Willingham and Esopus Creek Value L.P. filed an action against WMI in the Superior Court of the State of Washington, for the County of Thurston.  On May 13, 2010, WMI removed this action to the United States District Court for the Western District of Washington (the “W.D. Washington District Court”), from which it was automatically referred to the United States Bankruptcy Court for the Western District of Washington and assigned to Bankruptcy Judge Paul B. Snyder.  On May 14, 2010, WMI filed a motion to transfer venue to the United States District Court for the District of Delaware for referral to the United States Bankruptcy Court for the District of Delaware.  On May 21, 2010, plaintiffs filed a motion to remand the action to Washington state court.  A hearing on the motions to transfer and remand was held on June 11, 2010.  By order, dated June 21, 2010, Judge Snyder of the United States Bankruptcy Court for the Western District of Washington granted WMI’s motion to transfer the case and preserved the issue of remand for determination by the United States Bankruptcy Court for the District of Delaware.  On June 28, 2010,

plaintiffs withdrew their remand motion.  On August 23, 2010, by order of the court, this adversary proceeding was consolidated with the adversary proceeding styled Official Committee of Equity Security Holders v. WMI, et al., Adv. Pro. No. 10-50731 (MFW).

Document production and depositions have taken place in connection with these actions.  Discovery in these actions concluded on October 15, 2010, and oral argument is scheduled for November 9, 2010.

On April 26, 2010, the Equity Committee filed a motion for the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code (the “Examiner Motion”).  On May 4, 2010, the Debtors filed an objection to the Examiner Motion and objections were also filed by JPMC, the Creditors’ Committee and the WMI Noteholders Group.  Responsive papers were also filed by the U.S. Trustee, the FDIC, and the Bank Bondholders, among others.  At a hearing, held on May 5, 2010, the Bankruptcy Court denied the Examiner Motion and entered an order to this effect.  The Equity Committee moved for permission to appeal the Bankruptcy Court’s decision directly to the United States Court of Appeals for the Third Circuit (the “Third Circuit”), which motion was opposed by the Debtors and the Creditors’ Committee.  On June 7, 2010, the Bankruptcy Court entered an order certifying the Equity Committee’s appeal directly to the Third Circuit.  On July 7, 2010, the Equity Committee filed a petition with the Third Circuit requesting that the Third Circuit hear the appeal and, on July 19, 2010, the Debtors filed an opposition to such petition.  Notwithstanding its pending appeal, on June 8, 2010, the Equity Committee filed a renewed motion for the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code (the “Renewed Examiner Motion”).  The Debtors and other parties in interest filed objections to the Renewed Examiner Motion.  Notwithstanding the Debtors’ objection to the Renewed Examiner Motion, in the interest of cooperation and of providing guidance to the Bankruptcy Court and parties in interest with respect to their assessment of the Plan and the Global Settlement Agreement, the Debtors consented to, and the Bankruptcy Court directed, the appointment of an examiner.  The U.S. Trustee chose, and the Bankruptcy Court approved of, Joshua R. Hochberg, as the examiner to conduct an investigation on the terms set forth in the order directing the appointment of an examiner, a copy of which is annexed hereto as Exhibit E.  In particular, the Examiner will investigate and will prepare a report regarding (a) the claims and assets that may be property of the Debtors’ estates that are proposed to be conveyed, released or otherwise compromised and settled under the Plan and the Global Settlement Agreement, including all Released Claims, as defined in the Global Settlement Agreement, and the claims and defenses of third parties thereto and (b) such other claims, assets and causes of action which shall be retained by the Debtors and/or the proceeds thereof, if any, distributed to creditors and/or equity interest holders pursuant to the Plan, and the claims and defenses of third parties thereto.  The Examiner has been provided access to the document depository established by the Debtors as well as additional documents, and is conducting interviews of, among others, the Debtors.  The Examiner’s report is due to be filed with the Bankruptcy Court no later than November 1, 2010.  The Debtors will make the report, with the exception of any confidential information contained therein, publicly available at www.kccllc.net/wamu prior to the deadline to vote on the Plan.

Based upon the appointment of the Examiner, the pending appeal filed by the Equity Committee was dismissed.

12.  Motion to Convert to a Chapter 7 Liquidation or, in the Alternative, to Appoint a Trustee.

On May 4, 2010, the WMI Noteholders Group filed a motion for an order pursuant to section 1112(b) of the Bankruptcy Code converting the Debtors’ cases to a chapter 7 liquidation or, in the alternative, for an order pursuant to section 1104(a) of the Bankruptcy Code appointing a trustee to administer the Debtors’ estates (the “Conversion Motion”).  The Conversion Motion alleges that cause exists pursuant to section 1112(b) of the Bankruptcy Code to convert the cases and that creditors would be better served by a chapter 7 trustee rather than a debtor-in-possession.  In the alternative, the Conversion Motion seeks the appointment of a chapter 11 trustee.  The Debtors believe the Conversion Motion is wholly without merit and intend to vigorously oppose the motion.  The hearing on the Conversion Motion has been continued to the omnibus hearing scheduled for October 22, 2010, and the Debtors’, the Creditors’ Committee’s, and Wells Fargo Bank, N.A.’s deadline to object to the Conversion Motion has been extended to a date to be determined.

13.  The Trust Preferred Securities’ Adversary Proceeding.

On July 6, 2010, the TPS Plaintiffs commenced an adversary proceeding, the TPS Action, against JPMC, WMI, WMPF, Washington Mutual Preferred Funding (Cayman) I Ltd., Washington Mutual Preferred Funding Trust I, Washington Mutual Preferred Funding Trust II, Washington Mutual Preferred Funding Trust III and Washington Mutual Preferred Funding Trust IV seeking, among other relief, a declaratory judgment that (i) the Conditional Exchange was never consummated and cannot be consummated, (ii) neither WMI nor JPMC has any right, title or interest in the Trust Preferred Securities, (iii) the Trust Preferred Securities and any claim thereto do not constitute property of WMI’s estate, and (iv) the Trust Preferred Securities remain with investors who held such securities immediately prior to 8:00 a.m. on September 26, 2008 or to any subsequent transferees, other than in connection with the Conditional Exchange.  On the same date, the TPS Plaintiffs filed a motion with the Bankruptcy Court requesting authorization to file an unredacted version of their complaint in the TPS Action, under seal with the Bankruptcy Court, using highly confidential information provided by the Debtors.  On September 14, 2010, the Debtors and JPMC each filed an answer to the TPS Plaintiffs’ complaint and asserted counterclaims thereto.  The parties are engaging in discovery and, at a hearing held before the Bankruptcy Court on August 24, 2010, the parties agreed that the TPS Action would be heard by the Bankruptcy Court on December 1, 2010, or, if the Plan confirmation hearing begins on a later date, the first day of the hearing on confirmation.

14.  Other Material Litigation.

Prior to the Petition Date, WMI and its subsidiaries and affiliates were named in various lawsuits.  Due to the automatic stay, imposed by section 362 of the Bankruptcy Code, prepetition litigation has been stayed, unless otherwise ordered by the Bankruptcy Court.  This section is intended to disclose material pending litigation involving (i) the Debtors as parties and (ii) their assets, structures, or non-Debtor affiliates, which litigation may have a material impact on the value of the Debtors’ estates.

The factual case descriptions below, which are based solely on the Debtors’ view of the proceedings and subject to further review, elaboration, and modification, are included for information purposes only, and others familiar with these proceedings may dispute all or part of these descriptions or assessments.  As with all litigation, there is inherent risk and unpredictability, which makes it impossible to predict with any degree of accuracy the overall impact of the litigation referenced below on the value of the Debtors’ estates.  Many of the cases referenced herein have not pleaded a specified amount of damages.  Many others remain in the early stages of litigation and discovery; thus, it is difficult to predict the likelihood of liability or recovery.  As such, the Debtors are unable to value such litigation at this time.  Where appropriate, the Debtors are pursuing settlement strategies to reduce risk and litigation costs to their estates, and to the extent that any such settlements have been reached, they are noted below.

a.  Goodwill Litigation.

On August 9, 1989, FIRREA was enacted.  Among other things, FIRREA raised the minimum capital requirements for savings institutions and required a phase-out of the amount of supervisory goodwill that could be included in satisfying certain regulatory capital requirements.  FIRREA represented an abrupt change in federal policy.  The exclusion of supervisory goodwill from the regulatory capital of many savings institutions led them to take actions to replace the lost capital either by issuing new qualifying debt or equity securities or to reduce assets.  A number of these institutions and their investors subsequently sued the United States Government seeking damages based on breach of contract and other theories (collectively, the “Goodwill Lawsuits”).  To date, trials have been concluded and opinions have been issued in a number of Goodwill Lawsuits in the United States Court of Federal Claims.

(i) American Savings Bank, F.A. In December 1992, American Savings Bank, F.A. (“ASB”), Keystone Holdings, Inc. (“Keystone”), and certain related parties (the “American Savings Plaintiffs”) filed suit against the United States Government, alleging, among other things, breach of contract as a result of the passage of FIRREA and its implementing regulations as related to their acquisition of ASB.  Keystone and its subsidiaries were thereafter acquired by WMI and, WMI or its subsidiaries succeeded to all of the rights of ASB, Keystone, and the related parties in such litigation and will, as a result, receive any recovery from the litigation.

After many years of litigation, on December 18, 2006, the United States Court of Federal Claims entered a partial judgment against the United States in the approximate amount of $55 million (the “American Savings Judgment”).  See American Savings Bank, F.A. v. United States, No. 92-872C, currently pending in the United States Court of Federal Claims (the “American Savings Litigation”).  The judgment was appealed but ultimately affirmed by the United States Court of Appeals for the Federal Circuit on March 6, 2008.  On September 12, 2008, over the Government’s objection, the Federal Claims Court entered the American Savings Judgment as a partial final judgment in accordance with the Federal Circuit’s affirming order.  The Court then ordered that the judgment be paid to WMI.

In the JPMC Adversary Proceeding, filed on March 24, 2009, JPMC asserted, among other things, that WMB and, consequently, JPMC, which purchased certain assets of WMB, is the rightful beneficiary of the American Savings Judgment rather than WMI.  WMI disputes JPMC’s ownership interest in the American Savings Judgment.

On January 6, 2009, the United States filed a motion for an order lifting the automatic stay to allow the Government to setoff the American Savings Judgment against amounts allegedly owed by WMI to the Internal Revenue Service (the “Setoff Motion”).  The Debtors opposed the Setoff Motion and on February 16, 2009, the Bankruptcy Court ordered the American Savings Judgment be paid into the Bankruptcy Court’s registry (the “Registry Funds”), until the proper recipient could be determined.  On August 9, 2010, the United States filed a notice of withdrawal, with prejudice, of any and all rights and interests it has (including setoff rights) with respect to the Registry Funds.

Pursuant to the Global Settlement Agreement, JPMC, the FDIC Receiver, and FDIC Corporate have agreed to waive and release any and all rights and claims associated with the American Savings litigation, including, without limitation, any rights and claims to (A) the Registry Funds, and (B) any funds held in escrow pursuant to that certain Escrow Agreement, dated December 20, 1996, by and among WMI, Keystone Holdings Partners, L.P., Escrow Partners, L.P. and The Bank of New York.

(ii) Anchor Savings Bank FSB.  In January 1995, Anchor Savings Bank FSB (“Anchor”), filed suit against the United States Government for breach of contract arising out of FIRREA and for unspecified damages involving supervisory goodwill related to its acquisition of several troubled savings institutions from 1982-1985 (the “Anchor Litigation”).  The Dime Savings Bank of New York, FSB (“Dime Bank”) acquired Anchor shortly after the case was commenced and Dime Bank assumed the rights under the litigation against the Government.  Dime Bancorp, Inc. (“Dime Inc.”), the parent company to Dime Bank, distributed a Litigation Tracking Warrant™ (an “LTW”) for each share of its common stock outstanding on December 22, 2000 to each of its shareholders on that date based on the value of the recovery in the Anchor Litigation.  In January 2002, Dime Bank and Dime Inc. merged into WMB and WMI, respectively.  As a result of these mergers, the LTWs are now, when exercisable, exchangeable for shares of WMI’s common stock.

Prior to the Petition Date, the LTWs traded on the Nasdaq National Market under the symbol “DIMEZ.”  On October 30, 2008, WMI received a notice from Nasdaq delisting the LTWs and the LTWs ceased trading on November 6, 2008.  WMI filed a Form 25-NSE with the SEC on November 14, 2008 which removed the LTWs from listing and registration on the Nasdaq.

In a series of decisions issued in 2002, the United States Court of Federal Claims concluded that FIRREA breached the government’s supervisory goodwill contracts with Anchor.  Thereafter, in a decision dated March 14, 2008, the United States Court of Federal Claims, held that Anchor was entitled to recover lost profits and other damages in the amount of approximately $382 million, plus an undetermined amount for a gross-up of tax liabilities.  On July 16, 2008, the court reduced the judgment to approximately $356 million.  On March 10, 2010, the Federal Circuit Court of Appeals affirmed the judgment of approximately $356 million, and also remanded the case to the Court of Federal Claims for further determination of whether that court had made a calculation error and should increase the damage award by as much as an additional $63 million.

Similar to the American Savings Judgment, in the JPMC Adversary Proceeding, JPMC has asserted that it is entitled to the damage award relating to Anchor, rather than WMI.

Pursuant to the Global Settlement Agreement and sections 363 and 365 of the Bankruptcy Code, WMI will be deemed to have sold, transferred and assigned to JPMC, or otherwise waived or relinquished, any and all right, title and interest it may have in the Anchor litigation, free and clear of any liens, claims, interests and encumbrances, including, without limitation, any liens, claims, interests and encumbrances of holders of the LTWs, and the FDIC Receiver and FDIC Corporate will be deemed to have waived and released any and all rights and claims associated with the claims, causes of action, damages, liabilities and recoveries associated with the Anchor Litigation.

b.  Broadbill Declaratory Judgment Action.

On April 12, 2010, Broadbill Investment Corp. (“Broadbill”) commenced an adversary proceeding against WMI related to the Anchor Litigation, discussed above.  Broadbill’s complaint seeks several declaratory judgments by the Bankruptcy Court, including a ruling that the holders of the LTWs have allowed claims against—and not equity interests in—WMI.  The Debtors believe the causes of action in the complaint are wholly without merit and, on May 17, 2010, filed a motion to dismiss Broadbill’s complaint on several grounds.  First, the Debtors contend that Broadbill lacks standing to bring any cause of action in connection with the LTWs.  Second, the Debtors believe that Broadbill’s claim for breach is unripe.  Third, the Debtors believe that that the LTW holders do not have a right to participate in any recovery from the Anchor Litigation.  Finally, the Debtors believe that, pursuant to the

LTWs’ terms, the LTWs are plainly equity securities and thus constitute equity interests in, not claims against, the Debtors.

On May 18, 2010, the Creditors’ Committee moved to intervene and filed a joinder to the Debtors’ motion to dismiss.  The Bankruptcy Court has not yet ruled on the Creditors’ Committee’s motion to intervene.  At a hearing before the Bankruptcy Court on June 3, 2010, two additional purported LTW holders, Nantahala Capital Partners and Blackwell Partners (collectively, “Nantahala”), informed the Bankruptcy Court and the Debtors of their intention to intervene in the adversary proceeding commenced by Broadbill.  On June 7, 2010, Broadbill filed its opposition to the Debtors’ motion to dismiss, and, on June 8, 2010, Nantahala filed its own brief opposing the motion to dismiss.  At a hearing before the Bankruptcy Court on June 17, 2010, the Bankruptcy Court stated that it would enter an order formally allowing Nantahala to intervene in Broadbill’s adversary proceeding and requested that the parties submit a stipulation and proposed order to that effect.  On June 25, 2010, Nantahala filed a stipulation and proposed order that would allow them to intervene in Broadbill’s adversary proceeding.  The Bankruptcy Court approved the stipulation on June 30, 2010 and Nantahala filed an intervenor complaint on July 1, 2010.

On June 16, 2010, the Debtors filed the 43rd and 44th Omnibus Objections in their chapter 11 cases, seeking to disallow approximately 190 claims filed by putative LTW holders (including Broadbill and Nantahala), on the bases that: (i) the claims are not actual claims, but rather equity interests, and/or (ii) the claims must be subordinated pursuant to section 510(b) of the Bankruptcy Code.  On June 24, 2010, the Debtors moved to stay the Broadbill adversary proceeding, to consolidate the Broadbill adversary proceeding with the proceedings to resolve the Debtors’ 43rd and 44th Omnibus Objections, and to adjourn the hearing on the 43rd and 44th Omnibus Objections to September 7, 2010.  On July 15, 2010, Broadbill and Nantahala filed objections to this motion.  At the hearing before the Bankruptcy Court on July 20, 2010, the parties announced an agreement pursuant to which Broadbill would file a consolidated class action complaint on behalf of the LTW holders, which would supersede all prior complaints, and that the Debtors would withdraw without prejudice the aforementioned motion to dismiss and motion to consolidate, and would adjourn the omnibus objection sine die.

On September 3, 2010, Broadbill and Nantahala filed the aforementioned consolidated class complaint on behalf of the class of LTW holders, naming themselves as class plaintiffs.  On September 17, 2010, WMI filed an Answer as well as a Counterclaim based on section 510(b) subordination.  On September 24, 2010, WMI filed its First Amended Answer and Counterclaim.

If Broadbill prevails in the adversary proceeding on behalf of the class of LTW holders, their claims against the Debtors will be treated as General Unsecured Claims pursuant to the Plan.  Thus, because the LTW holders’ claims are disputed claims, the Liquidating Trustee will reserve up to approximately $183.9 million, the maximum amount payable in the event that LTW holders’ claims are allowed in full,17 or such other amount as is determined by the Bankruptcy Court, for such claims as set forth in Section V.C.3.a hereof.  Broadbill believes that such reserve should be in a greater amount.

_________________________
17 The Debtors calculated this amount based upon the defined term “Adjusted Litigation Recovery,” as defined in that certain 2003 Amended and Restated Warrant Agreement, dated as of March 11, 2003, between WMI and Mellon Investor Services LLC, successor to EquiServe Trust Company, N.A. and EquiServe Limited Partnership, as Warrant Agent.  Pursuant to this definition, the Debtors calculated the estimated total “Amount Recovered” from the Anchor Litigation to be $419,000,000 (which is the $356,000,000 judgment amount plus an additional potential $63,000,000), and then subtracted from this amount (i) $20,331,614 in estimated expenses incurred in pursuing the litigation and obtaining the Amount Recovered; (ii) $1,758,401 in estimated expenses incurred in connection with the creation, issuance and trading of the LTWs; and (iii) $180,594,043 in estimated taxes (using an effective tax rate of 45.5%, based upon the combined highest federal, New York State and New York City income tax rates applicable to financial institutions, multiplied by the net of the Amount Recovered minus the expenses described in clauses (i) and (ii) above), to reach a subtotal of $216,315,942.  The Debtors then multiplied this subtotal by 85% (as set forth in the defined term “Adjusted Litigation Recovery”), to reach an estimated maximum Adjusted Litigation Recovery amount of $183,868,551.  The Debtors actually believe this amount should be less, after taking into account additional expenses with respect to which the Debtors are still researching for documentation.

c.  Buus Litigation.

In Buus, et. al. v. WaMu Pension Plan, et al., No. 07-903 (W.D. Wa.), plaintiffs, representing a class of current and former WaMu Pension Plan (as defined below) participants, claim that the WaMu Pension Plan’s cash balance formula for calculating pension benefits violates the Employee Retirement Income Security Act of 1974, as Amended, 29 U.S.C. § 1001, et seq. (“ERISA”) and that the WaMu Pension Plan failed to comply with ERISA’s notice and disclosure provisions.  The WaMu Pension Plan and the Plan Administration Committee are named defendants in the Buus litigation.  On December 18, 2007, the W.D. Washington Court granted in part and denied in part the named defendants’ motion to dismiss the amended complaint filed in the Buus litigation.  Specifically, the W.D. Washington District Court held that the WaMu Pension Plan is not discriminatory because it does not reduce the rate of benefit accrual on the basis of age.  The W.D. Washington District Court dismissed all claims except for the claim that the WaMu Pension Plan failed to provide notice of reduction in rate of benefit accrual in violation of ERISA § 204(h).  The defendants filed their answer and affirmative defenses to the Amended Class Action Complaint on April 30, 2008.

On October 2, 2008, shortly after the commencement of these chapter 11 cases, the W.D. Washington District Court entered an order staying the litigation for thirty days and directing the parties to submit a joint status report at the end of such period.  Subsequently, plaintiffs and defendants in the Buus litigation filed numerous status reports at the direction of the W.D. Washington District Court informing that court of, inter alia, the status of the chapter 11 cases and the corresponding litigation between the Debtors, the FDIC, and JPMC relating to, among other issues, the disposition of the WaMu Pension Plan and the ownership of the Debtors’ other significant assets.  As set forth above, in the JPMC Adversary Proceeding, JPMC contends that it should be entitled to assume and continue the WaMu Pension Plan but without taking responsibility for the Buus Litigation.

Named plaintiffs in the Buus Litigation, individually and on behalf of the certified class, timely filed proofs of claim against WMI in its chapter 11 cases in connection with the Buus Litigation (the “Buus Claims”).

On September 1, 2009, the Buus plaintiffs filed a motion for relief from the automatic stay to continue prosecuting the Buus Litigation, which motion was timely opposed by the Debtors.  WMI contended that the prosecution of the Buus Litigation should be postponed until the dispute regarding the sponsorship of the WaMu Pension Plan with JPMC is resolved so that the proper party in interest could take responsibility for defending claims asserted in the Buus Litigation.

On June 29, 2010, the Debtors, the Plan Administrative Committee, the WaMu Pension Plan, and the named plaintiffs in the Buus Litigation entered into that certain Buus Class Action Settlement Agreement, which agreement is still subject to final approval by the Bankruptcy Court and the W.D. Washington District Court.  Pursuant to the proposed settlement, the liabilities of the WaMu Pension Plan to those participants of the WaMu Pension Plan who are members of the settlement classes will be increased by the amount of $20 million, less, among other things, certain fees and expenses associated with implementation of the settlement and fees and expenses of lead plaintiffs’ counsel.  On

June 30, 2010, the parties to the Buus Class Action Settlement Agreement filed a motion in the W.D. Washington District Court seeking preliminary approval of the settlement.  On July 27, 2010, the W.D. Washington District Court entered an order preliminarily approving the Buus Class Action Settlement Agreement.  On August 3, 2010, the Debtors filed a motion seeking approval of the Buus Class Action Settlement Agreement by the Bankruptcy Court and disallowance of the Buus Claims and other proofs of claim asserting claims relating to the Buus Litigation.  Hearings to consider approval of the Buus Class Action Settlement Agreement by the Bankruptcy Court and the W.D. Washington District Court are scheduled for October 22, 2010 and October 29, 2010, respectively.

Pursuant to the Global Settlement Agreement, JPMC will support and take such action as is reasonably requested by the Debtors to consummate any settlement of the Buus Litigation provided that such settlement does not impact the assets and liabilities associated with the WaMu Pension Plan in an amount greater than $20 million and JPMC will not be entitled to seek recovery under the Blended Policies, as defined below, with respect to claims arising from or relating to the Buus Litigation.  As more fully described in the Global Settlement Agreement, JPMC and the Debtors have agreed that WMI will transfer sponsorship of any interests it may have in the WaMu Pension Plan to JPMC and JPMC will assume sponsorship of the WaMu Pension Plan.

d.  Youkelsone Litigation.

On January 21, 2009, Nadia Youkelsone, pro se, commenced an adversary proceeding against WMI.  Ms. Youkelsone’s complaint asserts various causes of action, including, but not limited to, abuse of process, breach of contract and implied warranties, unjust enrichment, consequential damages, bad faith and misrepresentation, fraud and deceit related to her residential mortgage with WMB.  The Debtors filed a motion to dismiss Ms. Youkelsone’s complaint on the grounds that, among other things, Ms. Youkelsone sued the wrong party because WMB and not WMI was the owner and/or servicer of her mortgage, which motion was granted by the Bankruptcy Court.  Ms. Youkelsone subsequently filed an amended complaint, which the Debtors again moved to dismiss.  On August 13, 2010, the Bankruptcy Court granted the Debtors’ motion to dismiss the amended complaint.  Ms. Youkelsone has filed an appeal of this decision.

e.  ERISA, Securities, and Related Litigation.

(i) The Multi-District Litigation.  On November 28, 2007, WMI moved before the Federal Judicial Panel on Multi-District Litigation for an order to consolidate multiple ERISA, securities, and derivative actions (described below), and transfer the consolidated actions to the W.D. Washington District Court.  As a result of the November 28th motion, all of the federally filed cases pending outside the Western District of Washington were transferred to the W.D. Washington District Court, and assigned to Judge Marsha J. Pechman for coordinated or consolidated pretrial proceedings with the actions pending in the district.  On May 7, 2008, Judge Pechman entered an order consolidating the ERISA actions into a single case, In re Washington Mutual, Inc. ERISA Litigation, No. C07-1874 MJP (the “Consolidated ERISA Litigation”), and the securities actions into a single case, In re Washington Mutual, Inc. Securities Litigation, No. C08-387 MJP (the “Consolidated Securities Litigation”).  Judge Pechman also consolidated the federally-filed derivative actions on May 21, 2008, into two tracks:  In re Washington Mutual, Inc. Derivative Litigation (Demand Made Actions), No. C08-566 MJP and In re Washington Mutual, Inc. Derivative Litigation (Demand Futile Actions), No. C07-1826 MJP (the “Consolidated Federal Derivative Actions”).  Thus, the multi-district litigation, In re Washington Mutual, Inc., Sec., Deriv. & ERISA Litig., No. 2:08-md-1919 (MJP) (the “MDL”), aggregated the Consolidated ERISA Litigation, the Consolidated Securities Litigation, and the Consolidated Federal Derivative Actions.  A scheduling order issued on November 25, 2009 set the discovery and trial-related schedule for both the

Consolidated ERISA Litigation and the Consolidated Securities Litigation.  On January 23, 2009, Judge Pechman dismissed the Consolidated Federal Derivative Actions without prejudice for lack of standing to bring suit.

In connection with the securities claims asserted in the MDL, the plaintiffs filed proofs of claims in WMI’s bankruptcy case.  WMI objected to those proofs of claim on the ground that, among other things, they are subject to mandatory subordination pursuant to section 510(b) of the Bankruptcy Code.  Subsequent to the filing of that objection, WMI and the securities litigation plaintiffs agreed to a consensual resolution of that objection whereby the securities litigation plaintiffs would stipulate to the subordination of their claims consistent with section 510(b) of the Bankruptcy Code.

(ii) Consolidated ERISA Litigation.  Beginning on November 20, 2007, several ERISA class actions (the “ERISA Actions”) were filed against WMI, certain of its officers and directors, and, in some cases, the Washington Mutual, Inc. Human Resources Committee (the “HRC”), the Plan Administration Committee (the “PAC”), and Plan Investment Committee (the “PIC”) of the WaMu Savings Plan, a tax-qualified plan under section 401(a) of the Internal Revenue Code.  Such ERISA Actions include Bushansky v. Washington Mutual, Inc., et al., No. C07-1874 (W.D. Wa. Filed Nov. 20, 2007), Ware v. Washington Mutual, Inc., et al., No. C07-1997, and Marra v. Washington Mutual, Inc., et al., No. C07-2076 (W.D. Wa. Filed Dec. 27, 2007), along with many other ERISA-based litigations, stemming from the same set of facts and allegations.  As detailed above, on May 7, 2008, all of those ERISA Actions were consolidated into a single case, the Consolidated ERISA Litigation, proceeding as part of the MDL.  On May 20, 2008, the District Court appointed Hagens Berman Sobol Shapiro LLP and Keller Rohrback L.L.P. as Class Counsel in the Consolidated ERISA Litigation.  In that Consolidated ERISA Litigation, plaintiffs filed a Consolidated Amended Complaint on August 5, 2008.  On February 19, 2009, after WMI filed for bankruptcy, plaintiffs filed a Second Amended Complaint removing WMI as a defendant due to the automatic stay, while proceeding against other defendants.

In the operative complaint, the Second Amended Complaint, the class period runs from October 19, 2005 to September 26, 2008.  Plaintiffs assert six ERISA-based claims for breaches of fiduciary duty with respect to alleged imprudent investment in WMI stock by the WaMu Savings Plan.  Prior to plaintiffs’ removal of WMI as defendant, all six claims were asserted against WMI.  The Second Amended Complaint alleged claims against defendants JPMC, former CEO Kerry Killinger, and members of the HRC, the PAC, and the PIC.  Simultaneously, plaintiffs Bushansky, Ware, and Marra individually filed proofs of claim against WMI in the Bankruptcy Court, in addition to a class claim.

On October 5, 2009, Judge Marsha Pechman ruled on defendants’ motions to dismiss the Consolidated ERISA Litigation.  All claims were dismissed against Mr. Killinger and JPMC and certain claims were dismissed as to the HRC, PIC, and PAC defendants.  Specifically, the district court dismissed Count One (failure to prudently and loyally manage the plan) as to the HRC defendants, yet maintained the claim against the PIC defendants.  Count Two (failure to monitor fiduciaries) remains against the HRC defendants.  Count Three (duty to disclose information to co-fiduciaries) was dismissed in its entirety.  Count Four (duty to provide complete and accurate information to plan participants and beneficiaries) remains against the PAC defendants.  Count Five (co-fiduciary liability) was dismissed against all defendants except the HRC defendants.  And, Count Six (knowing participation in the breach), which had only been brought against JPMC, was dismissed when the court dismissed all counts against JPMC.

Subsequent to Judge Pechman’s ruling on the motions to dismiss, plaintiffs moved the court to direct entry of final judgment under Fed. R. Civ. P. 54(c) with respect to the dismissal of JPMC so as to allow plaintiffs the opportunity to appeal the dismissal to the Ninth Circuit Court of Appeals.

The HRC, PIC, and PAC (the “Committee Defendants”) cross-moved for an interlocutory appeal to the Ninth Circuit regarding the denial of their motions to dismiss, but only in the event that plaintiffs’ Rule 54(c) motion is granted.  Also, the HRC defendants moved for reconsideration of that portion of the order denying their motions to dismiss.  On November 30, 2009, Judge Pechman denied the HRC defendants’ motion for reconsideration.  Furthermore, on January 11, 2010, Judge Pechman issued an order denying, without prejudice, plaintiffs’ motion for entry of final judgment against JPMC, allowing plaintiffs to bring a renewed motion after the court rules on class certification.  The district court’s ruling rendered moot the Committee Defendants’ conditional cross-motion for interlocutory appeal.

Thereafter, on January 15, 2010, pursuant to the district court’s scheduling order, dated November 25, 2009, all remaining defendants filed answers to the complaint.  Discovery has commenced but has not yet been completed.

On June 18, 2010, the plaintiffs in the ERISA Action and certain current and former settling defendants, including WMI and JPMC, entered into an agreement to settle the ERISA Litigation.  Pursuant to the settlement agreement, among other things, certain of WMI’s insurers will make a one-time payment of $49 million to a settlement fund for distribution, net of certain expenses, to members of a class to be certified by the W.D. Washington District Court solely for settlement purposes.  The W.D. Washington Court preliminarily approved the settlement on August 6, 2010.  On August 13, 2010, the Debtors filed a motion seeking approval of the settlement of the ERISA Action by the Bankruptcy Court.  Hearings to consider approval of the ERISA Action settlement by the Bankruptcy Court and final approval of the settlement by the W.D. Washington District Court are scheduled for October 22, 2010 and November 5, 2010, respectively.

(iii) Consolidated Securities Litigation.  Prior to the commencement of these chapter 11 cases, certain securities class action claims (the “Securities Actions”) were asserted against WMI and certain other defendants, which actions have been stayed as to WMI, as a result of the automatic stay.  As described above, the Securities Actions are proceeding against defendants, other than WMI, in the aforementioned MDL.  The lead securities case in the MDL, referred to above as the Consolidated Securities Litigation, is Lead Case No. C08-0387 (MJP).  Additional related securities actions removed from California state court and Oregon state court have been consolidated with the MDL securities proceeding to coordinate discovery.18

The Amended Consolidated Class Action Complaint in the Consolidated Securities Litigation asserts claims under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, based upon alleged misstatements and omissions by WMI and certain of its former officers and directors regarding, among other things, the financial condition of WMI and WMB.  Numerous underwriters and WMI’s former auditor are also named as defendants in the MDL with respect to the Securities Act claims.  Six claims are asserted in the consolidated class action complaint:  Counts I-III are securities fraud claims under the Exchange Act (Section 10(b), Rule 10b-5 and 20(a)); and Counts IV-VI are securities claims under the Securities Act (Sections 11, 12(a)(2) and 15).

On October 27, 2009, Judge Pechman issued a decision in the Consolidated Securities Litigation regarding defendants’ motions to dismiss the securities class action claims.  On the Exchange Act claims (Counts I-III), the court granted in part and denied in part defendants’ motions; however, the parts of the order granting dismissal are extremely narrow.  Counts I-III therefore survived dismissal as to

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18 These actions are captioned In re Washington Mutual, Inc. Cal. Sec. Litig., Lead Case No. C09-664 (MJP) and Sweet v. Killinger, No. C09-1718 (MJP), respectively.  The Sweet action recently was dismissed with prejudice.

nearly all of plaintiffs’ allegations and as to all individual defendants.  In terms of the Securities Act claims (Counts IV-VI), the court granted dismissal in part as to certain of the claims under Sections 11 and 12(a)(2) on the basis of plaintiffs’ inability to establish standing; but most of the Sections 11 and 12(a)(2) claims will move forward, as will the Section 15 control person claim.

The activity on the MDL docket pertaining to the Consolidated Securities Litigation, since the October 27, 2009 decision, relates to scheduling and the coordination of class certification and related discovery among the parties.  On April 30, 2010, plaintiffs filed their motion for class certification.  The defendants opposed the motion to certify and plaintiffs filed a consolidated omnibus reply.  Judge Pechman heard the class certification motion on September 24, 2010 and, on October 12, 2008, entered an order granting it in part and denying it in part.  Coordinated merits depositions commenced on October 4, 2010.  The close of fact discovery is scheduled for July 5, 2011, the close of expert discovery is set for November 4, 2011, and a five-week trial is scheduled to commence on June 4, 2012.

(iv)  South Ferry Securities Litigation.  Beginning on July 20, 2004, several securities class actions were filed against WMI and certain of its officers and directors on behalf of purchasers of WMI securities from and including April 15, 2003 through June 28, 2004 (the “South Ferry Class Period”).  On November 15, 2004, Judge Coughenour of the W.D. Washington District Court consolidated the securities actions into a single case, South Ferry LP #2 v. Killinger, et al., Master File No. CV04-1599-JCC (the “South Ferry Securities Litigation”).  On November 30, 2004, Judge Coughenour appointed lead plaintiffs.  On March 1, 2005, the lead plaintiffs filed a consolidated complaint alleging violations of the federal securities laws.  The claims asserted in the South Ferry Securities Litigation are based on different factual allegations and involve a different class period than those asserted in the Consolidated Securities Litigation and the cases are not related.

On November 17, 2005, Judge Coughenour denied defendants’ motion to dismiss with respect to WMI and certain individual defendants and granted the motion to dismiss with respect to other individual defendants.  On February 3, 2006, the remaining defendants filed an answer to the complaint.  Subsequent to Judge Coughenour’s ruling on the motion to dismiss, the defendants additionally sought and were granted permission to seek an interlocutory appeal which the United States Court of Appeals for the Ninth Circuit heard and, on September 9, 2008, decided, ultimately remanding the case to Judge Coughenour.  On October 1, 2009, Judge Coughenour denied the defendants’ post-remand motion to dismiss the action.

The South Ferry Securities Litigation is stayed as to WMI due to WMI’s September 26, 2008 bankruptcy filing.  On March 30, 2009, plaintiffs South Ferry LP #2, Metzler Investment GmbH, and Walden Management Co. Pension Plan, individually filed proofs of claim against WMI in the Bankruptcy Court, in addition to a class claim.  WMI objected to those proofs of claim on the ground that, among other things, they are subject to mandatory subordination pursuant to section 510(b) of the Bankruptcy Code.  Subsequent to the filing of that objection, WMI and the securities litigation plaintiffs agreed to a consensual resolution of that objection whereby the securities litigation plaintiffs would stipulate to the subordination of their claims consistent with section 510(b) of the Bankruptcy Code.

On March 15, 2010, South Ferry LP #2 voluntarily withdrew as lead plaintiff for lack of standing.  On March 22, 2010, lead plaintiffs Metzler and Walden filed a motion seeking to certify a class consisting of all persons who purchased the common stock of WMI during the South Ferry Class Period and who were damaged thereby.  On June 21, 2010, defendants filed an opposition to plaintiffs’ motion for class certification.  Plaintiffs filed a reply on August 23, 2010.  Pursuant to Judge

Coughenour’s scheduling order dated December 22, 2009, a four week trial is scheduled to commence on February 6, 2012.

f.  Cassese Litigation.

On July 6, 2005, in the District Court for the Eastern District of New York, Denise Cassese, George Rush and Richard Schroer, as representatives of a nationwide class, filed a class action lawsuit against WMI and certain of its subsidiaries regarding the servicing of loans by WMB, or other former subsidiaries of WMI, and the charging of certain fees in connection with requests for payoff statements or the prepayment of such loans.  On April 2, 2009, the class representatives filed a motion in the Bankruptcy Court for relief from the automatic stay in order to continue to pursue their litigation against WMI in the district court, which motion was opposed by the Debtors.  By order dated September 10, 2009, the Bankruptcy Court modified the automatic stay so as to permit the Cassese litigation to continue in the district court.

On September 30, 2009, the district court granted plaintiffs’ motion to certify a class against WMI.  WMI subsequently filed a joinder to defendant FDIC’s motion to decertify the class and to its motion for a protective order to stay discovery, pending the motion to decertify.  Additionally, plaintiffs filed a motion to add a plaintiff to the case and to substitute or add JPMC as a defendant.

On May 13, 2010, the district court issued a decision that, among other things, (1) granted the FDIC’s motion to decertify the class as to WMB/FDIC, but not as to WMI; (2) granted the FDIC's motion for partial judgment on the pleadings; (3) denied without prejudice to renew the plaintiffs’ motion to add a plaintiff; and (4) denied without prejudice to renew the motion to substitute JPMC or add it as a defendant.

On May 27, 2010, the plaintiffs’ filed a motion for reconsideration of their motion to add a plaintiff.  In addition, pursuant to Fed. R. Civ. P. 23(f) and Fed. R. App. P. 5, the plaintiffs filed in the United States Court of Appeals for the Second Circuit (the “Second Circuit”) a request for leave to appeal the district court’s decision granting the FDIC’s motion to decertify the class as to WMB/FDIC.  On August 17, 2010, the Second Circuit denied this request.

On June 14, 2010, WMI filed a motion for judgment on the pleadings or, in the alternative, to decertify the class.  In its motion, WMI argues that the district court should dismiss the case on grounds that plaintiffs fail to state any plausible claim for relief against WMI under any veil-piercing or indirect theory of liability.  In addition, because the district court decertified the WMB/FDIC class, WMI has moved alternatively to decertify the WMI class.

g.  Mortgage Pass-Through Litigation.

On August 4, 2008, New Orleans Employees’ Retirement System and MARTA/ATU Local 732 Employees Retirement Plan (together, the “Mortgage Pass-Through Claimants”), on their own behalf and on behalf of a class of persons and entities (the purported “Pass-Through Class”) who purchased certain mortgage-backed certificates issued by twenty-six Washington Mutual Mortgage Pass-Through Trusts (the “Pass-Through Trusts”) pursuant to a registration statement filed by WaMu Asset Acceptance Corp. (“WMAAC”), a wholly-owned subsidiary of WMB, with the SEC on December 20, 2005, as supplemented on January 3, 2006, commenced that certain action styled as New Orleans Employees’ Retirement System, et al. v. Federal Deposit Insurance Corporation, et al., No. C09-134RSM (W.D. Wash.) in Washington state court against WMI, WMAAC, the Pass Through Trusts, and certain individual defendants alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act, 15 U.S.C.

§ 77a, et seq. (the “Mortgage Pass-Through Litigation”).  Prior to the Petition Date, WMAAC pooled certain mortgage loans originated by WMB and securitized them into mortgage-backed securities.  WMAAC then sold the mortgage-backed securities to the Pass-Through Trusts which, in turn, sold certificates representing interests in the monthly distributions of principal and interest from the underlying mortgages.  In the Mortgage Pass-Through Litigation, the Mortgage Pass-Through Claimants allege that WMI and WMAAC systematically and deliberately inflated the appraised values of the properties that secured the underlying mortgages and that by pooling and selling mortgages to the issuing trusts, WMI and WMAAC shifted the undisclosed and increased risk of loss to purchasers of the certificates including the Mortgage Pass-Through Claimants and the purported Pass-Through Class.

The Mortgage Pass-Through Claimants filed an amended complaint in the Mortgage Pass-Through Litigation on December 16, 2008, which complaint excluded WMI as a defendant due to the automatic stay.  On January 28, 2009, the state court granted the unopposed motion of the FDIC, as receiver, to substitute in the place of WMB as a party defendant.  On January 29, 2009, defendant FDIC filed a notice of removal in the state court, requesting that the action be removed to the W.D. Washington District Court.  Concurrently, on January 12, 2009, Boilermakers National Annuity Trust Fund (“Boilermakers”) filed a complaint in the W.D. Washington District Court captioned Boilermakers National Annuity Trust Fund v. WaMu Mortgage Pass-Through Certificates, et al., Case No. 09-0037 (the “Boilermakers Complaint”).  Like the original complaint filed by the Mortgage Pass-Through Claimants, the Boilermakers’ Complaint asserted claims under the Securities Act in connection with certain certificates.  On February 19, 2009, the defendants moved to consolidate their lawsuit with the Mortgage Pass-Through Litigation, and on August 14, 2009, the W.D. Washington District Court ordered consolidation of three related cases – the Boilermakers’ action, the original Mortgage Pass-Through Claimants’ action, and a third related action (as consolidated, the “Boilermakers Consolidated Action”).  The court appointed The Policemen’s Annuity and Benefit Fund for the City of Chicago (the “Chicago PABF”) as Lead Plaintiff for the Boilermakers Consolidated Action on October 23, 2009.

Thereafter, a fourth action was filed by Doral Banc Puerto Rico (“Doral Bank”) on October 30, 2009, in the W.D. Washington District Court as a related case to the Boilermakers Consolidated Action (the “Doral Action”).  The allegations set forth in the Doral Action are substantially similar to the collective complaints consolidated in the Boilermakers Consolidated Action.  The Doral Action asserted the same violations of the federal and state securities acts and the same common law claims against certain of the same defendants in the Boilermakers Consolidated Action, but alleged those violations in connection with Washington Mutual Pass-Through Trusts that were not included in the Boilermakers Consolidated Action.  The Doral Action was transferred to Judge Pechman because it was related to the Boilermakers Consolidated Action.

Because of the substantial similarities and relatedness between the Doral Action and Boilermakers Consolidated Action, Doral Bank and Chicago PABF filed a joint motion to consolidate the Doral Action and Boilermakers Consolidated Action on November 19, 2009.  Thereafter, on November 23, 2009, a Consolidated First Amended Securities Class Action Complaint was filed in the Boilermakers Consolidated Action, naming Doral Bank as an additional named plaintiff and incorporating the allegations asserted in the Doral Action.

By order dated December 18, 2009, the court denied the motion to consolidate the Doral Action and Boilermakers Consolidated Action pending issuance of notice in the Doral Action and the appointment of lead plaintiff therein.  Thereafter, on December 31, 2009, a First Amended Securities Class Action Complaint was filed in the Doral Action.  On March 24, 2010, the court consolidated the Doral Action and the Boilermakers Consolidated Action into a single consolidated action, and appointed Chicago PABF and Doral Bank as co-lead plaintiffs in that action.  On April 1, 2010, Chicago PABF and

Doral Bank filed the Second Amended Consolidated Complaint alleging violations of Sections 11, 12 and 15 of the Securities Act.  On September 28, 2010, the court entered an order granting in part and denying in part motions to dismiss that had been filed by certain defendants.

On March 30, 2009, the Mortgage Pass-Through Claimants filed a proof of claim against WMI in its chapter 11 cases in the approximate amount of $39.8 billion.  On January 18, 2010, Chicago PABF filed an amended proof of claim against WMI, reflecting the then-current claims based upon the causes of action alleged in the Boilermakers Consolidated Complaint.  The amended proof of claim superseded the March 30, 2009 proof of claim.  The Debtors have objected to the amended proof of claim on various grounds including that the state law claims are preempted, that the claimants have failed to establish loss causation, that WMI was not a controlling person to any entities that committed securities violations, that there were no underlying securities law violations, that the federal claims are barred by the statute of limitations, and that because WMI was removed as a defendant in the Mortgage Pass-Through Litigation, which litigation gives rise to the proof of claim, neither WMI nor WMI Investment have any liability with respect to the allegations contained in the lawsuit.  The proof of claim filed by the Mortgage Pass-Through Claimants is disputed by the Debtors.

h.  Alexander and Reed Putative Class Action.

On October 22, 2007, Robert Alexander and James Reed filed a putative class action lawsuit19 against WMI, WMB, FSB, and WMMRC in the United States District Court for the Eastern District of Pennsylvania, styled Alexander v. Washington Mutual, Inc., Case No. 2:07-cv-04426-TON (E.D. Pa. filed Oct. 22, 2007) (the “Pennsylvania Action”).  The Pennsylvania Action is a putative nationwide class action filed on behalf of a class of certain similarly-situated borrowers who obtained loans from WMB or FSB.

Claimants allege that they obtained mortgage loans from WMB, and agreed to pay mortgage insurance (“MI”) on the loans, but the premiums for that insurance were illegally inflated to pay for the mortgage insurer’s improper agreement to reinsure the risk with WMMRC, a wholly owned subsidiary of WMI.  Claimants allege that the premiums ceded to the reinsurer, WMMRC, were excessive for the risk assumed by WMMRC, that no reinsurance risk was in fact assumed by WMMRC, and that the arrangement was instead an illegal kickback to WMB for the referral of the MI business or a split of a settlement service fee, all in violation of Sections 8(a) and 8(b) of the Real Estate Settlement Procedures Act (“RESPA”), 12 U.S.C. § 2607.

In December 2007, defendants in the Pennsylvania Action filed a motion to dismiss on the grounds, among others, that plaintiffs in the Pennsylvania Action do not have standing to sue.  The court denied the motion to dismiss, but, upon reconsideration, granted certification to the United States Court of Appeals for the Third Circuit of the legal questions presented by the motion and resulting order.  The court stayed the Pennsylvania Action pending resolution of an interlocutory appeal.  Defendants in the Pennsylvania Action filed a petition for permission to appeal in August 2008.  The petition for appeal was stayed by the Third Circuit due to the FDIC Receiver’s receivership of FSB and WMI’s petition for bankruptcy.  The action remains stayed as to WMI due to the bankruptcy filing.  The appeal was further stayed as to FSB, pending the resolution of the receivership claims process, to await the resolution of an

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19 Mr. Alexander, along with other persons, had previously filed, on December 22, 2006, a putative class action lawsuit against WMI, WMB, FSB and WMMRC in the United States District Court for the Central District of California, styled, Alexander v. Washington Mutual, Inc., Case No. 06:CV-8175 (N.D. Cal. Dec. 22, 2006), which was voluntarily dismissed, without prejudice, by stipulation dated August 27, 2007.

appeal in Alston v. Countrywide Financial Corp., 585 F.3d 753 (3d Cir. 2009), which raised similar legal issues.  Following resolution of the Alston appeal in October 2009, Alston v. Countrywide Fin. Corp., 585 F.3d 753 (3d Cir. 2009), the petition for appeal in the Pennsylvania Action was denied and the matter was returned to the district court.  On January 11, 2010, the Pennsylvania Action was removed from the Civil Suspense File and re-opened for final disposition by the district court, and a joint discovery plan was approved on February 2, 2010.

Pursuant to the parties’ joint discovery plan, three additional motions were filed on March 1, 2010.  The FDIC Receiver and FSB filed motions to dismiss the complaint for lack of subject matter jurisdiction.  The FDIC Receiver argues that FIRREA prohibits the court from awarding the punitive and equitable relief the plaintiffs seek against it.  FSB argues that the court does not have subject matter jurisdiction over plaintiffs’ claims as to FSB because FSB played no role in the mortgage transactions.  Additionally, the FDIC Receiver filed a motion to strike plaintiffs’ class allegations because FIRREA requires individuals to exhaust the administrative claims process before filing, or becoming a class member of, a lawsuit.

Robert Alexander and James Reed, individually and on behalf of all others similarly-situated filed a proof of claim against WMI in its chapter 11 case, purportedly based on the causes of action asserted in the Pennsylvania Action.  On March 15, 2010, the Debtors filed an objection to the proof of claim on the grounds that WMI has no liability.  The claimants filed a response to the Debtors’ objection on April 30, 2010.  The parties are engaging in mediation regarding the claim objection, and have adjourned the hearing to consider the Debtors’ objection until November 23, 2010.

i.  Visa Interchange Litigation

In an action styled In re Payment Card Interchange Fee and Merchant-Discount Antitrust Litigation, Case No. 1:05-md-1720-JG-JO, currently pending in the United States District Court for the Eastern District of New York, and Attridge v. Visa U.S.A. Inc. et al., Case No. CGC-04-436920, currently pending in California Superior Court, representative plaintiffs in consolidated class actions allege that Visa U.S.A. Inc. and its member banks, which included WMB, colluded to artificially inflate fees charged to merchants accepting the Visa card.  Visa entered into a loss sharing agreement with its member banks, as well as WMI, pursuant to which Visa agreed to establish an escrow account to pay liabilities stemming from this and other similar litigations.  Visa is entitled to issue new shares to fund the escrow account, resulting in dilution of the Class B shares held by WMI (described below) and others.

JPMC Chase & Co., Chase Bank N.A. and Visa U.S.A. Inc. filed answers to the complaint, and the plaintiffs amended their complaint on January 29, 2009.  Collectively, the defendants filed a motion to dismiss the complaint on March 31, 2009 and a motion opposing the plaintiffs’ motion for class certification on June 25, 2009.  Plaintiffs in this litigation filed a proof of claim against WMI in its chapter 11 case in the approximate amount of $5 billion.  On June 2, 2010, the Debtors filed an objection to this proof of claim and, on June 17, 2010, plaintiffs in the Visa Interchange Litigation withdrew their proof of claim against WMI, with prejudice.

Pursuant to the Global Settlement Agreement, JPMC will assume the liabilities and obligations of the Debtors arising from or relating to the Visa Interchange Litigation, including the assumed liability portion of any proofs of claim related to the Visa Interchange Litigation, to the extent such portion becomes an Allowed Claim.

j.  BKK-Related Claims

In the BKK Litigation, currently pending in the United States District Court for the Central District of California, the California Department of Toxic Substances Control (the “CDTSC”) asserted claims related to liability arising from a landfill facility located in West Covina, California.  WMB, as successor to Home Savings Bank, FSB, a prior owner of the landfill facility, was named as a defendant in the BKK Litigation.  WMB and other defendants in the BKK Litigation entered into a consent decree with the CDTSC pursuant to which they agreed to perform certain operation, maintenance and monitoring activities at the landfill facility.  The CDTSC has filed a claim against the Debtors in a contingent, unliquidated amount alleging that WMI, as an affiliate of WMB and WMI Rainier LLC, successors to an entity that the CDTSC alleges also owned the landfill site during the relevant time period, are liable for environmental response-related expenses.  Therein, the CDTSC stated that it expects long term remediation costs to be no less than $600 million.  The Debtors intend to oppose the CDTSC's claim.

                      A group of co-defendants in the BKK Litigation, also party to the consent decree, have also filed a contingent, unliquidated claim against the Debtors’ estates related to the Debtors’ alleged BKK Litigation liabilities, to which the Debtors intend to object on, among other grounds, that WMB, not WMI, entered into the BKK consent decree.

k.  Tranquility Claim.

On March 27, 2009, Tranquility Master Fund, Ltd. (the “Claimant” or “Tranquility”) filed proof of claim number 2206 against WMI in its chapter 11 cases in the approximate amount of $49.6 million.  Claimant alleges that, from 2006 through 2007, it purchased approximately $71 million in certain mortgage backed securities issued by certain special-purpose trusts created by WMB.  Claimant alleges that the mortgage backed securities were issued and sold by WaMu Capital Corp. (“WaMu Capital”), in conjunction with WMB, WaMu Asset Acceptance Corp. (“WaMu Asset Acceptance”), Washington Mutual Mortgage Securities Corp. (“WaMu Mortgage”), and FSB, which Claimant alleged were owned and controlled by WMI.

The mortgage backed securities were backed by mortgage loans originated by WMB and its subsidiaries, as well as by certain third party originators.  Claimant alleges that WMI, WMB, WaMu Capital, WaMu Mortgage and WaMu Asset Acceptance engaged in a scheme with two appraiser companies, Lender Services, Inc and eAppraiseIT, to artificially inflate the appraised value of the homes serving as collateral for the loans originated by WMB and its subsidiaries that underlie the mortgage backed securities at issue.

The Debtors have objected to the proof of claim on the grounds that the Claimant failed to assert a claim against those securities issued pursuant to the private placement exemption, that the claimant failed to plead fraud with particularity, that the claims lack jurisdiction and should be dismissed, that the claim fails to establish that WMI was a controlling person or materially assisted in a securities violation, that the Claimant failed to allege loss causation, and that there were no underlying securities law violations of either federal or California law.  A hearing has been scheduled for October 22, 2010 on the private placement exemption argument, the failure to plead fraud with particularity argument, and certain of the lack of jurisdiction arguments.

15.  Government Investigations and Hearings.

a.  Investigation by the U.S. Attorney for the Western District of Washington.

In October 2008, the United States Attorney for the Western District of Washington, together with other federal authorities including the Federal Bureau of Investigation, the FDIC, the Internal Revenue Service and the Department of Labor, commenced an investigation into the failure of WMB.  WMI is cooperating with the government’s investigation.  To date, WMI has received several grand jury subpoenas and is producing documents responsive to those subpoenas.  The government’s investigation is pending and WMI does not know how much longer the investigation will continue or whether any charges will result against WMI or any individuals.

b.  Investigation by the New York Attorney General.

On November 1, 2007, the Attorney General of the State of New York filed a lawsuit against First American Corporation and First American eAppraiseIT (“eAppraiseIT”), styled The People of the State of New York by Andrew Cuomo v. First American Corporation and First American eAppraiseIT, No. 07-406796 (N.Y. Sup. Ct. Filed Nov. 1, 2007).  According to the Attorney General’s complaint, eAppraiseIT is a First American subsidiary that provides residential real estate appraisal services to various lenders, including WMB.  The Attorney General asserts that, contrary to various state and federal requirements and the Uniform Standards of Professional Appraisal Practice, WMB conspired with eAppraiseIT in various ways to falsely increase the valuations done by appraisers eAppraiseIT retained to perform appraisals of real property which would secure WMB loans.  First American Corporation and eAppraiseIT are not affiliates of WMI, and neither WMI nor WMB is a defendant in the case.

On November 17, 2009, by Executive Order No. 13519 President Obama established the Financial Fraud Enforcement Task Force to strengthen the efforts of the Department of Justice, in conjunction with Federal, State, tribal, territorial, and local agencies, to investigate and prosecute significant financial crimes and other violations relating to the current financial crisis and economic recovery efforts, recover the proceeds of such crimes and violations, and ensure just and effective punishment of those who perpetrate financial crimes and violations.  At present, WMI has not been subpoenaed or asked to participate in any investigation, but the sale of substantially all of the assets of WMB to JPMC has been a point of interest to the Task Force.

c.  Additional Government Hearings and Reports.

The U.S. Senate Permanent Subcommittee on Investigations recently conducted hearings regarding the collapse of WMB and issued related investigative reports.  These hearings and reports were conducted and issued publicly.  Inspectors general of the U.S. Treasury Department and the FDIC also publicly issued a separate joint report of investigation.

16.  Employee Benefits.

a.  Qualified Defined Benefit Plans.

WMI is the sponsor of the WaMu Pension Plan and the Lakeview Pension Plan (together, the “Pension Plans”), each of which is intended to be a tax qualified plan pursuant to Section 401(a) of the Internal Revenue Code.

In March 2009, the Pension Benefit Guaranty Corporation (the “PBGC”) filed proofs of claim against the Debtors with respect to the Pension Plans in connection with the minimum funding contributions, the insurance premiums, interest and penalties (including Flat-Rate and Variable-Rate Premiums and Termination Premiums), and unfunded benefit liabilities.

There is a litigation pending in connection with the WaMu Pension Plan as described in IV.D.14.b – “Buus Litigation” above.

In the JPMC Adversary Proceeding, JPMC alleged, among other things, that WMI has no real economic interest in the WaMu Pension Plan and the plan is not material to WMI’s business or reorganization.  JPMC claimed that, pursuant to the Purchase and Assumption Agreement, it purchased all of the FDIC Receiver’s interests in the WaMu Pension Plan.  Accordingly, JPMC requested that it be permitted to take over sponsorship of the WaMu Pension Plan, without assuming liability with respect to (i) certain litigation related to the WaMu Pension Plan and (ii) any and all claims related to the WaMu Pension Plan prior to the date upon which JPMC assumes sponsorship.  Alternatively, JPMC requested that the Bankruptcy Court grant JPMC administrative claims against the Debtors for contributions made by JPMC to the WaMu Pension Plan from and after the Petition Date.  The Debtors believe that the WaMu Pension Plan is property of the Debtors’ estates, and was not purchased by JPMC under the Purchase and Assumption Agreement.  Moreover, the Debtors contend that, if JPMC did purchase the WaMu Pension Plan, it also should be held responsible for the claims and litigation related thereto.

Pursuant to the Global Settlement Agreement, and as further described therein, WMI will transfer sponsorship of, and any and all right, title and interest WMI may have in the Pension Plans to JPMC and JPMC will assume sponsorship and all duties, responsibilities, liabilities and obligations associated with sponsorship of the Pension Plans.

b.  Bank Owned and Corporation Owned Life Insurance Policies.

WMI is the owner of certain Bank Owned and Corporation Owned Life Insurance policies (“BOLI-COLI Policies”) on the lives of certain employees.  In certain instances, WMI’s ownership interest in the BOLI-COLI Policies is reflected on its own books and records, and in other instances, WMI’s ownership interest is reflected on WMB’s books and records.  JPMC claims the BOLI-COLI policies owned by WMB and the cash surrender value of which were reflected on the books and records of WMB as of the Bank Receivership are JPMC’s property and were purchased under the Purchase and Assumption Agreement.  WMI asserts that (i) it has a claim against WMB for any and all premiums and other charges paid by WMI on account of BOLI-COLI Policies owned by WMB, and (ii) it has an ownership interest in the BOLI-COLI Policies reflected on the books and records of WMB.  By letter dated November 7, 2008, counsel for the Debtors demanded that JPMC cease exercising control over the BOLI-COLI Policies on the ground that the Debtors believe they own those policies.

Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC and the Debtors have reached agreement regarding their respective ownership rights and obligations in the BOLI-COLI Policies, which includes the payment to JPMC by WMI of $508,154.00 attributable to amounts paid by JPMC to employees of WMI for services rendered to WMI during the period prior to the Petition Date.

c.  Nonqualified Deferred Compensation Plans and Supplemental Executive Retirement Plans.

There are approximately 40 non-qualified deferred compensation plans, of which (i) twelve (12) covered certain employees of H.F. Ahmanson & Company (“HFA”), (ii) and the rest covered certain employees of Great Western Financial Corporation (“Great Western”), WMI, Dime Bank, Dime Inc., Providian Financial Corporation (“Providian”), American Savings Bank, F.A. (previously defined as “ASB”), Pacific First Federal Savings Bank (“Pacific First”), Coast Federal Bank, FSB (“Coast Federal”), and Commercial Capital Bancorp, Inc. (“CCBI”).

HFA Deferred Compensation Plans.

In 1998, WMI purchased HFA and obtained the assets maintained in nine trusts (“HFA Trusts”) previously established by HFA in connection with, among other things, certain of HFA’s unfunded, non-qualified deferred compensation and retirement plans (“HFA Plans”).  The terms and conditions of each of the HFA Trusts are memorialized in separate trust agreements (“HFA Trust Agreements”) entered into by and between HFA and Union Bank of California, N.A. (“HFA Trustee”). WMI is successor-in-interest to HFA with respect to each of the HFA Trusts.

The HFA Trusts currently contain, among other assets, corporate securities, government securities, cash and cash equivalents.  These assets plus all proceeds or income, less any distributions, constitute the trust estates (“HFA Trust Estates”).

Pursuant to the HFA Plans and HFA Trust Agreements, the obligation of WMI to make payments pursuant to the HFA Plans is an unsecured promise to pay.  The HFA Plans are unfunded and the participants therein have no claim to or interest in the HFA Trusts.  The HFA Trusts are grantor, or “rabbi” trusts, the assets of which become property of the estate subject to the claims of WMI’s general unsecured creditors upon commencement of WMI’s chapter 11 case.

On May 15, 2009, WMI filed a motion requesting the Bankruptcy Court to authorize (i) WMI to exercise its ownership rights over the HFA Trusts; (ii) the HFA Trustee to return the assets, income and proceeds held therein to WMI and (iii) the termination of the HFA Trusts (the “HFA Trust Motion”).  Certain participants in the HFA Plans filed objections to the HFA Trust Motion with the Bankruptcy Court, arguing that they have a direct interest in the HFA Trust assets.  The participants and the Debtors extensively briefed the issue and participated in multiple hearings with respect thereto.  The Bankruptcy Court’s decision on the HFA Trust Motion currently is pending.  To the extent that the Bankruptcy Court overrules the objections and grants the HFA Trust Motion, the objecting participants’ claims arising from the HFA Plans will be classified as General Unsecured Claims in Class 12 under the Plan.

Pursuant to the Global Settlement Agreement, and as more fully described therein, WMI will be deemed to have retained all rights and obligations under the HFA Trusts, HFA Plans and HFA Agreements.  Any such rights retained by WMI with respect to the HFA Trusts, HFA Plans and HFA Agreements are subject to the Bankruptcy Court’s decision on the HFA Trust Motion.

Great Western, ASB, Providian, Dime, CCBI, Coast Federal and Pacific First Deferred Compensation Plans.

Great Western.  On July 1, 1997, Great Western merged with NACI (New American Capital, Inc.), a wholly-owned subsidiary of WMI.  At the time, Great Western maintained thirteen (13)

non-qualified deferred compensation plans and two (2) rabbi trust arrangements in connection with such plans.  The assets of the Great Western rabbi trusts remained on NACI’s books until December 2002, when WMB paid $198.1 million in cash to NACI to purchase the assets of the Great Western Rabbi Trusts.  On November 1, 2007, NACI merged into Mercer Acquisition LLC, a wholly owned subsidiary of WMB, and Mercer Acquisition LLC distributed all of its assets and liabilities to WMB.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the obligations under all of the Great Western plans and the two rabbi trusts.

ASB.  In 1996 WMI acquired ASB, an indirect wholly owned subsidiary of Keystone Holdings, Inc.  At the time, ASB maintained two non-qualified deferred compensation plans and one rabbi trust arrangement in connection with such plans.  ASB changed its corporate name to Washington Mutual Bank, FA effective October 1, 1997 and on April 4, 2005, the corporate name was changed to “Washington Mutual Bank.”  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under all of the ASB plans and the rabbi trust.

Providian.  In 2005 Providian merged into NACI, a wholly-owned subsidiary of WMI.  At that time, Providian maintained two (2) non-qualified deferred compensation plans and a rabbi trust.  On November 1, 2007, NACI merged into Mercer Acquisition LLC, a wholly owned subsidiary of WMB, and Mercer Acquisition LLC distributed all of its assets and liabilities to WMB.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under all of the Providian plans and the rabbi trust.

Dime.  In 2001 Dime Inc. and its wholly-owned subsidiary, Dime Bank, merged with and into WMI and WMB, respectively.  At that time, Dime Inc. and Dime Bank maintained seven (7) non-qualified deferred compensation plans and three (3) rabbi trusts.  Records indicate that all assets held by such trusts were Dime Bank assets.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under all of the Dime plans and the rabbi trusts.

CCBI.  On April 23, 2006, NACI entered into a merger agreement with CCBI, which agreement provided for the merger of CCBI into NACI and the merger of Commercial Capital Bank, FSB into WMB, which mergers ware effective as of October 1, 2006.  On November 1, 2007, NACI merged into Mercer Acquisition LLC, a wholly owned subsidiary of WMB, and Mercer Acquisition LLC distributed all of its assets and liabilities to WMB.  CCBI maintained three executive salary continuation agreements.  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under these agreements.

Coast Federal.  On March 1, 1998, Coast Federal merged with and into Home Savings of America, FSB.  On October 3, 1998, Home Savings of America, FSB merged with and into Washington Mutual Bank, FA.  At the time, Coast Federal maintained three non-qualified deferred compensation plans and one rabbi trust arrangement in connection with such plans.  On April 4, 2005 Washington Mutual Bank, FA changed its corporate name to “Washington Mutual Bank.”  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under the Coast Federal plans and the rabbi trusts.

Pacific First.  Pacific First maintained one non-qualified deferred compensation plan and one rabbi trust arrangement in connection with such plan.  On May 31, 1990, Pacific First changed its corporate name to “Pacific First Bank, a Federal Savings Bank.”  On April 13, 1993 Pacific First Bank, a Federal Savings Bank merged with Washington Mutual, A Federal Savings Bank, which merged into

Washington Mutual Bank, a Washington state chartered stock savings bank (“State Bank”), on December 1, 1995.  On January 1, 2005, State Bank merged into Washington Mutual Bank, FA.  On April 4, 2005, Washington Mutual Bank, FA changed its corporate name to “Washington Mutual Bank.”  Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed the rights and obligations under the Pacific First plan and the rabbi trust.20

d.  Medical Plan.

WMI sponsored the Medical Plan.  Pursuant to the Purchase and Assumption Agreement, JPMC was required to assume sponsorship and all duties, responsibilities, liabilities and obligations associated with sponsorship of the Medical Plan, including, without limitation, any and all liabilities associated with retiree obligations, and other employee welfare plan and arrangement obligations.  Currently, JPMC is paying the benefits promised under the Medical Plan.

Pursuant to the Global Settlement Agreement, and as more fully described therein, JPMC will be deemed to have assumed, as of September 25, 2008, sponsorship and the obligations under the Medical Plan and certain other employee welfare plan and arrangement obligations and WMI will transfer all its right, title and interest, free and clear of all liens, claims and encumbrances, to any outstanding checks made out to or received by WMI or otherwise for the benefit of the Medical Plan, including pharmacy rebates in connection with contracts attributable to the Medical Plan and pay to JPMC an amount equal to the pharmacy rebates currently estimated to be approximately $775,000.

e.  WaMu Savings Plan.

Prior to the Petition Date, WMI and WMB provided their employees with the opportunity to participate in the WaMu Savings Plan, a tax-qualified plan under section 401(a) of the Internal Revenue Code, then sponsored by WMI.  Most of the employees covered by the WaMu Savings Plan were employees of WMB or its subsidiaries, substantially all of whom transferred employment to JPMC on September 25, 2008, and many of these individuals remain employed by JPMC.  Participants in the WaMu Savings Plan contribute a percentage of their pre-tax income to the WaMu Savings Plan and, prior to the Petition Date, WMB would match a portion of these contributions.  The WaMu Savings Plan assets are held in a trust administered by Fidelity Management Trust Company (“Fidelity”).  As of the Petition Date, the WaMu Savings Plan was administered by a Plan Administration Committee and a Plan Investment Committee.

There is litigation pending in connection with the WaMu Savings Plan as described in Section IV.D.14.e. above.

In the JPMC Adversary Proceeding, JPMC alleged, among other things, that WMI has no real economic interest in the WaMu Savings Plan and the plan is not material to WMI’s business or reorganization.  JPMC claimed that, pursuant to the Purchase and Assumption Agreement, it purchased all of the FDIC’s interests in the WaMu Savings Plan.  Accordingly, JPMC requested that it be permitted to take over sponsorship of the WaMu Savings Plan, without assuming liability with respect to (i) certain litigation related to the WaMu Savings Plan and (ii) any and all claims related to the WaMu Savings Plan prior to the date upon which JPMC assumes sponsorship.  Alternatively, JPMC requested that the Bankruptcy Court grant JPMC administrative claims against the Debtors for contributions made by JPMC

_________________________
20 Any non-qualified employee benefit plan not assumed by JPMC pursuant to the Global Settlement Agreement remains an obligation of WMI, and WMI will pay all valid claims thereunder.

to the WaMu Savings Plan from and after the Petition Date.  The Debtors believe that the WaMu Savings Plan is property of the Debtors’ estates, and was not purchased by JPMC under the Purchase and Assumption Agreement.  Moreover, the Debtors contend that, if JPMC did purchase the WaMu Savings Plan, it also should be held responsible for the claims and litigation related thereto.

Notwithstanding the disagreement, in an effort to resolve their dispute, WMI and JPMC reached a compromise and settlement, as set forth in that certain Agreement Regarding WaMu Savings Plan, dated June 16, 2009 (“Savings Plan Agreement”), whereby (i) WMI agreed to transfer sponsorship of the WaMu Savings Plan to JPMC, (ii) WMI would adopt an amendment to the Savings Plan to fully vest all participants who were actively employed by WMI or any of its affiliates on or after January 1, 2008, (iii) JPMC would be responsible for correcting operational and form defects, if any, in the administration of the WaMu Savings Plan (including repaying to the WaMu Savings Plan all amounts applied after September 25, 2008 from any forfeitures that arose on or after January 1, 2008 to reduce JPMC’s Savings Plan contributions or to pay administrative expenses), and (iv) JPMC and WMI would dismiss with prejudice their Savings Plan claims and defenses related to JPMC’s complaint in the JPMC Adversary Proceeding.  The WaMu Savings Plan Agreement does not transfer liability to JPMC for pending litigation related to the WaMu Savings Plan and each party has reserved its rights with respect to the question of liability for the pending litigation.

On July 27, 2009, the Bankruptcy Court approved the terms and conditions of the Savings Plan Agreement and authorized the Debtors to consummate the compromise and settlement embodied in the Savings Plan Agreement, and sponsorship of the WaMu Savings Plan was transferred from WMI to JPMC.

17.  Non-Debtor Subsidiaries.

As of the Petition Date, WMI had a number of direct and indirect subsidiaries.  Throughout the pendency of these chapter 11 cases, WMI has been in the process of winding-down many of its non-debtor, non-banking subsidiaries.  The non-debtor, non-banking subsidiaries, with material assets and operations as of the Petition Date are noted below:

a.  WM Mortgage Reinsurance Company, Inc.

WM Mortgage Reinsurance Company, Inc. (previously defined as “WMMRC”), a Hawaiian corporation and non-debtor, wholly-owned subsidiary of WMI, is a captive reinsurance company, created to reinsure the risk associated with residential mortgages that were originated or acquired by WMB.  Mortgage insurance for WMB-originated or acquired loans had historically been provided by seven mortgage insurance companies (collectively, the “Mortgage Insurers”), although currently WMMRC is party to mortgage reinsurance agreements with only six mortgage insurance companies.  WMMRC entered into reinsurance agreements (the “Reinsurance Agreements”) with each Mortgage Insurer, pursuant to which it would share in the risk, in the form of claim losses, in exchange for a portion of the premiums generated from the residential mortgage loan portfolio held by the Mortgage Insurer.

Pursuant to each Reinsurance Agreement, WMMRC established a trust account with US Bank N.A. (collectively, the “Trusts”), for the benefit of the Mortgage Insurer, to hold premiums collected and to secure WMMRC’s obligations to each Mortgage Insurer with respect to the insured loans.  WMMRC was historically party to seven trust agreements – one for each Reinsurance Agreement to which it was a party.  As of December 31, 2009, the value of the six remaining Trust assets was estimated to be $460 million.

Each Reinsurance Agreement requires that WMMRC maintain a certain minimum amount of capital in the applicable Trust (the “Reinsurance Reserve”), which amount is determined by applicable law, as well as each Mortgage Insurer’s calculation of reserves needed, which is generally inclusive of reserves for known delinquencies within the loan portfolio and a percentage of the remaining aggregate risk exposure contained in each portfolio.  Minimum capital requirements fluctuate on a monthly basis and are reflected in monthly “cession statements” provided by each Mortgage Insurer to WMMRC.  By order dated December 3, 2008, the Bankruptcy Court approved a loan from WMI to WMMRC in the amount of approximately $11.9 million in order to maintain an adequate Reinsurance Reserve in one of its Trusts.

As of the Petition Date, due to the Bank Receivership and the sale of substantially all of WMB’s assets to JPMC, all of the Trusts are operating on a “run-off” basis because WMMRC has ceased to reinsure any newly originated loans.

WMMRC’s failure to maintain adequate Reinsurance Reserves could result in the Mortgage Insurers’ election to terminate the Reinsurance Agreements on a “cut-off” basis, in which case WMMRC would no longer be liable for the reinsured loans and would no longer receive reinsurance premiums with respect thereto.  WMMRC would, however, be liable for the Reinsurance Reserve, which may, in certain cases, result in the extinguishment of all assets on account in the Trust at issue.  As described above in Section IV.D.14.h, WMMRC is a named party in the Pennsylvania Action.

b.  Marion Insurance Company.

Marion Insurance Company, a Vermont corporation and non-debtor, wholly-owned subsidiary of WMI, was a captive reinsurance company, created to reinsure the risk associated with lender placed hazard insurance policies, accidental death and dismemberment and mortgage life insurance.

In February 2009, the insurance commissioner of Vermont notified Marion that it was no longer in compliance with Vermont captive law because it no longer reinsured the risks of its affiliates, and therefore required that Marion no longer provide reinsurance as a Vermont captive.  In response to this directive, in early 2009, Marion began the process of commuting its existing reinsurance contracts with four separate companies.  By the beginning of June 2010, Marion had successfully commuted all reinsurance agreements with the four companies, including its reinsurance agreement with Assurant.  As part of its commutation effort with Assurant, Marion created and deposited $17 million into a trust for the benefit of Assurant to pay remaining claims over the next two years.  Per the insurance commissioner’s requirements, Marion subsequently provided a dividend of the trust to WMI to ensure the successful wind-down of the Marion entity.  The term of the trust expires on December 31, 2011, after which the remaining assets will revert, unrestricted, to WMI.

As of June 30, 2010, Marion surrendered its Vermont insurance license and merged out of existence as part of the ongoing WMI subsidiary wind-down process.

c.  WaMu 1031 Exchange.

WaMu 1031 Exchange, Inc. provided qualified intermediary services to assist real estate investors in deferring capital gains taxes with respect to real estate transactions involving investment properties.  WaMu 1031 Exchange was formed as a combination of three predecessor 1031 exchange companies and processed 15,000 exchanges annually, with each exchange averaging $300-$400K in size.  WaMu 1031 Exchange currently has no employees or offices and is undergoing a wind-down process.  WaMu 1031 Exchange is involved in two pending litigations.

18.  Other Assets.

a.  Wind Energy Investment.

WMI Investment’s assets include, among other things, an indirect membership interest (the “Wind Interest”) in a portfolio holding company, JPMC Wind Investment Portfolio LLC (“JPMC Wind Investment”), which owns an equity interest in each of (i) Airtricity Sand Bluff WF Holdco, LLC, which owns the Airtricity-Sand Bluff wind farm, near Sterling City, Texas, (ii) UPC Hawaii Wind Partners II, LLC, which owns the UPC-Kaheawa Pastures wind farm, located in Maui, Hawaii, (iii) Whirlwind Energy, LLC, which owns the RES-Whirlwind wind farm, located in Floyd County, Texas, and (iv) Buffalo Gap Holdings 2, LLC, which owns the AES-Buffalo Gap 2 wind farm, located in Nolan and Taylor Counties, Texas (collectively, the “Projects”).  The Debtors retained CP Energy Group, LLC, a financial advisory and commercial asset management firm that focuses on the renewable energy sector, to assist with the marketing and sale of the Wind Interest.

The Debtors, with CP Energy’s assistance, undertook an extensive marketing process for the Wind Interest.  As a result of such process, the Debtors determined that an expression of interest submitted by Goldman, Sachs & Co. (“Goldman”) was the highest and best expression of interest remitted as of that date.  Accordingly, on September 4, 2009, the Debtors filed a motion with the Bankruptcy Court to allow them to enter into a letter of intent with Goldman, to grant Goldman exclusivity and pay for due diligence expenses, in connection with Goldman’s potential purchase of the Wind Interest.  Specifically, the Debtors requested authorization to reimburse Goldman for its reasonable out-of-pocket professional fees and expenses in an amount no to exceed $300,000, provided, that, WMI Investment would only be required to reimburse Goldman if the purchase price, as set forth in definitive agreements, as the same may have been adjusted in accordance therewith, was greater than $15 million.  The Bankruptcy Court granted the motion on September 25, 2009, however, commercial terms were never reached.  Prior to the Bankruptcy Court’s ruling, on September 18, 2009, JPMC Wind Investment filed a reservation of rights with respect to its right of first refusal regarding any transfer of the Wind Interest.

Pursuant to the Global Settlement Agreement and a sale under section 363 of the Bankruptcy Code, WMI Investment will be deemed to have sold, transferred and assigned to JPMC, or its designee, any and all of WMI Investment’s right, title and interest in and to the Wind Interest, free and clear of the liens, claims, interests and encumbrances.

b.  Strategic Capital Fund Investments.

As of the Petition Date, WMI held investments in its Strategic Capital Fund (the “SCF”), comprised of certain equity interests (the “Preferred & Common Stock”) and WMI’s interest, as a limited partner, in ten (10) venture capital funds (the “LP Investments” and, together with the Preferred & Common Stock, the “Investments”).  The venture capital funds primarily invested in companies in the technology and financial technology industries.  By order, dated January 5, 2009, the Bankruptcy Court approved procedures for the sale of the Investments.  The Investments were sold for $12.3 million in cash and the purchasers assumed approximately $8.7 million in indebtedness.  As additional consideration, WMI received a beneficial interest in an unsecured and subordinated promissory note of approximately $807,000, which currently earns interest at 8%, of which interest at 3.2% is paid in cash and interest at 4.8% is “payment-in-kind” through July 2012.  Thereafter, such promissory note will earn interest at 12% through July 2013 and 14% until maturity in July 2014.

c.  Visa Shares.

As of the Petition Date, WMI held 3.147 million Class B shares (the “Visa Shares”) of Visa Inc. (“Visa”) issued pursuant to Visa’s initial public offering.  The Visa Shares were set forth on the Schedules and/or WMI’s books and records as of the Petition Date.  Class B shares were derived from participating member’s interests in Visa U.S.A. prior to the initial public offering.  The value of these shares is contingent on the outcome of certain litigation, including that certain Interchange litigation described above.  In the JPMC Adversary Proceeding, JPMC has asserted that it is entitled to the beneficial ownership of the Visa Shares, which the Debtors dispute.

Pursuant to the Global Settlement Agreement, JPMC will pay WMI $25 million and WMI will be deemed to have transferred to JPMC all of WMI’s right, title and interest in and to the Visa Shares.  WMI will retain the right to all dividends that pre-date the effective date of the Global Settlement Agreement.  JPMC will also assume the liabilities and obligations of the Debtors arising from or relating to the Interchange Litigation, other than claims, liabilities and obligations associated with directors’ and officers’ liability in connection with the Interchange Litigation.  JPMC has also agreed to pay or fund the payment of the Assumed Liabilities portion of any proofs of claim related to the Interchange Litigation, to the extent such portion becomes an Allowed Claim.  Furthermore, pursuant to the Global Settlement Agreement, WMI will not, without obtaining JPMC’s prior written consent, which consent shall not be unreasonably withheld, (a) commence or continue any claim objection proceedings, or (b) enter into, or seek Bankruptcy Court approval of, any settlement agreement with VISA U.S.A.

19.  Tax Claims and Refunds.

As previously indicated, WMI and its direct and indirect subsidiaries (including WMB), are members of an affiliated group of corporations for U.S. federal income tax purposes, of which WMI is the common parent (previously referred to as the “Tax Group”), and have been filing a single consolidated federal income tax return.  The Tax Group has also been filing consolidated, combined or unitary tax returns for various state and local tax purposes.

a.  Tax Claims

Currently, there are Tax Claims totaling approximately $843 million asserted against WMI’s estate, of which approximately $740 million are asserted as secured claims and approximately $90 million are asserted as Priority Tax Claims.  Three proofs of claims, filed by the U.S. Internal Revenue Service (“IRS”), the Franchise Tax Board of the State of California (“California”), and the Oregon Department of Revenue (“Oregon”) account for approximately 98.7% of the asserted Priority Tax Claims.

On October 24, 2008, the IRS filed a proof of claim with the Bankruptcy Court in the amount of $2,326,616,412, for asserted tax liabilities owing by the Tax Group, which claim was amended and increased on January 7, 2009 to the amount of $10,287,968,018.  On January 22, 2009, WMI filed an objection to the IRS’s proof of claim.  Prior to and since the filing of the objection, WMI has been diligently working to bring closure to the taxable years under examination by the IRS, with the objective of eliminating most of the claimed liability – particularly in view of the substantial NOLs incurred by the Tax Group in 2008, and since carried back five taxable years.  As a result of WMI’s continuing efforts, the IRS amended and reduced its proof of claim to $535,668,298.51, all of which is asserted as a secured claim.  Meanwhile, discussions continued between WMI and the IRS with respect to such amounts.  Significantly, the amounts claimed by the IRS do not take into account the substantial NOL carryback nor the offsetting of the substantial tax refund claimed with respect to the carryback years.  Reflective of the continuing working relationship between the IRS and WMI, WMI has, pursuant to a stipulation and agreement with IRS, withdrawn without prejudice its objection to the IRS proof of claim and the IRS has withdrawn without prejudice its response to the objection.  The Debtors anticipate that any amounts determined to be owing to the IRS will be paid from tax refunds that the IRS will owe to the Tax Group, as discussed below.

By motion, dated August 13, 2010 [Dkt. No. 5286], the Debtors requested approval of certain settlement agreements with the IRS, pursuant to which substantially all outstanding issues with the IRS regarding the consolidated tax liability of the Tax Group for the 2001 through 2008 tax years are resolved.  Specifically, as more fully set forth in the motion, the Debtors sought authorization to settle certain disputed issues relating to the IRS’s audit of tax years 2001 through 2003, which would result in a net tax refund for the Tax Group in the approximate amount of $447.2 million, plus additional overpayment interest, which the Debtors estimate will be approximately $124 million, if paid by December 31, 2010.  Second, the Debtors sought authorization to settle disputed issues relating to the IRS’s audit of tax years 2004 through 2008 and for WMI’s refunds claims for tax years 2003 through 2008 based on its election to carry back the 2008 consolidated NOL to offset substantially all of its consolidated taxable income for the years 2004 through 2007, and 50% of its consolidated taxable income for 2003 pursuant to the five-year carryback provisions of section 13 of the Worker, Homeownership, and Business Assistance Act of 2009.  Pursuant to the settlement, the Tax Group is entitled to receive a net tax refund, based on the 2008 NOL refund claims, after taking into account all adjustments under the terms of the proposed settlement, of approximately $4.533 billion (plus any applicable interest to be computed at the time of payment) for the 2003-08 tax years.  Finally, the Debtors sought approval of a settlement relating to the IRS’s audit of the 1997 consolidated tax return of an affiliated tax group for which WMI’s predecessor in interest, H.F. Ahmanson & Company was the common parent.  Pursuant to this settlement, WMI, as successor to Ahmanson, will be entitled to an aggregate refund of approximately $5.6 million plus a refund of previously paid underpayment interest and applicable overpayment interest from the 2006 payment date.  WMI estimates that the interest to be received on this refund, if accrued through December 31, 2010, will be approximately $6.3 million.  The Bankruptcy Court approved the motion on September 7, 2010 and, on September 27, 2010, the U.S. Congress Joint Committee on Taxation (the “Joint Committee”) notified WMI that the Joint Committee has taken no exception to the Settlements with the IRS.  No other further approval is necessary.

On March 26, 2009, California filed a proof of claim against WMI in its chapter 11 cases in the amount of $2,479,959,945, of which $138,980,870 was asserted as a secured claim, $1,689,148,149 was asserted as a priority claim, and $651,830,926 was asserted as a general unsecured claim.  This claim predominantly reflects the assumed California franchise tax liability that would result if the amounts claimed under the then pending IRS proof of claim were determined to be owing.  The Debtors have had discussions with the California Franchise Tax Board (“FTB”) regarding California’s proof of claim in light of the amendment of the IRS proof of claim described above.  On May 26, 2010, the FTB filed an amended proof of claim in the amount of $267,378,281 to reflect the reduction of the IRS claim, $53,563,334 of which is asserted as a priority claim.  The Debtors anticipate that the final amounts determined to be owed to California will be paid from tax refunds that California will owe to the Tax Group included in the amounts discussed below.

On May 11, 2009, Oregon filed a proof of claim with the Bankruptcy Court for corporate franchise tax liabilities in the amount of $29,381,732, of which $11,110,285 is asserted as a priority claim and $18,271,438 is asserted as a general unsecured claim.  Oregon subsequently amended its proof of claim, asserting a priority claim in the amount of $27,298,904 and a general unsecured claim in the amount of $2,082,819.  The total amount of Oregon’s claim, however, is unchanged.  To date, negotiations with Oregon have been unsuccessful.  On April 12, 2010, the Debtors filed an objection to Oregon’s claim on the grounds that, inter alia, (i) the underlying tax assessments represented by the proof of claim are completely without merit, (ii) that, notwithstanding (i), above, any liability represented by the proof of claim relate to WMB and not WMI and (iii) since neither WMI nor any of its remaining subsidiaries have any taxable presence in Oregon, WMB’s liability cannot be ascribed to WMI.  On April 29, 2010, Oregon filed a response to the Debtors’ objection and the Debtors intend to file a reply thereto.

The remaining proofs of claims asserted by all other state and local tax authorities total approximately $10,542,736, and are being reviewed and contested, as appropriate.

b.  Tax Refunds.

The Debtors believe that WMI is entitled to substantial tax refunds arising from the resolution of certain tax matters.  In addition, the Debtors estimate that, as of December 31, 2008, the Tax Group incurred NOLs for federal income tax purposes in excess of $25 billion.  The NOLs are valuable assets as they can be carried back against the federal taxable income of the Tax Group for prior years, allowing the Tax Group to reduce any federal income tax liabilities determined to be owed and to recover federal income taxes paid in those earlier years.  Prior to enactment of the Worker, Homeownership, and Business Assistance Act (previously defined as the “Act”) on November 9, 2009, corporate taxpayers could generally carry back NOLs only to the two preceding taxable years.  The Act permits corporate taxpayers, subject to certain limitations, a one-time election to extend the NOL carryback period from two years to up to five years (with the fifth year limited to half of that year’s taxable income).  As permitted, WMI filed refund claims based on a five-year carryback of the Tax Group’s 2008 NOL.

As indicated above, WMI believes that the Tax Group is entitled to federal and state Tax Refunds, net of tax payments estimated to be owed to taxing authorities, of approximately $5.5 to $5.8 billion in taxes, including interest through a projected future date of receipt.  Over 85% of this amount reflects the claimed federal income tax refunds, the majority of which have already been received.

As discussed above, there are competing ownership claims to the Tax Refunds, which will be resolved pursuant to the Global Settlement Agreement.  On August 27, 2010, the Bankruptcy Court approved a Stipulation Regarding Establishment of Segregated Account for Tax-Related Payments, among the Debtors, the FDIC Receiver and JPMC, pursuant to which the parties agreed to a protocol for the deposit and retention of tax refunds in a segregated interest bearing account, pending approval and consummation of the Global Settlement Agreement.  This account has been established and the amounts received have been deposited therein.

20.  Intellectual Property.

WMI has title to numerous forms of intellectual property, including, but not limited to, 1 issued patent, 5 patent applications, more than 1,300 domain names, and more than 300 domestic and international trademarks, including, but not limited to a family of Washington Mutual trademarks, including, the marks “WaMu,” “Washington Mutual,” and the “W Logo” (the “WaMu Marks”).  On March 13, 2009, the Debtors filed a motion to retain Domain Assets LLC d/b/a Consor Intellectual Asset Management to perform a valuation of certain of their intellectual property assets, including the WaMu Marks.  On October 7, 2009, the Debtors filed a motion to establish procedures for the sale of certain of their domain names and trademarks, excluding the WaMu Marks, which motion was opposed by JPMC due to the pending dispute between JPMC and the Debtors regarding the ownership of such intellectual property.  Due to pending settlement discussions with JPMC, the Debtors adjourned consideration of their sale motion.

Pursuant to the Global Settlement Agreement, JPMC and the Debtors have reached agreement regarding their respective ownership rights to the above-described intellectual property.  Specifically, JPMC and the Debtors have agreed that the WMI Entities will transfer to JPMC all of their rights to certain intellectual property, defined as “Transferred Intellectual Property” in the Global Settlement Agreement, which include the WaMu Marks.  JPMC and the Debtors have also agreed that all right, title and interest in and to the intellectual property identified in the Global Settlement Agreement as “WMB Intellectual Property” was acquired by JPMC pursuant to the Purchase and Assumption Agreement.  Pursuant to the Global Settlement Agreement the WMI Entities have agreed to waive any and all claims to the WMB Intellectual Property and, to the extent applicable, be deemed to have transferred to JPMC or its designee any and all of the WMI Entities’ rights in the Transferred Intellectual Property, the WMB Intellectual Property and the Unidentified Intellectual Property.

With respect the intellectual property identified as “WMI Intellectual Property,” JPMC and the Debtors have agreed that all right, title and interest in and to such property was and remains assets of WMI and its estate and the JPMC Entities will waive all claims and rights to such property.

Finally, the parties have agreed that all of the WMI Entities’ rights, if any, in and to trademarks, patents, domain names and copyrighted materials, that were used by WMB, or were available for WMB’s use, prior to the Petition Date, but are not identified on the list of Transferred Intellectual Property, WMB Intellectual Property or WMI Intellectual Property set forth on the Global Settlement Agreement (and defined as the “Unidentified Intellectual Property” in the Global Settlement Agreement) will be deemed to have been transferred by the WMI Entities to JPMC or its designee pursuant to the Global Settlement Agreement.  As of the date of this filing, the Debtors do not know of any intellectual property that fits into the category of “Unidentified Intellectual Property,” and submit that the category is merely intended to be a catchall for any intellectual property that may have been inadvertently omitted from the Debtors’ schedules.

21.  Insurance.

a.  Directors and Officers Liability Insurance/Blended Policy.

WMI has various director and officer liability insurance policies (the “D&O Policies”) which were acquired in connection with WMI’s indemnification obligations to its officers and directors and to officers and directors of WMI’s subsidiaries, certain of whom are named as defendants in certain pending lawsuits (the “Individual Defendants”).  The D&O Policies provide $250 million in coverage, subject to the terms and conditions thereof and inclusive of Side-A coverage.  By orders dated December 16, 2008 and May 4, 2010, the Bankruptcy Court granted relief from the automatic stay to allow certain of WMI’s third party insurance carriers to advance and/or pay defense costs pursuant to the D&O Policies that are, or will become, owing to the Individual Defendants in connection with certain pending litigation and investigations.

In addition, prior to the Petition Date, WMI procured a blended insurance program providing bankers professional liability, employment practices liability, fiduciary liability and financial institution bond insurance coverage to WMI and its affiliates, which, like the D&O Policies, is structured as a tower of related insurance (collectively, the “Blended Policies” and, together with the D&O Policies, the “Tower Insurance Programs”).  The Blended Policies provide $110 million in coverage (of which $35 million relates solely to financial institution bond insurance), subject to the terms and conditions thereof.  The Blended Policies provide insurance coverage to WMI, its subsidiaries, its employee benefit plans, and their past, present and future directors, officers, trustees or employees for certain claims.  By orders dated April 13, 2009 and April 20, 2010, the Bankruptcy Court granted relief from the automatic stay to allow certain of WMI’s third party insurance carriers to advance and/or pay defense costs pursuant to the Blended Policies that are, or will become, owing in connection with the ERISA Litigation (described above), the Buus Litigation (described above), as well as those certain Subpoenas for Records Directed to the WaMu Savings Plan and WMI, initiated by the Department of Labor.

Pursuant to the Global Settlement Agreement, the parties thereto agree that (i) with respect to the first $60 million of coverage under the Washington Mutual Financial Institution Blended Liability Program and related excess policies for the policy period May 1, 2007 to May 1, 2008 (the “2007-08 Blended Tower”), WMI, WMI’s present and former officers and directors and employees (collectively, the “Insured Parties”) will be entitled to a priority recovery (as against any right of recovery the JPMC Entities and the FDIC Receiver and FDIC Corporate may have), for all claims made by or on behalf of any Insured Party against the policies and bonds in the 2007-08 Blended Tower, such priority amount to be used in connection with the defense and settlement of the Buus Litigation and the ERISA Litigation, and (ii) to the extent that payment is made by one of the insurers in such 2007-08 Blended Tower to any party other than WMI, prior to the reconciliation and determination of all other claims made by any Insured Party under the 2007-08 Blended Tower, such funds paid and received by such other party will be deemed held by such Party in trust for the benefit of WMI until a determination of all claims covered by the 2007-08 Blended Tower.

With respect to the balance of coverage afforded pursuant to the Tower Insurance Programs, the rights of the insureds, their successors or actual or prospective claimants will not be altered by the terms of the Global Settlement Agreement and WMI and the FDIC Receiver will have such rights to pursue recoveries from the Tower Insurance Programs as are provided under the policies, bonds and applicable law.  However, to the extent that JPMC assumes litigation liabilities pursuant to the Global Settlement Agreement, which may be the subject of the Tower Insurance Programs, and JPMC is required to make payments as a result thereof, such payments will be treated pari passu with the claims of WMI, the FDIC Receiver and FDIC Corporate, and WMI’s present and former officers and directors and employees against the Tower Insurance Programs; provided, however, that under no circumstances will JPMC be entitled to seek recovery under the Tower Insurance Programs with respect to claims arising from or relating to the Buus Litigation; and, provided, further, that, JPMC will have no right to seek recovery under any of the D&O Policies, including, without limitation, the D&O component of any of the Tower Insurance Programs.

V.  SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.  Provisions For Payment Of Administrative Expense Claims And Priority Tax Claims Under The Plan.

1.  Administrative Expense Claims.

Administrative Expense Claims are the those constituting a cost or expense of administration of these chapter 11 cases asserted or authorized to be asserted, on or prior to the date established by the Bankruptcy Court and set forth in the order confirming the Plan, as the last day to file proof of Administrative Expense Claims (see definition of Administrative Claim Bar Date in the Plan), in accordance with sections 503(b) and 507(a)(2) of the Bankruptcy Code during the period up to and including the Effective Date of the Plan, including, without limitation, (i) any actual and necessary cost and expense of preserving the estates of the Debtors, (ii) any actual and necessary cost and expense of operating the businesses of the Debtors in Possession, (iii) any post-Petition Date loan or advance extended by one Debtor to the other Debtor, (iv) any cost and expense of the Debtors in Possession for the management, maintenance, preservation, sale, or other disposition of any assets, (v) the administration and implementation of the Plan, (vi) the administration, prosecution, or defense of Claims by or against the Debtors and for distributions under the Plan, (vii) any guarantee or indemnification obligation extended by the Debtors in Possession, (viii) any Claim for compensation and reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date and awarded by the Bankruptcy Court in accordance with section 328, 330, 331, or 503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of the Plan, whether fixed before or after the Effective Date, and (ix) any fee or charge assessed against the Debtors’ estates pursuant to section 1930, chapter 123, title 28, United States Code.

On the later to occur of (i) the Effective Date and (ii) the date on which an Administrative Expense Claim shall become an Allowed Claim, the Disbursing Agent shall (i) pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim or (ii) satisfy and discharge such Allowed Administrative Expense Claim in accordance with such other terms no more favorable to the claimant than as may be agreed upon by and between the holder thereof and the Disbursing Agent; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by the Disbursing Agent in the ordinary course of business in accordance with the terms and subject to the conditions of any agreement governing, instrument evidencing, or other document relating to such transactions; and provided, further, that, if any such ordinary course expense is not billed, or a request for payment is not made, within ninety (90) days after the Effective Date, such ordinary course expense shall be barred and the holder thereof shall not be entitled to a distribution pursuant to the Plan.

2.  Professional Compensation and Reimbursement Claims.

All Entities awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with section 328, 330, or 331 of the Bankruptcy Code or entitled to priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, in the amounts allowed by the Bankruptcy Court (i) on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (ii) upon such other terms no more favorable to the claimant than as may be mutually agreed upon between such claimant and the Disbursing Agent; provided, however, that, except as provided in the Plan, each professional must file its application for final allowance of compensation for professional services rendered and reimbursement of expenses on or prior to the Administrative Claim Bar Date.  The Disbursing Agent is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.  Priority Tax Claims.

A Priority Tax Claim is a Claim of a governmental unit against the Debtors of the kind entitled to priority in payment pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Each holder of an Allowed Priority Tax Claim shall be entitled to receive distributions in an amount equal to the full amount of such Allowed Priority Tax Claim.  At the option and discretion of the Debtors, which option shall be exercised, in writing, on or prior to the commencement of the Confirmation Hearing, such payment shall be made (i) in full, in Cash, on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date on which such claim becomes an Allowed Claim, (ii) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in full, in Cash, in equal quarterly installments commencing on the first (1st) Business Day following the Effective Date and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable non-bankruptcy rate, subject to the sole option of the Disbursing Agent to prepay the entire amount of the Allowed Priority Tax Claim, or (iii) by mutual agreement of the holder of such Allowed Priority Tax Claim and the Disbursing Agent.

4.  Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or as soon as reasonably practicable following the Effective Date.

B.  Classification Of Claims And Equity Interests Under The Plan

Claims and Equity Interests are classified as follows:

Class 1	Priority Non-Tax Claims
Class 2	Senior Notes Claims
Class 3	Senior Subordinated Notes Claims
Class 4	WMI Medical Plan Claims
Class 5	JPMC Rabbi Trust/Policy Claims
Class 6	Other Benefit Plan Claims
Class 7	Qualified Plan Claims
Class 8	WMB Vendor Claims
Class 9	Visa Claims
Class 10	Bond Claims
Class 11	WMI Vendor Claims
Class 12	General Unsecured Claims
Class 13	Convenience Claims
Class 14	CCB-1 Guarantees Claims
Class 15	CCB-2 Guarantees Claims
Class 16	PIERS Claims
Class 17A	WMB Senior Notes Claims
Class 17B	WMB Subordinated Notes Claims
Class 18	Subordinated Claims
Class 19	REIT Series
Class 20	Preferred Equity Interests
Class 21	Dime Warrants
Class 22	Common Equity Interests

1.  Priority Non-Tax Claims (Class 1).

Priority Non-Tax Claims are those Claims entitled to priority in payment as specified in Section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

Class 1 is Unimpaired by the Plan.  Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and the Debtors, on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable, the Disbursing Agent shall pay to each holder of an Allowed Priority Non-Tax Claim, in Cash, the full amount of such Allowed Priority Non-Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Priority Non-Tax Claim.

2.  Senior Notes Claims (Class 2).

Class 2 is Impaired by the Plan.  Each holder of an Allowed Senior Notes Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, and subject to the right of election described below, each holder of an Allowed Senior Notes Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed Senior Notes Claim and Postpetition Interest Claim21 (which, for the avoidance of doubt, shall have been finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person, except as otherwise provided herein), subject to the lien or priority rights of the Senior Notes Indenture Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Senior Notes Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim.  In addition, in accordance with the Subordination Model attached to the Plan, each holder of an Allowed Senior Notes Claim shall be entitled to receive on account of such Allowed Senior Notes Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code.

As set forth in the Plan, the Subordination Model is a model developed by A&M for the Debtors, a copy of which is attached to the Plan, which implements the Debtors’ interpretation of the respective subordination provisions in the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and PIERS Guarantee Agreement; provided, however, that, to the extent that the priorities set forth in the Subordination Model

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21 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

or the Plan, including, without limitation, with respect to the value attributable to Subscription Rights (but not the Subscription Rights), conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code; and provided, further, that any disagreement with the priorities or distributions set forth in the Plan or in the Subordination Model shall be raised prior to, and decided at, the Confirmation Hearing, and all issues with respect to contractual subordination and subrogation not resolved at the Confirmation Hearing shall be governed pursuant to the Subordination Model or, if the decision of the Bankruptcy Court at the Confirmation Hearing differs from the Subordination Model, then all issues with respect to contractual subordination and subrogation will be governed pursuant to such decision.

Certain holders of Senior Notes Claims contend that the Subordination Model annexed to the Plan conflicts with the contractual subordination provisions of the Indentures and Guarantee Agreements referenced above because of the Plan’s proposed treatment of their Postpetition Interest Claims.

a.  Right of Election.

On the Ballot, and subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, each holder of an Allowed Senior Notes Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (subject to adjustment based upon the amount of Reorganized Common Stock elected by holders of Allowed General Unsecured Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the Senior Notes Indenture Trustee; provided, however, that (a) each holder of an Allowed Senior Notes Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed Senior Notes Claims and Allowed General Unsecured Claims; (b) if all Allowed Senior Notes Claims and Postpetition Interest Claims on account of Allowed Senior Notes Claims are paid in full, in Cash on the Effective Date, then holders of Allowed Senior Notes Claims who elected to receive Reorganized Common Stock shall not receive such stock and their election rights shall automatically be deemed cancelled; and (c) to the extent that all Allowed Senior Notes Claims and/or Postpetition Interest Claims on account of Allowed Senior Notes Claims are not paid in full, in Cash on the Effective Date, then holders of Allowed Senior Notes Claims who elected to receive Reorganized Common Stock shall only be entitled to receive Reorganized Common Stock with an aggregate value equal to any unpaid portion of their Allowed Senior Notes Claims and Postpetition Interest Claims in accordance with the Subordination Model attached to the Plan; provided, however, that each holder of an Allowed Senior Notes Claim may only receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of (i) all Allowed Senior Notes Claims and Allowed General Unsecured Claims plus (ii) if such stock is being distributed on account of Postpetition Interest Claims, all Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Postpetition Interest Claims in respect of Allowed Senior Notes Claims, and Postpetition Interest Claims in respect of Allowed Senior Subordinated Notes Claims.  To the extent a holder of an Allowed Senior Notes Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed Senior Notes Claim is the same, regardless of whether a holder receives Reorganized Common Stock.  Failure by any holder of an Allowed Senior

Notes Claim to elect to exercise rights provided in the Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.  The Ballot to be submitted by each holder of a Senior Notes Claims will request that such holder indicate the percentage of Reorganized Common Stock, if any, such holder would elect to receive on account of subordination and payover rights if they are held to be applicable and exercisable separately by each holder.

b.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Senior Notes Claim in accordance with the Plan, in the event that the sum of (i) distributions of Reorganized Common Stock (valued as of the Effective Date of the Plan), Creditor Cash and Cash received on account of Liquidating Trust Interests in accordance with the Plan and (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Plan, are equal to or in excess of one hundred percent (100%) of such holder’s Allowed Senior Notes Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Plan.  Notwithstanding anything contained in the Plan to the contrary, for the avoidance of doubt, the subrogation rights of holders of Allowed Senior Notes Claims shall be preserved.

3.  Senior Subordinated Notes Claims (Class 3).

Class 3 is Impaired by the Plan.  Each holder of an Allowed Senior Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, and subject to the right of election described below and in the Plan, each holder of an Allowed Senior Subordinated Notes Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed Senior Subordinated Notes Claim and Postpetition Interest Claim22 (which, for the avoidance of doubt, shall have been finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person, except as otherwise provided in the Plan), subject to the lien or priority rights of the Senior Subordinated Notes Indenture Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed Senior Subordinated Notes Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, any distribution to holders of Allowed Senior Subordinated Notes Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock (to the extent elected pursuant to V.B.3.a), shall be redistributed, subject to Bankruptcy Rule 3021 and subject to any lien or priority rights

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22 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

of the Senior Subordinated Notes Indenture Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Plan.  In addition, in accordance with the Subordination Model, each holder of an Allowed Senior Subordinated Notes Claim shall be entitled to receive on account of such Allowed Senior Subordinated Notes Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code.

a.  Right of Election.

On the Ballot, and subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, each holder of an Allowed Senior Subordinated Notes Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the Senior Subordinated Notes Indenture Trustee; provided, however, that each holder of an Allowed Senior Subordinated Notes Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed Senior Subordinated Notes Claims.  To the extent a holder of an Allowed Senior Subordinated Notes Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed Senior Subordinated Notes Claim is the same, regardless of whether a holder receives Reorganized Common Stock.  Failure by any holder of an Allowed Senior Subordinated Notes Claim to elect to exercise rights provided in the Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Senior Subordinated Notes Claim in accordance with the Plan, in the event that the sum of (i) distributions of Reorganized Common Stock (valued as of the Effective Date of the Plan), Creditor Cash and Cash received on account of Liquidating Trust Interests in accordance with the Plan, (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription

Rights, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Plan, and (iii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of the Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed Senior Subordinated Notes Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model.  Notwithstanding anything contained in the Plan to the contrary, for the avoidance of doubt, the subrogation rights of holders of Allowed Senior Subordinated Notes Claims shall be preserved.

4.  WMI Medical Plan Claims (Class 4).

WMI Medical Plan Claims are any Claims against the Debtors and their chapter 11 estates set forth in the Global Settlement Agreement filed by a beneficiary of the Medical Plan to the extent such Claim relates to Assumed Liabilities, as defined in the Global Settlement Agreement.

Class 4 is Unimpaired by the Plan.  Each holder of an Allowed WMI Medical Plan Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all WMI Medical Plan Claims, in full satisfaction release and exchange of such Claims.

5.  JPMC Rabbi Trust/Policy Claims (Class 5).

JPMC Rabbi Trust/Policy Claims are any Claims against the Debtors set forth in the Global Settlement Agreement filed by a beneficiary of the JPMC Rabbi Trusts or the JPMC Policies, each as defined in the Plan and set forth in the Global Settlement Agreement, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 5 is Unimpaired by the Plan.  Each holder of an Allowed JPMC Rabbi Trust/Policy Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all JPMC Rabbi Trust/Policy Claims, in full satisfaction, release and exchange of such Claims.

6.  Other Benefit Plan Claims (Class 6).

Other Benefit Plan Claims are Claims against the Debtors identified in the Global Settlement Agreement filed by a beneficiary of a benefit plan identified on Exhibit “P” to the Global Settlement Agreement to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 6 is Unimpaired by the Plan.  Each holder of an Allowed Other Benefit Plan Claims is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Other Benefit Plan Claims, in full satisfaction, release and exchange of such Claims.

7.  Qualified Plan Claims (Class 7).

Qualified Plan Claims are any Claims against the Debtors set forth in the Global Settlement Agreement filed by any Person arising from or relating to the WaMu Pension Plan or the Lakeview Plan, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 7 is Unimpaired by the Plan.  Each holder of an Allowed Qualified Plan Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Qualified Plan Claims, in full satisfaction, release and exchange of such Claims.

8.  WMB Vendor Claims (Class 8).

WMB Vendor Claims are any Claims against the Debtors and their chapter 11 estates filed by a vendor with respect to services, software licenses, or goods provided to WMB and its subsidiaries (whether prior or subsequent to JPMC’s acquisition of the assets of WMB) pursuant to a contract or written agreement between WMB and/or its subsidiaries and such vendor.

Class 8 is Unimpaired by the Plan.  Each holder of an Allowed WMB Vendor Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or otherwise satisfy all Allowed WMB Vendor Claims, in full satisfaction, release and exchange of such Claims.

9.  Visa Claims (Class 9).

Visa Claims are any Claims against the Debtors set forth in the Global Settlement Agreement filed in connection with the Visa Shares or any litigation or agreement relating thereto, and the Claims asserted by VISA U.S.A. Inc. in its proof of claim filed against the Debtors and the Debtors’ chapter 11 cases pertaining to the VISA Strategic Agreement, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 9 is Unimpaired by the Plan.  Each holder of an Allowed Visa Shares Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Visa Claims, in full satisfaction, release and exchange of such Claims.

10.  Bond Claims (Class 10).

Bond Claims are any Claims against the Debtors, set forth on a Schedule to the Global Settlement Agreement filed by any of Safeco Insurance Company and such other insurance or bonding companies that issued bonds on behalf of WMB or FSB or their Affiliates pursuant to that certain General Agreement of Indemnity, dated as of June 14, 1999, executed and delivered by WMI, pursuant to which, among other things, the bonds were to be issued and WMI agreed to pay all losses and expenses of the Bonding Companies associated therewith, to the extent such Claim constitutes an Allowed JPMC Assumed Liability Claim.

Class 10 is Unimpaired by the Plan.  Each holder of an Allowed Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, JPMC shall pay or fund the payment of all Bond Claims, in full satisfaction, release and exchange of such Claims.

11.  WMI Vendor Claims (Class 11).

WMI Vendor Claims are any Claims against WMI asserted by a vendor with respect to services, software licenses or goods asserted to have been provided by the counterparty to or for the benefit of WMB or any of its subsidiaries or minority investments operations prior to the Petition Date.

Class 11 is Unimpaired by the Plan.  Each holder of an Allowed WMI Vendor Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, each holder of an Allowed WMI Vendor Claim will receive, in full satisfaction, release and exchange of such holder’s WMI Vendor Claim, payment in Cash from the Vendor Escrow.

12.  General Unsecured Claims (Class 12).

General Unsecured Claims are any Unsecured Claims against the Debtors other than a Senior Notes Claim, a Senior Subordinated Notes Claim, a JPMC Assumed Liability Claim, a WMB Vendor Claim, a WMI Vendor Claim, a CCB-1 Guarantees Claim, CCB-2 Guarantees Claim, a PIERS Claim, a WMB Notes Claim, a Convenience Claim, a Subordinated Claim, or a Trustee Claim.

Class 12 is Impaired by the Plan.  Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, and subject to the right of election described in Section V.B.12.a below, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed General Unsecured Claim and Postpetition Interest Claim,23 such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed General Unsecured Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, pursuant to the terms of the Global Settlement Agreement and as partial consideration for the releases set forth in the Plan, upon the Effective Date, JPMC shall be deemed to have waived its right to receive any distribution on account of the JPMC Allowed Unsecured Claim including, without limitation, the right to elect to receive Reorganized Common Stock, pursuant to the Plan.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Subordination Model attached to the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1

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23 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code; and, provided, further, that such claims shall be subject to, among other things, reduction, offset or disallowance on account of counterclaims, to the extent applicable, including, but not limited to, the right of the Debtors or the Liquidating Trustee, as the case may be, to pursue any and all avoidance, recovery, subordination or other actions or remedies against Entities that may be brought by or on behalf of a Debtor or its estate under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions, settlements or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code (“Avoidance Actions”).

a.  Right of Election.

On the Ballot, and subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, each holder of an Allowed General Unsecured Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (subject to adjustment based upon the amount of Reorganized Common Stock elected by holders of Allowed Senior Notes Claims and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan; provided, however, that each holder of an Allowed General Unsecured Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed Senior Notes Claims and Allowed General Unsecured Claims.  To the extent a holder of an Allowed General Unsecured Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed General Unsecured Claim is the same, regardless of whether a holder receives Reorganized Common Stock.  Failure by any holder of an Allowed General Unsecured Claim to elect to exercise rights provided in the Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed General Unsecured Claim in accordance with the Plan, in the event that the sum of the distributions of Reorganized Common Stock (valued as of the Effective Date of the Plan), Creditor Cash and Cash received on account of Liquidating Trust Interests in accordance with the Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed General Unsecured Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Plan.

c.  Allowed Claims of Fifty Thousand Dollars ($50,000.00) or More/Election to be Treated as a Convenience Claim.

Notwithstanding the provisions of the Plan, any holder of an Allowed General Unsecured Claim, other than a General Unsecured Claim that is a component of a larger General Unsecured Claim, portions of which may be held by such or any other holder of an Allowed Claim, whose Allowed General Unsecured Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed General Unsecured Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder’s option, be entitled to receive, based on such Allowed General Unsecured Claim as so reduced, distributions pursuant to the Plan hereof.  Such election shall be deemed to be a vote in favor of the Plan and the releases set forth therein.  Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

13.  Convenience Claims (Class 13).

A Convenience Claim is a Claim that is equal to or less than Fifty Thousand Dollars ($50,000.00) or greater than Fifty Thousand Dollars ($50,000.00) but, with respect to which, the holder thereof voluntarily reduces such Claim to Fifty Thousand Dollars ($50,000.00) on the Ballot; provided, however, that, for purposes of the Plan and the distributions to be made thereunder, “Convenience Claim” shall not include (i) an Administrative Expense Claim, (ii) a Priority Tax Claim, (iii) a Priority Non-Tax Claim, (iv) a Senior Notes Claim, (v) a Senior Subordinated Notes Claim, (vi) any JPMC Assumed Liability Claim, (vii) a WMB Vendor Claim, (viii) a WMI Vendor Claim, (ix) a CCB-1 Guarantees Claim, (x) a CCB-2 Guarantees Claim, (xi) a PIERS Claim, (xii) a WMB Notes Claim, (xiii) a Subordinated Claim, (xiv) a Trustee Claim, and (xv) any other Claim that is a component of a larger Claim, portions of which may be held by one or more holders of Allowed Claims.

Class 13 is Unimpaired by the Plan.  Each holder of an Allowed Convenience Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

On the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Claim, or as soon thereafter as is practicable, the Disbursing Agent shall pay to each holder of an Allowed Convenience Claim, in Cash, the full amount of such Allowed Convenience Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Convenience Claim.

14.  CCB-1 Guarantees Claims (Class 14).

Class 14 is Impaired by the Plan.  Each holder of an Allowed CCB-1 Guarantees Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, and subject to the right of election described in Section V.B.14.a below, each holder of an Allowed CCB-1 Guarantees Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed CCB-1 Guarantees Claim and Postpetition Interest Claim24 (which, for the avoidance of doubt, shall have been finally determined to not be subject to

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24 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person, except as otherwise provided herein), subject to the lien or priority rights of the CCB-1 Trustee, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed CCB-1 Guarantees Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, any distribution to holders of Allowed CCB-1 Guarantees Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock (to the extent elected pursuant to Section V.B.14.a below) shall be redistributed in accordance with the priorities set forth in the Subordination Model attached to the Plan.  In addition, in accordance with the Subordination Model, each holder of an Allowed CCB-1 Guarantees Claim shall be entitled to receive on account of such Allowed CCB-1 Guarantees Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code.

a.  Right of Election.

On the Ballot, and subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, each holder of an Allowed CCB-1 Guarantees Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, and Allowed Senior Subordinated Notes Claims, subject to adjustment based upon the number of shares elected by holders of Allowed CCB-2 Guarantees Claims, and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the CCB-1 Trustee; provided, however, that each holder of an Allowed CCB-1 Guarantees Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims.  To the extent a holder of an Allowed CCB-1 Guarantees Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed CCB-1 Guarantees Claim is the same, regardless of whether a holder receives Reorganized Common Stock.  Failure by any holder of an Allowed CCB-1 Guarantees Claim to elect to exercise rights provided in the Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed CCB-1 Guarantees Claim in accordance with the Plan, in the event that the sum of (i) distributions of Reorganized Common Stock (valued as of the Effective Date of the Plan), Creditor Cash and Cash received on account of Liquidating Trust Interests in accordance with the Plan, (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and value attributable to Subscription Rights, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Plan, (iii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of the Plan, and (iv) distributions from the Receivership are equal to or in excess of one hundred percent (100%) of such holder’s Allowed CCB-1 Guarantees Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model.  Notwithstanding anything contained in the Plan to the contrary, for the avoidance of doubt, the subrogation rights of holders of Allowed CCB-1 Guarantees Claims shall be preserved.

15.  CCB-2 Guarantees Claims (Class 15).

Class 15 is Impaired by the Plan.  Each holder of an Allowed CCB-2 Guarantees Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, and subject to the right of election described in Section V.B.15.a below, each holder of an Allowed CCB-2 Guarantees Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed CCB-2 Guarantees Claim and Postpetition Interest Claim25 (which, for the avoidance of doubt, shall have been finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person, except as otherwise provided herein), subject to the lien or priority rights of the CCB-2 Trustees, such holder’s Pro Rata Share of (i) Creditor Cash and (ii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed CCB-2 Guarantees Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, any distribution to holders of Allowed CCB-2 Guarantees Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock (to the extent elected Pursuant to Section V.B.15.a), shall be redistributed, subject to Bankruptcy Rule 3021 and subject to the lien or priority rights of the CCB-2 Trustees, in accordance with the priorities set forth in the Subordination Model attached to the Plan.  In addition, in accordance with the Subordination Model, each holder of an Allowed CCB-2 Guarantees Claim shall be entitled to receive on account of such Allowed CCB-2 Guarantees Claim and, irrespective of whether all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims, and the order in which such

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25 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code.

a.  Right of Election.

On the Ballot, and subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, each holder of an Allowed CCB-2 Guarantees Claim shall be provided the right to elect, in its sole and absolute discretion, to receive Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, and Allowed Senior Subordinated Notes Claims, subject to adjustment based upon the number of shares of Reorganized Common Stock elected by holders of Allowed CCB-1 Guarantees Claims, and subject to dilution on account of the Rights Offering), in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the Lien or priority rights of the CCB-2 Trustees; provided, however, that each holder of an Allowed CCB-2 Guarantees Claim may only elect to receive that percentage of Reorganized Common Stock that equals such holder’s Pro Rata Share of all Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims.  To the extent a holder of an Allowed CCB-2 Guarantees Claim receives Reorganized Common Stock, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced on a dollar-for-dollar basis by the value of the Reorganized Common Stock received (valued as of the Effective Date), so that the ultimate recovery percentage for each holder of an Allowed CCB-2 Guarantees Claim is the same, regardless of whether a holder receives Reorganized Common Stock.  Failure by any holder of an Allowed CCB-2 Guarantees Claim to elect to exercise rights provided in the Plan on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed CCB-2 Guarantees Claim in accordance with the Plan, in the event that the sum of (i) distributions of Reorganized Common Stock (valued as of the Effective Date of the Plan), Creditor Cash and Cash received on account Liquidating Trust Interests in accordance with the Plan, (ii) redistributions of Creditor Cash, Cash received on account of Liquidating Trust Interests, Reorganized Common Stock, and the value attributable to Subscription Rights, in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Plan, (iii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of the Plan, and (iv) distributions from the Receivership are equal to or in excess of one hundred percent (100%) of such holder’s Allowed CCB-2 Guarantees Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination

Model attached to the Plan.  Notwithstanding anything contained in the Plan to the contrary, for the avoidance of doubt, the subrogation rights of holders of Allowed CCB-2 Guarantees Claims shall be preserved.

16.  PIERS Claims (Class 16).

Class 16 is Impaired by the Plan.  Each holder of an Allowed PIERS Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, and subject to the right of election described in Section V.B.16.a below, each holder of an Allowed PIERS Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed PIERS Claim and Postpetition Interest Claim26 (which, for the avoidance of doubt, shall have been finally determined to not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross claim, defense, disallowance, impairment, objection, or challenge under applicable law or regulation by any person, except as otherwise provided herein), subject to the lien or priority rights of the PIERS Trustee, such holder’s Pro Rata Share of (i) subject to Section 32.1(a) of the Plan, Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims and subject to dilution on account of the Rights Offering), (ii) Creditor Cash and (iii) Liquidating Trust Interests, in an aggregate amount equal to (a) such holder’s Allowed PIERS Claim and (b) in the event that all Allowed Claims are paid in full, such holder’s Postpetition Interest Claim; provided, however, that, notwithstanding the foregoing, the contractual subordination and subrogation rights of Entities who hold PIERS Preferred Securities shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and any distribution on account of the PIERS Common Securities of (i) Reorganized Common Stock, (ii) Creditor Cash and (iii) Cash on account of Liquidating Trust Interests shall be redistributed, subject to Bankruptcy Rule 3021 and subject to the lien and priority rights of the PIERS Trustee, to Entities who hold PIERS Preferred Securities, until such time as such Entities’ Allowed PIERS Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the PIERS Trust Agreement; and provided, further that, any distribution to holders of Allowed PIERS Claims of (a) Creditor Cash, (b) Cash received on account of Liquidating Trust Interests, and (c) Reorganized Common Stock, shall be redistributed, subject to Bankruptcy Rule 3021 and subject to the lien or priority rights of the PIERS Trustee, in accordance with the priorities set forth in the Subordination Model attached to the Plan.  The relative priorities among holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims, and the order in which such holders are entitled to receive payment of their Allowed Claims and Postpetition Interest Claims, including, without limitation, on account of contractual subordination and subrogation provisions, are set forth in more detail in the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination and subrogation provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code.

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26 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

a.  Right of Election.

On the Ballot, and subject to the provisions of Section 32.1(a) of the Plan with respect to a Retention/Sale Transaction, each holder of an Allowed PIERS Claim shall be provided the right to elect, in its sole and absolute discretion, to receive additional Creditor Cash, Cash on account of Liquidating Trust Interests, or Reorganized Common Stock (to the extent remaining after distribution to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, and Allowed CCB-2 Guarantees Claims and subject to dilution on account of the Rights Offering), as the case may be, in lieu of some or all of the Reorganized Common Stock, Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, that such holder otherwise is entitled to receive pursuant to the Plan, in each instance, subject to the lien or priority rights of the PIERS Trustee; provided, however, that, to the extent that there is an imbalance between the amount of Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, and the number of Reorganized Common Stock shares elected by holders of Allowed PIERS Claims, either the Creditor Cash, Cash on account of Liquidating Trust Interests or Reorganized Common Stock shares elected shall be reduced, on a Pro Rata Share basis, to each holder to eliminate such imbalance.  The ultimate recovery percentage for each holder of an Allowed PIERS Claim shall be the same, regardless of whether a holder elects to receive more or less Reorganized Common Stock.  Failure by any holder of an Allowed PIERS Claim to elect to exercise rights provided in this Section V.B.16.a on or before the Ballot Date shall constitute a deemed waiver and relinquishment of such rights by such holder.  Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is waived, in writing, by the Debtors; provided, however, that under no circumstance may such waiver by the Debtors occur on or after the Effective Date.

b.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed PIERS Claim in accordance with the Plan, in the event that the sum of (i) distributions of Reorganized Common Stock (valued as of the Effective Date of the Plan), Creditor Cash and Cash received on account of Liquidating Trust Interests in accordance with the Plan and (ii) redistributions of Cash received on account of Liquidating Trust Interests in accordance with the provisions of the Plan are equal to or in excess of one hundred percent (100%) of such holder’s Allowed PIERS Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims or Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Plan.  Notwithstanding anything contained in the Plan to the contrary, for the avoidance of doubt, the subrogation rights of holders of Allowed PIERS Claims shall be preserved.

c.  Subscription Rights.

In addition to the foregoing, each holder of an Allowed PIERS Claim that relates to a PIERS Preferred Security shall receive its Pro Rata Share of PIERS Subscription Rights (i.e., the 100,000,000 Subscription Rights (as defined in the Plan) allocated to holders of PIERS Claims related to PIERS Preferred Securities, to be purchased pursuant to the Rights Offering on the terms and subject to the conditions set forth in the Plan), to be exercised pursuant to the terms of the Rights Offering, as set forth in the Plan; provided, however, that the value attributable to Subscription Rights (but not the Subscription Rights) shall be subject to redistribution in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Plan; and, provided, further, that, to the extent a holder of an

Allowed PIERS Claim that relates to a PIERS Preferred Security elects to exercise Subscription Rights and receives shares of Additional Common Stock pursuant thereto, such holder’s distribution of Creditor Cash or Cash to be received on account of Liquidating Trust Interests, as the case may be, shall be reduced, on a dollar-for-dollar basis, by the value attributable to the Subscription Rights exercised (but not the value of the Additional Common Stock received), so that the ultimate recovery percentage for each holder of an Allowed PIERS Claim is the same, regardless of whether a holder exercises Subscription Rights.

17.  WMB Notes Claims (Class 17).

a.  Class 17A – WMB Senior Notes.

Class 17A consists of WMB Senior Notes Claims.  Class 17A is Impaired by the Plan.  Each holder of an Allowed WMB Senior Notes Claim is entitled to vote to accept or reject the Plan.

Commencing on the Effective Date, each holder of an Allowed WMB Senior Notes Claim shall receive, in full satisfaction, release and exchange of such holder’s Allowed WMB Senior Notes Claim, such holder’s Pro Rata Share27 of BB Liquidating Trust Interests (which interests, in the aggregate, represent an undivided interest in WMI’s share of the Homeownership Carryback Refund Amount, as defined and set forth in Section 2.4 of the Global Settlement Agreement, in an amount equal to Three Hundred Thirty-Five Million Dollars ($335 million)); provided, however, that, notwithstanding the foregoing, the Settlement WMB Senior Note Holders (as defined in the Plan) shall have first priority to recover Cash distributions made on account of the BB Liquidating Trust Interests up to an aggregate amount of $10 million, to compensate such holders for the legal fees and expenses incurred by the Settlement WMB Senior Note Holders’ and other WMB Senior Note Holders’ retention of Wilmer Cutler Pickering Hale & Dorr LLP, Pachulski Stang Ziehl & Jones LLP, and Boies, Schiller & Flexner LLP in connection with the Debtors’ Chapter 11 Cases. Each holder of a WMB Senior Notes Claim shall have the option of checking the box on the Class 17A Ballot labeled “Grant Plan Section 43.6 Release” and, by checking such box:  (i) solely with respect to the Plan, such holder’s WMB Senior Notes Claim shall be deemed an Allowed WMB Senior Notes Claim in an amount equal to the aggregate face value and interest accrued as of the Petition Date with respect to all WMB Senior Notes held by such holder as of October 25, 2010; provided, however, that, notwithstanding the foregoing, such amount shall be only for purposes of voting and calculating each holder’s “Pro Rata Share” of BB Liquidating Trust Interests, and shall not in any way increase the amount to be distributed to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders in excess of Three Hundred Thirty-Five Million Dollars ($335 million); (ii) the Debtors, the Liquidating Trustee, and all other parties in interest shall be deemed to have waived and released any and all objections, defenses, rights to setoff or recoupment, and rights to subordinate or recharacterize with respect to such Allowed WMB Senior Notes Claim; and (iii) the holder of such Allowed WMB Senior Notes Claim shall consent to provide on its behalf and with respect to its Allowed WMB Senior Notes Claim the releases provided for in the Plan,

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27 As previously stated, the Plan provides that, with respect to the distribution of BB Liquidating Trust Interests to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, “Pro Rata Share” means the proportion that an Allowed WMB Senior Notes Claim or the aggregate face amount of WMB Senior Notes, plus interest accrued to the Petition Date, held by an Accepting Non-Filing WMB Senior Note Holder bears to the aggregate of (i) all Allowed WMB Senior Notes Claims and (ii) the aggregate face amount of WMB Senior Notes, plus interest accrued to the Petition Date, held by all Accepting Non-Filing WMB Senior Note Holders.

including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s Allowed WMB Senior Notes Claim, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s Allowed WMB Senior Notes Claim (including, without limitation, any WMB Senior Notes Claims that have been determined pursuant to a Final Order (as defined in the Plan) to be subordinated in accordance with section 510(b) of the Bankruptcy Code that such holder may have); provided, however, that the foregoing is not intended, nor shall it be construed, to release (i) the Debtors from their obligations pursuant to the Plan and (ii) the FDIC Receiver or the Receivership with respect to distributions to be made from the Receivership on account of WMB Senior Notes.  In the event the holder of a WMB Senior Notes Claim does not check the box on the Class 17A Ballot labeled “Grant Plan Section 43.6 Release,” the Debtors, the Liquidating Trustee, and all parties in interest shall reserve and maintain all of their respective rights to dispute such WMB Senior Notes Claim, including, without limitation, on the basis that the Debtors have no liability with respect thereto, the Claim is subject to other defenses, setoff, or recoupment, and/or the Claim is subject to equitable or mandatory subordination pursuant to section 510 of the Bankruptcy Code; provided, however, that, to the extent that such WMB Senior Notes Claim eventually is determined pursuant to a Final Order of the Bankruptcy Court to be an Allowed WMB Senior Notes Claim and the holder of such Claim receives a distribution under the Plan, such holder shall be deemed to have consented to the releases provided in the Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, the Liquidating Trustee, and each of their respective Related Persons from any and all direct and derivative claims arising from or related to such holder’s Allowed WMB Senior Notes Claim, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s Allowed WMB Senior Notes Claim (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have).  The FDIC Receiver acknowledges that amounts distributed to the holders of Allowed WMB Senior Notes Claims under the Plan shall not be credited against or otherwise reduce their claims against the Receivership; provided that no holder of a WMB Senior Note shall be entitled to receive more from the Receivership than the amount owed with respect to such WMB Senior Note.  For the avoidance of doubt, all of the $335 million allocated for payment to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, as provided in the Plan, shall be paid either to counsel to or holders of Allowed WMB Senior Notes Claims and Accepting WMB Senior Note Holders, and none of the foregoing amounts will revert either to the Debtors or the Reorganized Debtors or be payable to creditors in any other Class under the Plan.

b.  Non-Filing WMB Senior Note Holders.  Each Non-Filing WMB Senior Note Holder shall have the option of checking the box on the Non-Filing WMB Senior Note Holder Election Form labeled “Grant Plan Section 43.6 Release” and, by checking such box:  (i) such holder shall be deemed to be an Accepting Non-Filing WMB Senior Note Holder, (ii) such holder shall be entitled to receive its Pro Rata Share of BB Liquidating Trust Interests, and (iii) such holder shall consent to provide on its behalf and with respect to its WMB Senior Notes the releases provided in Section 43.6 of the Plan, including, without limitation, a release of the Debtors, the Reorganized Debtors, and the Liquidating Trustee from all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holders (WMB Senior Notes); provided, however, that the foregoing is not intended, nor shall it be construed, to release (i) the Debtors from their obligations pursuant to the Plan and (ii) the FDIC Receiver or the Receivership with respect to distributions to be made from the Receivership on account of WMB Senior Notes.  The FDIC Receiver acknowledges that amounts distributed to Accepting Non-Filing WMB Senior Note Holders under the Plan shall not be credited against or otherwise reduce their claims against the Receivership; and, provided, further, that no Accepting Non-Filing WMB Senior Note Holder shall be entitled to receive more from the Receivership than the amount owed to such Accepting Non-Filing WMB Senior Note Holder with respect to its WMB Senior Notes.  Notwithstanding the foregoing, and irrespective of whether a Non-Filing WMB Senior Note Holder receives a distribution of BB Liquidating Trust Interests pursuant to this Section (b), no Non-Filing WMB Senior Note Holder shall be deemed to hold a Claim against the Debtors with respect to such holder’s WMB Senior Notes.

c.  Class 17B – WMB Subordinated Notes.

Class 17B is Impaired by the Plan.  Each holder of an Allowed WMB Subordinated Notes Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

On the Effective Date, and in consideration for the distribution to be made to the FDIC Receiver pursuant to the Global Settlement Agreement, all WMB Subordinated Notes Claims, to the extent that they are not Section 510(b) Subordinated WMB Notes Claims, shall be deemed disallowed, and holders thereof shall not receive any distribution from the Debtors.

d.  Right to Recovery.

WMB Senior Notes Claims and WMB Subordinated Notes Claims are not superior in right of recovery to Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims or Allowed General Unsecured Claims and the holders of WMB Senior Notes Claims and WMB Subordinated Notes Claims may not seek recourse, payment, turnover, indemnity, damages, setoff, pay-over, or other compensation from holders of any Allowed Claims, including, without limitation, Senior Notes Claims, Senior Subordinated Notes Claims, CCB-1 Guarantees Claims, CCB-2 Guarantees Claims, PIERS Claims, or General Unsecured Claims, on account of WMB-issued obligations.

18.  Subordinated Claims (Class 18).

Class 18 is Impaired by the Plan.  Each holder of an Allowed Subordinated Claim is entitled to vote to accept or reject the Plan.

In the event that all Allowed Claims and Postpetition Interest Claims28 in respect of Allowed Claims (in each case, other than Subordinated Claims) are paid in full, the Liquidating Trust Interests shall be redistributed, and holders of Allowed Subordinated Claims shall be entitled to receive their Pro Rata Share of Liquidating Trust Interests in an aggregate amount equal to each holder’s Allowed Subordinated Claim and Postpetition Interest Claim.

The Ontario Teachers’ Pension Plan Board, lead plaintiff in the consolidated securities class action entitled In re Washington Mutual Securities Litigation, Case No. C08-387 (W.D. Wa.), object to the classification of their claims against the Debtors’ estates as Subordinated Claims in Class 18.

a.  Limitation on Recovery.

Notwithstanding anything contained in the Plan to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Subordinated Claim in accordance with the Plan, in the event that the sum of  distributions of Cash received on account of Liquidating Trust Interests in accordance with the Plan are equal to or in excess of one hundred percent (100%) of such

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28 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

holder’s Allowed Subordinated Claim and Postpetition Interest Claim, then the Cash received on account of Liquidating Trust Interests that is distributable to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of the Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims in accordance with the Subordination Model attached to the Plan.

19.  REIT Series (Class 19).

Class 19 is Impaired by the Plan.  Each holder of an Allowed REIT Series is entitled to vote to accept or reject the Plan.

As previously stated, the Plan defines a “Releasing REIT Trust Holder” as a holder of REIT Series that (i) votes to accept the Plan, (ii) does not otherwise interpose an objection to confirmation of the Plan as it relates to the REIT Series or the Trust Preferred Securities, (iii) acknowledges that JPMC or its designee is the sole legal, equitable and beneficial owner of the Trust Preferred Securities for all purposes and that such REIT Trust Holder has no legal, equitable or beneficial interest in the Trust Preferred Securities, and (iv) executes and delivers the release of claims against the “Releasees,” as set forth in Section 2.24 of the Global Settlement Agreement and as incorporated into the Ballots distributed to holders of REIT Series; provided, however, that, in the event that Class 19 (the class of REIT Series Claims) votes to accept the Plan in accordance with section 1126 of the Bankruptcy Code, “Releasing REIT Trust Holder” will be deemed to include each and every holder of the REIT Series and each holder of the REIT Series shall be deemed to have executed and delivered the release of claims set forth in Section 2.24 of the Global Settlement Agreement, and shall receive the requisite payment or distribution from JPMC in accordance with the provisions of Section 2.24 of the Global Settlement Agreement and the Plan.

In the event that all Allowed Claims and Postpetition Interest Claims29 in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), the Liquidating Trust Interests shall be redistributed, and holders of the REIT Series shall be entitled to receive their Pro Rata Share of Liquidating Trust Interests, to be shared on a pari passu basis with holders of Preferred Equity Interests.  In addition, and separate and distinct from the distribution to be provided to holders of the REIT Series from the Debtors, pursuant to the Global Settlement Agreement, and in exchange for the releases set forth in the Global Settlement Agreement and in the Plan, on the Effective Date, JPMC shall pay, or transfer to the Disbursing Agent for payment to, each Releasing REIT Trust Holder Cash in an amount equal to $1,250.00 (calculated by dividing $50 million by the number of issued and outstanding shares of REIT Series) times the number of shares of REIT Series held by such Releasing REIT Trust Holder on the Voting Record Date; provided, however, that, at the election of JPMC, the amount payable to Releasing REIT Trust Holders pursuant to Section 2.24 of the Global Settlement Agreement may be paid in shares of common stock of JPMC, having an aggregate value equal to the amount of cash to be paid pursuant to Section 2.24 of the Global Settlement Agreement, valued at the average trading price during the thirty (30) day period immediately preceding the Effective Date.  Each Releasing REIT Trust Holder shall receive from JPMC, or from the Disbursing Agent on behalf of JPMC, $1,250.00 in cash or stock for every $1,000,000.00 in principal amount outstanding of Trust Preferred Securities related to the REIT Series shares they hold on the Voting Record Date.

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29 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

a.  Cancellation of REIT Series.

Notwithstanding this treatment pursuant to the Plan, on the Effective Date, all REIT Series shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.  For the avoidance of doubt, this section of the Plan will have no effect on, and shall not result in the extinguishment or cancellation of, the Trust Preferred Securities and, in accordance with the Global Settlement Agreement, JPMC or its designee is the sole legal, equitable and beneficial owner of the Trust Preferred Securities for all purposes.

20.  Preferred Equity Interests (Class 20).

Class 20 is Impaired by the Plan.  Each holder of an Allowed Preferred Equity Interest is entitled to vote to accept or reject the Plan.

In the event that all Allowed Claims and Postpetition Interest Claims30 in respect of Allowed Claims, the Liquidating Trust Interests shall be redistributed, and holders of Preferred Equity Interests shall be entitled to receive their Pro Rata Share of Liquidating Trust Interests, to be shared on a pari passu basis with holders of the REIT Series.

a.  Cancellation of Preferred Equity Interests.

Notwithstanding this treatment pursuant to the Plan, on the Effective Date, all Preferred Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

21.  Dime Warrants (Class 21).

Class 21 is Impaired by the Plan.  Each holder of an Allowed Dime Warrants is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

Holders of Dime Warrants shall receive no distribution under the Plan; provided, however, that, to the extent that holders of Dime Warrants are determined, pursuant to a Final Order, to hold Allowed Claims, such Allowed Claims shall be deemed to be Allowed General Unsecured Claims classified in Class 12 and shall receive the treatment provided in Article XVI of the Plan.  On the Effective Date, all Dime Warrants shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

22.  Common Equity Interests (Class 22).

Class 22 is Impaired by the Plan.  Each holder of an Allowed Equity Interest is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

Holders of Common Equity Interests shall receive no distribution under the Plan.  On the Effective Date, all Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

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30 The Debtors’ calculation of Postpetition Interest Claims, as of December 31, 2010, may be found at www.kccllc.net/wamu.

C.  Provision For Treatment Of Disputed Claims.

1.  Objections to Claims; Prosecution of Disputed Claims.

The Liquidating Trustee shall object to, and shall assume any pending objection filed by the Debtors to, the allowance of Claims filed with the Bankruptcy Court with respect to which it disputes liability, priority or amount, including, without limitation, objections to Claims that have been assigned and the assertion of the doctrine of equitable subordination with respect thereto.  All objections, affirmative defenses and counterclaims shall be litigated to Final Order; provided, however, that the Liquidating Trustee shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests.  Unless otherwise ordered by the Bankruptcy Court, to the extent not already objected to by the Debtors, the Liquidating Trustee shall file and serve all objections to Claims as soon as practicable, but, in each instance, not later than one hundred eighty (180) days following the Effective Date or such later date as may be approved by the Bankruptcy Court.

2.  Estimation of Claims.

On and after the Effective Date, and unless otherwise limited by an order of the Bankruptcy Court, the Liquidating Trustee may at any time request the Bankruptcy Court to estimate for final distribution purposes any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to or sought to estimate such Claim, and the Bankruptcy Court will retain jurisdiction to consider any request to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  Unless otherwise provided in an order of the Bankruptcy Court, in the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court; provided, however, that, if the estimate constitutes the maximum limitation on such Claim, the Liquidating Trustee may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim; and, provided, further, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another; provided, however, that in no event shall any such procedure increase or expand payment or performance from JPMC for any JPMC Assumed Liabilities.

3.  Payments and Distributions on Disputed Claims.

a.  Disputed Claims Holdback:

  From and after the Effective Date, and until such time as each Disputed Claim has been compromised and settled, estimated by the Bankruptcy Court in an amount constituting the allowed amount, or allowed or disallowed by Final Order of the Bankruptcy Court, the Liquidating Trustee shall retain, for the benefit of each holder of a Disputed Claim, Creditor Cash (which the Disbursing Agent shall transfer to the Liquidating Trustee) and Liquidating Trust Interests, and any dividends, gains or income attributable thereto, in an amount equal to the Pro Rata Share of distributions that would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee.  Any Creditor Cash and Liquidating Trust Interests retained and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be paid in Cash or distributed in Liquidating Trust Interests in the event the Disputed Claim ultimately becomes an Allowed Claim.  Such Creditor Cash and any dividends, gains or income paid on account of the Liquidating Trust Interests retained for the benefit of holders of Disputed Claims shall be retained by the Liquidating Trust for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan.  A holder of a Disputed Claim will be deemed to have waived the right to elect to receive Reorganized Common Stock in lieu of some or all of the Creditor Cash or Cash on account of Liquidating Trust Interests, as the case may be, attributable to the portion of such Disputed Claim that is allowed pursuant to a Final Order.

b.  Allowance of Disputed Claims:

  At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Liquidating Trustee shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan, together with any earnings that have accrued on the amount of Cash so retained (net of any expenses, including any taxes relating thereto), but only to the extent that such earnings are attributable to the amount of the Allowed Claim.  Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order, but in no event more than ninety (90) days thereafter.  The balance of any Cash and Liquidating Trust Interests previously retained but not distributed to a Disputed Claim holder shall be included in future calculations of Cash and Liquidating Trust Interests, respectively, to holders of Allowed Claims.

c.  Tax Treatment of Retained Assets:

  The Liquidating Trustee shall treat any assets retained pursuant to the Plan as part of the Liquidating Trust Claims Reserve.

D.  Liquidating Trust

1.  Execution of the Liquidating Trust Agreement.

On or before the Effective Date, the Debtors and the Liquidating Trustee shall execute the Liquidating Trust Agreement, and shall take all other necessary steps to establish the Liquidating Trust and the Liquidating Trust Interests therein, which shall be for the benefit of the Liquidating Trust Beneficiaries, as provided in the Plan, whether their Claims are Allowed on or after the Effective Date.  The Liquidating Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated in the Plan, but only to the extent that such powers, duties, and authorities do not affect the status of the Liquidating Trust as a “liquidating trust” for United States federal income tax purposes.

2.  Purpose of the Liquidating Trust.

The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

3.  Liquidating Trust Assets.

The Liquidating Trust shall consist of the Liquidating Trust Assets.  On the Effective Date, the Debtors shall transfer all of the Liquidating Trust Assets to the Liquidating Trust.  The Liquidating Trust Assets may be transferred subject to certain liabilities, as provided in the Plan or the Liquidating Trust Agreement.  Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, pursuant to section 1146(a) of the Bankruptcy Code.  Upon delivery of the Liquidating Trust Assets to the Liquidating Trust, the Debtors and their predecessors, successors and assigns, and each other Entity released pursuant to Section 43.6 of the Plan shall be discharged and released from all liability with respect to the delivery of such distributions.  In addition, the Liquidating Trust shall assume all of WMI’s rights and obligations pursuant to Section 2.4 of the Global Settlement Agreement and WMI shall have no further liability or obligations thereunder, to the extent that the transfer to the Liquidating Trust shall not impose any additional obligations or liabilities on JPMC.

4.  Administration of the Liquidating Trust.

The Liquidating Trust shall be administered by the Liquidating Trustee according to the Liquidating Trust Agreement and the Plan.  In the event of any inconsistency between the Plan and the Liquidating Trust Agreement, the Liquidating Trust Agreement shall govern.

5.  The Liquidating Trustee.

The Liquidating Trustee shall be William C. Kosturos and such additional trustee(s) as may be appointed by the Trust Advisory Board in accordance with applicable law.  In the event the Liquidating Trustee dies, is terminated, or resigns for any reason, the Trust Advisory Board shall designate a successor; provided, however, that under no circumstances shall the Liquidating Trustee be a director or officer with respect to any Entity over which the Liquidating Trust has control.

6.  Role of the Liquidating Trustee.

In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, and subject to the terms of the Confirmation Order, the Plan, the Liquidating Trust Agreement, and the oversight of the Trust Advisory Board, the Liquidating Trustee shall, among other things, have the following rights, powers and duties, in each case subject to the Global Settlement Agreement:  (i) to hold, manage, convert to Cash, and distribute the Liquidating Trust Assets, including prosecuting and resolving the Claims belonging to the Liquidating Trust, (ii) to hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries, whether their Claims are Allowed on or after the Effective Date, (iii) in the Liquidating Trustee’s reasonable business judgment, to investigate, prosecute, settle and/or abandon rights, causes of action, or litigation of the Liquidating Trust, including, without limitation, Avoidance Actions, (iv) to monitor and enforce the implementation of the Plan, (v) to file all tax and regulatory forms, returns, reports, and other documents required with respect to the Liquidating Trust, (vi) in the Liquidating Trustee’s reasonable business judgment, to object to Claims, and manage, control, prosecute, and/or settle on behalf of the Liquidating Trust, objections to Claims on account of which the Liquidating Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Plan, (vii) to take all actions necessary and create any document necessary to implement the Plan, (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority, (ix) to act as a signatory to the Debtors for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of the Debtors’ assets, and (x) to take all necessary actions and file all appropriate motions to obtain an order closing the Chapter 11 Cases.  In all circumstances, the Liquidating Trustee shall comply with all of the Debtors’ obligations under the Global Settlement Agreement and in accordance with applicable law, and otherwise shall act in the best interests of all Liquidating Trust Beneficiaries and in furtherance of the purpose of the Liquidating Trust.  Under no circumstance may the Liquidating Trustee serve on the Board of Directors of any Affiliate of the Liquidating Trust.

7.  Liquidating Trustee’s Tax Power for Debtors.

Following the Effective Date, the Liquidating Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all Tax Returns required to be filed or that the Liquidating Trustee otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds for all taxable periods ended on or before December 31, 2009.

For all taxable periods ended on or before December 31, 2009, the Liquidating Trustee shall have full and exclusive authority and responsibility in respect of all Taxes of the Debtors (including, without limitation, as the common parent or other agent of any consolidated, combined or unitary tax group of which the Debtors were the agent), to the same extent as if the Liquidating Trustee was the Debtor-in-Possession.  Without limiting the foregoing, each of the Debtors shall execute, on or prior to the Effective Date, a power of attorney authorizing the Liquidating Trustee to correspond with any Authority on behalf of such Debtor and to sign, collect, negotiate, settle, and administer Tax payments and Tax Returns.

In furtherance of the transfer of the Liquidating Trust Assets to the Liquidating Trust on the Effective Date, the Liquidating Trust shall be entitled to all Tax Refunds of the Debtors (and the Liquidating Trust bears responsibility for (i) all Tax liabilities of the Debtors for taxable years ended on or before December 31, 2009, to the extent not discharged by the Plan or provided for payment in the Plan or the Global Settlement Agreement and (ii) WMI’s obligations pursuant to Section 2.4 of the Global Settlement Agreement), it being understood that the Liquidating Trustee only shall have whatever rights WMI itself has pursuant to the terms of the Global Settlement Agreement and the Liquidating Trustee shall be contractually bound to all restrictions in the Global Settlement Agreement with respect to tax filings.

8.  Transferability of Liquidating Trust Interests.

a.  The Debtors shall cause the Liquidating Trust Interests to be transferable (either by book-entry or by certificate); provided, however, that, (i) if so certificated, the form of certificate, if applicable, shall carry a legend, in substance and form reasonably satisfactory to the Creditors’ Committee and the Settlement Note Holders, setting forth that the interest in such certificate and the holder thereof as to such interest are governed by the terms and provisions of the Plan, and (ii) on or after February 14, 2011, if the Liquidating Trustee, with consent of the Trust Advisory Board and upon advice of counsel, determines that a class of Liquidating Trust Interests may be subject to registration pursuant to Section 12 of the Exchange Act, the Liquidating Trustee shall pursue relief from such registration by obtaining either an exemptive order, a no-action letter or an interpretive letter from the SEC or its staff or, absent its ability to achieve that objective or in lieu thereof, shall register such class pursuant to Section 12 of such statute (it being understood and agreed that the Liquidating Trustee shall be authorized, among other things, to register such class and to seek relief from one or more of the requirements then applicable subsequent to such registration  and to de-register such class); and provided, further, that, notwithstanding the foregoing (1) the Liquidating Trustee may disregard any transfer of Liquidating Trust Interests if sufficient necessary information (as determined by the Liquidating Trustee), including applicable tax-related information, is not provided by such transferee to the Liquidating Trustee and (2) transfers to non-United States Entities will not be permitted unless either (a) a ruling has been obtained from the Internal Revenue Service or an opinion from the Liquidating Trustee’s counsel (to the good faith satisfaction of the Liquidating Trustee) that stated interest income and any other income from tax refunds expected to be received or recognized by the Liquidating Trust are of a type and character that is eligible for exemption from U.S. withholding, or (b) the requirement in the preceding clause has been waived by the Liquidating Trustee (with the consent of the Trust Advisory Board).

9.  Cash.

The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a Liquidating Trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings, or other controlling authorities.

10.  Distribution of Liquidating Trust Assets.

The Liquidating Trustee is required to distribute to the holders of Allowed Claims on account of their Liquidating Trust Interests, on a quarterly basis, all unrestricted Cash on hand (including any Cash received from the Debtors on the Effective Date, and treating any permissible investment as Cash for purposes of the Plan), except such amounts (i) as have been reserved on account of Disputed Claims, or are otherwise part of the Liquidating Trust Claims Reserve, in accordance with the Plan, (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) as are necessary to pay reasonable incurred or anticipated expenses (including, but not limited to, any Taxes imposed on or payable by the Debtors or the Liquidating Trust or in respect of the Liquidating Trust Assets), or (iv) as are necessary to satisfy other liabilities incurred or anticipated by the Liquidating Trust in accordance with the Plan, the Global Settlement Agreement or the Liquidating Trust Agreement; provided, however, that the Liquidating Trustee shall not be required to make a distribution from the Liquidating Trust Assets pursuant to the Plan if the aggregate, net amount of unrestricted Cash available for distribution (taking into account the above listed exclusions) is such as would make the distribution impracticable as reasonably determined by the Liquidating Trustee, in accordance with applicable law, but only so long as such aggregate amount is less than $25 million; and provided further that the Liquidating Trustee may decide to forego the first quarterly distribution to those holders of Liquidating Trust Interests with respect to which the Liquidating Trustee, in its reasonable judgment, is not administratively prepared to make such distribution, in which case, such distribution shall be made to such holders as soon as practicable after the Liquidating Trustee is administratively prepared to do so.

11.  Costs and Expenses of the Liquidating Trust.

The reasonable costs and expenses of the Liquidating Trust, including the fees and expenses of the Liquidating Trustee and its retained professionals, shall be paid out of the Liquidating Trust Assets.  Fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Liquidating Trust.

12.  Compensation of the Liquidating Trustee.

The individual(s) serving as or comprising the Liquidating Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar roles.

13.  Retention of Professionals/Employees by the Liquidating Trustee.

The Liquidating Trustee may retain and compensate attorneys, other professionals and employees to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval.  The Liquidating Trustee may assume existing contracts and/or leases to which WMI is a party, including, without limitation, employment agreements, or may enter into new arrangements on substantially similar terms.  Without limiting the foregoing, the

Liquidating Trustee may retain any professional that represented parties in interest in the Chapter 11 Cases.

14.  Federal Income Tax Treatment of the Liquidating Trust.

a.  Liquidating Trust Assets Treated as Owned by Creditors.

  For all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust as (1) a transfer of the Liquidating Trust Assets (subject to any obligations relating to those assets) directly to the Liquidating Trust Beneficiaries and, to the extent Liquidating Trust Assets are allocable to Disputed Claims, to the Liquidating Trust Claims Reserve, followed by (2) the transfer by such beneficiaries to the Liquidating Trust of the Liquidating Trust Assets (other than the Liquidating Trust Assets allocable to the Liquidating Trust Claims Reserve) in exchange for Liquidating Trust Interests.  Accordingly, the Liquidating Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets (other than such Liquidating Trust Assets as are allocable to the Liquidating Trust Claims Reserve, discussed below).  The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

b.  Tax Reporting.

  The Liquidating Trustee shall file Tax Returns for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with the Plan.  The Liquidating Trustee also will annually send to each holder of a Liquidating Trust Interest a separate statement regarding the receipts and expenditures of the Liquidating Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.  The Liquidating Trustee shall also file (or cause to be filed) any other statement, return or disclosure relating to the Liquidating Trust that is required by any governmental unit.

On or before the Effective Date, the Debtors shall provide the Liquidating Trustee with a good-faith valuation of the Tax Refunds as of the Effective Date.  The Liquidating Trustee will then in good faith value all other Liquidating Trust Assets, and shall make all such values (including the Tax Refund values) available from time to time, to the extent relevant, and such values shall be used consistently by all parties to the Liquidating Trust (including, without limitation, the Debtors, the Liquidating Trustee, and Liquidating Trust Beneficiaries) for all United States federal income tax purposes.

Allocations of Liquidating Trust taxable income among the Liquidating Trust Beneficiaries (other than taxable income allocable to the Liquidating Trust Claims Reserve) shall be determined by reference to the manner in which an amount of cash representing such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Liquidating Trust Claims Reserve) to the holders of the Liquidating Trust Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust.  Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets.  The tax book value of the Liquidating Trust Assets for the purpose of this paragraph shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the IRC, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (A) timely elect to treat any Liquidating Trust Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including the Liquidating Trustee, the Debtors, and the Liquidating Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

The Liquidating Trustee shall be responsible for payment, out of the Liquidating Trust Assets, of any Taxes imposed on the trust or its assets, including the Liquidating Trust Claims Reserve.  In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such Taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such Taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Liquidating Trustee as a result of the resolution of such Disputed Claims.

The Liquidating Trustee may request an expedited determination of Taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, or the Debtors under section 505(b) of the Bankruptcy Code for all Tax Returns filed for, or on behalf of, the Liquidating Trust or the Debtors for all taxable periods through the dissolution of the Liquidating Trust.

c.  Tax Withholdings by Liquidating Trustee.

  The Liquidating Trustee may withhold and pay to the appropriate Taxing Authority all amounts required to be withheld pursuant to the IRC or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of Liquidating Trust Interests.  All such amounts withheld and paid to the appropriate Taxing Authority shall be treated as amounts distributed to such holders of Liquidating Trust Interests for all purposes of the Liquidating Trust Agreement.  The Liquidating Trustee shall be authorized to collect such tax information from the holders of Liquidating Trust Interests (including, without limitation, social security numbers or other tax identification numbers) as in its sole discretion deems necessary to effectuate the Plan, the Confirmation Order, and the Liquidating Trust Agreement.  In order to receive distributions under the Plan, all holders of Liquidating Trust Interests (including, without limitation, (i) holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed PIERS Claims, Allowed WMB Senior Notes Claims, and REIT Series, and (ii) Accepting Non-Filing WMB Senior Note Holders) will need to identify themselves to the Liquidating Trustee and provide tax information and the specifics of their holdings, to the extent the Liquidating Trustee deems appropriate.  This identification requirement may, in certain cases, extend to holders who hold their securities in street name.  The Liquidating Trustee may refuse to make a distribution to any holder of a Liquidating Trust Interest that fails to furnish such information in a timely fashion, until such information is delivered; provided, however, that, upon the delivery of such information by a holder of a Liquidating Trust Interest, the Liquidating Trustee shall make such distribution to which the holder of the Liquidating Trust Interest is entitled, without interest; and, provided further that, if the Liquidating Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and the Liquidating Trustee is later held liable for the amount of such withholding, such holder shall reimburse the Liquidating Trustee for such liability.

d.  Dissolution.

  The Liquidating Trustee and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all of the Liquidating Trust Assets have been distributed pursuant to the Plan and the Liquidating Trust Agreement, (ii) the Liquidating Trustee determines, in its sole discretion, that the administration of any remaining Liquidating Trust Assets is not likely to yield sufficient additional Liquidating Trust proceeds to justify further pursuit, or (iii) all distributions required to be made by the Liquidating Trustee under the Plan and the Liquidating Trust Agreement have been made; provided, however, in no event shall the Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six-month period prior to the third (3rd) anniversary (or within the six month period prior to the end of an extension period), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the Liquidating Trustee and the Trust Advisory Board that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets.  If at any time the Liquidating Trustee determines, in reliance upon such professionals as the Liquidating Trustee may retain, that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve the Liquidating Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the IRC, (B) exempt from United States federal income tax under section 501(a) of the IRC, (C) not a “private foundation,” as defined in section 509(a) of the IRC, and (D) that is unrelated to the Debtors, the Liquidating Trust, and any insider of the Liquidating Trustee, and (iii) dissolve the Liquidating Trust.

15.  Indemnification of Liquidating Trustee.

The Liquidating Trustee or the individual(s) comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustee’s agents and professionals, shall not be liable to the Liquidating Trust Beneficiaries for actions taken or omitted in their capacity as, or on behalf of, the Liquidating Trustee, except those acts arising out of their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all actions or inactions in their capacity as, or on behalf of, the Liquidating Trustee, except for any actions or inactions involving willful misconduct or gross negligence.  Any indemnification claim of the Liquidating Trustee (and the other parties entitled to indemnification under this subsection) shall be satisfied solely from the Liquidating Trust Assets and shall be entitled to a priority distribution therefrom, ahead of the Liquidating Trust Interests and any other claim to or interest in such assets.  The Liquidating Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

16.  Privileges and Obligation to Respond to Ongoing Investigations.

All Privileges shall be transferred, assigned, and delivered to the Liquidation Trust, without limitation or waiver, and shall vest in the Liquidating Trustee (and any other individual the Liquidating Trustee may designate, as well as any other individual designated in the Liquidating Trust Agreement).  Pursuant to Federal Rule of Evidence 502(d) (to the extent Rule 502(d) is relevant notwithstanding the fact that the Debtors, the Liquidating Trustee, the FDIC Receiver and JPMC are joint holders of certain attorney-client privileges, work product protections, or other immunities or protections from disclosure), no Privileges shall be waived by disclosure to the Liquidating Trustee of the Debtors’ information subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure, or by disclosure among the Debtors, the Liquidating Trustee, the FDIC Receiver, and/or JPMC of information that is subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure jointly held by the Debtors, the FDIC Receiver, the Liquidating Trustee and/or JPMC.  The Liquidating Trustee shall be obligated to respond, on behalf of the Debtors, to all Information Demands, including, without limitation and by way of example, any Information Demands made in connection with (a) the investigation by the United States Attorney for the Western District of Washington, (b) the action entitled “Washington Mutual, Inc. Securities, Derivative and ERISA Litigation,” Case No. 2:08-md-1919, and (c) other proceedings described more specifically in the Disclosure Statement. The FDIC Receiver and JPMC shall take reasonable steps to cooperate with the Liquidating Trustee in responding to Information Demands and such cooperation shall include, for example, taking all steps necessary to maintain and avoid waiver of any and all Privileges (including, without limitation, any Privileges that are shared jointly among or between any of the parties).  The Liquidating Trustee may waive Privileges in the event and to the extent the Liquidating Trustee determines in good faith that doing so is in the best interests of the Liquidating Trust and its beneficiaries.  The Liquidating Trustee, the FDIC Receiver and JPMC may disclose information that is subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure that are jointly held with the FDIC Receiver and/or JPMC only (i) upon written permission from the Liquidating Trustee, the FDIC Receiver and JPMC, as the case may be; (ii) pursuant to an order of a court of competent jurisdiction, subject to the procedure described in the next sentence insofar as it applies; or (iii) as otherwise required by law, subject to the procedure described in the next sentence insofar as it applies.  If the Liquidating Trustee, the FDIC Receiver or JPMC receives a request from a third party to disclose information that is subject to attorney-client privileges, work product protections, or other immunities or protections from disclosure that are jointly held with the Liquidating Trustee, the FDIC Receiver and/or JPMC, the party or parties who receives such request will (w) pursue all reasonable steps to maintain the applicable privileges or protections from disclosure, including, if necessary, to maintain the privileges or protections from disclosure by seeking a protective order against and/or otherwise objecting to the production of such material, (x) notify the Liquidating Trustee, FDIC Receiver and/or JPMC, as the case may be, (y) allow the Liquidating Trustee, the FDIC Receiver and/or JPMC, as the case may be, reasonable time under the circumstances to seek a protective order against and/or otherwise object to the production of such material, and (z) unless required by law, not disclose the materials in question unless and until any objection raised by the Liquidating Trustee, the FDIC Receiver and/or JPMC is resolved in favor of disclosure.

E.  Prosecution And Extinguishment Of Claims Held By The Debtors

1.  Prosecution of Claims.

Except as settled and released in the Plan, from and after the Effective Date, the Liquidating Trustee shall have the exclusive right and power to litigate any Claim or Cause of Action that constituted an Asset of the Debtors or Debtors in Possession, including, without limitation, any avoidance or recovery action under section 541, 542, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code and any other cause of action, right to payment, or claim that may be pending on the Effective Date or instituted by the Debtors or Debtors in Possession thereafter, to a Final Order, and the Liquidating Trustee may compromise and settle such claims, upon approval of the Bankruptcy Court.  The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be transferred to the Liquidating Trust for distribution in accordance with the Plan and the Liquidating Trust Agreement.

F.  Plan Provisions Governing Distributions.

1.  Time and Manner of Distributions.

Except as otherwise provided the Plan, distributions under the Plan shall be made to each holder of an Allowed Claim or Equity Interest as follows:

a.  Initial Distributions of Creditor Cash and Reorganized Common Stock.  Within ten (10) business days following the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed, to each holder of an Allowed Senior Notes Claim, an Allowed Senior Subordinated Notes Claim, an Allowed General Unsecured Claim, an Allowed CCB-1 Guarantees Claim, an Allowed CCB-2 Guarantees Claim, or an Allowed PIERS Claim, such Creditor’s share, if any, of Creditor Cash and Reorganized Common Stock, as determined pursuant to Articles VI-VIII, XVI, and XVIII-XX of the Plan; provided, however, that, in the event that, as of the Effective Date of the Plan, the Debtors have determined to enter into a Retention/Sale Transaction (as defined above and in the Plan), (a) all elections to receive Reorganized Common Stock shall be deemed null and void and of no force or effect and no Reorganized Common Stock shall be issued pursuant to the Plan, (b) the Debtors shall dissolve in accordance with the terms and provisions of applicable law, (c) if the Debtors have (i) determined to sell all or a portion of the equity interests in WMMRC or substantially all of the assets of WMMRC and (ii) entered into an agreement in connection therewith, and such transaction has not been consummated as of the Effective Date, the Debtors shall assign and transfer to the Liquidating Trust all of the Debtors’ right, title and interest in and to such agreement and the equity interests in WMMRC and (d) upon consummation of any such transaction, the proceeds thereof (net of any expenses, including any taxes, reasonably allocable thereto) shall be distributed in accordance with the provisions of Section 28.10 of the Plan.  Such initial distributions of Creditor Cash will be subject to the waterfall provisions as more fully described in the Subordination Model attached to the Plan; provided, however, that, to the extent that the priorities set forth in the Subordination Model conflict with the contractual subordination provisions of the Senior Subordinated Notes Indenture, CCB-1 Guarantee Agreements, CCB-2 Guarantee Agreements, Junior Subordinated Notes Indenture and/or PIERS Guarantee Agreement, the contractual subordination provisions of such Indentures and Guarantee Agreements shall govern and shall be enforced pursuant to section 510(a) of the Bankruptcy Code.

b.  Allocation of Liquidating Trust Interests.  Within ten business days after creation of the Liquidating Trust, the Disbursing Agent shall allocate, or cause to be allocated, (i) to the Liquidating Trustee on behalf of holders of Disputed Claims, (ii) to each holder of an Allowed Senior Notes Claim, an Allowed Senior Subordinated Notes Claim, an Allowed General Unsecured Claim, an Allowed CCB-1 Guarantees Claim, an Allowed CCB-2 Guarantees Claim, an Allowed PIERS Claim, an Allowed WMB Senior Notes Claim, and Postpetition Interest Claims in respect of the foregoing, and (iii) to each Accepting Non-Filing WMB Senior Note Holder, such holder’s share, if any, of Liquidating Trust Interests, as determined pursuant to the Plan.  In addition, in the event that all Allowed Claims and Postpetition Interest Claims are paid in full, the Liquidating Trust Interests shall be redistributed to holders of Subordinated Claims and, after such Allowed Claims and Postpetition Interest Claims are paid in full, holders of the REIT Series and Preferred Equity Interests, as set forth in the Plan.

c.  Distribution of Cash to Holders of Certain Other Claims.  Except as otherwise provided in the Plan, on or as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such claim becomes an Allowed Claim, the Disbursing Agent shall distribute, or cause to be distributed, to each holder of an Allowed Administrative Expense Claim, an Allowed Priority Tax Claim (to the extent applicable), an Allowed Priority Non-Tax Claim, an Allowed WMI Vendor Claim, an

Allowed Convenience Claim, or an Allowed Trustee Claim, such holder’s share of Cash, as determined pursuant to the Plan.

2.  Timeliness of Payments.

Any payment or distribution to be made pursuant to the Plan shall be deemed to be timely made if made within ten (10) days after the date specified in the Plan.  Whenever any distribution to be made under the Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

3.  Distributions by the Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent.  The Disbursing Agent shall be deemed to hold all property to be distributed hereunder in trust for the Entities entitled to receive the same.  The Disbursing Agent shall not hold an economic or beneficial interest in such property.

4.  Manner of Payment under the Plan.

Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Disbursing Agent shall be made, at the election of the payor, by check drawn on a domestic bank or by wire transfer from a domestic bank; provided, however, that no Cash payment shall be made to a holder of an Allowed Claim or Equity Interest until such time, if ever, as the amount payable thereto is equal to or greater than Ten Dollars ($10.00).

5.  Delivery of Distributions.

Subject to the provisions of Rule 9010 of the Bankruptcy Rules, and except as provided in the Plan, distributions and deliveries to holders of Allowed Claims or Equity Interests shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court, unless superseded by the address set forth on proofs of Claim or Equity Interests filed by such holders, or at the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that initial distributions paid by the Disbursing Agent for the benefit of holders of Senior Notes Claims, Senior Subordinated Notes Claims, CCB-1 Guarantees Claims, CCB-2 Guarantees Claims, PIERS Claims, and REIT Series shall be made to the appropriate Trustee under the respective governing documents for such obligations, with the REIT Series distributions to be made to the Trust Preferred Trustees for distribution to holders of the REIT Series.  Each such Trustee shall, in turn, administer the initial distributions to the holders of Allowed Claims in accordance with the Plan and the applicable indentures.  The Trustees shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court.  The Trustees shall only be required to make distributions in accordance with the terms of the Plan and shall have no liability for actions taken in accordance with the Plan or in reliance upon information provided to the Trustees in accordance with the Plan, except for liabilities resulting form their own gross negligence of willful misconduct.  Subsequent distributions to holders of Senior Notes Claims, Senior Subordinated Notes Claims, CCB-1 Guarantees Claims, CCB-2 Guarantees Claims, PIERS Claims, and REIT Series on account of Liquidating Trust Interests (or such holders’ transferees) that have identified themselves to the Liquidating Trustee will be the responsibility of the Liquidating Trustee as Disbursing Agent.  The Liquidating Trustee, with the consent of the applicable Trustee(s) not to be unreasonably withheld, may engage a special paying agent to assist with subsequent distributions in respect of Liquidating Trust Interests.  Notwithstanding the foregoing, all distributions are subject to the Lien and priority rights of the Trustees.

6.  Undeliverable Distribution.

a.  Holding of Undeliverable Distributions.  If any distribution to any holder is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified, in writing, of such holder’s then-current address.  Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable.  All Entities ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind.  Nothing contained in the Plan shall require the Disbursing Agent to attempt to locate any holder of an Allowed Claim or Equity Interest.

b.  Failure to Claim Undeliverable Distributions.  On or about the first (1st) anniversary of the Effective Date, the Disbursing Agent shall file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made hereunder that have been returned as undeliverable as of the date thereof.  Any holder of an Allowed Claim or Equity Interest on such list that does not assert its rights pursuant to the Plan to receive a distribution within two (2) years from and after the Effective Date shall have its entitlement to such undeliverable distribution discharged and shall be forever barred from asserting any entitlement pursuant to the Plan against the Reorganized Debtors, the Liquidating Trust, or their respective property.  In such case, any consideration held for distribution on account of such Claim or Equity Interest shall revert to the Disbursing Agent for redistribution to holders of Allowed Claims or Equity Interests in accordance with the terms and provisions hereof.

7.  Withholding and Reporting Requirements.

Any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any United States federal, state or local tax law or Tax Authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any Taxes imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such Tax obligations and, if any party issuing any instrument or making any distribution under the Plan fails to withhold with respect to any such holder’s distribution, and is later held liable for the amount of such withholding, the holder shall reimburse such party.  The Disbursing Agent may require, as a condition to the receipt of a distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each holder.  If the holder fails to comply with such a request within one hundred eighty (180) days, such distribution shall be deemed an unclaimed distribution.

8.  Time Bar to Cash Payments.

Checks issued by the Disbursing Agent on account of Allowed Claims or Equity Interests shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof.  Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim or Equity Interest with respect to which such check originally was issued.  Any claim in respect of such a voided check shall be made on or before the later of (i) the first (1st) anniversary of the

Effective Date or (ii) ninety (90) days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim or Equity Interest.  After such date, all Claims and Equity Interests in respect of voided checks shall be discharged and forever barred and the Disbursing Agent shall retain all monies related thereto for the sole purpose of redistribution to holders of Allowed Claims and Equity Interests in accordance with the terms and provisions hereof.

9.  Distributions After Effective Date.

Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be deemed to have been made in accordance with the terms and provisions of the Plan.

10.  Setoffs.

The Disbursing Agent may, pursuant to applicable bankruptcy or non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim by the Disbursing Agent), the claims, rights, and causes of action of any nature that one or more of the Debtors, Debtors in Possession, or the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Debtors in Possession, or the Reorganized Debtors of any such claims, rights, and causes of action that the Debtors, Debtors in Possession, or the Reorganized Debtors may possess against such holder; and, provided, further, that nothing contained in the Plan is intended to limit the ability of any Creditor to effectuate rights of setoff or recoupment preserved or permitted by the provisions of sections 553, 555, 559, or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment.

11.  Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

12.  Certain Trustee Fees and Expenses.

In the event that the Debtors and the Creditors’ Committee agree, in their joint and absolute discretion, as to the Trustee Claims (as defined in the Plan) incurred during the period from the Petition Date up to and including the Effective Date, such Trustee Claims shall be paid in Cash by the Disbursing Agent on the Effective Date, without the need for the Trustees to file an application for allowance thereof with the Bankruptcy Court: provided, however, that each member of the Creditors’ Committee shall not participate in the Creditors’ Committee vote regarding the reasonableness of its own fees and expenses.  In the event that either the Debtors or the Creditors’ Committee disagree with a Trustee as to the reasonableness of all or a portion of the fees and expenses requested by such Trustee, such Trustee may, at its sole discretion, request that the Bankruptcy Court (i) determine the reasonableness and allowance of such contested amounts and (ii) direct the Disbursing Agent to pay such additional amounts determined to be reasonable, if any, and the Debtors, Creditors’ Committee, and any other Creditor or party in interest may object thereto.  With respect to any undisputed portion of such Trustee’s fees and expenses, such claims shall be deemed Allowed Claims and the Debtors shall direct the Disbursing Agent to pay such undisputed fees and expenses to the Trustee on the Effective Date.  To the extent that the Disbursing Agent fails to pay any Trustee Claim in full, whether as a result of the Creditors’ Committee’s or the Debtors’ objection as to reasonableness, the Bankruptcy Court’s determination as to reasonableness, or a Trustee’s determination not to request payment therefor, such Trustee shall have the right to assert its Lien and priority rights pursuant to the applicable Indenture or Guarantee Agreement for payment of any unpaid amount upon any payment or other distribution to be made in accordance with the provisions contained in the Plan.  Notwithstanding the foregoing, the Disbursing Agent shall be responsible and, upon presentation of supporting documentation in form and substance satisfactory to the Disbursing Agent, satisfy the Trustee Distribution Expenses (i.e., defined in the Plan as the reasonable, direct, out-of-pocket costs and expenses incurred by the Trustees in connection with making distributions pursuant to the Plan); provided, however, that, under no circumstance shall the Disbursing Agent shall be responsible for any indemnification obligation, cost, or expense of any of the Trustees associated with the gross negligence or willful misconduct of a Trustee in making any such distribution.

13.  Distribution Record Date.

For purposes of distributions, on the Distribution Record Date (i.e., the Effective Date of the Plan), registers of the respective Trustees shall be closed and the Trustees shall have no obligation to recognize, and shall not recognize any transfers of Claims arising under or related to the Indentures or the Guarantee Agreements occurring from and after the Distribution Record Date.

G.  Means Of Implementation Of The Plan.

1.  Incorporation and Enforcement of the Global Settlement Agreement.

The Plan incorporates by reference the terms of the Global Settlement Agreement including, without limitation, (i) the Debtors’ agreement to sell, free and clear of all Claims, rights, interests, and liens, certain of the Plan Contribution Assets to the JPMC Entities, (ii) JPMC’s obligations to pay certain consideration for such sale, including, without limitation, JPMC’s agreement to pay or fund the payment of the JPMC Assumed Liabilities, and certain other Claims, and to waive certain of its Claims against the Debtors, (iii) JPMC’s obligation to transfer certain of the Plan Contribution Assets to the Debtors, (iv) the FDIC Receiver’s transfer of any interest it or the Receivership might have in any Plan Contribution Assets, and (v) the agreement among the parties to resolve certain pending Claims and litigation, including the Related Actions, pursuant to the terms of the Global Settlement Agreement and the Plan.

2.  Intercompany Claims.

Intercompany Claims will be extinguished, unless otherwise agreed or resolved between the parties to a given Intercompany Claim, resolved by the Global Settlement Agreement or released by operation of the Plan.  Any such transaction may be effected without any further action by the stockholders of any of the Debtors or the Debtors in Possession.

3.  Merger/Dissolution/Consolidation.

On or as of the Effective Date of the Plan or as soon as practicable thereafter, and without the need for any consent or approval, Reorganized WMI may, in its sole and absolute discretion, (i) cause any of the Reorganized WMI Entities to be merged, dissolved, or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized WMI Entities, or (iii) engage in any other transaction in furtherance of the Plan.  The Debtors currently contemplate that WMI shall reincorporate from the State of Washington to the State of Delaware by way of merger: see Article V.O.2 below.  As soon as practicable after initial distributions are made pursuant to the Plan, and without the need for any consent or approval, Reorganized WMI shall cause the dissolution of Washington Mutual Capital Trust 2001.

4.  Cancellation of Existing Securities and Agreements.

Except as provided in the Plan, on the latest to occur of (i) the Effective Date, (ii) the entry of a Final Order resolving all Claims in the Chapter 11 Cases, and (iii) the final distribution made to holders of Allowed Claims in accordance with the Plan, any document, agreement, or instrument evidencing any Claim or Equity Interest shall be deemed automatically cancelled and terminated without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests shall be discharged; provided, however, that the Indentures and Guarantee Agreements shall continue in effect for the purposes of (i) allowing the Trustees to make distributions pursuant to the Plan and to perform such other necessary functions with respect thereto and (ii) permitting the Trustees to maintain and assert any right or Lien for reasonable fees, costs, expenses and indemnities under the Indentures and Guarantee Agreements and (iii) effectuating the applicable subordination provisions of such documents, (iv) enabling the noteholders to receive distributions and (v) enabling the Trustees to make applications in accordance with the Plan; and, provided, further, that, except as otherwise provided in the Plan, nothing in the Plan shall impair, affect, or adversely affect the related transactions and the rights of the parties thereto.  Notwithstanding any of the foregoing, nothing contained herein shall be deemed to impair, waive or extinguish any rights of the Trustees with respect to any rights contained in the respective Indentures or Guarantee Agreements; provided, however, that upon payment in full of the respective Trustee Claims and Trustee Distribution Expenses (as defined in the Plan) in accordance with the Plan, the rights of the Trustees to seek payment from or assert claims against the Debtors for amounts owed under the respective Indentures or Guarantee Agreements shall be discharged as provided in the Plan.

5.  Claims of Subordination.

Except as specifically provided in the Plan, to the fullest extent permitted by applicable law, on the latest to occur of (i) the Effective Date, (ii) the entry of a Final Order resolving all Claims in the Chapter 11 Cases, and (iii) the final distribution made to holders of Allowed Claims in accordance with the Plan, all Claims and Equity Interests, and all rights and claims between or among holders of Claims and Equity Interests relating in any manner whatsoever to Claims or Equity Interests, based upon any contractual, equitable or legal subordination rights, will be terminated and discharged in the manner provided in the Plan, and all such Claims, Equity Interests and rights so based, and all such contractual, equitable and legal subordination rights to which any Entity may be entitled will be irrevocably waived.  To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests under the Plan will not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim or Equity Interest by reason of any contractual, equitable or legal subordination rights, so that, notwithstanding any such contractual, equitable or legal subordination rights, each holder of a Claim or Equity Interest shall have and receive the benefit of the rights and distributions set forth in the Plan.

6.  Surrender of Instruments.

Except to the extent evidenced by electronic entry, as a condition of receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note to the appropriate Trustee or the Disbursing Agent or its designee.  Any holder of such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the appropriate Trustee or the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.  Any distribution so forfeited shall become the property of the Disbursing Agent for distribution to holders of Allowed Claims in accordance with the terms and provisions hereof.

7.  Issuance of Reorganized Common Stock and Additional Common Stock.

The issuance by Reorganized WMI of the Reorganized Common Stock and Additional Common Stock on the Effective Date, if applicable, is authorized by the Plan without the need for any further corporate action and without any further action by holders of Claims or Equity Interests.

8.  Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the Reorganized Common Stock (if any), the Additional Common Stock (if any), and the Subscription Rights (if any) will be exempt from registration under the Securities Act, and all rules and regulations promulgated thereunder: see Article VII for a full discussion below.

9.  Hart-Scott-Rodino Compliance.

Any shares of Reorganized Common Stock or Additional Common Stock to be distributed under the Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity shall have expired or been terminated.

10.  Fractional Stock or Other Distributions.

Notwithstanding anything to the contrary contained in the Plan, no fractional shares of Reorganized Common Stock or Additional Common Stock shall be distributed, and no Cash payments of fractions of cents will be made.  Fractional dollars shall be rounded down to the nearest whole dollar.  Fractional shares of stock shall be rounded down to the nearest whole unit.  No Cash will be paid in lieu of such fractional shares of stock or dollars.

11.  Contractual Subordination Rights.

Notwithstanding anything in the Plan or any annex, attachment, schedule or exhibit to the Plan, the subordination and subrogation rights in respect of the Senior Notes, Senior Subordinated Notes, CCB Guarantees, PIERS Common Securities and PIERS Preferred Securities shall be controlled and governed by the Indentures and Guarantee Agreements providing for and relating to such subordination and subrogation rights and nothing in the Plan or any annex, attachment, schedule or exhibit to the Plan, shall amend, modify or impair such rights (or any remedies in respect thereof) in any manner or fashion; provided, however, that any disagreement with the priorities or distributions set forth herein or in the Subordination Model shall be raised prior to, and decided at, the Confirmation Hearing, and all issues with respect to contractual subordination and subrogation not resolved at the Confirmation Hearing shall be governed pursuant to the Subordination Model or, if the decision of the Bankruptcy Court at the

Confirmation Hearing differs from the Subordination Model, then all issues with respect to contractual subordination and subrogation shall be governed pursuant to such decision.

Voting on the Plan or exercising an election shall not constitute or be deemed a waiver of any rights or remedies that any holder or Indenture Trustee may have with respect to subordination and subrogation rights arising under or with respect to the Senior Notes, Senior Subordinated Notes, CCB Guarantees, PIERS Common Securities and PIERS Preferred Securities, all of which rights and remedies shall be controlled and governed by the Indentures and Guarantee Agreements providing for and relating to such subordination and subrogation rights and nothing in the Plan or any annex, attachment, schedule or exhibit to the Plan, shall amend, modify or impair such rights (or any remedies in respect thereof) in any manner or fashion; provided, however, that any disagreement with the priorities or distributions set forth herein or in the Subordination Model shall be raised prior to, and decided at, the Confirmation Hearing, and all issues with respect to contractual subordination and subrogation not resolved at the Confirmation Hearing shall be governed pursuant to the Subordination Model or, if the decision of the Bankruptcy Court at the Confirmation Hearing differs from the Subordination Model, then all issues with respect to contractual subordination and subrogation shall be governed pursuant to such decision.

12.  Stock Election Notice Date.

                      On or prior to the Stock Election Notice Date (i.e., the date that is five (5) business days after the date established by the Bankruptcy Court and set forth in the Disclosure Statement Order for the submission of Ballots and the election of alternative treatments pursuant to the terms and provisions of the Plan), the Debtors shall file with the Bankruptcy Court a notice that discloses, on a Class-by-Class basis, the percentage of Reorganized Common Stock elected by Classes 2, 3, 12, 14, 15 and 16 as a result of the right of election set forth in Sections 6.2, 7.2, 16.2, 18.2, 19.2 and 20.2 of the Plan.

H.  Rights Offering.

1.  Issuance of Subscription Rights.

Subject to the provisions of the Plan with respect to a Retention/Sale Transaction, pursuant to the Plan, each holder of an Allowed PIERS Claim that relates to PIERS Preferred Securities shall receive certain Subscription Rights (as set forth therein), entitling such holder to purchase its Pro Rata Share of Additional Common Stock if such holder, based on its Pro Rata Share of Subscription Rights, is entitled to subscribe for shares of Additional Common Stock for an aggregate Subscription Price of at least Two Million Dollars ($2,000,000)31; provided, however, that the value attributable to Subscription Rights (but not the Subscription Rights) shall be subject to redistribution in accordance with the enforcement, pursuant to section 510(a) of the Bankruptcy Code, of contractual subordination provisions, as set forth in the Subordination Model attached to the Plan; and provided, further, that the Subscription Rights shall be nontransferable.  Except as otherwise provided herein and in the Plan, Additional Common Stock shall be issued on the Effective Date or as soon thereafter as is practicable.  Each eligible holder of Subscription Rights shall have the right, but not the obligation, to participate in the

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31 With respect to the distribution of Subscription Rights to holders of Allowed PIERS Claims relating to the PIERS Preferred Securities, “Pro Rata Share” means the proportion that the face value of such holder’s claim bears to the aggregate face value of the PIERS Preferred Securities.  Accordingly, only holders having Allowed PIERS Claims  (relating to the PIERS Preferred Securities) in an amount equal to or greater than $15,313,483.99 are eligible to participate in the Rights Offering.  Stated differently, only holders of PIERS Claims relating to the PIERS Preferred Securities having claims corresponding to a face amount equal to or greater than $23,000,000.00 of Preferred Securities are eligible to participate in the Rights Offering.

Rights Offering as provided in the Plan, and shall be entitled to acquire all or any portion of its Pro Rata Share of Additional Common Stock.  Pursuant to the Rights Offering, but subject to the provisions of the Plan with respect to a Retention/Sale Transaction, an aggregate number of shares of Additional Common Stock having a value of One Hundred Million Dollars ($100,000,000.00) shall be available for purchase by all eligible holders of Subscription Rights.

2.  Subscription Period.

Subject to the provisions of the Plan with respect to a Retention/Sale Transaction, the Rights Offering shall commence on the date Ballots and Subscription Forms are mailed to Voting Nominees on behalf of holders of Allowed PIERS Claims.  On or prior to the Subscription Expiration Date (i.e., the date established by the Bankruptcy Court and set forth in the Disclosure Statement Order as the final date by which holders of Subscription  Rights, as of the Rights Offering Record Date, may elect to subscribe to the Rights Offering), each bank, broker, or other voting nominee of each holder of Subscription Rights (each, a “Voting Nominee”),32 on behalf of each respective holder of Subscription Rights intending and eligible to participate in the Rights Offering, must affirmatively communicate to the Rights Offering Agent such holder’s election to exercise Subscription Rights.

3.  Subscription Purchase Price.

Each Voting Nominee, on behalf of each respective holder of Subscription Rights intending to participate in the Rights Offering, shall be required to pay, by no later than one (1) business day after the Subscription Expiration Date, the Subscription Purchase Price (i.e., $1 per share) for each share of Additional Common Stock elected by such holder, in accordance with the Plan.

4.  Value of Subscription Rights.

By order dated May 5, 2010, the Debtors retained Blackstone as their financial advisor with respect to, among other things, the estimated value of the Subscription Rights.  Blackstone’s valuation is annexed hereto as Exhibit D.

5.  Exercise of Subscription Rights.

In order to exercise Subscription Rights, each holder thereof must (i) be a holder of an Allowed PIERS Claim that relates to a PIERS Preferred Security as of the Rights Offering Record Date, (ii) be entitled, based upon its Pro Rata Share of Subscription Rights, to subscribe for shares of Additional Common Stock having an aggregate purchase price of at least Two Million Dollars ($2,000,000), (iii) make the election to exercise all or a portion of such rights on the Subscription Form, in a specified amount, (iv) return such Subscription Form to such holder’s Voting Nominee for electronic transmission to the Rights Offering Agent, so that such information is actually received by the Rights Offering Agent on or before the Subscription Expiration Date, and (v) pay to the Voting Nominee an amount equal to the Subscription Purchase Price multiplied by the number of shares of Additional Common Stock such holder is electing to purchase, so that the Voting Nominee can forward such funds to the Debtors, so that the funds are received by the Debtors no later than one (1) business day after the Subscription Expiration Date.  If the Rights Offering Agent and/or the Debtors for any reason do not timely receive from a Voting Nominee, on behalf of a given holder of Subscription Rights (i) information regarding such holder’s election to exercise its Subscription Rights and (ii) immediately available funds as set forth above, such

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32 The indenture trustees, in their capacities as such, will not be Voting Nominees.

holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.  The payments made in accordance with the Rights Offering shall be deposited and held by the Debtors in the Rights Offering Trust Account.  The Rights Offering Trust Account will be a segregated account, maintained by the Debtors exclusively for the purpose of administration of the Rights Offering until the Effective Date or such other later date, at the option of the Reorganized Debtors.  The Debtors shall not use such funds for any other purpose and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

6.  General Procedures Governing Exercise of Subscription Rights.

Each eligible holder of Subscription Rights as of the Rights Offering Record Date may exercise all or any portion of such holder’s Subscription Rights pursuant to the Subscription Form; provided, however, that such holder must be eligible to purchase at least the minimum amount prescribed above.  The valid exercise of Subscription Rights shall be irrevocable.  In order to facilitate the exercise of the Subscription Rights, on the date of commencement of the Rights Offering, the Debtors will mail a Subscription Form to each Voting Nominee on behalf of holders of Subscription Rights as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as the case may be, as well as instructions for payment.  The Debtors may adopt such additional detailed procedures consistent with the provisions of the Plan to more efficiently administer the exercise of the Subscription Rights.

7.  Oversubscription.

Subject to the Debtors’ sole and absolute discretion, each eligible holder of Subscription Rights that exercises its Subscription Rights in full will also have an over-subscription right to purchase any shares of Additional Common Stock not purchased by other eligible holders of Subscription Rights pursuant to the Rights Offering, at the Subscription Purchase Price.  Holders of Subscription Rights may exercise such over-subscription right only if such holders were eligible to and exercised their initial Subscription Rights in full.  If holders of Subscription Rights exercise their over-subscription right for more shares of Additional Common Stock than are available to be purchased pursuant to the over-subscription right, the Debtors will allocate the shares of Additional Common Stock among those over-subscribing holders based on each holder’s Pro Rata Share of Allowed PIERS Claims and Postpetition Interest Claims on account of Allowed PIERS Claims.

8.  Distribution of the Additional Common Stock.

On the Effective Date, or as soon as reasonably practicable thereafter, the Rights Offering Agent shall facilitate the distribution of the Additional Common Stock purchased pursuant to the Rights Offering; provided, however, that, in the event a Retention/Sale Transaction has occurred, or an agreement for a Retention/Sale Transaction has been entered into and has not been terminated, prior to the Effective Date, the Additional Common Stock shall not be issued and, in accordance with Section 34.10 of the Plan, the Debtors shall return all payments made pursuant to the Rights Offering to the Voting Nominees.

9.  No Interest.

No interest shall be paid to Entities exercising Subscription Rights on account of amounts paid in connection with such exercise.

10.  Disputes/Defects Regarding Exercise of Subscription Rights.

All questions concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights shall be determined by the Debtors, whose good-faith determinations shall be final and binding.  The Debtors, in their reasonable discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights.  Elections on Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in their reasonable discretion.  The Debtors will use commercially reasonable efforts to give notice to any Voting Nominee or holder of Subscription Rights regarding any defect or irregularity in connection with any purported exercise of Subscription Rights, and may permit such defect or irregularity to be cured within such time as the Debtors may determine in good faith to be appropriate; provided, however, that neither the Debtors nor the Disbursing Agent nor the Rights Offering Agent shall incur any liability for failure to give such notification.

11.  Return of Unused Funds.

To the extent that any portion of the amount paid to the Rights Offering Agent by a Voting Nominee on behalf of a holder of Subscription Rights on account of the Rights Offering is not used to purchase Additional Common Stock, the Debtors or the Reorganized Debtors, as the case may be, will return such ratable portion to the Voting Nominee on behalf of the applicable holder within ten (10) business days of a determination that such funds will not be used.  In addition, if the Rights Offering is cancelled or otherwise has not been consummated by the Effective Date of the Plan, the Debtors or the Reorganized Debtors, as the case may be, will return any payments made pursuant to the Rights Offering to the Voting Nominee on behalf of each applicable holder of Subscription Rights within ten (10) business days thereafter.

12.  Creditors’ Committee And Equity Committee.

a.  Dissolution of the Creditors’ Committee.  On the first (1st) Business Day thirty (30) days following the Effective Date, and provided that payments to holders of Unsecured Claims have been made in accordance with the Plan, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith; provided, however, that the Creditors’ Committee may, at its own discretion, continue or resume its duties arising from or relating to (i) any pending litigation or contested matter to which the Creditors’ Committee is a party, (ii) any appeal filed regarding confirmation of the Plan, (iii) obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases that remain in full force and effect according to their terms, (iv) applications for fees and expenses of members of the Creditors’ Committee and requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases, and (v) motions, appeals or other litigation seeking the enforcement of the provisions of the Plan and the transactions contemplated hereunder or in the Confirmation Order; and provided further that the Debtors or the Reorganized Debtors, as the case may be, shall continue to compensate the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, for any of the post-Effective Date activities identified in the Plan.

b.  Dissolution of the Equity Committee.  On the first (1st) Business Day following the Effective Date, the Equity Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Equity Committee’s attorneys, financial advisors, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

I.  Executory Contracts And Unexpired Leases.

1.  Rejection or Assumption of Remaining Executory Contracts and Unexpired Leases.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all prepetition executory contracts and unexpired leases that exist between one or both of the Debtors and any Entity, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease that (i) has been assumed and assigned or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, or (ii) that is specifically designated as a contract or lease to be assumed or assumed and assigned on the schedules to the Plan Supplement including, without any limitation, any executory contract or unexpired lease sold, accepted, or transferred to one of the JPMC Entities, pursuant to the terms of the Global Settlement Agreement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend such schedules to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as the case may be, either rejected, assumed, or assumed and assigned as of the Effective Date.  The Debtors shall serve (i) notice of any executory contract and unexpired lease to be assumed or assumed and assigned by including a schedule of such contracts and leases in the Plan Supplement and (ii) notice of any executory contract and unexpired lease to be rejected by serving a separate notice to the relevant counterparties to such agreements.  To the extent there are any amendments to such schedules, the Debtors shall provide notice of any such amendments to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on the schedules to the Plan Supplement or in any separate notice shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

2.  Approval of Rejection or Assumption of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection, assumption, or assumption and assignment, as the case may be, of executory contracts and unexpired leases pursuant to the Plan or the Global Settlement Agreement.

3.  Inclusiveness.

Unless otherwise specified on the schedules to the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed on such schedule.

4.  Cure of Defaults.

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed or assumed and assigned pursuant to the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least twenty (20) days prior to the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases to be assumed pursuant to the Plan, a notice, which shall list the cure amount as to each executory contract or unexpired lease to be assumed or assumed and assigned.  The parties to such executory contracts or unexpired leases will have twenty (20) days from the date of service of such notice to file and serve any objection to the cure amounts listed by the Debtors.  If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court.  Notwithstanding otherwise in the Plan, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

5.  Rejection Damage Claims.

If the rejection of an executory contract or unexpired lease by the Debtors hereunder results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, or their properties or agents, successors, or assigns, including, without limitation, the Reorganized Debtors and the Liquidating Trust, unless a proof of Claim is filed with the Bankruptcy Court and served upon attorneys for the Debtors or the Liquidating Trustee, as the case may be, on or before thirty (30) days after the latest to occur of (i) the Confirmation Date, and (ii) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

6.  Indemnification and Reimbursement Obligations.

For purposes of the Plan, (i) the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or prior to the Petition Date shall be deemed rejected as of the Effective Date and such parties’ rights to assert rejection damage claims, if any, shall be governed by Section 36.5 of the Plan and (ii) indemnification obligations of the Debtors arising from conduct of officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

7.  Termination of Benefit Plans.

Notwithstanding anything contained in the Plan to the contrary, the Debtors and the Liquidating Trustee, as the case may be, shall be authorized, but not required, to terminate all Benefit Plans, in accordance with the terms and provisions of the documents and instruments relating thereto and applicable law, at such time as determined by the Debtors or the Liquidating Trustee, as the case may be, in their sole discretion; provided, however, that, until the transfer or termination of any Benefit Plan, the Debtors, the Liquidating Trustee, and the Reorganized Debtors, as the case may be, shall (a) continue to perform any and all of their administrative obligations thereunder and (b) with respect to Benefit Plans subject to Title IV of ERISA, continue to make any required minimum funding contributions and pay applicable PBGC insurance premiums; and, provided, further, that, upon termination thereof, the Debtors, the Liquidating Trustee, or the Reorganized Debtors, as the case may be, shall provide administrative services in connection with the operation and wind down of the Benefit Plans; and, provided, further, that the continuation of any Benefit Plan by the Debtors, the Liquidating Trustee, or the Reorganized Debtors, as the case may be, from and after the Confirmation Date, including, without limitation, the provision of administrative services in connection with the operation and wind down of such Benefit Plan, shall not constitute an assumption of such Benefit Plans in accordance with section 365 of the Bankruptcy Code; and, provided, further, that the failure to perform any obligation under the Benefit Plans or to provide administrative services in connection with the wind down of the Benefit Plans shall be without prejudice to (i) any Entity to assert such failure gives rise to an Administrative Expense Claim and (ii) the Debtors or the Liquidating Trustee to contest the assertion thereof.  For the avoidance of doubt, the foregoing shall not apply to any employee benefit or welfare plan to be maintained by the Reorganized Debtors or the Liquidating Trustee, as the case may be, in the ordinary course of business after the Effective Date for the benefit of employees actively employed by the Reorganized Debtors or the Liquidating Trustee.

8.  Termination of Vendor Stipulation.

On the Effective Date, that certain Stipulation By and Between Debtors and JPMorgan Chase Bank, N.A. Concerning Certain Contracts, dated October 16, 2008, shall be terminated and deemed of no further force and effect, except as specifically provided in Section 2.14 of the Global Settlement Agreement.

J.  Rights and Powers of Disbursing Agent.

1.  Exculpation.

From and after the Effective Date, the Disbursing Agent shall be exculpated by all Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct of such Disbursing Agent.  No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

2.  Powers of the Disbursing Agent.

Except as may be provided otherwise hereunder, the Disbursing Agent shall be empowered to (i) take all steps and execute all instruments and documents necessary to effectuate the Plan, (ii) make distributions contemplated by the Plan, (iii) comply with the Plan and the obligations thereunder, and (iv) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

3.  Fees and Expenses Incurred From and After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent from and after the Effective Date and any reasonable compensation and expense reimbursement claims, including, without limitation, reasonable fees and expenses of counsel, incurred by the Disbursing Agent, shall be paid in Cash without further order of the Bankruptcy Court.

K.  Conditions Precedent to Effective Date of the Plan

1.  Conditions Precedent to Confirmation of the Plan.

Confirmation of the Plan is subject to satisfaction of the following conditions precedent:

a.  Required Orders.  The Clerk of the Bankruptcy Court shall have entered an order or orders (including, without limitation, the Disclosure Statement Order, and the Confirmation Order):

(i) approving the Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code;

(ii) authorizing the solicitation of votes with respect to the Plan;

(iii) determining that all votes are binding and have been properly tabulated as acceptances or rejections of the Plan;

(iv) confirming and giving effect to the terms and provisions of the Plan, including the releases in the Plan;

(v) approving the Global Settlement Agreement in accordance with their terms including, but not limited to the releases of the Released Parties;

(vi) determining that all applicable tests, standards and burdens in connection with the Plan have been duly satisfied and met by the Debtors and the Plan;

(vii) approving the documents in the Plan Supplement;

(viii) authorizing the Debtors to execute, enter into, and deliver the documents in the Plan Supplement, and to execute, implement and take all actions otherwise necessary or appropriate to give effect to the transactions contemplated by the Plan, the documents in the Plan Supplement, and the Global Settlement Agreement;

(ix) determining that the compromises and settlements set forth in the Global Settlement Agreement and the Plan are appropriate, reasonable and approved; and

(x) ordering the sale of the Plan Contribution Assets to be sold to the JPMC Entities or the Debtors, as applicable, pursuant to the Global Settlement Agreement free and clear of all rights, Claims, interests and liens, and finding that the parties acquired such assets in good faith under the meaning of, and subject to the protections of, section 363(m) and pursuant to section 1123(a)(5) of the Bankruptcy Code.

b.  Form of Orders.  The Confirmation Order and the Plan each is in form and substance satisfactory to the Debtors, the Creditors’ Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and the Settlement Note Holders.

c.  Confirmation Order.  The Confirmation Order includes (i) determinations that all of the settlements and compromises contained in the Plan and the Global Settlement Agreement satisfy applicable standards under sections 365, 1123(b)(3) and 1129 of the Bankruptcy Code and Bankruptcy Rule 9019, and (ii) the releases and injunctions set forth in the Plan.

2.  Waiver of Conditions Precedent to Confirmation.

To the extent practicable and legally permissible, each of the conditions precedent in the Plan may be waived, in whole or in part, by the Debtors, subject to the approval of the Creditors’ Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and the Settlement Note Holders.  Any such waiver of a condition precedent may be effected at any time by filing a notice thereof with the Bankruptcy Court executed by the Debtors, the Creditors’ Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and the Settlement Note Holders.

L.  Conditions Precedent to Effective Date of the Plan.

1.  Conditions Precedent to Effective Date of the Plan.

The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

a.  Satisfaction of Certain Global Settlement Agreement Conditions. The satisfaction of the “Conditions to Effective Date” set forth in Sections 7.2(a), (b), (c) and (e) of the Global Settlement Agreement.

b.  Entry of the Confirmation Order.  The clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate, and the Settlement Note Holders in accordance with section 1129 of the Bankruptcy Code, and the Confirmation Order shall have become a Final Order.

c.  Execution of Documents; Other Actions.  All other actions and documents necessary to implement the Plan shall have been effected or executed.

2.  Waiver of Conditions Precedent.

To the extent practicable and legally permissible, each of the conditions precedent to the effectiveness of the Plan may be waived, in whole or in part, by the Debtors, subject to the approval of the Creditors’ Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and the Settlement Note Holders.  Any such waiver of a condition precedent may be effected at any time by filing a notice thereof with the Bankruptcy Court executed by the Debtors, the Creditors’ Committee, the JPMC Entities, the Settlement Note Holders, the FDIC Receiver, FDIC Corporate and the Settlement Note Holders.

M.  Retention of Jurisdiction.

The Bankruptcy Court shall retain and have exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to the following:

1.  to resolve any matter related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claim arising therefrom, including those matters related to the amendment after the Effective Date of the Plan to add any executory contract or unexpired lease to the list of executory contracts and unexpired leases to be rejected;

2.  to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, including, without limitation, the Global Settlement Agreement unless any such agreements or documents contain express enforcement and dispute resolution provisions to the contrary, in which case, such provisions shall govern;

3.  to determine any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Debtors, the Reorganized Debtors, or the Liquidating Trustee prior to or after the Effective Date;

4.  to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

5.  to hear and determine any timely objection to any Claim or Equity Interest, whether such objection is filed before or after the Confirmation Date, including any objection to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate, or establish the priority of or secured or unsecured status of any Claim or Equity Interest, in whole or in part;

6.  to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed, or vacated;

7.  to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

8.  to consider any modification of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

9.  to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

10.  to hear and determine disputes arising in connection with or relating to the Plan or the Global Settlement Agreement or the interpretation, implementation, or enforcement of the Plan or the Global Settlement Agreement or the extent of any Entity’s obligations incurred in connection with or released under the Plan or the Global Settlement Agreement unless such agreements or documents contain express enforcement or dispute resolution provisions to the contrary in which case such provisions should govern;

11.  to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan or the Global Settlement Agreement;

12.  to determine any other matter that may arise in connection with or that is related to the Plan, the Disclosure Statement, the Confirmation Order, the Global Settlement Agreement or any contract, instrument, release, or other agreement or document created in connection therewith, unless such agreements or documents contain express enforcement or dispute resolution provisions, in which case, such provisions should govern;

13.  to hear and determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, any matter relating to the Tax Refunds, and any request by the Debtors or by the Liquidating Trustee, as applicable, for an expedited determination of Tax under section 505(b) of the Bankruptcy Code with respect to the Debtors, the Liquidating Trust, or the Liquidating Trust Claims Reserve, as applicable);

14.  to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

15.  to enter a final decree closing the Chapter 11 Cases;

provided, however, that the foregoing is not intended to (i) expand the Bankruptcy Court’s jurisdiction beyond that allowed by applicable law, (ii) grant the Bankruptcy Court jurisdiction over disputes between JPMC and the FDIC Receiver and/or FDIC Corporate under the Purchase and Assumption Agreement, (iii) impair the rights of an Entity to (a) invoke the jurisdiction of a court, commission, or tribunal with respect to matters relating to a governmental unit’s police and regulatory powers and (b) contest the invocation of any such jurisdiction; and provided, further, that the invocation of such jurisdiction, if granted, shall not extend to the allowance or priority of Claims or the enforcement of any money judgment against the Debtors, the Reorganized Debtors, or the Liquidating Trust, as the case may be, entered by such court, commission, or tribunal, and (iv) impair the rights of an Entity to (a) seek the withdrawal of the reference in accordance with 28 U.S.C. § 157(d) and (b) contest any request for the withdrawal of reference in accordance with 28 U.S.C. § 157(d).

N.  Modification, Revocation, or Withdrawal of the Plan.

1.  Modification of Plan.

The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules in the event any amendment or modification would materially adversely affect the substance of the economic provisions set forth in the Plan or the Global Settlement Agreement to amend or modify the Plan, the Plan Supplement, or any exhibit to the Plan at any time prior to the entry of the Confirmation Order, subject in each case to the consent of the Creditors’ Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate and the Settlement Note Holders; provided, however, that, for the avoidance of doubt, it is understood and agreed that any change to the definition of JPMC Assumed Liabilities or to the releases set forth in the Plan, or to the assets or benefits to be received by JPMC pursuant to the Global Settlement Agreement would be material to the JPMC Entities.  Upon entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject in each case to the terms of the Global Settlement Agreement.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

2.  Revocation or Withdrawal.

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

If the Plan is revoked or withdrawn prior to the Confirmation Date, or if the Plan does not become effective for any reason whatsoever, then the Plan shall be deemed null and void.  In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claim by the Debtors or any other Entity, or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceeding involving the Debtors.

3.  Amendment of Plan Documents.

From and after the Effective Date, the authority to amend, modify, or supplement the Plan Supplement, the Exhibits to the Plan Supplement and the Exhibits to the Plan, and any document attached to any of the foregoing, shall be as provided in such Plan Supplement, Exhibit to the Plan Supplement, or Exhibit to the Plan and their respective attachments, as the case may be.

4.  No Admission of Liability.

a.  The submission of the Plan is not intended to be, nor shall it be construed as, an admission or evidence in any pending or subsequent suit, action, proceeding or dispute of any liability, wrongdoing, or obligation whatsoever (including as to the merits of any claim or defense) by any Entity with respect to any of the matters addressed in the Plan.

b.  None of the Plan (including, without limitation, the Exhibits thereto), or any settlement entered, act performed or document executed in connection with the Plan:  (i) is or may be deemed to be or may be used as an admission or evidence of the validity of any claim, or any allegation made in any of the Related Actions or of any wrongdoing or liability of any Entity; (ii) is or may be deemed to be or may be used as an admission or evidence of any liability, fault or omission of any Entity in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; (iii) is or may be deemed to be or used as an admission or evidence against the Reorganized Debtors, the Debtors, or any other Person or Entity with respect to the validity of any Claim; or (iv) is or may be deemed to be used as an admission or evidence of the jurisdiction of any court to adjudicate claims or matters relating to the Receivership.  None of the Plan or any settlement entered, act performed or document executed in connection with the Plan shall be admissible in any proceeding for any purposes, except to carry out the terms of the Plan, and except that, once confirmed, any Entity may file the Plan in any action for any purpose, including, but not limited to, in order to support a defense or counterclaim based on the principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense of counterclaim.

O.  Corporate Governance and Management of the Reorganized Debtors.

1.  Corporate Action.

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the Reorganized Common Stock, the Additional Common Stock, and the Subscription Rights, the adoption of the Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, and the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the

Plan, as applicable, shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or the Reorganized Debtors, as the case may be.  The cancellation of all Equity Interests and other matters provided under the Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors, as applicable, shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or the Reorganized Debtors.  Without limiting the foregoing, from and after the Confirmation Date, the Debtors and the Reorganized Debtors shall take any and all actions deemed appropriate in order to consummate the transactions contemplated in the Plan, and, notwithstanding any provision contained in the Debtors’ articles of incorporation and by-laws to the contrary, such Entities shall not require the affirmative vote of holders of Equity Interests in order to take any corporate action including to (i) compromise and settle claims and causes of action of or against the Debtors and their chapter 11 estates and (ii) dissolve, merge, or consolidate with any other Entity.

2.  Reincorporation.

In the event that Reorganized Common Stock is issued pursuant to the Plan, prior to or on the Effective Date, WMI shall reincorporate from the State of Washington to the State of Delaware.  The Debtors currently contemplate that WMI’s reincorporation shall be by way of merger, with and into a newly formed Delaware corporation.

3.  Amendment of Articles of Incorporation and By-Laws.

In the event that Reorganized Common Stock is issued pursuant to the Plan, the articles of incorporation and by-laws of the Debtors shall be amended as of the Effective Date to provide substantially as set forth in the Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, each of which shall, in form and substance, be satisfactory to the Settlement Note Holders and reasonably satisfactory to the Creditors’ Committee.  The Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, to the extent applicable, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

4.  Directors of the Reorganized Debtors.

In the event that Reorganized Common Stock is issued pursuant to the Plan, on the Effective Date, the boards of directors of each of the Reorganized Debtors shall each consist of seven (7) persons and will be comprised as follows:  (i) the chief executive officer of Reorganized WMI and (ii) six (6) individuals selected by the Creditors’ Committee; provided, however, that the first annual election of the boards of directors shall take place within six (6) months after the Effective Date.  The initial directors shall be disclosed prior to the Confirmation Hearing.  In the event that, during the period from the Confirmation Hearing up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve on the boards of directors of the Reorganized Debtors, the Creditors’ Committee shall choose such substitute and the Debtors shall file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated in accordance with the requirements of the immediately preceding sentence, shall be deemed to have been selected and disclosed prior to the Confirmation Hearing.

5.  Officers of the Reorganized Debtors.

To the extent applicable, the board of directors of the Reorganized Debtors shall elect officers of the Reorganized Debtors as of or after the Effective Date.

6.  Registration Rights Agreement.

In the event that Reorganized Common Stock is issued pursuant to the Plan, and the Debtors and the Creditors’ Committee determine that they are legally required to enable certain significant holders of stock of Reorganized WMI to resell their shares publicly, there will be a registration rights agreement (the “Registration Rights Agreement”) containing customary terms and conditions to be agreed upon by the Debtors and the Creditors’ Committee and the form thereof (if any) will be filed as part of the Plan Supplement.

P.  Miscellaneous Provisions.

1.  Title to Assets.

Except as otherwise provided by the Plan and the Global Settlement Agreement on the Effective Date, title to all assets and properties encompassed by the Plan shall vest in the Reorganized Debtors, the Liquidating Trust, the JPMC Entities or the FDIC Receiver, as the case may be, free and clear of all Liens and in accordance with sections 363 and 1141 of the Bankruptcy Code, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors and the Debtors in Possession except as provided in the Plan.

2.  Discharge and Release of Claims and Termination of Equity Interests.

a.  Except as expressly provided in the Plan or the Confirmation Order, all distributions and rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and of all Equity Interests, or other rights of a holder of an Equity Interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, or interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or Equity Interests or other rights of a holder of an equity security or other ownership interest.  Upon the Effective Date, the Debtors and the Reorganized Debtors shall (i) be deemed discharged under section 1141(d)(1)(A) of the Bankruptcy Code and released from any and all Claims and any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Equity Interests or other rights of a holder of an equity security or other ownership interest, of any nature whatsoever, including, without limitation, liabilities that arose before the Effective Date (including prior to the Petition Date), and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code (or is otherwise resolved), or (c) the holder of a Claim based upon such debt voted to accept the Plan and (ii) terminate and cancel all rights of any equity security holder in any of the Debtors and all Equity Interests.

b.  Except as provided in the Plan or the Confirmation Order, all Entities shall be precluded from asserting against any and each of the Released Parties, and any and each of their respective assets, property and estates, any other or further Claims, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and of all Equity Interests, or other rights of a holder of an Equity Interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, including any interest accrued on such Claims from and after the Petition Date, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or Equity Interests or other rights of a holder of an equity security or other ownership interest.  In accordance with the foregoing, except as expressly provided in the Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge and release of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Equity Interests, or other rights of a holder of an equity interest and termination of all rights of any such holder in any of the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against any of the Released Parties, and their respective assets, property and estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability or terminated right of any holder of any Equity Interest in any of the Debtors.  As of the Effective Date, and in consideration for the value provided under the Global Settlement Agreement to effectuate the Plan, each holder of a Claim or Equity Interest in any Class under this Plan shall be and hereby is deemed to release and forever waive and discharge as against each and any of the Released Parties, and their respective assets, property and estates, all such Claims and Equity Interests.  For the avoidance of doubt, nothing in the Plan or Global Settlement Agreement is intended to release WMI Rainier from claims asserted against WMI Rainier and its assets relating to the BKK Litigation.

c.  In furtherance of the foregoing, and except for the JPMC Assumed Liabilities, Allowed WMB Vendor Claims, and Allowed WMI Vendor Claims, to the extent provided in the Global Settlement Agreement none of the JPMC Entities or any of their Related Persons shall have any liability for, and the Debtors on behalf of themselves and their respective estates and Related Persons hereby release the JPMC Entities and each of their Related Persons from liability for, any and all Claims that (i) are or were property of the Debtors, their estates, or their respective Related Persons or (ii) were or could have been brought in any of the Related Actions.

3.  Injunction on Claims.

Except as otherwise expressly provided in the Plan, the Confirmation Order or such other order of the Bankruptcy Court that may be applicable, all Entities, and each Related Person of such Entities, who have held, hold or may hold Claims or any other debt or liability that is discharged or Equity Interests or other right of equity interest that is terminated or cancelled pursuant to the Plan or the Global Settlement Agreement or who have held, hold or may hold Claims or any other debt or liability that is discharged or released pursuant to the Plan, respectively, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing, directly or indirectly, in any manner, any action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) of any kind on any such Claim or other debt or liability or Equity Interest that is terminated or cancelled pursuant to the Plan against any of the Released Parties or any of their respective assets, property or estates, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Released Parties or any of their respective assets, property or estates, (c) creating, perfecting, or enforcing any encumbrance of any kind against any of the Released Parties or any of their respective assets, property or estates, and (d) except to the extent provided, permitted or preserved by sections 553, 555, 556, 559 or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any of the Released Parties or any of their respective assets, property or estates, with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan; provided, however, that such injunction shall not preclude the United States of America, any state or any of their respective police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of Claim, the foregoing proviso does not permit the United States of America, any State or any of their respective police or regulatory agencies from obtaining any monetary recovery from any of the Released Parties or any of their respective assets, property or estates, with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power and, provided, further that, subject to Section 3.8 of the Global Settlement Agreement, such injunction shall not preclude the JPMC Entities, the Receivership, the FDIC Receiver and the FDIC Corporate from pursuing any and all claims against each other or other defenses thereto pursuant to the Purchase and Assumption Agreement.  Such injunction shall extend to all successors and assigns of the Released Parties and their respective assets, property and estates.

4.  Integral to Plan.

Each of the discharge, injunction and release provisions provided in the Plan is an integral part of the Plan and is essential to its implementation.  Each of the Released Parties shall have the right to independently seek the enforcement of the discharge, injunction and release provisions set forth in the Plan.

5.  Released Claims.

Collectively, to the extent provided in the Global Settlement Agreement and the Plan, the term “Released Claims,” as used in the Plan, means (a) any and all WMI Released Claims, JPMC Released Claims, FDIC Released Claims, Settlement Note Released Claims and Creditors’ Committee Released Claims, in each case to the extent provided and defined in the Global Settlement Agreement and (b) any and all Claims released or deemed to be released pursuant to the Plan, in each case pursuant to clauses (a) and (b) above, to the extent any such Claims arise in, relate to or have been or could have been asserted (i) in the Chapter 11 Cases, the Receivership or the Related Actions, (ii) that otherwise arise from or relate to any act, omission, event or circumstance relating to any WMI Entity, or any current or former subsidiary of any WMI Entity, or (iii) that otherwise arise from or relate to the Receivership, the Purchase and Assumption Agreement, the Chapter 11 Cases, the 363 Sale and Settlement as defined in the Global Settlement Agreement, the Plan and the negotiations and compromises set forth in the Global Agreement and the Plan, excluding however, in the case of clauses (a) and (b) hereof, and subject to the provisions of Section 3.8 of the Global Settlement Agreement, (1) any and all claims that the JPMC Entities, the Receivership, the FDIC Receiver and the FDIC Corporate are entitled to assert against each other or any other defenses thereto pursuant to the Purchase and Assumption Agreement, which claims and defenses will continue to be governed by the Purchase and Assumption Agreement, and (2) any and all claims held by entities against WMB, the Receivership and the FDIC Receiver solely with respect to the Receivership; provided, however that “Released Claims” shall not include any avoidance action or claim objection regarding an Excluded Party (as defined in the Plan) or the WMI Entities, WMB, each of the Debtors’ estates, the Reorganized Debtors and their respective Related Persons (as defined in the Plan).

6.  Releases by the Debtors.

Except as otherwise expressly provided in the Plan, the Confirmation Order, or the Global Settlement Agreement, on the Effective Date, for good and valuable consideration, each of the Debtors and the Reorganized Debtors on its own behalf and as representative of its respective estate, and each of its respective Related Persons, and on behalf of the Liquidating Trust, the Liquidating Trustee, the Liquidating Trust Beneficiaries and the Disbursing Agent, and each of their respective Related Persons, shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge the Released Parties and each of their respective Related Persons, from any and all Claims or Causes of Action that the Debtors, the Reorganized Debtors, the Liquidating Trust, the Liquidating Trustee, the Liquidating Trust Beneficiaries, and the Disbursing Agent, and their respective Related Persons, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Released Party or any of their respective Related Persons that are Released Claims or otherwise are based upon, relate to, or arise out of or in connection with, in whole or in part, any act, omission, transaction, event or other circumstance relating to the Debtors, the Affiliated Banks, or any of their respective Related Persons, taking place or existing on or prior to the Effective Date, and/or any Claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged or that could have been alleged in the Related Actions, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees.

7.  Releases by Holders of Claims and Equity Interests.

Except as otherwise expressly provided in the Plan, the Confirmation Order, or the Global Settlement Agreement, and except with respect to holders of WMB Senior Notes Claims and Non-Filing WMB Senior Note Holders who do not check the box labeled “Grant Plan Section 43.6 Release”, on the Effective Date, for good and valuable consideration each Entity that has held, currently holds or may hold a Released Claim or any Equity Interest that is terminated, and each of its respective Related Persons, on their own behalf and on behalf of anyone claiming through them, on their behalf, or for their benefit, shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge each and all of the Released Parties from any and all Released Claims in connection with or related to any of the Debtors, the Reorganized Debtors, the Affiliated Banks, or their respective subsidiaries, assets, liabilities, operations, property or estates, the Chapter 11 Cases or the Plan or the Disclosure Statement, the assets to be received by JPMC pursuant to the Global Settlement Agreement, the Plan Contribution Assets, the Debtors’ Claims, the JPMC Claims, the FDIC Claim, the Purchase and Assumption Agreement, the WMI/WMB Intercompany Claims, any intercompany claims on the books of WMI or WMB related to the WaMu Pension Plan or the Lakeview Plan, claims related in any way to the Trust Preferred Securities (including, without limitation, the creation of the Trust Preferred Securities, the financing associated therewith, the requested assignment of the Trust Preferred Securities by the Office of Thrift Supervision and the transfer and the asserted assignment of the Trust Preferred Securities subsequent thereto), and/or any claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged in the Actions or in the Texas Litigation, or that could have been alleged in respect of the foregoing or other similar proceeding, including, without limitation, any such claim demand, right, liability, or cause of action for indemnification, contribution or any other basis in law or equity for damages, costs or fees incurred by the releasors in the Plan arising directly or indirectly from or otherwise relating thereto; provided, however, that each Entity that has submitted a Ballot may elect, by checking or not checking, as applicable, the appropriate box on its Ballot, not to grant the releases set forth in the Plan with respect to those Released Parties other than (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Trustees under the Indentures and Guarantee Agreements, and (iv) the Creditors’ Committee and its members in such capacity and for their actions as members, their respective Related Persons, and their respective predecessors, successors and assigns (whether by operation of law or otherwise), in which case, such Entity that so elects to not grant the releases will not receive a distribution hereunder; and provided, further that, because the Plan and the Global Settlement Agreement, and the financial contributions contained therein, are conditioned upon the aforementioned releases and, as such, these releases are essential for the successful reorganization of the Debtors, the Debtors shall request at the Confirmation Hearing that the Confirmation Order provide that those Entities that opt out of the releases provided hereunder shall be bound and shall receive the distributions they otherwise would be entitled to receive pursuant to the Plan; and provided, further, that nothing contained in the Plan or the Confirmation Order shall (a) release, or is intended to release, any non-Debtor, including any non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by the SEC or (b) prejudice the rights of any such non-Debtor Entity to defend or otherwise contest any such legal action or claim; and provided, further, that nothing contained in the Plan or the Confirmation Order shall (a) to the extent that (i) the Pension Plans are terminated from and after the Effective Date of the Plan and (ii) the Pension Plans are underfunded as of the Effective Date of the Plan, release, or is intended to release, any non-Debtor, including any non-Debtor Entity that may be a Released Party or a Related Person, from any liability as a fiduciary of the Pension Plans, under any law, government policy or regulatory provision, (b) enjoin or preclude the PBGC from enforcing such liability against such non-Debtor Entity during the applicable statute of limitations period set forth in 29 U.S.C. § 1303 following any such termination, or (c) prejudice the rights of any such non-Debtor Entity to defend or otherwise contest any such legal action or claim; and provided, further, that nothing in the Plan or the Confirmation Order is intended to, nor shall it, release any non-Debtor or non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by CDTSC or the BKK Group relating to the BKK Site that is the subject of the BKK Litigation. In addition to, and not in any way limiting the foregoing, each holder of an Allowed WMB Senior Notes Claim and each Accepting Non-Filing WMB Senior Note Holder shall be deemed to have released the Debtors, the Reorganized Debtors, the Liquidating Trustee, and each of their respective Related Persons from any and all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s WMB Senior Notes (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have).

Several creditors and parties in interest have opposed the breadth and scope of the Plan’s proposed releases and contend that they are not in accordance with applicable law.

8.  Injunction Related to Releases.

Except as provided in the Plan, the Confirmation Order, or the Global Settlement Agreement, as of the Effective Date, (i) all Entities that hold, have held, or may hold a Released Claim or Equity Interest relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, that is released pursuant to the Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Released Claims or such Equity Interests:  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Entity released under the Plan; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Global Settlement Agreement, the Plan or the Confirmation Order.

9.  Exculpation.

The Released Parties and the members of the Plan Administration Committee and Plan Investment Committee of the WaMu Savings Plan shall not have or incur any liability to any Entity for any act taken or omitted to be taken in connection with the Chapter 11 Cases (including any actions taken by the Creditors’ Committee after the Effective Date), the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan or any compromises or settlements contained therein, the Disclosure Statement related thereto, the Global Settlement Agreement, or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan and the Global Settlement Agreement; provided, however, that this provision of the Plan shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.  Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

10.  Bar Order.

Each and every Entity is permanently enjoined, barred and restrained from instituting, prosecuting, pursuing or litigating in any manner any and all claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, direct or derivative, whether asserted or unasserted, against any of the Released Parties, based upon, related to, or arising out of or in connection with any of the Released Claims, the Debtors’ Claims, the JPMC Claims, the FDIC Claim, the Purchase and Assumption Agreement (other than any rights or claims the JPMC Entities, the Receivership, the FDIC Receiver or the FDIC Corporate may have under the Purchase and Assumption Agreement, as provided for in the Global Settlement Agreement), confirmation and consummation of the Plan, the negotiation and consummation of the Global Settlement Agreement or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in the Related Actions, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred arising directly or indirectly from or otherwise relating to the Related Actions, either directly or indirectly by any Person for the direct or indirect benefit of any Released Party arising from or related to the claims, acts, facts, transactions, occurrences, statements or omissions that are, could have been or may be alleged in the Related Actions or any other action brought or that might be brought by, through, on behalf of, or for the benefit of any of the Released Parties (whether arising under federal, state or foreign law, and regardless of where asserted).

11.  Deemed Consent.

By submitting a Ballot and receiving a distribution under or any benefit pursuant to the Plan and not electing to withhold consent to the releases of the applicable Released Parties set forth in the Plan or by order of the Bankruptcy Court, each holder of a Claim or Equity Interest shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases set forth in the Plan.

12.  No Waiver.

Notwithstanding anything to the contrary contained in the Plan, the releases and injunctions set forth in such sections shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Reorganized Debtors, the Creditors’ Committee, the Liquidating Trustee, the JPMC Entities, the FDIC Receiver, FDIC Corporate, or the Settlement Note Holders to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by any of them.

13.  Supplemental Injunction.

Notwithstanding anything contained in the Plan to the contrary, all Entities, including Entities acting on their behalf, who currently hold or assert, have held or asserted, or may hold or assert, any Released Claims or Equity Interests against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Equity Interest in any of the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty, statute or any other theory of law, equity or otherwise, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any Released Claims or Equity Interests arising prior to the Effective Date (including prior to the Petition Date), including, but not limited to:

a. Commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Released Claim or Equity Interest against any of the Released Parties or the assets or property of any Released Party;

b. Enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Released Claim or Equity Interest;

c. Creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Released Claim or Equity Interest;

d. Except as otherwise expressly provided in the Plan, the Confirmation Order, or the Global Settlement Agreement, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Released Claim or Equity Interest; and

e. Taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan, the Confirmation Order, or the Global Settlement Agreement relating to such Released Claim or Equity Interest;

provided, however, that the Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

14.  Term of Existing Injunctions or Stays.

Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362, or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until entry of an order in accordance with the Plan or such other Final Order of the Bankruptcy Court; provided, however, that the terms of the Stock Trading Order shall remain in full force and effect forever, including, without limitation, with respect to any violation thereof on or before the Effective Date.

15.  Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, and, if applicable, any interest payable pursuant to section 3717 of title 31 of the United States Code, as determined by the Bankruptcy Court, shall be paid on the Effective Date or thereafter as and when they become due or otherwise pursuant to an agreement between the Reorganized Debtors and the United States Department Justice, Office of the United States Trustee, until such time as the Chapter 11 Cases are closed in accordance with the provisions of the Plan.

16.  Post-Effective Date Fees and Expenses.

From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, retain professionals and pay the reasonable professional fees and expenses incurred by the Reorganized Debtors related to implementation and consummation of the Plan without further approval from the Bankruptcy Court.

17.  Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan or the Global Settlement Agreement, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan or the Global Settlement Agreement, including, without limitation, the Reorganized Common Stock, the Additional Common Stock, the Subscription Rights, the Trust Preferred Securities, and any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the Global Settlement Agreement shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar Tax.  The Confirmation Order shall direct all state and local government officials and agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any instrument or other document issued or transferred pursuant to the Plan, without the payment of any such tax or government assessment.

18.  Withdrawal of Equity Committee Proceedings.

On the Effective Date of the Plan, the Equity Committee Adversary Proceeding, the Equity Committee Action to Compel, and any other proceeding or action instituted by the Equity Committee (including any appeal), shall be deemed withdrawn, with prejudice, without any further action.

19.  Payment of Fees and Expenses of Certain Creditors.

Pursuant to the Plan, within ten (10) Business Days of receiving a detailed invoice with respect thereto, but in no event more than ninety (90) days after the Effective Date, the Disbursing Agent shall pay all reasonable fees and expenses incurred by (i) Fried, Frank, Harris, Shriver & Jacobson LLP, (ii) Blank Rome LLP, (iii) White & Case LLP, (iv) Kasowitz, Bensen, Torres & Friedman LLP, and (v) Zolfo Cooper on behalf of certain Creditors who hold claims against the Debtors, during the period from the Petition Date through and including the Effective Date, in connection with the Chapter 11 Cases, the Global Settlement Agreement, the Plan, or the transactions contemplated therein (including, without limitation, investigating, negotiating, documenting, and completing such transactions and enforcing, attempting to enforce, and preserving any right or remedy contemplated under the Global Settlement Agreement and in the Chapter 11 Cases), without the need for any of these professionals to file an application for allowance thereof with the Bankruptcy Court.  In the event that the Disbursing Agent disagrees with the reasonableness of all or a portion of any such invoice, the Creditors may, in their sole discretion, request that the Bankruptcy Court (i) determine the reasonableness and allowance of such contested amounts and (ii) direct the Disbursing Agent to pay such additional amounts determined to be reasonable, if any, and the Disbursing Agent, Creditors’ Committee, and any other Creditor or party in interest may object thereto.  The Debtors believe that payment of the professional fees contemplated by this Section are appropriate in light of these professionals’ substantial contributions to the Debtors’ estates.

20.  Severability.

If, prior to the Confirmation Date, any term or provision of the Plan shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation; provided, however, that, any holding, alteration or interpretation that alters, amends or modifies the definition of JPMC Assumed Liabilities or the releases provided in the Plan or the assets or benefits to be provided to JPMC pursuant to the Global Settlement Agreement absent JPMC’s express written consent (which may be withheld, delayed, or conditioned in JPMC’s sole discretion) shall render the remainder of the terms and provisions of the Plan and the Global Settlement Agreement of no force or effect.  Except with respect to the foregoing proviso, the Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted, is valid and enforceable pursuant to its terms.

21.  Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or any document to be entered into in connection herewith provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

22.  Closing of Cases.

The Liquidating Trustee shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

VI.  FINANCIAL INFORMATION AND PROJECTIONS

A.  Projected Financial Information.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.  In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.  The Debtors developed a business plan and prepared financial projections (the “Projections”) for the fiscal years of 2011 through 2015 (the “Projection Period”).

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory body pursuant to the provisions of the Plan.

In connection with the planning and development of the Plan, the Projections were prepared by the Debtors to present the anticipated impact of the Plan.  The Projections assume that the Plan will be implemented in accordance with its stated terms.  The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the mortgage insurance environment, regulatory changes and/or a variety of other factors, including those factors listed in the Plan and the Disclosure Statement.  Accordingly, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to significant business, economic and other uncertainties.  Therefore, such Projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.  The Projections included herein were prepared in September 2010.

The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS.  THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.  EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS AND MINIMUM TRUST REQUIREMENTS PER THE REINSURANCE AGREEMENTS, ACHIEVING OPERATING EFFICIENCIES, INVESTMENT YIELDS, MORTGAGE PREPAYMENT RATES, MORTGAGE DELINQUENCY RATES, HOME PRICE APPRECIATION, MORTGAGE INSURER RECISSION ACTIVITY AND OTHER LOSS MITIGATION FACTORS, LOSS DEVELOPMENT CURVES AND PAYMENT PATTERNS, HAWAII CAPTIVE INSURANCE GUIDELINES AND REGULATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES (INCLUDING SPECIFIC ACTIONS OF THE GOVERNMENT TO ASSIST HOME OWNERS) , INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE VIII OF THIS DISCLOSURE STATEMENT ENTITLED “CERTAIN FACTORS TO BE CONSIDERED”), AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL.   THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information as submitted to court in the Debtors’ Monthly Operating Reports filed with the Bankruptcy Court.

1.           Projected Statements of Operations (Unaudited).

Reorganized Debtor
Projected Income Statement (Unaudited)
Period Ending December 31, XXXX

($ in thousands)	2011	2012	2013	2014	2015

Premiums Written	$37,142	$30,846	$22,811	$16,162	$10,532
Change in Unearned Premiums	127	110	127	116	98
Premiums Revenue	37,270	30,955	22,938	16,278	10,630

Losses Paid	154,087	66,716	33,222	10,928	2,203
Provision for Reserves	(106,066)	(42,199)	(25,942)	(9,378)	(1,629)
Ceding Commission	3,860	3,219	2,381	1,630	1,058
Underwriting Expenses	51,882	27,735	9,661	3,180	1,632

Underwriting Income (Loss)	(14,612)	3,220	13,277	13,098	8,998

General & Administrative Expenses	(1,487)	(1,532)	(1,578)	(1,625)	(1,674)
Interest Expense	-	-	-	-	-
Investment Income	11,501	9,205	8,553	8,560	8,956
Other Income / (Expense)	-	-	-	-	-
Gain/(Loss) on Commutation	-	-	-	-	-
Pre-Tax Income (Loss)	(4,599)	10,892	20,252	20,033	16,281

Tax Expense	-	-	-	-	-
Net Income (Loss)	($4,599)	$10,892	$20,252	$20,033	$16,281

2.           Projected Balance Sheets (Unaudited).

Reorganized Debtor
Projected Balance Sheet (Unaudited)
As of December 31, XXXX

($ in thousands)	2011	2012	2013	2014	2015

ASSETS
Cash and Investments	$293,774	$259,340	$252,301	$261,412	$275,588
Accrued Interest	882	771	747	770	810
Reinsurance Premiums Receivable	2,861	2,366	1,732	1,227	800
Total Assets	297,517	262,478	254,780	263,409	277,198

LIABILITIES & SHAREHOLDERS' EQUITY
Accrued Expenses	117	120	124	127	131
Accrued Investment Expenses	50	44	42	43	46
Accrued Ceding Fees	297	246	181	124	80
Federal Income Tax Payable	-	-	-	-	-
Notes Payable / Line of Credit	-	-	-	-	-
Unearned Premiums	695	585	457	341	243
Losses Payable	8,155	4,586	2,769	911	184
Reserves	80,130	37,931	11,990	2,611	983
Total Liabilities	89,444	43,512	15,562	4,158	1,666

Paid-In Capital	82,968	82,968	82,968	82,968	82,968
Retained Earnings (Accumulated Deficit)	129,704	125,105	135,998	156,250	176,283
Net Income (Loss) - YTD	(4,599)	10,892	20,252	20,033	16,281
Cumulative Dividends Paid	-	-	-	-	-
Total Stockholders' Equity	208,073	218,966	239,218	259,251	275,531
Total Liabilities & Stockholders' Equity	$297,517	$262,478	$254,780	$263,409	$277,198

3.           Projected Statements of Cash Flow – Indirect Method (Unaudited).

Reorganized Debtor
Indirect Cash Flows
Period Ending December 31, XXXX

($ in thousands)	2011	2012	2013	2014	2015

CASH FLOW FROM OPERATIONS
Net (Loss) Income	($4,599)	$10,892	$20,252	$20,033	$16,281

Working Capital:
Accrued Investment Income	382	111	24	(23)	(41)
Premiums Receivable	551	495	634	505	428
Losses and Loss Adjustment Expenses	(106,066)	(42,199)	(25,942)	(9,378)	(1,629)
Losses Payable	(10,372)	(3,569)	(1,818)	(1,858)	(727)
Unearned Premiums	(127)	(110)	(127)	(116)	(98)
Accrued Ceding Commission Expense	(55)	(51)	(65)	(57)	(43)
Accrued Interest	-	-	-	-	-
Federal Income Taxes Payable	-	-	-	-	-
Accounts Payable and Accrued Expenses	81	3	4	4	4
Accrued Investment Expenses	50	(6)	(1)	1	2
Total Working Capital	(115,556)	(45,326)	(27,292)	(10,922)	(2,105)

Net Cash from Operations	(120,154)	(34,434)	(7,039)	9,111	14,176

CASH FLOW FROM FINANCING ACTIVITIES
Dividend of Unrestricted Cash	-	-	-	-	-
Borrowings / (Repayments)	-	-	-	-	-
Net Cash from Financing Activities	-	-	-	-	-

Net Change in Cash and Cash Equivalents	(120,154)	(34,434)	(7,039)	9,111	14,176
Beginning Cash & Investments Balance	413,928	293,774	259,340	252,301	261,412
Ending Cash & Investments Balance	$293,774	$259,340	$252,301	$261,412	$275,588

4.           Projected Statements of Cash Flow – Direct Method (Unaudited).

Reorganized Debtor
Direct Cash Flows
Period Ending December 31, XXXX

($ in thousands)	2011	2012	2013	2014	2015

Cash & Investments - Beginning Balance	413,928	293,774	259,340	252,301	261,412

Assumed Premiums Written	37,694	31,341	23,444	16,667	10,960
Net Investment Income	11,933	9,309	8,576	8,538	8,918
Other Income / (Expense)	-	-	-	-	-
Paid Losses	(164,459)	(70,285)	(35,040)	(12,786)	(2,930)
Ceding Commission	(3,916)	(3,270)	(2,446)	(1,687)	(1,101)
G&A Expenses	(1,407)	(1,529)	(1,574)	(1,622)	(1,670)
Final Commutation	-	-	-	-	-
Federal Taxes	-	-	-	-	-
Cash Interest Expense	-	-	-	-	-
Borrowings (Repayment)	-	-	-	-	-
Dividends Paid	-	-	-	-	-
Net Change in Cash and Cash Equivalents	(120,154)	(34,434)	(7,039)	9,111	14,176

Cash & Investments - Ending Balance	$293,774	$259,340	$252,301	$261,412	$275,588

B.  Assumptions To Financial Projections.

1.  Projections.

The Debtors prepared the Projections for fiscal years 2011 through 2015 (the “Projection Period”).  The Projections are based on the primary assumption that 100% of the operating results for the Reorganized Debtors would be consistent with the operating projections of its only remaining active operating subsidiary — WMMRC.  Please see Section IV.D.17.a of the Disclosure Statement for a brief overview of WMMRC and its operations.  Based on the aforementioned, the key assumptions defined below are related to the key assumptions of WMMRC and its ongoing operations.  Although the Debtors prepared the Projections in good faith and believe the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will be realized.  As described in detail in Article VIII of this Disclosure Statement, a variety of risk factors could affect the Reorganized Debtors’ financial results and must be considered.  The Projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth herein.  The Projections are not provided in a “Modified GAAP” form, which would add contingency reserves to the liabilities section with a commensurate reduction to the equity section.

2.  Key Assumptions.

a.  General.

C.  Operating Plan.  The Projections reflect a mortgage insurance captive in a state of run-off with its existing reinsured loans affiliated with six (6) primary Mortgage Insurance (“MI”) companies.  As of September 25, 2008, the Debtors were no longer able to accept new mortgage insurance business from the MI companies since new reinsured loans (WMB-originated or acquired loans) would no longer be affiliated with the Debtors.  As a result, no additional or new business has been added to the Debtors’ reinsurance captive since such date and no new business is anticipated nor forecasted in the Projections.

Generally, the Debtors’ share of premiums (in addition to the risk associated therewith) will be collected on actively reinsured loans for a term of 10 years, based on the loan origination date. Premiums will continue to be collected until such time the loan is refinanced, matures, or claims on such loans have been fully paid.  Based on the last active date of new business being added, the Debtors will continue to receive their share of mortgage insurance premium from the MIs through 2018.

The Projections contained herein assume that the Debtors will continue to collect premiums and pay losses through 2018 and distribute all excess cash flow to its shareholders over such time.  Related to the Rights Offering as described in section V.H of this Disclosure Statement, no new business ventures nor opportunities for expansion of WMI are included in the Projections, the results of which may materially affect results.  Moreover, the proceeds of any Rights Offering are not included in the Projections.  By March 31, 2019, the Debtors assume that 1) premiums will no longer be collected, 2) no risk exposure will exist, and 3) all remaining assets contained within the six MI affiliated trusts will become either unrestricted and distributed to the equity holders less a final commutation settlement amount of the contingency reserves.

D.  Methodology.  The Projections are primarily based upon actuarial forecasts of future premiums, incurred losses, and paid losses over the projection period that were provided to the Debtors by their professionals as of June 30, 2010.  Based on activity to date, the Debtors continue to believe that such projections continue to reflect a reasonable forecast over the projection period — such that no modification other than updates to actual results through July 31, 2010 have been made.  The Projections also contain the Debtors’ assumptions, including forecasts for investment earnings, general and administrative expenses, and the amounts and timing of capital available for distribution.

E.  Plan Consummation.  The operating assumptions assume that the Plan will be confirmed and consummated on or after December 22, 2010.

F.  Macroeconomic and Industry Environment. Uncertainty associated with forecasts is magnified by the nature of mortgage insurance.  Mortgage insurance results are sensitive to external factors such as unemployment, housing market conditions, and so on.  Accordingly, past experience may not be indicative of future conditions.  A loan underwritten in a given year is generally insured over several calendar years.  Therefore, adverse economic conditions in a given calendar year could affect results not only for the current underwriting year but also for prior underwriting years.  The reinsurer’s losses are subject to even greater uncertainty because of the excess-of-loss structure of its reinsurance business.  Excess losses tend to be more volatile, as they are associated with more severe economic deteriorations.  Future economic developments that give rise to additional delinquencies and losses will impact ultimate losses.  Additionally, estimates are significantly more uncertain given the current economic deterioration, elevated default rates and adverse house price trends.  Based on the aforementioned, the forecasts reflect the current economic environment.

Additional material assumptions include investment yields on assets and amount and timing of dividend approvals from the Hawaii State Insurance Commissioner’s office.  Given the uncertainty faced by the Debtors in the mortgage insurance environment and counsel with local professionals, the Debtors believe access to unrestricted capital (e.g. dividends) will not be approved by the Commissioner’s office until the majority of paid losses on claims have been realized.  Out of an abundance of caution, the Debtors did not include dividends in the Projections contained herein, but believe such dividends may become available as early as March 2014.  Additionally, investment yields were held constant over the projection period based on current investment yields, though economic conditions and government actions can have a material impact on such forecasted yields.

a.  Projected Statement of Operations.

G.  Premium Revenue:  Revenues consist entirely of premiums earned as part of the Debtors reinsurance agreements with its six MI partners.  The typical reinsurance agreements the Debtors have are referred to as a “4/10/40” excess of loss structure.  After the first 4% of losses are paid by the primary MI (“4”), the Debtors would be responsible for the next 10% of losses (“10”) with the primary MI being responsible for all other losses above the reinsurer’s layer.  For taking on such risk, the MI pays the Debtors 40% (“40”) of the mortgage insurance premiums that the MI collects from the borrower.  Typically these mortgage insurance premiums are contained in the borrower’s monthly payment to the loan servicer, who then forwards on such payment to the MI.  All ceded premium revenues are deposited into each respective trust account (“Trust”) by the MI on a monthly basis (though they are netted against any losses for which the Debtors are responsible before such deposit).  Based on 7/31/10 data, the Debtors currently reinsure approximately 92,000 loans with origination dates between 1997 and 2008.  Consistent with the operating plan, the Debtors will see the number of loans decrease over time so that by 2019 no loans will be reinsured by the Debtors.  Premium projections were based on actuary forecasts of premium persistency of each of the loans, by origination year, over the projection period.

H.  Losses Paid: Consistent with the “4/10/40” structure above, losses paid represent the losses for which the Debtors are responsible.  Based on 7/31/10 data, the Debtors reinsure loans with the six Mortgage Insurers of over $18.9 billion dollars (“original risk in force”).  Based on the Debtors’ current risk exposure relative to the $18.9 billion of mortgage insurance currently being provided, taking into account current loans outstanding and the amount of losses relative to the Debtors’ starting risk layer (4%), the Debtors have $1.11 billion of potential loss exposure (or aggregate risk exposure) remaining assuming 100% frequency and severity of loss claims.  The amount and timing of losses paid through the 2019 period were based on actuary forecasts which assumed total future paid losses of $355 million as of 6/30/10 - the majority of which will be paid over the projection period.  The amount of losses related to an insured loan is based on frequency and severity forecasts while the timing of paid losses is based on assumptions related to the MIs timing on payments once a claim becomes delinquent.  The total losses indicated were adjusted by the Debtors to reflect actual results through July 2010.

I.  Provision for Reserves:  The provision of reserves is a function of reserves being taken on an insured loan when it is declared in default (generally two payments past due).  The MI companies have various methodologies for taking reserves on delinquent loans, including the timing of taking reserves and the severity of the reserve which is normally a function of how long the loan is in delinquency status.  Based on actual results to date, the Debtors have already reserved a large percentage of loans expected to go into payment status.  As of 7/31/10, the Debtors had reserves of $232 million compared against the $355 million of projected paid losses above.  Thus the provision is generally seen as a reduction of operating expenses as claims get paid out, the reserves would get extinguished.  Starting in August 2010 through the projection period, the Debtors will incur additional provisions of $123 million ($355 million less $232 million), further adjusted for actual results, under the assumption that all claims that are paid would be reserved prior to payment.  The timing of such provisions was based on actuary forecasts taking into account current delinquency rates and severity.

J.  Ceding Commissions:  Of the six MI companies for which the Debtors have reinsurance agreements, four of those agreements contain a structure for which the Debtors pay ceding commissions to the carriers – represented as a percentage of the premiums paid from the MI to the Debtors.  These ceding commissions range from 0.4% to 19.8% of premium revenue earned on an aggregate basis affiliated with these four MIs.  Assumptions were made for each MI that the ceding commission rate would remain constant and apply to the premiums earned each year during the projection period.

K.  General and Administrative Expenses:  General and administrative expenses were projected based on the captive’s operations on a stand-alone basis and were assumed to grow at a 3% annual inflation rate over the projection period.  Projections reflect existing operating expenses plus additional infrastructure, investment management, salaries and benefits, and contingency expenses. Existing expenses include 1) management fees paid to a Hawaii-based management company responsible for accounting, payable disbursements, and coordination of all state filings, 2) actuary consulting fees 3) professional fees including audit and legal, 4) bank and trustee fees, and 5) insurance licensing expenses/fees.  Though not currently out-sourced, the Debtors assumed investment management expenses of 20 basis points per year based on assets under management.  Additional stand-alone infrastructure needs include expenses related to officers/management, supplies, rent/infrastructure, director fees, and D&O/Liability insurance.

L.  Interest Expense:  Initial interest expense relates to the 4.5% interest rate that is being paid in-kind on the $11.9 million of intercompany funding provided by WMI on or about December 12, 2008 (“WMI Loan”) as approved by the Bankruptcy Court to assist the captive in funding a capital requirement associated with one of its trust accounts.  Prior to confirmation, the Debtors plan to waive all intercompany balances between WMI and WMMRC.  At such time, WMMRC will recognize a capital contribution related to the waiver of the intercompany note described above and have no further obligation to any amounts from/(to) WMI nor the established Liquidation Trust.  In addition, the Debtors assume additional funding needs may exist from time to time to assist them in funding the capital requirements that may be required for their trust accounts.   To this end, interest expense on/after January 2011 assumes monthly payment in-kind interest of 7.0% on any additional capital loaned into the captive.  Currently, no further capital needs are anticipated over the projection period.

M.  Investment Income: The Debtors’ assets contained in six MI trusts and 1 custodial account are invested in various high-grade products, including money markets (3% of total cash and investments), treasuries (2%), agencies (42%), corporate bonds (38%), mortgage securities (12%), and foreign issues (3%).  Current yields on the mix above provide a return of 3.5%.  The Debtors assumed a fixed yield of 3.5% over the projections period – though the yields could be materially different given future decisions on investment mix.  The Debtors are precluded from investing trust assets in lower grade investments per the reinsurance agreements.

N.  Tax Expense:  No provision for federal tax expense has been made during the projection period as it is assumed that the entity would be able to take advantage of retained WMI tax attributes providing for net operating loss (NOL) carryforwards sufficient to cover projected earnings streams (i.e., at least approximately $75 to $100 million of Reorganized WMI NOLs).  For a discussion of potential limitations and other considerations with respect to the availability of sufficient NOL carryforwards see Section IX.A hereof.

a.  Projected Balance Sheet and Cash Flows from Operating Activities.

O.  Cash and Investments: Cash and investments reflect restricted cash and investments in the six reinsurance trusts associated with each MI and unrestricted cash and investments in the custodial account (custodial account is primarily used to fund operating expenses and capital requirements that may be needed from time-to-time in the trust accounts).  Consistent with the above, the cash and investments reflect a current mix of money markets (3% of total cash and investments), treasuries (2%), agencies (42%), corporate bonds (38%), mortgage securities (12%), and foreign issues (3%). The Debtors did not distinguish between cash and investments, since generally minimum cash is held on account for operating expenses and the remaining cash is deployed as needed to investments to take advantage of better yields.  The Debtors assumed the maintenance of a minimum cash balance of $1.5 million throughout the projection period to fund operating expenses.  Any projected decreases of the cash balance below this minimum will require funding draws from a future note or line of credit.  Based on projections of the individual trusts’ reserve requirements and withdrawal requirements, the Debtors project unrestricted cash may become available for dividends to shareholders beginning in March 2014.

P.  Reserves: Reflect the anticipated future paid loss amounts associated with delinquent loans.  The reserve changes in a given period are a function of the current reserve balance (beginning balance), paid losses (reduction), and new delinquencies (addition).  The Projections assume that 100% of paid losses forecasted will be reserved prior to payment based upon actuary forecasts.

Q.  Note Payable/Line of Credit: Consistent with the discussion on interest expense, an intercompany loan of $11.9 million was provided by WMI to its insurance captive in December 2008.  This loan will be waived at confirmation along with all intercompany amounts due from/(owed) to WMI.  The extinguishment of the loan will be characterized as a capital contribution effective prior to confirmation of the Plan.

R.  Cumulative Dividends Paid:  Consistent with the operating plan, the Projections assume payout of all available assets by 2019 in the form of a note repayment, dividend, or negotiated termination of each trust.  All dividends paid to shareholders must be approved by the Hawaii State Insurance commissioner’s office.  Given the amount of paid losses anticipated during 2011 – 2013 and the inherent uncertainty in the mortgage insurance market, the Debtors believe that dividend payments would not begin until 2014.  The amount of dividend is predicated on maintenance of the capital in each trust per the applicable reinsurance agreement.  Each agreement specifies the minimum capital requirements that need to be maintained in the trust as well as the maximum capital (“Withdrawal Calculation”) that needs to be maintained.  The calculations are specific to each MI but generally take into account the captive’s current risk exposure related to all of the current books of business, reserve for losses (based on the MIs calculations), and contingency reserves.  The Projections assume that all capital above the Withdrawal calculation specific to each trust as of each December year end period can be withdrawn and ultimately provided in the form of a dividend (March of the following year) to shareholders starting in 2013 (with the actual dividend paid in March of 2014).  The three month time period allows the Debtors to receive final statements from the MIs and receive approval from the Insurance commissioner.  Due to inherent uncertainties of the amount/timing of payments, the Debtors have not specifically provided for such dividends in the projections and, instead, included such amounts in the cash and investments line item.

S.  Working Capital:  Other current asset/liability accounts including accrued interest, premium receivables, accrued expenses (including investment management and ceding fees), and losses payable generally assume 30 day terms from recognition to collection/(payment).  Generally, cash and investments will be monetized, as appropriate, to fund operating needs.

VII.  CONSEQUENCES UNDER THE FEDERAL SECURITIES LAWS

A.  New Securities and Rights Offering.

Pursuant to the Plan, subject to the provisions of the Plan with respect to a Retention/Sale Transaction, Reorganized WMI will issue Reorganized Common Stock and Additional Common Stock (collectively, “New Common Stock”) and Subscription Rights.  To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of

New Common Stock and the Subscription Rights will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

B.  Transfer Restrictions Under the Securities Laws.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate or principally in such exchange and partly for cash.  In reliance upon this exemption, New Common Stock issued to holders of claims against the Debtors generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, New Common Stock may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter”, as that term is defined in section 1145(b) of the Bankruptcy Code, with respect to New Common Stock.  In addition, New Common Stock generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of New Common Stock issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.  The Subscription Rights are nontransferable and, thus, the resale provisions of section 1145 do not apply to the Subscription Rights.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities as defined in Section 2(a)(11) of the Securities Act.

For Persons deemed to be “underwriters” who receive New Common Stock pursuant to the Plan including control Person underwriters (collectively, the “Restricted Holders”), resales of New Common Stock will not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell New Common Stock without registration pursuant to the resale provisions of Rule 144 or other applicable exemptions under the Securities Act.  In addition, to the extent that the Registration Rights Agreement is entered into, certain Restricted Holders shall be entitled to certain registration rights with respect to the securities that are held by them and the form of any such Registration Rights Agreement will be filed as part of the Plan Supplement.

Under certain circumstances, holders of New Common Stock deemed to be “underwriters” may be entitled to resell their New Common Stock pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws.  Generally, Rule 144 of the Securities Act provides that persons who hold securities received in a transaction not involving a public offering or who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met.  These conditions vary depending on whether the seller is a holder of restricted securities or a control Person of the issuer and whether the security to be sold is an equity security or a debt security.  The conditions include required holding periods in certain cases, the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in certain cases, the requirement in certain cases that the securities be sold in a “brokers transaction”

or in a transaction directly with a “market maker” and that, in certain cases, notice of the resale be filed with the SEC.  The Debtors cannot assure, however, that adequate current public information will ever exist with respect to Reorganized WMI and, therefore, that the safe harbor provisions of Rule 144 of the Securities Act will ever be available.  Pursuant to the Plan, certificates evidencing New Common Stock received by Restricted Holders will bear a legend substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

*  *  *  *  *

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF NEW COMMON STOCK MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED WMI, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH NEW COMMON STOCK.

C.  Listing and Potential SEC Reporting.

As of the Effective Date, New Common Stock will not be listed for trading on any stock exchange or trading system and Reorganized WMI will not file any reports with the SEC.  Consequently, the trading liquidity of New Common Stock will be limited as of the Effective Date.  The future liquidity of the trading markets for New Common Stock will depend, among other things, upon the number of holders of New Common Stock, whether New Common Stock becomes listed for trading on a stock exchange or trading system at some future time, and whether Reorganized WMI begins to file reports with the SEC.  In this connection, if the number of record holders of New Common Stock exceeds 500 as of the end of any fiscal year of Reorganized WMI, then Reorganized WMI will be required to register New Common Stock under the Securities Exchange Act, and, thereafter, to file periodic quarterly reports on Form 10-Q and annual reports on Form 10-K (containing audited financial statements) with the SEC.  Periodic SEC reporting is a requirement for listing New Common Stock on a stock exchange or trading system.

D.  Transfer Restrictions under New Certificate of Incorporation of Reorganized WMI.

From and after the Effective Date, the certificate of incorporation of Reorganized WMI will contain certain transfer restrictions in relation to the transfer of New Common Stock.  In particular, without the approval of the Board of Directors of Reorganized WMI, no person will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, shares of Reorganized WMI to the extent that, after giving effect to the proposed acquisition, (i) the purported transferee or, as a result of the proposed acquisition, any other person, would hold at least 4.75% of Reorganized WMI's shares, or (ii) a person who already holds at least 4.75% of Reorganized WMI's shares would hold a higher percentage of shares.

VIII.  CERTAIN FACTORS TO BE CONSIDERED

A.  Certain Bankruptcy Law Considerations.

1.  Risk of Non-Confirmation of the Plan.

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes.

2.  Non-Consensual Confirmation.

In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired Classes.  See Section XII.C. below – “Requirements for Confirmation of the Plan.”  Because Class 17B (WMB Subordinated Notes Claims), Class 20 (Dime Warrants), and Class 21 (Common Equity Interests) are deemed to reject the Plan, these requirements must be satisfied with respect to these Classes.  Should any other class vote to reject the Plan, then these requirements must be satisfied with respect to those Classes as well.  The Debtors believe that the Plan satisfies these requirements.

3.  Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

4.  Conversion into Chapter 7 Cases.

If no reorganization plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of claims and interests and a liquidation analysis is annexed hereto as Exhibit C.

B.  Additional Factors To Be Considered.

1.  The Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.  No Representations Outside This Disclosure Statement Are Authorized.

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

3.  Claims Could Be More Than Projected.

The Allowed amount of Claims in certain classes could be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially.  In addition, certain Claims may continue to accrue postpetition interest such that delays in distributions by the Debtors could reduce distributions available for other creditors.

4.  Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary.

Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

5.  No Legal or Tax Advice is Provided to You By This Disclosure Statement.

The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each creditor or Equity Interest holder should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

6.  No Admission Made.

Nothing contained herein or in the Plan shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Equity Interests.

7.  Certain Tax Consequences.

For a discussion of certain U.S. federal income tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see “Certain Federal Income Tax Consequences of the Plan.”

8.  Debtors Could Withdraw Plan.

Under the Plan, the Debtors could withdraw the Plan with respect to either of the Debtors and proceed with confirmation of the Plan with respect to any other Debtors.

9.  Ability to Transfer Reorganized Common Stock and Additional Common Stock.

A liquid trading market for the Reorganized Common Stock and Additional Common Stock may not develop.  As of the Effective Date, neither the Reorganized Common Stock nor the Additional Common Stock will be listed for trading on any stock exchange or trading system.  Consequently, the trading liquidity of the Reorganized Common Stock and the Additional Common Stock may be limited as of the Effective Date.  The future liquidity of the trading markets for the Reorganized Common Stock and the Additional Common Stock will depend, among other things, upon the number of holders of such securities and whether such securities become listed for trading on an exchange or trading system at some future time, and whether Reorganized WMI begins to file reports with the SEC.  In this connection, if the number of record holders of New Common Stock exceeds 500 as of the end of any fiscal year of Reorganized WMI, then Reorganized WMI will be required to register New Common Stock under the Securities Exchange Act, and, thereafter, to file periodic quarterly reports on Form 10-Q and annual reports on Form 10-K (containing audited financials) with the SEC.  In addition, from and after the Effective Date, the certificate of incorporation of Reorganized WMI will contain certain transfer restrictions in relation to the transfer of Reorganized Common Stock and Additional Common Stock.  In particular, without the approval of the Board of Directors of Reorganized WMI, no person will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, shares of Reorganized WMI to the extent that, after giving effect to the proposed acquisition, (i) the purported transferee or, as a result of the proposed acquisition, any other person, would hold at least 4.75% of Reorganized WMI’s shares, or (ii) a person who already holds at least 4.75% of Reorganized WMI's shares would hold a higher percentage of shares.

IX.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims and Equity Interests.  The following summary does not address the U.S. federal income tax consequences to holders whose Claims are unimpaired or otherwise entitled to payment in full in cash under the Plan (e.g., Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims, and Allowed Priority Non-Tax Claims) or whose distributions are governed by the Global Settlement Agreement, or to holders of Equity Interests that are deemed to reject the Plan.

The following summary is based on the IRC, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested an opinion of counsel with respect to any of the tax aspects of the Plan.  The Debtors are seeking a ruling as to certain aspects of the Plan relating to the Reorganized Debtors (as discussed below) and may or may not seek a ruling from the IRS as to other tax aspects of the Plan.  No assurance can be given as to the interpretation that the IRS will adopt, including whether the requested rulings will be obtained.  In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, traders that mark-to-market their securities, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, retirement plans, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, persons holding Claims or Equity Interests as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments, pass-through entities and investors in pass-through entities).  If a partnership (including any entity treated as a partnership for tax purposes) holds Claims or Equity Interests, the tax treatment of a partner (or member) will generally depend upon the status of the partner and upon the activities of the partnership.  Moreover, the following discussion generally does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the exchange consideration in the secondary market.

This discussion assumes, except where otherwise indicated, that the Claims, Equity Interests, any Reorganized Common Stock and Additional Common Stock are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the IRC.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or Equity Interest.

IRS Circular 230 Notice.  To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests - are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims and Equity Interests for the purpose of avoiding penalties that may be imposed on them under the IRC; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.  Consequences to the Debtors.

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations which files a consolidated U.S. federal income tax return, of which WMI is the common parent (previously defined as the “Tax Group”).  The Tax Group reported a substantial consolidated net operating loss (“NOL”) and certain credit carryforwards for federal income tax purposes for the taxable year of the Tax Group ended December 31, 2008, and additional NOLs for the taxable year ended December 31, 2009.  In accordance with U.S. federal income tax law, NOLs are generally first carried back (to the extent permitted) to offset prior years’ income, before being available to be carried forward.  Thus, a portion of the NOLs incurred by the Tax Group for its taxable year ended December 31, 2008 was carried back to reduce certain asserted tax adjustments and the Tax Group’s reported taxable income in prior years, generating a substantial tax refund, see Section IV.D.19 above.  The remaining portion of such NOLs, together with the 2009 NOLs, currently are available to the Tax Group as an NOL carryforward that can offset future income (subject to the discussion below).  Substantially all of the NOL carryforwards incurred through the end of 2008 are attributable to the operations of WMB and its former subsidiaries or the sale of certain assets to JPMC in connection with the Bank Receivership.  In 2010, for the period through the Effective Date, the Tax Group expects to have approximately $240 million in interest income attributable to tax refunds received, and thus (prior to taking into account the impact of the Plan, and the application of NOL carryforwards) could have net taxable income for its 2010 taxable year; nevertheless, the Debtors do not expect that any federal income tax will be payable, due to deductions resulting from the implementation of the Plan (if effective in 2010) or the application of NOL carryforwards.

In addition, WMI has substantial tax basis in its assets, particularly in its stock investment in WMB.  Although the Debtors believe that such stock investment is worthless, WMI is precluded from claiming a worthless stock deduction with respect to all or part of such stock prior to WMB ceasing to be a member of the Tax Group (such as by reason of the distribution by the FDIC of all the WMB receivership assets to WMB creditors or, possibly, the abandonment by WMI of its stock investment), at which point the consolidated NOL attributable to WMB would no longer be available to the Tax Group.  The character of the worthless stock deduction (the “Stock Loss”) as an ordinary loss or capital loss is uncertain.  Accordingly, the Debtors are seeking a ruling from the IRS as to the ordinary loss character of the Stock Loss; however, there is no assurance that a favorable ruling will be obtained.  Assuming the Stock Loss is an ordinary loss, the Stock Loss (estimated to be approximately $5 billion) would result in a substantial NOL for the taxable year in which it is claimed subject to (i) reduction under the tax rules applicable to the cancellation of debt if incurred prior to the end of the taxable year in which the Effective Date occurs, and (ii) any applicable limitations imposed by the change-in-ownership rules of the IRC, discussed below.  Regardless of when the Effective Date occurs, the current projected income of Reorganized WMI as reflected in the Projections (see Section VI) only utilizes a small portion of the NOL resulting from the Stock Loss.  Any additional usage of the NOL (if otherwise available) is highly uncertain.

As discussed below, in connection with the Plan, the amount of the Tax Group’s NOL carryforwards and other tax attributes of the Tax Group, including its tax basis in assets, will be reduced.  In addition, the subsequent utilization of any existing NOL and other carryforwards, all or part of any NOLs incurred through the Effective Date and, possibly, all or part of any Stock Loss, following the Effective Date may be severely restricted.  Any such reductions or limitations would not preclude the use of any NOL and other carryforwards and any NOLs incurred through the Effective Date, that are otherwise available, against any income incurred on the Effective Date in connection with the implementation of the Plan, such as upon the transfer of assets by the Debtors to the Liquidating Trust.

1.  Cancellation of Debt.

                      In general, the IRC provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – including NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets (but not below the amount of liabilities to which the debtor remains subject) – by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The amount of COD incurred for federal income tax purpose is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred.  If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the borrower joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced.  Any reduction in tax attributes in respect of COD incurred does not occur until the end of the taxable year after such attributes have been applied.  As a result, any income incurred on the Effective Date in connection with the implementation of the Plan, or prior to the end of such taxable year, generally could be offset by any NOL carryforwards or current year NOLs of the Tax Group prior to any attribute reduction on account of any COD incurred, but subject to the change-in-ownership rules of the IRC, discussed below.

Based on the estimated recovery percentages (taking into account the Global Settlement Agreement) and the projected amount of Allowed Claims, the Debtors expect to incur COD of roughly $200 million as a result of the implementation of the Plan, with a corresponding reduction in the amount of NOL carryforwards or other tax attributes of the Tax Group.

For COD incurred during 2010, rather than reducing its current tax attributes, the Debtors may elect under section 108(i) of the IRC to include the COD in income on a deferred basis over a five-taxable year period beginning in the fourth taxable year after the COD is incurred.  The collateral tax consequences of making such election are complex.  The Debtors will consider whether to make the deferral election (if applicable) in connection with their annual tax return preparation.

2.  Potential Limitations on NOL Carryforwards and Other Tax Attributes.

If WMI reorganizes as currently intended, any remaining NOL carryforwards and certain other tax attributes allocable to periods prior to the Effective Date will be subject to certain limitations resulting from a change in ownership, following the Effective Date.  These limitations apply in addition to the attribute reduction that may result from the discharge of Claims pursuant to the Plan.

a.  Section 382.

Under section 382 of the IRC, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its pre-change losses (including certain losses or deductions which are “built-in,” i.e., economically accrued but unrecognized, as of the date of the ownership change) that may be utilized to offset future taxable income generally are subject to an annual limitation.  The Debtors expect that any Reorganized Common Stock and Additional Common Stock issued pursuant to the Plan will constitute an ownership change of the Tax Group for this purpose.

(i)           General Section 382 Limitation.  In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (A) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 3.86% for ownership changes occurring in November 2010).  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.  Under certain circumstances, the annual limitation otherwise computed may be increased if the corporation (or consolidated group) has an overall built-in gain in its assets at the time of the ownership change.  Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to recognized built-in gains).  Historically, the Tax Group has been engaged in several businesses, including retail banking and financial services (e.g., credit cards, lending to consumers and deposit taking activities), broker-dealer and investment advisory services, and insurance (e.g., selling insurance-related products, including mortgage insurance, and participating in reinsurance activities with other insurance companies).

Following the implementation of the Plan involving a reorganized WMI, the Tax Group intends to continue to be in the insurance business and possibly certain other historic lines of business, but will not provide retail banking and financial services (its historic primary line of business).  There is no assurance whether such continuing activities of the Reorganized Debtors would satisfy the requisite level of continuing business activity.  Moreover, the future conduct and direction of the business and operations of a reorganized WMI is not within the control of the Debtors, but will be determined by the new stockholders (i.e., those creditors receiving the stock of Reorganized WMI pursuant to the Plan) and the new management of Reorganized WMI.

Section 382 of the IRC also limits the deduction of certain built-in losses recognized subsequent to the date of the ownership change.  If a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of built-in income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.  Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss.

The Debtors intend to, and the discussion herein assumes that the Debtors will, abandon their stock interest in WMB prior to the Effective Date.  If the Stock Loss is recognized prior to (but in the same taxable year as) the Effective Date, the resulting NOL may be pro-rated between the pre- and post-change portions of the taxable year, such that the post-change portion would not be subject to the annual limitation resulting from the implementation of the Plan (but would still be subject to at least partial reduction under the COD rules discussed above).  If the Stock Loss is recognized after the Effective Date, it would be subject to limitation as a recognized built-in loss, and thus rendered substantially unavailable.  Accordingly, there is no assurance that the Stock Loss could be utilized to offset future taxable income of the Reorganized Debtors.

(ii)           Special Bankruptcy Exception.  An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold”) creditors of a debtor receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  Under this exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization.  Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.  The Debtors do not anticipate that they would qualify for this exception.  Moreover, even if they do qualify, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above.

b.  Other Provisions.

Aside from the objective limitations of section 382 of the IRC, the IRS may disallow the subsequent use of a corporation’s pre-change losses following an acquisition of control of a corporation by one or more persons if the principal purpose of the acquisition is the avoidance or evasion of tax by securing a tax benefit which such person(s) or the corporation would not otherwise enjoy.  Other provisions of the IRC may also preclude the use of a corporation’s NOLs and certain tax attributes in other ways under certain circumstances.

3.  Alternative Minimum Tax.

                      In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards or carrybacks (although the Act does not apply this limitation to AMT NOLs carried back up to five years from the elected year, i.e., either 2008 or 2009).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the IRC and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4.  Transfer of Liquidating Trust Assets to the Liquidating Trust.

Pursuant to the Plan, on the Effective Date, the Debtors will transfer the Liquidating Trust Assets (including all of the Debtors’ right, title and interest in any tax refunds with respect to pre-2010 taxable years) to the Liquidating Trust on behalf of the respective claimants and holders of Equity Interests comprising the Liquidating Trust Beneficiaries.  In the event, that, as of the Effective Date, the Debtors have determined to enter into a Retention/Sale Transaction, and such transaction has not been consummated as of the Effective Date, the Debtors shall, in addition, transfer to the Liquidating Trust all of the Debtors’ equity interests in WMMRC along with their right, title and interest in any agreement entered into in connection with the sale of such equity interests (and in such event, such assets will be deemed part of the Liquidating Trust Assets for purposes of this Article IX).  The transfer of assets by the Debtors pursuant to the Plan may result in the recognition of gain or income by the Debtors, depending in part on the value of such assets on the Effective Date and the Debtors’ tax basis in such assets.  Subject to possible alternative minimum tax, and although not free from doubt, the Debtors anticipate that, in addition to any current year NOL incurred through the Effective Date of the Plan, the NOL carryforwards of the Tax Group generally should be available to offset the gain or income, if any, recognized upon transfer of assets pursuant to the Plan.  Due to the lack of guidance with respect to the sale or other taxable disposition of a tax refund claim or suit for refund, there is no assurance that a subsequent resolution of the claim or suit could not result in additional income to the Debtors or Reorganized Debtors, which may or may not be able to be offset by the existing NOL carryforwards of the Tax Group.

B.  Consequences to Holders of Certain Claims and Equity Interests.

Pursuant to the Plan, and in satisfaction of their respective Claims, it is contemplated that holders of Allowed Convenience Claims will receive cash, and holders of Allowed Unsecured Claims will receive cash, Liquidating Trust Interests and/or Reorganized Common Stock.  In addition, each holder of an Allowed PIERS Claim that relates to a PIERS Preferred Security will also receive

Subscription Rights.  In the event Reorganized Common Stock is issued pursuant to the Plan, such Subscription Rights will allow the holder thereof to purchase shares of Additional Common Stock, exercisable by the Ballot Date.

Pursuant to the Plan, those holders of WMB Senior Notes Claims in Class 17A that grant the releases provided in the Plan (in which case their Claims will be deemed Allowed Claims) or have their Claims otherwise allowed will receive their pro rata share of BB Liquidating Trust Interests in satisfaction of their Claims.

Pursuant to the Plan, holders of Preferred Equity Interests and REIT Series will receive contingent Liquidating Trust Interests, and all Preferred Equity Interests and REIT Series shall be deemed extinguished.  Releasing REIT Trust Holders will also receive a separately negotiated payment from JPMC under the Global Settlement Agreement, the tax consequences of which are not discussed herein.

The U.S. federal income tax consequences of the Plan to holders of Claims, including the character, amount and timing of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan, generally will depend upon, among other things, (i) the manner in which a holder acquired a Claim; (ii) the length of time a Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the holder has taken a bad debt deduction in the current or prior years; (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the holder’s method of tax accounting; (vii) whether the holder will realize foreign currency exchange gain or loss with respect to a Claim; (viii) whether a Claim is an installment obligation for federal income tax purposes; (ix) whether the transaction is treated as a “closed transaction;” and (x) whether WMI reorganizes as is expected.  Therefore, holders of Claims are urged to consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such holders as a result thereof.

1.  Allowed Convenience Claims.

                      In general, each holder of an Allowed Convenience Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such holder in satisfaction of its Claim (other than any amounts received in respect of a Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

                      For a discussion of the treatment of any Claim for accrued but unpaid interest, see Section IX.B.2.c, “Distributions in Discharge of Accrued Interest,” below.

2.  Allowed Unsecured Claims.

                      Pursuant to the Plan, and in satisfaction of their respective Claims, (i) holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed General Unsecured Claims, Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims will receive cash and Liquidating Trust Interests (subject to an election to receive Reorganized Common Stock, in lieu of the cash or cash to be received on account of Liquidating Trust Interests, if applicable), (ii) holders of Allowed PIERS Claims are expected to receive cash, Liquidating Trust Interests, Reorganized Common Stock in the event Reorganized Common Stock is issued pursuant to the Plan (as to each, subject to certain adjustments and elections), and, in the case of holders of Allowed PIERS Claims that relate to PIERS Preferred Securities, Subscription Rights, if applicable, and (iii) holders of Subordinated Claims will receive contingent Liquidating Trust Interests.  Holders of WMB Senior Notes Claims will receive BB Liquidating Trust Interests if they elect to grant the releases provided in the Plan (or their Claims are otherwise Allowed).

As discussed below (see Section IX.A.4, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests”), the Liquidating Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes.  Accordingly, each holder of an Allowed Unsecured Claim receiving a beneficial interest in the Liquidating Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner, of its respective share of the Liquidating Trust Assets (consistent with its economic rights in the trust), or in the case of the holder of an Allowed WMB Senior Notes Claim, as a direct owner of a fixed undivided interest in the Homeowner Carryback Refund Amount.  Pursuant to the Plan, the Debtors or the Liquidating Trustee (as provided in the Plan) will in good faith value the assets transferred to the Liquidating Trust, and all parties to the Liquidating Trust (including holders of Claims and Equity Interests receiving Liquidating Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

The U.S. federal income tax consequences to a holder of an Allowed Unsecured Claim who receives Reorganized Common Stock or Subscription Rights also depend, in part, on whether such Claim constitutes a “security” for U.S. federal income tax purposes.  The term “security” is not defined in the IRC or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute “securities,” whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute “securities.”  Accordingly, certain Allowed Unsecured Claims may qualify as “securities” while others may not.

a.  Gain or Loss – In General.

Unless an Allowed Unsecured Claim constitutes a “security” and qualifies for recapitalization treatment (as discussed in the next section), the exchanging holder generally will recognize gain or loss (although any loss with respect to such a Claim might be deferred until all Disputed Claims are resolved) in an amount equal to the difference, between (i) the sum of the amount of any cash and the fair market value of all other consideration received, possibly including the Subscription Rights (other than any amounts received in respect of any Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest).

For a discussion of the treatment of any Claim for accrued but unpaid interest, see Section IX.B.2.c, “Distributions in Discharge of Accrued Interest,” below.  For a discussion of the U.S. federal income tax consequences of the receipt, ownership and exercise of Subscription Rights, see Section IX.B.4 “Tax Treatment of Subscription Rights,” below.

In the case of a holder of a deferred compensation or other wage claim, the consideration received in satisfaction of such claim (whether in cash or in property value) will be includable by the holder as compensation income to the extent not previously included, and will be subject to applicable withholding.  Because the larger portion of the consideration received by a holder of a wage claim may not be cash and thus the cash portion may be insufficient to satisfy the applicable wage withholding, the holder may be required to provide the cash necessary to satisfy any shortfall as a condition to receiving any distribution.

After the Effective Date, a holder’s share of any collections received on the assets of the Liquidating Trust (other than as a result of the subsequent disallowance of Disputed Claims or the redistribution among holders of Allowed Claims of undeliverable distributions) should not be included, for federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim but should be separately treated as amounts realized in respect of such holder's ownership interest in the underlying assets of the Liquidating Trust.  See Section IX.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests,” below.

In the event of a subsequent disallowance of a Disputed Unsecured Claim, it is possible that a holder of a previously Allowed Claim may be taxed as such Disputed Claims become disallowed and the holder effectively becomes entitled to an increased share of the assets held in the applicable Liquidating Trust.  The imputed interest provisions of the IRC may apply to treat a portion of such increased share or any additional distributions (e.g., the redistribution among holders of Allowed Claims of undeliverable distributions) as imputed interest.  In addition, it is possible that any loss realized by a holder in satisfaction of an Allowed Claim may be deferred until all Disputed Claims in such holder’s class are determined and such holder’s share can no longer increase, and with respect to certain claims, that a portion of any gain realized may be deferred under the “installment method” of reporting.  Holders are urged to consult their tax advisors regarding the possibility for deferral, and the ability to elect out of the installment method of reporting any gain realized in respect of their Claims.

A holder’s tax basis in any Reorganized Common Stock, Subscription Rights (or, as discussed below, see Section IX.B.4, “Tax Treatment of Subscription Rights,” in the underlying Additional Common Stock to the extent, if at all, such stock is treated as if received directly in partial satisfaction of the holder’s Allowed Claim) and/or undivided interest in the Liquidating Trust for U.S. federal income tax purposes will equal the amount taken into account in respect of such stock, rights or interests in determining the holder’s amount realized.  A holder’s holding period in such stock, rights or interests generally will begin the day following the Effective Date.

b.  Recapitalization Treatment.

If an Allowed Unsecured Claim constitutes a “security” for U.S. federal income tax purposes, the receipt of any Reorganized Common Stock and/or possibly Subscription Rights (see Section IX.B.3, below) in partial satisfaction of such Claim generally would qualify as a “recapitalization” for U.S. federal income tax purposes.  In such event, each such holder generally will not recognize any loss upon the exchange of its Claim, but will recognize any gain (computed as discussed in the preceding section) to the extent of any cash and the fair market value of its undivided interest in the Liquidating Trust Assets received (other than to the extent received in respect of a Claim for accrued but unpaid interest).  The treatment of distributions in respect of a Claim for accrued but unpaid interest is discussed in the next section.

In a recapitalization exchange, a holder’s aggregate tax basis in any Reorganized Common Stock and possibly Subscription Rights received in respect of an Allowed Unsecured Claim that constitutes a security will equal the holder’s adjusted tax basis in such Claim (including any Claim for accrued but unpaid interest), increased by any gain recognized or interest income received in respect of such Claim, and decreased by the amount of any cash and the fair market value of any share of the Liquidating Trust Assets received and any deductions claimed in respect of any previously accrued but unpaid interest.  The aggregate tax basis presumably should be allocated among any Reorganized Common Stock and any Subscription Rights taken into account in accordance with their relative fair market values.  In a recapitalization exchange, a holder’s holding period in any Reorganized Common Stock and possibly Subscription Rights received will include the holder’s holding period in the Claim exchanged therefor, except to the extent of any exchange consideration received in respect of a Claim for accrued but unpaid interest (which will commence a new holding period).

A holder’s tax basis in its undivided interest in the Liquidating Trust Assets will equal the fair market value of such interest, and the holder’s holding period generally will begin the day following the Effective Date.

c.  Distributions in Discharge of Accrued Interest.

In general, to the extent that any consideration received pursuant to the Plan (whether cash, stock or other property) by a holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 32.11 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

d.  Character of Gain or Loss.

Where gain or loss is recognized by a holder in respect of its Allowed Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, and whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim.  A reduced tax rate on long-term capital gain may apply to non-corporate holders.  The deductibility of capital loss is subject to significant limitations; see Section IX.B.2.e “Limitations on Capital Losses,” below.

In addition, a holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the IRC.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under the market discount rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of Claims that qualifies as a recapitalization, the IRC indicates that any accrued market discount in respect of the Claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued.  However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., to any Reorganized Common Stock and any Subscription Rights received).  To date, specific Treasury regulations implementing this rule have not been issued.

e.  Limitations on Capital Losses.

A holder of a Claim or Equity Interest who recognizes a capital loss as a result of the distributions under the Plan will be subject to limits on the use of such capital loss.  For a non-corporate holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  A non-corporate holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years.  For corporate holders, capital losses may only be used to offset capital gains.  A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three taxable years preceding the capital loss year, but may carry over unused capital losses for the five taxable years following the capital loss year.

3.  Preferred Equity Interests and REIT Series.

                      In general, each holder of a Preferred Equity Interest or REIT Series will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the contingent interest in the Liquidating Trust received and (ii) the holder’s adjusted basis in its Equity Interest.  As indicated above, the discussion herein does not address the federal income tax treatment of the payment to holders of REIT Series from JPMC pursuant to the Global Settlement Agreement.  Where gain or loss is recognized by a holder the character of such gain or loss as long-term or short-term capital gain or loss will depend on the holder’s holding period.

As discussed below (see Section IX.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests”), the Liquidating Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes.  Accordingly, each person receiving a beneficial interest in the Liquidating Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner, of its respective share of the Liquidating Trust Assets (consistent with its economic rights in the trust).  Pursuant to the Plan, the Debtors or the Liquidating Trustee (as provided in the Plan) will in good faith value the assets transferred to the Liquidating Trust, and all parties to the Liquidating Trust (including holders of Claims and Equity Interests receiving Liquidating Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

A holder’s tax basis in its contingent interest in the Liquidating Trust Assets for U.S. federal income tax purposes will equal the amount taken into account in respect of such interest in determining the holder’s amount realized.  A holder’s holding period in such interest generally will begin the day following the Effective Date.

After the Effective Date, a holder’s share of any collections received on the assets of the Liquidating Trust (other than as a result of the subsequent disallowance of Disputed Claims or the redistribution among holders of Allowed Claims of undeliverable distributions) should not be included, for federal income tax purposes, in the holder’s amount realized in respect of its Preferred Equity Interest or REIT Series but should be separately treated as amounts realized in respect of such holder's ownership interest in the underlying assets of the Liquidating Trust.  See Section IX.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests,” below.

4.  Tax Treatment of Subscription Rights.

                      The characterization of the Subscription Rights and their subsequent exercise for U.S. federal income tax purposes – as simply the exercise of options to acquire the underlying stock or, alternatively, as an integrated transaction pursuant to which the underlying stock is acquired directly in partial satisfaction of a holder’s Claim – is uncertain.  Regardless of the characterization, however, a holder of Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights (beyond the gain or loss recognized in respect of its Claim, as described above).

A holder’s aggregate tax basis in the Additional Common Stock received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the Additional Common Stock and (ii) the holder’s tax basis, if any, in the Subscription Rights or, alternatively, under an integrated transaction analysis, in any Additional Common Stock that is treated as directly acquired in partial satisfaction of the holder’s Allowed Claim.  A holder’s holding period in the Additional Common Stock received upon exercise of a Subscription Right generally should commence the day following the Effective Date, unless the Subscription Right is disregarded and the holder is instead treated as receiving for its Allowed Claim a portion of the Additional Common Stock acquired equal in value to the Subscription Rights.  In the latter event, the holder could have a split holding period (part new and part carry over) if the receipt of the additional stock was part of a “recapitalization” exchange for U.S. federal income tax purposes.  In addition, if either the Subscription Rights or, under an integrated transaction analysis, the Additional Common Stock acquired is treated as received as part of a recapitalization exchange, any gain recognized upon a subsequent disposition of the Additional Common Stock may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income (see preceding section).

It is uncertain whether a holder that does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Claim.  If the holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the holder generally would recognize a loss to the extent of the holder’s tax basis in the Subscription Right.  In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (taking into account that the receipt of the Subscription Rights in partial satisfaction of a Claim could be part of a recapitalization exchange, even if the right goes unexercised, such that the holder may carry over the holding period in its Claim).

5.  Disposition of Reorganized Common Stock and Additional Common Stock.

                      Any gain recognized by a holder upon a subsequent taxable disposition of any Reorganized Common Stock or Additional Common Stock received in respect of its Claim (or any stock or property received for such stock in a later tax-free exchange) would be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Claim for which stock was received and any ordinary loss deducted upon satisfaction of the Claim, less any income (other than interest income) recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

In addition, as discussed above (see Sections IX.B.2.d and IX.B.4, “Character of Gain or Loss” and “Tax Treatment of Subscription Rights”), in the case of an exchange of Claims that qualifies as a recapitalization for U.S. federal income tax purposes, a portion of any gain recognized upon a subsequent disposition of any Reorganized Common Stock and possibly any Additional Common Stock acquired pursuant to the Subscription Rights received may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income.

C.  Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests.

1.  Classification of the Liquidating Trust.

                      The Liquidating Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes.  In general, a liquidating trust is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a “grantor trust” (i.e., a pass-through type entity).  However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes.  The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  The Liquidating Trust has been structured with the intention of complying with such general criteria.  Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) are required to treat, for U.S. federal income tax purposes, the Liquidating Trust as a grantor trust of which the Liquidating Trust Beneficiaries are the owners and grantors.  The following discussion assumes that the Liquidating Trust will be so respected for U.S. federal income tax purposes.  However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position.  If the IRS were to challenge successfully the classification of the Liquidating Trust, the U.S. federal income tax consequences to the Liquidating Trust, the Liquidating Trust Beneficiaries and the Debtors could vary from those discussed herein (including the potential for an entity-level tax on income of the Liquidating Trust).

2.  General Tax Reporting by the Liquidating Trust and Beneficiaries.

                      For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) must treat the transfer of the Liquidating Trust Assets to the Liquidating Trust in accordance with the terms of the Plan.  Pursuant to the Plan, the Liquidating Trust Assets (other than any assets allocated to the Liquidating Trust Claims Reserve, discussed below) are treated, for U.S. federal income tax purposes, as having been transferred, subject to any obligations relating to those assets, directly to the holders of the respective Claims or Equity Interests in satisfaction of their Claims or cancellation of their Equity Interests (with each holder receiving an undivided interest in such assets in accord with their economic interests in such assets), followed by the transfer by the holders to the Liquidating Trust of such assets in exchange for Liquidating Trust Interests.  Accordingly, all parties must treat the Liquidating Trust as a grantor trust of which the holders of Beneficial Interests are the owners and grantors, and treat the Liquidating Trust Beneficiaries as the direct owners of an undivided interest in the Liquidating Trust Assets (other than any assets allocated to the Liquidating Trust Claims Reserve), consistent with their economic interests therein, for all U.S. federal income tax purposes.

Pursuant to the Plan, on or before the Effective Date, the Debtors shall provide the Liquidating Trustee with a good faith valuation of the Tax Refunds as of the Effective Date that comprise part of the Liquidating Trust Assets, and the Liquidating Trustee will in good faith value the remaining Liquidating Trust Assets.  All parties to the Liquidating Trust (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) must consistently use such valuation for all U.S. federal income tax purposes.  The valuation will be made available, from time to time, as relevant for tax reporting purposes.

Allocations of taxable income of the Liquidating Trust (other than taxable income allocable to the Liquidating Trust Claims Reserve, discussed below) among the Liquidating Trust

Beneficiaries shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Liquidating Trust Claims Reserve) to the Liquidating Trust Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust.  Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets.  The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the IRC, the applicable Treasury regulations, and other applicable administrative and judicial authorities and pronouncements.

Taxable income or loss allocated to a Liquidating Trust Beneficiary will be treated as income or loss with respect to such Liquidating Trust Beneficiary’s undivided interest in the Liquidating Trust Assets, and not as income or loss with respect to its prior Allowed Claim or Equity Interest.  The character of any income and the character and ability to use any loss will depend on the particular situation of the Liquidating Trust Beneficiary.  The Debtors expect that any recovery on a Tax Refund in excess of the fair market value accorded to such refund as of the Effective Date will be ordinary income to a Liquidating Trust Beneficiary.  It is unclear whether the portion of any interest component of the Tax Refund that accrues after the transfer to the Liquidating Trust would retain its character as “interest” income.

The U.S. federal income tax obligations of a holder with respect to its Liquidating Trust Interest are not dependent on the Liquidating Trust distributing any cash or other proceeds.  Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of Liquidating Trust income even if the Liquidating Trust does not make a concurrent distribution to the holder.  In general, other than in respect of cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Allowed Claim), a distribution of cash by the Liquidating Trust will not be separately taxable to a Liquidating Trust Beneficiary since the beneficiary is already regarded for federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the Liquidating Trust).  Holders are urged to consult their tax advisors regarding the appropriate federal income tax treatment of any subsequent distributions of cash originally retained by the Liquidating Trust on account of Disputed Claims.

The Liquidating Trustee will comply with all applicable governmental withholding requirements (see Sections 27.14(c) and 31.7 of the Plan).  Thus, in the case of any Liquidating Trust Beneficiaries that are not U.S. persons, the Liquidating Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).  Significantly, as discussed above, a Liquidating Trust Beneficiary is treated for federal income tax purposes as holding an undivided interest in the underlying assets of the Liquidating Trust.  Accordingly, any amounts received by the Liquidating Trust, the economic benefit of which inures to a Liquidating Trust Beneficiary on the basis describe above with respect to the allocation of taxable income, is treated as received by the beneficiary in respect of the underlying asset, and not in respect of its Allowed Claim.  Thus, for example, the ordinary income recovery with respect to a Tax Refund claim (particularly, any ordinary income that represents a “gain” relative to the fair market value of the Tax Refund claim when transferred to the Liquidating Trust, in contrast to stated interest) may be subject to 30% income tax withholding with respect to a Liquidating Trust Beneficiary that is not a U.S. person.  Absent the receipt of a ruling from the IRS or an opinion of counsel (that is satisfactory to the Liquidating Trustee) that no withholding is required, the Debtors expect that the Liquidating Trustee would withhold with respect to such ordinary income.  The Debtors have sought a ruling from the IRS as to whether withholding is required.  As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to Non-U.S. holders; accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in the Liquidating Trust.

The Liquidating Trust Interests are generally intended to be transferable, subject to, among other things, a prohibition on secondary transfers to non-U.S. persons (absent the Liquidating Trustee’s receipt of the withholding ruling just discussed).

The Liquidating Trustee will file with the IRS returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a).  Except as discussed below with respect to the Liquidating Trust Claims Reserve, the Liquidating Trustee will annually send to each holder of a Liquidating Trust Interest a separate statement regarding the receipts and expenditures of the Liquidating Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.

3.  Tax Reporting for Assets Allocable to Disputed Claims.

                      Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of an IRS private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee will (A) elect to treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims (the “Liquidating Trust Claims Reserve”) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

Accordingly, the Liquidating Trust Claims Reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the Liquidating Trust Assets in such reserves, and all distributions from such reserves (which distributions will be net of the related expenses of the reserve) will be treated as received by holders in respect of their Claims as if distributed by the Debtors.  All parties (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) will be required to report for tax purposes consistently with the foregoing.

D.  Information Reporting and Withholding.

All distributions to holders of Claims and Equity Interests under the Plan are subject to any applicable tax withholding, including employment tax withholding.  Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, as discussed above under Section IX.C, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests,” a holder of a Beneficial Interest in the Liquidating Trust that is a not a U.S. person may be subject to up to 30% withholding, depending on, among other things, the particular type of income and whether the type of income is subject to a lower treaty rate.  A non-U.S. holder may also be subject to other adverse consequences in connection with the implementation of the Plan.  As discussed above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to Non-U.S. holders of Allowed Claims or Equity Interests.

Recent Legislation.  Under legislation recently enacted into law, certain payments made after December 31, 2012 to certain foreign entities (including foreign accounts or foreign intermediaries) would be subject to a 30% withholding tax unless various U.S. information reporting and due diligence requirements have been satisfied.  Payments subject to such requirements include dividends on and the gross proceeds of dispositions of Reorganized Common Stock or Additional Common Stock and likely include distributions by the Liquidating Trust.  These requirements are different from, and in addition to, the withholding tax  requirements described above under Section IX.C.2. “General Tax Reporting by the Liquidating Trust and Beneficiaries.”  Non-U.S. holders should consult their tax advisor concerning the application of this legislation to their particular circumstances.

The foregoing summary has been provided for informational purposes only.  All holders of Claims or Equity Interests receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.

X.  VOTING PROCEDURES

A.  Holders of Claims Entitled To Vote.

The following Classes are the only ones entitled to vote to accept or reject the Plan:  Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 12 (General Unsecured Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS Claims), Class 17A (WMB Senior Notes Claims), Class 18 (Subordinated Claims), Class 19 (REIT Series), and Class 20 (Preferred Equity Interests).

If your Claim or Interest is not in one of these Classes, you are not entitled to vote and you will not receive a Ballot with this Disclosure Statement.  If your Claim is in one of these Classes, you should read your Ballot and follow the listed instructions carefully.  Please use only the Ballot that accompanies this Disclosure Statement.

If a Ballot is damaged or lost, or if you have any questions concerning voting procedures, you may contact:

Washington Mutual Ballot Processing
c/o Kurtzman Carson Consultants
2335 Alaska Avenue
El Segundo, California 90245

B.  Voting Deadlines.

The Debtors have engaged Kurtzman Carson Consultants LLC as their Voting Agent to assist in the transmission of voting materials and in the tabulations of votes with respect to the Plan.

IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2 (SENIOR NOTES CLAIMS), CLASS 3 (SENIOR SUBORDINATED NOTES CLAIMS), CLASS 12 (GENERAL UNSECURED CLAIMS), CLASS 14 (CCB-1 GUARANTEES CLAIMS), CLASS 15 (CCB-2 GUARANTEES CLAIMS), CLASS 16 (PIERS CLAIMS), CLASS 17A (WMB SENIOR NOTES CLAIMS), CLASS 18 (SUBORDINATED CLAIMS), CLASS 19 (REIT SERIES), AND CLASS 20 (PREFERRED EQUITY INTERESTS) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT BEFORE THE “VOTING DEADLINE” OF 5:00 P.M. (PACIFIC TIME), ON NOVEMBER 15, 2010, AT:

Washington Mutual Ballot Processing
c/o Kurtzman Carson Consultants
2335 Alaska Avenue
El Segundo, California 90245

THE DEBTORS HAVE CONSENTED TO, AND THE BANKRUPTCY COURT HAS DIRECTED, THE APPOINTMENT BY THE U.S. TRUSTEE OF JOSHUA R. HOCHBERG, ESQ. AS AN EXAMINER TO CONDUCT AN INVESTIGATION OF AND PREPARE A REPORT REGARDING (A) THE CLAIMS AND ASSETS THAT MAY BE PROPERTY OF THE DEBTORS’ ESTATES THAT ARE PROPOSED TO BE CONVEYED, RELEASED OR OTHERWISE COMPROMISED AND SETTLED UNDER THE PLAN AND THE GLOBAL SETTLEMENT AGREEMENT, INCLUDING ALL RELEASED CLAIMS, AS DEFINED IN THE GLOBAL SETTLEMENT AGREEMENT, AND THE CLAIMS AND DEFENSES OF THIRD PARTIES THERETO AND (B) SUCH OTHER CLAIMS, ASSETS AND CAUSES OF ACTION WHICH SHALL BE RETAINED BY THE DEBTORS AND/OR THE PROCEEDS THEREOF, IF ANY, DISTRIBUTED TO CREDITORS AND/OR EQUITY INTEREST HOLDERS PURSUANT TO THE PLAN, AND THE CLAIMS AND DEFENSES OF THIRD PARTIES THERETO.  THE EXAMINER’S REPORT IS DUE TO BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN NOVEMBER 1, 2010.  THE DEBTORS WILL MAKE THE REPORT, WITH THE EXCEPTION OF ANY CONFIDENTIAL INFORMATION CONTAINED THEREIN, PUBLICLY AVAILABLE AT WWW.KCCLLC.NET/WAMU PRIOR TO THE DEADLINE TO VOTE ON THE PLAN.

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

C.  Voting Procedures.

Detailed voting instructions are provided with the Ballot accompanying this Disclosure Statement.  All holders of Claims in Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 12 (General Unsecured Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS Claims), Class 17A (WMB Senior Notes Claims), Class 18

(Subordinated Claims), Class 19 (REIT Series), and Class 20 (Preferred Equity Interests) as of the Ballot Date established for purposes of this solicitation may vote to accept or reject the Plan to the extent and in the manner provided in the Disclosure Statement Order or in any other order or orders of the Bankruptcy Court.33

1.  Acceptance by a Class.

The Bankruptcy Code defines “acceptance” of a chapter 11 plan by a class of creditors as acceptance by creditors holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims in such class (other than any such creditor designated under section 1126(e) of the Bankruptcy Code), but for that purpose only counts those creditors that actually cast ballots.  Holders of claims that fail to vote are not counted as either accepting or rejecting.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with provisions of the Bankruptcy Code.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both.  Section 1129(b) permits the confirmation of a chapter 11 plan notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests.  Under that section, a plan may be confirmed by a bankruptcy court if the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each nonaccepting class.  For a more detailed description of the requirements for confirmation of a nonconsensual plan, refer to Section XII, “Confirmation of the Plan”.

2.  Withdrawal or Change of Vote.

Any voter that has delivered a valid Ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline.  To be valid, the notice of withdrawal must be (a) signed by the party who signed the Ballot to be revoked, and (b) received by the Voting Agent by the Voting Deadline.  The Debtors may contest the validity of any withdrawals.  Any holder that has delivered a valid ballot may change its vote by delivering to the Voting Agent a properly completed subsequent Ballot so as to be received before the Voting Deadline.  In the case where more than one timely, properly completed ballot is received, only the Ballot that bears the latest date will be counted.

XI.  CONFIRMATION OF THE PLAN

A.  The Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a Confirmation Hearing.  The Confirmation Hearing with respect to the Plan has been

33 As set forth in the applicable Ballots and the Non-Filing WMB Senior Note Holder Election Form, the underlying securities held by those beneficial holders electing to grant releases or receive certain alternative forms of distribution pursuant to the Plan, as the case may be, must be tendered into the appropriate election account established at The Depository Trust Company for that purpose, or blocked at Euroclear Bank S.A./N.V. or Clearstream Banking, société, as applicable.  Such securities may not with withdrawn once tendered or unblocked.  No further trading will be permitted with respect to such securities.  If the Plan is not confirmed, such securities will be returned or unblocked, as applicable.

scheduled for December 1, 2010, commencing at 2:00 p.m. (Eastern Time), before the Honorable Mary F. Walrath, United States Bankruptcy Judge, at the United States Bankruptcy Court, 5th Floor, 824 North Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing or at any subsequent continued Confirmation Hearing.

B.  Objections To Confirmation.

Section 1128 of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the Debtors’ estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon:  (i) Washington Mutual, Inc. 925 Fourth Avenue, Seattle, Washington 98104 (Attn: Charles E. Smith, Esq.), on behalf of the Debtors; (ii) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Brian S. Rosen, Esq.), as counsel to the Debtors; (iii) Richards Layton & Finger P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19899 (Attn: Mark D. Collins, Esq.), as co-counsel to the Debtors; (iv) Quinn Emanuel Urquhart & Sullivan, LLP, 55 Madison Avenue, 22nd Floor, New York, New York 10010 (Attn: Peter Calamari, Esq.), as Special Litigation and Conflicts Counsel to the Debtors; (v) The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19899-0035 (Attn: Jane Leamy, Esq.); (vi) Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 (Attn: Fred S. Hodara, Esq.), as counsel to the Creditors’ Committee; and (vii) Pepper Hamilton LLP, Hercules Plaza, Suite 5100, 1313 N. Market Street, Wilmington, Delaware 19801 (Attn: David B. Stratton, Esq.), as co-counsel to the Creditors’ Committee; (viii) Susman Godfrey, L.L.P., 1201 Third Avenue, Suite 3800, Seattle, Washington 98101 (Attn: Justin A. Nelson, Esq.), as counsel to the Equity Committee; and (ix) Ashby & Geddes, P.A. 500 Delaware Avenue, 8th Floor, P.O. Box 1150, Wilmington, Delaware 19899 (Attn: William P. Bowden, Esq.), as local counsel to the Equity Committee, so as to be received no later than November 19, 2010 at 4:00 p.m. (Eastern Time).

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.  Requirements For Confirmation Of The Plan

1.  Requirements of Section 1129(a) of the Bankruptcy Code.

a.  General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(i) The Plan complies with the applicable provisions of the Bankruptcy Code.

(ii) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

(iii) The Plan has been proposed in good faith and not by any means forbidden by law.

(iv) Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with, these chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(v) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

(vi) With respect to each class of claims or interests, each holder of an Impaired Claim or Impaired Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code.  See discussion of “Best Interests Test” below.

(vii) Except to the extent the Plan meets the requirements of Section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

(viii) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims, other than priority tax claims, will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such claims.

(ix) At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

(x) Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.  See discussion of “Feasibility” below.

(xi) All fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(xii) The Plan provides for the continuation after the Effective Date of payment of all “retiree benefits” (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits, if any.

b.  Best Interests Test.

Pursuant to Section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), holders of Allowed Claims and Interests must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s assumed Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each Impaired Class of Claims and Equity Interests if the Debtors were liquidated under chapter 7, it is necessary to determine the aggregate dollar amount that would be generated from the disposition of the Debtors’ assets in the context of the chapter 7 liquidation cases under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from liquidating the Debtors’ assets by a chapter 7 trustee and the cash held by the Debtors at the time of the commencement of the chapter 11 cases.

The amount of liquidation value available to creditors would be reduced by the amount of any claims secured by such assets, the costs and expenses of liquidation, as well as by other administrative expenses and priority claims that may result from the use of chapter 7 for the purposes of liquidation.

The costs of liquidation of the Debtors under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, compensation of counsel and other professionals retained by the trustee, asset disposition expenses, unpaid expenses incurred by the Debtors in the chapter 11 cases (such as compensation for attorneys, financial advisors, and other professionals, and costs and expenses of members of any statutory committees appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code) that are allowed in the chapter 7 cases, litigation costs and Claims arising from the operations of the Debtors during the pendency of the chapter 11 cases.

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.  Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest.

A conversion of the Debtors’ chapter 11 cases to cases under chapter 7 will likely result in the delay of the consummation of the Global Settlement Agreement while the chapter 7 trustee and its professionals review the Debtors’ major assets and the terms of the agreement.  It is assumed that a chapter 7 trustee is able to consummate a Global Settlement Agreement on the same terms and conditions as the Debtors propose in its plans and the recovery of assets in the chapter 7 cases will be similar to that of the chapter 11 cases, excluding the recovery of WMMRC.

The recoveries that the Debtors would receive from the expeditious liquidation of WMMRC are likely to be substantially less than the anticipated recovery to be generated if the Debtors retain ownership of WMMRC and reorganize around that entity.  While the financial markets have improved since the period immediately following the Petition Date, in the Debtors’ business judgment, the liquidation of WMMRC under the current market conditions would result in the Debtors’ taking a substantial discount on the value of that asset.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 cases, including (i) the costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, who would need to become familiar with the many complex legal and factual issues in the Debtors’ bankruptcy cases and (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is greater than such holder would receive pursuant to the liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Debtors’ chapter 7 Liquidation Analysis is annexed hereto as Exhibit C.  The information set forth in Exhibit C provides a summary of the liquidation values of the Debtors’ assets, assuming a hypothetical chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates.  Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change.  Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation.

c.  Feasibility.

Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the bankruptcy court finds that the plan is feasible.  A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor, unless the plan contemplates such liquidation.  In the context of a liquidating plan, feasibility is established by demonstrating the debtor’s ability to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet its post-Confirmation Date obligations to pay for the costs of administering and fully consummating the plan and closing the chapter 11 case.  Notably, there is no requirement that such payments will be guaranteed.

2.  Requirements of Section 1129(b) of the Bankruptcy Code.

In the event that any impaired Class of Claims or Interests does not accept, or is deemed to reject, the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests which has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class of Claims or Interests.

The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or equity interests.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The “fair and equitable” test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims receive more than 100% of the allowed amount of the Claims in such Class.  As to the dissenting Class, the test sets different standards, depending on the type of Claims or Interests in such class:

a. Unsecured Creditors.  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

b. Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan.

These requirements are in addition to other requirements established by case law interpreting the statutory requirements.  The Debtors believe the Plan satisfies both the “no unfair discrimination” requirement and the “fair and equitable” requirement.

XII.  ALTERNATIVES TO THE PLAN

The Debtors have evaluated several alternatives to the Plan, including liquidation under chapter 7 of the Bankruptcy Code.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan.

A.  Liquidation Under Chapter 7.

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in Section XI hereof.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of legal and other professionals who would be required to become familiar with the many complex legal and factual issues in the Debtors’ bankruptcy cases.

B.  Alternative Chapter 11 Plans.

If the Plan is not confirmed, the Debtors (or, because the Debtors’ exclusive period in which to file a chapter 11 plan expired on March 26, 2010, any other party in interest) could attempt to formulate a different chapter 11 plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation under chapter 11, which would include the reconciliation of pending claims and the prosecution of all outstanding litigation against the Debtors, including the litigation pending among the Debtors, JPMC, the FDIC Receiver, and FDIC Corporate.

With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan.  The Debtors believe that the Plan, as described herein, which embodies the Global Settlement Agreement, enables creditors to realize the most value under the circumstances and is in the best interests of their estates and creditors.  Having carefully considered the merits of each of their claims against JPMC, the FDIC Receiver, and FDIC Corporate, and the defenses and counterclaims of such parties, the Debtors have determined that entering into the Global Settlement Agreement is the best way to secure considerable value for their estates as opposed to proceeding with expensive, protracted litigation with no certainty of any additional gain.  In the absence of the Global Settlement Agreement, the Debtors would be forced to continue to prosecute the litigation pending among their estates, JPMC, the FDIC Receiver, and FDIC Corporate, which would result in a significant increase in administrative expenses for professional fees and expose the Debtors to the risk of ultimately obtaining less net value for their estates and creditors.

Accordingly, the Debtors believe that any alternative chapter 11 plan, especially one that does not incorporate the Global Settlement Agreement, is a much less attractive alternative for their estates and creditors.

XIII.  CONCLUSION

The Debtors believe the Plan is in the best interests of all creditors and urge the holders of impaired Claims in Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 12 (General Unsecured Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), and Class 16 (PIERS Claims), Class 17A (WMB Senior Notes Claims), Class 18 (Subordinated Claims), Class 19 (REIT Claims), and Class 20 (Preferred Equity Interests) to vote to accept the Plan.

Dated:    New York, New York
October 6, 2010
Respectfully submitted,

WASHINGTON MUTUAL, INC.

By:	/s/ William C. Kosturos
Name:  William C. Kosturos
Title:    Chief Restructuring Officer

WMI INVESTMENT CORP.

By:	/s/ William C. Kosturos
Name:  William C. Kosturos
Title:    President & Chief Executive Officer

Exhibit A

The Plan

Exhibit B

Disclosure Statement Order

Exhibit C

Liquidation Analysis for Each Debtor

Pursuant to section 1129(a)(7) of the Bankruptcy Code (the “Best Interest Test”), each holder of an impaired Claim or Equity Interest must either (i) accept the Plan, or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.  In determining whether the Best Interest Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets in chapter 7.  The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the commencement of their chapter 7 cases.  Such amount then would be reduced by the costs and expenses of the liquidation.  Prior to determining whether the Best Interest Test has been met for general unsecured creditors, further reductions would be required to eliminate Cash and asset liquidation proceeds that would be applied to Secured Claims and amounts necessary to satisfy chapter 11 Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims that are senior to General Unsecured Claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ businesses and the liquidation of assets.  Any remaining Cash would be available for Distribution to general unsecured creditors and Equity Interest holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

The Liquidation Analysis (the “Liquidation Analysis”) below reflects the estimated Cash proceeds, net of liquidation-related costs that would be available to the Debtors’ creditors if the Debtors were to be liquidated in a chapter 7 case.  Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSES WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

General Assumptions

For purposes of the Liquidation Analysis, the Debtors considered many factors and made certain assumptions.  Those assumptions that the Debtors consider significant are described below.

1.  Conversion:  Each of the Chapter 11 cases are converted to chapter 7 in 2010.

2.  Appointment of Chapter 7 Trustee:  A chapter 7 trustee is appointed to liquidate and wind down the Debtors’ estates.

3.  Chapter 7 Trustee:  The chapter 7 trustee would retain professionals (investment bankers, law firms, accounting firms, consultants, forensic experts, etc.) to assist in the liquidation and wind down of the Debtors’ estates.  Although the chapter 7 trustee may retain certain of the Debtors’ professionals for discrete projects, it is assumed that the trustee’s primary investment banking, legal, accounting, consulting and forensic support would be provided by new professionals, because most (if not all) of the Debtors’ professionals will hold Claims in the chapter 7 cases.

4.  Tax Refunds:  For the purposes of this analysis, the Debtors have assumed receipt of future tax refunds to be December 31, 2010.  It’s the receipt of these refunds that provide the recovery to the Senior Subordinated Notes, the CCB Guarantees, and the PIERS.

5.  Start-Up Time:  Given the complexity of the Chapter 11 cases and the underlying assets and Claims, it is anticipated that the chapter 7 trustee and any newly retained professionals will require at least 2 to 4 months to familiarize themselves with the Debtors’ estates, the assets, the Claims and related matters before they begin marketing assets or litigating Claims.

6.  Settlement Agreement:  The conversion of the cases to chapter 7 are assumed to delay the consummation of the Global Settlement Agreement while the chapter 7 trustee and its professionals review the Debtors’ major assets and the terms of the Global Settlement Agreement.  For the purposes of this analysis, it is assumed that a chapter 7 trustee is able to consummate a global settlement agreement on the same terms and conditions as the Debtors propose in its plans.  Without a consummation of a global settlement agreement on similar terms as the Global Settlement Agreement or, in the alternative, litigating to finality each issue related to distribution of assets, a chapter 7 trustee would be unable to resolve all claims in these estates or make significant distributions.  The Debtors can provide no assurance that a chapter 7 trustee will be able to execute a Global Settlement Agreement on at least as favorable terms as the current agreement.

7.  Duration of Liquidation:  The Liquidation Analysis assumes that after the start-up period the actual liquidation of assets of the Debtors would continue for 2 to 4 months, during which time all of the Debtors’ major assets would be sold and the Cash proceeds, net of liquidation-related costs, would be available for distribution to creditors.

Approximately 4,000 Claims have been filed in the Chapter 11 cases.  It is unlikely that a chapter 7 trustee could adequately reconcile all Claims during a 9 to 12 month period of assessment and asset recovery.  Therefore, a large number of the Claims in these cases will be reconciled, valued, negotiated and settled, and/or litigated to conclusion only after the asset recovery work is mostly complete.  The Debtors estimate that a chapter 7 trustee will require an additional 6 to 12 months to reconcile Claims and pursue litigations.  It is possible that some distributions could be made prior to such period, but Claims would be subject to reserves or an estimation process.

It is not uncommon in large cases for liquidations to last many years while chapter 7 trustees prosecute difficult Claims-related issues and other types of litigation.

8.  Consolidation for Administrative Purposes:  This Liquidation Analysis assumes that the Debtors are consolidated for administrative purposes during the chapter 7 cases.

9.  Presentation:  For the purposes of this analysis, the two Debtors, WMI and WMI Investment Corp., are shown combined.  WMI Investment Corp. is not anticipated to have any claims against it, and therefore, the value of WMI Investment Corp.’s assets will be assets of WMI.

	Chapter 11	Chapter 7
(Dollars in Millions)	Plan	Liquidation	Notes

	Proceeds	Proceeds

Cash	$ 5,197	$5,197	(a)

Reorganized WMI	130	50	(b)

Investment in Subsidiaries & Other	25	25	(c)

Future Income Taxes Receivable	2,195	2,195	(d)

Total Proceeds	7,547	7,467

Bank Exp, Priority Claims & Convenience Class	(116)	(202)	(e)

Net Proceeds	$ 7,431	$7,265

	Claim Amount	Recovery Amount	Recovery %	Claim Amount	Recovery Amount	Recovery %

Unsecured Claims (1)

Senior Notes
Prepetition	$ 4,132	$4,132	100%	$4,132	$4,132	100%	(f)

Post-Petition	349	349	100%	414	414	100%

Total	4,481	4,481	100%	4,546	4,546	100%

Senior Subordinated Notes
Prepetition	1,666	$1,666	100%	1,666	$1,666	100%

Post-Petition	258	258	100%	309	309	100%

Total	1,924	1,924	100%	1,976	1,976	100%

General Unsecured Claims	375	$375	100%	375	$375	100%	(g)

CCB Guarantees
Prepetition	70	$ 70	100%	70	$ 70	100%
Post-petition	8	8	100%	9	9	100%

Total	78	$ 78	100%	79	$ 79	100%

PIERS							(h)
Prepetition	789	$573	73%	789	$290	37%
Post-petition	160	-	0%	191	-	0%

Total	949	$573	60%	980	$290	30%

Subordinated Claims	-	-	N/A	-	-	N/A	(i)

Notes:
(1) All amounts assumed to be paid at 12/31/10 under a Chapter 11 plan and 05/31/11 under a Chapter 7 liquidation.

Notes:

(a)
Cash is comprised of cash (including WMI’s share of tax refunds already received) and restricted cash at WMI, WMI Investment Corp. and its subsidiaries, plus payments from JPMC for Visa Shares and intercompany loans pursuant to the Global Settlement Agreement proceeds related to the American Savings Bank Goodwill Litigation and BOLI/COLI and Rabbi Trust assets in both chapter 7 and 11 cases.

(b)
The Reorganized WMI includes WMI, WMI Investment Corp. and WMMRC, a wholly-owned subsidiary of WMI and a Hawaiian captive reinsurance company.  WMI retained Blackstone Advisory Partners (“Blackstone”) to prepare a valuation of the Reorganized WMI.  Blackstone’s conclusions regarding the value of Reorganized WMI are subject to the assumptions, limitations and qualifications set forth in the valuation analysis, annexed to this Disclosure Statement as

Exhibit D.  As set forth therein, Blackstone’s valuation work produced a range of $125 million to $165 million (on a pre-rights offering basis). To the extent Reorganized WMI’s net operating losses are not available for any reason to shelter future taxable income, Blackstone’s estimate of Reorganized WMI Value would be reduced by approximately $10 million to $20 million.    For purposes of this analysis, we have assumed net operating losses are not available to shelter future taxable income and included the midpoint of that total range, $130 million.

In chapter 7 cases, the Debtors believe that a chapter 7 trustee would be forced to sell WMMRC quickly which would substantially reduce the recovery associated with this asset.  The Debtors’ belief is based on consultation with various investment banks and potential bidders of WMMRC.

(c)
Includes investments in wholly-owned subsidiaries WaMu 1031 Exchange, a 1031 exchange administrator, and Ahmanson Obligation Company.  Other assets include the Assurant Trust account and a remaining note related to a venture capital investment, as described in the Disclosure Statement.

(d)
In both the chapter 11 and 7 cases, WMI’s portion of future tax refunds equates to 20% of the initial tax refund of approximately $2.9 billion and an additional tax refund of $2.8 billion less $1,185 million paid to the FDIC and the WMB bondholders, netting a total of $2,195 million.

(e)
It is anticipated that a delay would result from the conversion of the chapter 11 cases to cases under chapter 7 of the Bankruptcy Code due to the knowledge transfer required and associated with the transition to new attorneys and other professionals likely to be selected by a chapter 7 trustee.  For the purposes of this analysis, the Debtors assumed that a 5 month delay would occur while a trustee is appointed and while the trustee's professionals become familiar with the many complex issues in the Debtors' cases.  Based on the current rate of operating expenses, the Debtors estimate that the conversion of the cases to cases under chapter 7 of the Bankruptcy Code would result in an increase of $4 million in operational expenses.  Based on the current rate of professional fees being incurred in the Debtors' chapter 11 cases, the Debtors estimate that the conversion would equate to $44 million in professional fees.  In addition, as is customary, the Debtors anticipate that a chapter 7 trustee would receive compensation in the form of a transaction fee based on the total distribution available for creditors.  For the purposes of this liquidation analysis, the Debtors assumed a 0.5% transaction fee would be imposed on the total distribution to creditors, which is equal to $38 million.

(f)
As discussed, conversion to chapter 7 cases will cause a delay in the resolution of the cases.  For the purposes of this analysis, it is assumed that payment on Senior Notes, Subordinated Notes, CCB Guarantees and PIERs prepetition and post-petition claims will be delayed by an additional five months.  This results in increased post-petition interest on the Senior Notes, Subordinated Notes, CCB Guarantees and PIERs claims.  The actual amount of delay could be somewhat less or far greater than this amount.

(g)
In both the chapter 11 and 7 cases, general unsecured claims will vary widely depending on the outcome of various claims objections.  Current filed claims total in excess of $55 billion excluding unliquidated claims.  However, the Debtors’ best estimate of eventually allowed claims in both cases will be approximately $375 million.

(h)
PIERS claims consists of claims related to both preferred and common securities.  All common securities are owned by WMI.  Therefore recoveries in excess of $765 million plus corresponding post-petition interest will be distributed back to the estate.

(i)
Subordinated Claims could arise from the outcome of various litigations and as such, no estimate of those claims have been included in the liquidation analysis under either a chapter 11 plan or a chapter 7 liquidation.

Exhibit D

Valuation Analysis

Enterprise Valuation of the Reorganized Debtors

To provide information to parties in interest regarding the possible range of values of their distributions under the Plan, the Debtors retained Blackstone Advisory Partners (“Blackstone”) as their financial advisor to, among other things, estimate (a) the value of the Reorganized Debtors (“Reorganized WMI”) on a going-concern basis, excluding the proceeds that may be received from the Rights Offering (“Reorganized WMI Value”) and (b) the value of the Subscription Rights as defined in the Plan.

In estimating the range of Reorganized WMI Value, Blackstone has, among other things:

(a)	reviewed certain recent historical financial information of the Debtors;

(b)
reviewed certain internal financial and operating data of the Debtors, which relates to Reorganized WMI’s business, its prospects and its projected dividend stream, including Reorganized WMI’s Projections;

(c)	reviewed the Net Operating Loss analysis prepared by the Debtors;

(d)	met with and discussed the Debtors’ operations and future prospects with the management team and their advisors, including the Debtors’ actuarial advisors and other constituents;

(e)	discussed relevant sections of the Internal Revenue Code with the Debtors' tax experts;

(f)	reviewed publicly available information for comparable companies and recent precedent transactions in the insurance and reinsurance industry;

(g)	considered certain economic and industry information relevant to the operating business;

(h)	reviewed the Plan of Reorganization, Disclosure Statement, Global Settlement Agreement and other filings made in the Chapter 11 cases; and

(i)	performed such other analyses and investigations and considered such other information as Blackstone deemed appropriate under the circumstances.

Blackstone did not independently verify the Projections in connection with preparing the estimates of Reorganized WMI Value and no appraisals of the Debtors were sought or obtained in connection herewith.  Blackstone assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors.  The Projections provided by the Debtors assume that (i) approximately $75 million to $100 million of Reorganized WMI net operating losses are available and used to shelter future taxable income generated by Reorganized WMI and (ii) the consummation of the restructuring pursuant to the terms of the Plan does not in any way impact the availability of at least such amount of net operating losses as a deduction available against ordinary income rather than a capital loss.  Blackstone’s estimated Reorganized WMI Value range assumes the Reorganized Debtors will achieve their Projections in all material respects, but assesses approximately a 50% probability of utilizing the net operating losses due to uncertainty of the characterization of the worthless stock deduction.  Moreover, Blackstone assumed and relied on the accuracy and completeness of all other financial and other information furnished to it by the Debtors.

The following is a brief summary of the financial analyses performed by Blackstone to arrive at the Reorganized WMI Value:

(a)           Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the assets’ or business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by investors making an investment in the target asset or business.  The Reorganized WMI Value was determined by calculating the present value of the projected dividend stream to be generated by Reorganized WMI based on the financial projections provided by the Debtors using a range of discount rates between 13% - 15%.  For reasons described in (b) and (c) below, the DCF analysis was the primary methodology used by Blackstone to estimate Reorganized WMI Value.

(b)           Precedent Transactions Analysis

The precedent transactions analysis estimates the value of an asset or business by observing transaction multiples paid by acquirers of comparable assets or businesses and applying those observed transaction multiples to the relevant financial information of the asset or business being valued.  In addition to the intrinsic value of the assets or business being valued, transaction multiples observed for purposes of precedent transaction analysis may reflect aspects of value (e.g., control premiums, etc) that are not necessarily applicable to the asset or business being valued.  Blackstone considered the precedent transaction analysis in its estimate of Reorganized WMI Value.

(c)           Comparable Company Analysis

The comparable company valuation analysis estimates the value of a business by observing the multiples implied by the trading prices of the equity securities of such comparable businesses and applying those observed trading multiples to relevant financial information of the business being valued.  Given the size of comparable companies and the nature of the operations, Blackstone did not rely on the comparable company analysis as a primary determinant of Reorganized WMI Value.

Based on the Projections and subject to the review and analysis described herein and to the assumptions, limitations and qualifications described herein, and solely for purposes of the Plan, Blackstone estimates that the range of Reorganized WMI Value is approximately $125 to $165 million, including the value of net operating losses assumed to be available to Reorganized WMI.  Further, and given, among other things, the general uncertainty surrounding the future prospects of Reorganized WMI, Blackstone estimates that the value of the Subscription Rights is 100% of the Rights Offering, assuming the Debtor emerges from bankruptcy in 2010.  If the Debtor’s emergence is delayed until next year, the value of the subscription rights may change to reflect, among other things, the benefit of incremental post-emergence tax attributes.  Finally, to the extent Reorganized WMI’s net operating losses are not available for any reason to shelter future taxable income, Blackstone’s estimate of Reorganized WMI Value would be reduced by approximately $10 million to $20 million.

Blackstone’s estimated range of Reorganized WMI Value and the value of the Subscription Rights does not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan.  The estimated range of Reorganized WMI Value and of the value of the Subscription Rights set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.  The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimated range of the Reorganized WMI Value and the value of the Subscription Rights set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Neither the Reorganized Debtors, nor Blackstone, nor any other person assumes responsibility for any differences between the Reorganized WMI Value range or the value of the Subscription Rights and such actual outcomes.

The summary set forth above does not purport to be a complete description of the analyses performed by Blackstone.  The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily suitable to summary description.  In performing these analyses, Blackstone and the reorganized Debtors made numerous assumptions with respect to industry performance, tax, business and economic conditions and other matters.  The analyses performed by Blackstone are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Exhibit E

Order Directing the Appointment of an Examiner

Exhibit F

Plan Support Agreement